Form 10-K405, Exhibit 13
period 1996-09-30
LANDMARK BANCSHARES INC
filed 1996-12-30
CIK 915800

[LOGO]

                                      1996
                                      ----

                                 ANNUAL REPORT

                           Landmark Bancshares, Inc.


CONTENTS

Message to our Stockholders ................................    1


Corporate Profile and Stock Price Information...............    4


Five-Year Financial Summary.................................    5


Management's Discussion and Analysis........................    7


Report of Independent Accountants...........................  F-1

Consolidated Financial Statements...........................  F-2

Notes to Consolidated Financial Statements .................  F-7

Corporate Information.......................................   18

MESSAGE TO OUR STOCKHOLDERS:

This past fiscal year was a good year for Landmark Bancshares, Inc. (the "Company"). The date of September 30, 1996, the last day of our fiscal year, will be remembered as significant, not only for our Company, but for the entire thrift industry. On that date President Clinton signed into law the Omnibus Appropriations Bill, earlier passed by Congress. Included in this legislation was a one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF"). This special assessment, based on March 31, 1995 deposits, resulted in a charge to expense of approximately $937,000 (pre-tax), which was charged in the fourth quarter. The Company still reflected net income for 1996 of $1,404,226, a decrease of $358,297 compared to fiscal 1995, after the charge to expense as a result of the assessment.

While the one-time SAIF assessment depleted substantially all of the fourth quarter earnings, it is viewed as a positive step for the future of the Company and the thrift industry. Future SAIF payments will be reduced, resulting in an expected $300,000 annual pre-tax savings in future periods.

Landmark Federal Savings Bank (the "Bank"), a wholly-owned subsidiary of the Company, is a community oriented financial institution that continues to serve southwest and central Kansas with a full range of deposit and loan products. The Bank continues to specialize in one to four family residential loans and consumer lending. The Bank increased loans receivable by over $30 million during the past year. Landmark Federal Savings Bank is committed to meeting the savings and housing needs of the communities we serve.

                     [PLOTTING POINTS FOR GRAPH ARE BELOW]

                                 Loans Receivable
                                 ----------------
                          150
                          125
                          100
                           75
                           50
                           25
                            0

                              1996  1995  1994  1993  1992


Chart 1: bar graph showing the size of the loans receivable portfolio in dollars. The horizontal axis shows 1996 to 1992 and the vertical axis shows amounts from 0 to 150 (in thousands). Graph values are 129,903, 98,934, 71,253, 62,620, and 62,879, for 1996, 1995, 1994, 1993, and 1992, respectively.

Our 1996 success was accomplished through the continued effective application of our basic business philosophies. These philosophies include a commitment to strong credit quality for lending and prudent interest rate risk management. Landmark Federal Savings Bank has consistently maintained excellent asset quality throughout the last five years. Strong asset quality reduces operating costs, by minimizing loan loss reserve requirements and operating expenses associated with non-performing assets. Total non-performing assets as of September 30, 1996, were 0.24% of net loans and 0.15% of total assets, far lower than industry averages.

                     [PLOTTING POINTS FOR GRAPH ARE BELOW]

                            Non non-performing Assets/Total Assets
                            --------------------------------------

                            1.00%
                            0.80%
                            0.60%
                            0.40%
                            0.20%
                            0.00%

                                 1996  1995  1994 1993  1992

Chart 2: bar graph showing the ratio of non-performing assets to total assets, expressed as a percentage. The horizontal axis shows 1996 to 1992 and the vertical axis shows percentages amounts from 0.00% to 1.00%. Graph values are 0.15%, 0.22%, 0.22%, 0.36%, and 0.80%, for 1996, 1995, 1994, 1993, and 1992,
respectively.

Our employees continue to be our most valuable resource. Through their efforts Landmark Federal Savings Bank's efficiency ratio for the year ended September 30, 1996 was 52.03% (without the effect of the one-time SAIF assessment).

                     [PLOTTING POINTS FOR GRAPH ARE BELOW]

                                   Efficiency Ratio
                                   ----------------

                           60.00%
                           40.00%
                           20.00%
                            0.00%

                                    1996   1995   1994   1993

Chart 3: bar graph showing an efficiency ratio, expressed as a percentage. The horizontal axis shows 1996 to 1993 and the vertical axis shows percentages amounts from 0.00% to 60.00%. Graph values are 52.03%, 54.30%, 53.60%, and
50.80, for 1996, 1995, 1994, and 1993, respectively.

A financial institution's efficiency ratio is a measurement of how much expense is incurred to generate each dollar of pre-tax profit. The lower the efficiency ratio, the more efficient the generation of profit. A ratio of less than 60% is considered good in the industry, and it remains management's goal to reduce the ratio to 50% or less.

Fully diluted earnings per share, based on 1,953,774 shares outstanding at September 30, 1996, was $0.72 as compared to $0.81 at September 30, 1995. Earnings per share, without the one-time SAIF assessment, would have been $1.02 for the year ended September 30, 1996.

Continued earnings growth is the key to any successful business. This growth is fueled by growth in assets. The Company has grown by leveraging its equity, mainly through advances from the Federal Home Loan Bank of Topeka. Theses advances have been used to fund for portfolio, adjustable rate mortgages originated in our trade area, as well as the purchase of mortgage loans from other lenders in Kansas and other states.

                     [PLOTTING POINTS FOR GRAPH ARE BELOW]

                                   Total Assets
                                   ------------
                          250,000
                          200,000
                          150,000
                          100,000
                           50,000
                                0
                                  1996  1995  1994  1993  1992

Chart 4: bar graph showing total assets in thousands of dollars. The horizontal axis shows 1996 to 1992 and the vertical axis shows amounts from 0 to 250 (in thousands). Graph values are 213,734, 208,632, 188,727, 164,694, and 161,365, for 1996, 1995, 1994, 1993, and 1992, respectively.

The Bank will begin construction of a new full service branch office in early 1997, to be located in the northwest area of Dodge City. It will have four drive-thru teller lanes to relieve backup traffic in our downtown location. In addition, the Bank will issue debit cards next year and locate our first ATM at the new branch location to enhance our commitment to customer service.

We are enthusiastic about the future potential of Landmark Bancshares, Inc. and feel we are positioning the Company to be a larger and more profitable full service financial institution. The continued implementation of our basic business plan is the core to our future success. We will continue to work diligently to generate the returns our stockholders deserve.

Thank you for your confidence and continued support!

Personal regards,


/s/Larry Schugart
Larry Schugart
President and
Chief Executive Officer

================================================================================

CORPORATE PROFILE AND RELATED INFORMATION

Landmark Bancshares, Inc. (the "Company") is the parent company for Landmark Federal Savings Bank (the "Bank"). The Company was formed as a Kansas corporation in November 1993 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership (the "Conversion"). The Company acquired all of the capital stock that the Bank issued upon its conversion. On March 28, 1994, the Bank completed it's conversion in connection with a $22.8 million initial public offering. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers but utilizes the support staff and facilities of the Bank from time to time.

Landmark Federal Savings Bank is a federally chartered stock savings bank headquartered in Dodge City, Kansas. The Bank was founded in 1920 with a charter from Kansas under the name of "Dodge City Savings and Loan Association" which later became a federal association under the name of "First Federal Savings and Loan of Dodge City". First Federal Savings and Loan of Dodge City became known as "Landmark Federal Savings Association" in 1983 when it changed its name at the time it merged with Peoples Savings and Loan of Sterling, Kansas. The Bank's deposits have been federally insured since 1943 and are currently insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank conducts its business from its main office in Dodge City, Kansas and four branch offices located in Barton, Finney and Rush Counties, Kansas.

STOCK PRICE INFORMATION

There were 1,852,996 shares (net of treasury stock) of common stock of Landmark Bancshares, Inc. outstanding on September 30, 1996, held by approximately 337 stockholders of record (not including the number of persons or entities holdingthe stock in nominee or street name through various brokerage firms). Since its issuance in March 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for Landmark Bancshares, Inc. is listed in the Nasdaq National Market published in The Wall Street Journal and other leading newspapers under the trading symbol of "LARK". The following table reflects stock price information based on sales as published by the Nasdaq National Market statistical report for each quarter for fiscal year 1996 and 1995.

                                       Year Ended September 30,
                        --------------------------------------------------------
                                 1996                            1995
                        -----------------------          -----------------------
                         HIGH             LOW             HIGH              LOW
                         ----             ---             ----              ---

 FIRST QUARTER          14 3/4           13 1/2          11 1/2            9 3/4
 Second Quarter         15 1/4           13 1/2          11 3/4           10 1/4
 Third Quarter            16             14 1/2          12 3/4           11 3/8
 Fourth Quarter         16 1/2           15 1/4          14 1/2             12

The following table sets forth, for each quarter the dividends paid or payable on the common stock for the indicated fiscal years ending September 30th. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay.

                                                  Year Ended September 30,
                                            ------------------------------------

Dividends per share                              1996                 1995
-------------------                         ---------------      ---------------

 First Quarter                              $         0.10       $         0.55
 Second Quarter                                       0.10                 0.05
 Third Quarter                                        0.10                 0.05
 Fourth Quarter                                       0.10                 0.10

================================================================================
FIVE-YEAR FINANCIAL SUMMARY
SELECTED FINANCIAL CONDITION DATA (DOLLARS IN THOUSANDS)
================================================================================

At September 30,                                         1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                           $213,734        $208,632        $188,727        $164,694        $161,365
Loans receivable                                        129,903          98,934          71,253          62,620          62,879
Investments held-to-maturity                             29,399          34,825          39,922          24,579          33,712
Investments available-for-sale                            4,138           1,693           1,743
Mortgaged-backed securities
   held-to-maturity                                      45,877          68,207          70,470          69,986          59,300
Cash and cash equivalents                                   474             462           1,061           2,432             287
Deposits                                                143,815         144,957         136,858         147,428         145,408
FHLB borrowings                                          33,467          25,533          13,580               -               -
Stockholders' equity                                     32,389          34,667          36,606          15,144          13,360

SUMMARY OF OPERATIONS (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                                 1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                   $      14,575   $      13,652   $      10,671   $      10,964   $      13,041
Interest expense                                          8,678           8,224           5,917           6,424           8,390
                                                  -------------   -------------   -------------   -------------   -------------
  Net interest income                                     5,897           5,428           4,754           4,540           4,651
Provision for loan losses                                   135               9            (85)             184             225
Provision for losses on corporate
  securities and municipal obligations                        -               -           (128)              42              32
  Net interest income after provision
   for losses on loans and investments                    5,762           5,419           4,967           4,314           4,394
Non-interest income                                         745             684             450             896           1,165
Non-interest expense (1)                                  4,323           3,315           2,907           2,651           2,525
                                                  -------------   -------------   -------------   -------------   -------------
Income before income taxes and
  cumulative effect of change
  in accounting principle                                 2,184           2,788           2,510           2,559           3,034
Provision for income taxes                                  780           1,025             926             944           1,130
                                                  -------------   -------------   -------------   -------------   -------------
Income before cumulative effect of
  change in accounting principle                          1,404           1,763           1,584           1,615           1,904
Cumulative effect of October 31, 1992
  change in accounting for income taxes                       -               -               -             117               -
                                                  -------------   -------------   -------------   -------------   -------------
Net income                                        $       1,404   $       1,763   $       1,584   $       1,732   $       1,904
                                                  =============   =============   =============   =============   =============
Primary earnings per share (2)                    $        0.72   $        0.82   $        0.38   $           -   $           -
                                                  =============   =============   =============   =============   =============
Fully diluted earnings per share (2)              $        0.72   $        0.81   $        0.38   $           -   $           -
                                                  =============   =============   =============   =============   =============
Dividends per share (2)                           $        0.40   $        0.75   $        0.05   $           -   $           -
                                                  =============   =============   =============   =============   =============
Book value per common share
  outstanding at September 30                     $       17.48   $       16.62   $       16.05   $           -   $           -
                                                  =============   =============   =============   =============   =============

(*) Data presented prior to March 28, 1994, the date of conversion, is for Landmark Federal Savings Bank only.
(1) Includes one-time SAIF special assessment of $973,073 for the year ended September 30, 1996.
(2) For periods following conversion from mutual to stock on March 28, 1994 (1994 - March 28 through September 30).

================================================================================
FIVE-YEAR FINANCIAL SUMMARY
SELECTED RATIOS AND OTHER DATA(*)
================================================================================

At or For the Year Ended September 30,           1996      1995      1994      1993         1992
--------------------------------------------------------------------------------------------------

Return on average assets                         0.70 %    0.88 %    0.90 %    1.08 %       1.17 %

Return on average equity                         4.14      4.92      6.06     12.14        15.21

Average equity to average assets                17.00     17.88     14.93      8.89         7.69

Equity to assets at period end                  15.15     16.62     19.40      9.20         8.28

Net interest spread                              2.11      1.88      2.18      2.51         2.53

Net yield on average interest-earning assets     3.01      2.76      2.77      2.89         2.92

Non-performing assets to total assets            0.15      0.22      0.22      0.36         0.80

Non-performing loans to net loans                0.24      0.39      0.29      0.38         0.75

Allowance for loan losses to total loans         0.57      0.65      0.87      1.14         0.91

Dividend payout                                 53.58     90.93     13.02         -            -

Number of:

  Loans outstanding                             5,439     4,561     3,859     3,624        3,703

  Deposit accounts                             13,443    13,731    12,582    13,074       13,377

  Full service offices                              5         5         5         5            5

(*) Data presented prior to March 28, 1994, the date of conversion, is for Landmark Federal Savings Bank only.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LANDMARK BANCSHARES, INC.

The following is a discussion of the financial condition and results of operations of the Company and its subsidiary, Landmark Federal Savings Bank (the "Bank"), and should be read in conjunction with the accompanying Consolidated Financial Statements.

GENERAL

The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase and refinancing of residential properties located in central and southwestern Kansas. In addition, the Bank also offers and purchases loans through correspondent lending relationships in Kansas and in other states. The Bank also makes automobile loans, second mortgage loans, equity loans and deposit loans. The Bank's market has historically provided an excess of savings deposits over loan demand. Accordingly, in addition to originating loans in its market the Bank also purchases mortgage-backed securities and investment securities.

The Company's operations, as with those of the entire banking industry, are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for loans, competition among lenders, the prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the market area.

FINANCIAL CONDITION

Consolidated total assets increased 2.45% from $208,631,862 at September 30, 1995, to $213,733,690 at September 30, 1996. The principal factor contributing to the growth in assets was the increase in the loans receivable portfolio during the year, which more than offset a decrease in investment securities and mortgage-backed securities.

Net loans receivable held for investment increased $29,396,503 or 29.81%, from $98,616,725 at September 30, 1995, to $128,013,228 at September 30, 1996. This
growth in the loan portfolio is attributed to increased lending throughout the year and the purchase of $16,398,206 in mortgage loan packages during the year.

Investment securities held-to-maturity decreased $5,426,532 from $34,825,052 at September 30, 1995 to $29,398,520 at September 30, 1996. This decrease was directly related to the increase in the loan portfolio discussed above, as securities matured or were called, excess funds were used to originate and purchase loans. Investment securities available-for-sale at September 30, 1996 experienced an increase of $2,445,087 from $1,692,550 at September 30, 1995 to $4,137,637 at September 30, 1996.

Mortgage-backed securities decreased $22,329,449 or 32.74%, from $68,206,569 at September 30, 1995 to $45,877,120 at September 30, 1996. The Company did not have any mortgage-backed securities available-for-sale at September 30, 1996. The Bank purchases mortgage-backed securities when loan demand decreases and it has excess liquidity to invest.

On November 15, 1995, the FASB adopted a special report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". The guide includes, along with other implementation guidance, a transition provision that allowed for a reassessment of the appropriateness of the classifications of all securities and allowed a one-time reclassification of securities which will not call into question the intent of an enterprise to hold other debt securities to maturity in the future. Those reclassifications were to be made after the adoption date of November 15, 1995 and no later than December 31, 1995. In accordance with the guide, management transferred $11,355,417 of mortgage-backed securities from held-to-maturity classification to available-for-sale classification. These securities were sold after being transferred.

The Company had net unrealized losses on investment securities held-to-maturity, not reflected on the consolidated financial statements, of $285,153 and $209,133 at September 30, 1996 and 1995, respectively. The Company had net unrealized losses on mortgage-backed securities held-to-maturity, not reflected on the consolidated financial statements, of $351,113 and $132,059 at September 30, 1996 and 1995, respectively. This overall decline in fair market value belowthe amortized cost of these securities held-to-maturity at September 30, 1996 and 1995 is deemed to be due to temporary changes in the interest rate environment. The Bank has capital sufficient to support these net unrealized losses. The Company has experienced increases in the net unrealized losses on investments and mortgage-backed securities held-to-maturity due to the current interest rate environment.

There were no foreclosed assets ("REO") at September 30, 1996. At September 30, 1995, the balance in REO was $66,320, which consisted of single-family residences. This REO balance continues to be substantially lower than that experienced by the Bank in prior years. Additionally, non-performing loans totaled $317,000 and $386,000 at September 30, 1996 and 1995, respectively. At September 30, 1996 the Bank's ratio of total non-performing assets to total assets was 0.15%, far lower than the industry average. The Bank will continue with its aggressive collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful.

Deposits decreased slightly from $144,957,084 at September 30, 1995 to $143,814,910 at September 30, 1996. This resulted in a 0.79% decrease. The modest decline was attributable to normal changes in outstanding deposits. The Bank continues to offer rates competitive with other financial institutions in the area.

Of the $119,510,219 in certificates of deposit held by the Bank at September 30, 1996, $94,575,804 of these deposits will mature during the year ended September 30, 1997. The majority of the Bank's time deposits consist of regular deposits from consumers within the Bank's surrounding community rather than institutional or brokered deposit accounts. As a result, most of these accounts of local customers are expected to be renewed.

The Bank has continued to utilize advances from the Federal Home Loan Bank ("FHLB") as a source of funds. Fixed term advances from the FHLB totaled$14,466,668 and $9,733,334 at September 30, 1996 and 1995, respectively. The Bank also established a line of credit with the FHLB during the year ended

September 30, 1995. The Bank had an outstanding balance of $19,000,000 at September 30, 1996. This resulted in a $7,933,334 or 31.07% increase in advances and other borrowings from the FHLB from September 30, 1995 to September 30, 1996. The funds provided by these borrowings were used primarily to fund lending activity throughout the year. The weighted average cost of these borrowings from the FHLB was 6.37% during fiscal 1996. Of the advances and other borrowings outstanding at September 30, 1996, $28,166,668 matures during the year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

The Office of Thrift Supervision ("OTS") establishes the minimum liquidity requirements for institutions such as the Bank. Current OTS regulations require that the Bank maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. The Bank met its liquidity requirement during fiscal 1996 and expects to meet this requirement in the future.

OTS has also set minimum capital requirements for institutions such as the Bank. The capital standards require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 1996 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 12 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at September 30, 1996.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

ASSET/LIABILITY MANAGEMENT

The Bank has established an Asset/Liability Management Committee ("ALCO") for the purpose of monitoring and managing interest rate risk. Interest rate risk represents the earnings variation that could occur due to changes in the level of interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which a Bank's interest rate spread will be affected by changes in interest rates over a period of time. The Bank utilizes internally generated gap reports and externally prepared interest rate sensitivity of the net portfolio value reports to monitor and manage its interest rate risk.

Quarterly, the OTS prepares a report on the interest rate sensitivity of the net portfolio value ("NPV") from information provided by Bank. The OTS adopted a rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Implementation of the rule has been delayed until the OTS has tested the process under which institutions may appeal such capital deductions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes ininterest rates. The NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as the result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The following tables present the Bank's NPV as well as other data as of September 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Bank.

    Change in Interest
   Rates in Basis
    Points (Rate Shock)            Net Portfolio Value       NPV as % of Present Value of Assets
------------------------    ------------------------------   -----------------------------------
                            $ Amount   $ Change   % Change   NPV  Ratio                  Change
                            --------   --------   --------   ----------                  ------
                                 (Dollars in Thousands)

        +400 bp             $ 10,804   $(16,751)   (61) %       5.67 %                  (741) bp
        +300 bp             $ 15,215    (12,340)   (45) %       7.77 %                  (531) bp
        +200 bp (1)         $ 19,585     (7,970)   (29) %       9.75 %                  (334) bp
        +100 bp             $ 23,789     (3,766)   (14) %      11.55 %                  (153) bp
           0 bp             $ 27,555                           13.08 %
        -100 bp             $ 30,695      3,140     11  %      14.30 %                   121  bp
        -200 bp             $ 32,498      4,943     18  %      14.94 %                   186  bp
        -300 bp             $ 33,832      6,277     23  %      15.39 %                   231  bp
        -400 bp             $ 35,515      7,960     29  %      15.96 %                   287  bp

 (1) Denotes rate shock used to compute interest rate risk capital component.

                                                              September 30, 1996
                                                              ------------------

Risk  Measures (200 Basis Point Rate Shock):

   Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets         13.08 %
   Exposure Measure:  Post-Shock NPV Ratio                            9.75 %

   Sensitivity Measure:  Change in NPV Ratio                          (334) bp

Calculation of Capital Component:

   Change NPV as % of Present Value of Assets                        (3.78)%


Utilizing the data above, the Bank, at September 30, 1996, would have been considered by the OTS to have been subject to "above normal" interest rate risk and a deduction from risk-based capital would have been required.

Set forth below is a breakout, by basis points of the Bank's NPV as of September 30, 1996 by assets, liabilities, and off balance sheet items.

                                                                 No
Net Portfolio Value   -400 bp   -300 bp   -200 bp   -100 bp    Change   +100 bp   +200 bp    +300 bp   +400 bp
                     --------   --------  --------  --------  --------  --------  --------   --------  --------

Assets               $222,585   $219,853  $217,494  $214,701  $210,631  $205,985  $200,956   $195,803  $190,637
- Liabilities         187,422    186,330   185,253   184,195   183,160   182,136   181,133    180,151   179,183
+ Off Balance Sheet       352        309       257       189        84       (60)     (238)      (437)     (650)
                     --------   --------  --------  --------  --------  --------  --------   --------  --------

Net Portfolio Value  $ 35,515   $ 33,832  $ 32,498  $ 30,695  $ 27,555  $ 23,789  $ 19,585   $ 15,215  $ 10,804
                     ========   ========  ========  ========  ========  ========  ========   ========  ========


Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income.

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income.


RESULTS OF OPERATIONS

Net income decreased $358,279 or 20.33%, from $1,762,523 for the year ended September 30, 1995 to $1,404,226 for the year ended September 30, 1996. This decrease relates primarily to a special one-time SAIF assessment of $937,073.

On September 30, 1996, President Clinton signed into law a bill that provided for a special assessment of SAIF insured institutions amounting to 65.7 basis points applied to the Bank's deposit base measured as of March 31, 1995. The total amount of the special assessment for the Bank was accrued as of September 30, 1996 and included in expense for the year ended September 30, 1996. The after tax effect of the assessment was to reduce net income by approximately $600,000 for the year ended September 30,

1996. Without the effect of the assessment net income would have been approximately $2,000,000 for the year ended September 30, 1996. Earnings per share without the effect of the assessment would have been approximately $1.02 for the year ended September 30, 1996.

Beginning January 1, 1997, deposit insurance assessments for SAIF members are expected to be reduced to approximately 6.4 basis points of deposits on an annual basis through the end of 1999 from the previous level of 23 basis points. Assuming this reduction occurs, beginning January 1, 1997, the rate of deposit insurance assessed the Bank will decline by approximately 70%. Through 1999 BIF members are expected to be assessed at approximately 1.3 basis points on deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.

The disparity in insurance premiums between those required for the Bank and BIF members could allow BIF members to attract and retain deposits at higherinterest rates and at a lower effective cost than the Bank. This could put competitive pressure on the Bank to raise its interest rates paid on deposits, thus increasing its cost of funds and possibly reducing net interest income. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits.

Net income increased $178,538 or 11.27% from $1,583,985 for the year ended September 30, 1994 to $1,762,523 for the year ended September 30, 1995 which is primarily attributable to an increase in net interest income.

The  operating  results  of the  Company  depend  to a great  degree  on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's net income is also affected by the level of its provision for losses on loans and corporate securities and municipal obligations, non-interest income and non-interest expense.

NET INTEREST INCOME

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                            For Year Ended September 30,
                                      At     ---------------------------------------------------------------------------------------
                                 September 30,
                                     1996                1996                         1995                         1994
                                 ------------ --------------------------   --------------------------   ----------------------------
                                                                 Average                      Average                        Average
                                     Yield/   Average            Yield/    Average             Yield/   Average               Yield/
                                     Cost     Balance  Interest   Cost     Balance  Interest    Cost    Balance   Interest    Cost
                                     ----     -------  --------   ----     -------  --------    ----    -------   --------    ----
                                (Dollars in Thousands)
Interest-earning assets:
  Loans receivable                   8.17 %   $110,084 $  9,077     8.25   $ 81,236 $  6,449    7.94 %  $ 64,245  $ 5,007      7.79%
  Mortgage-backed securities         6.46 %     54,647    3,557     6.51 %   70,947    4,359    6.14 %    70,479    3,683      5.23%
  Investment securities              6.56 %     29,936    1,863     6.22 %   42,936    2,744    6.39 %    31,392    1,742      5.55%
Other interest-earning assets        6.86 %      1,085       78     7.19 %    1,216      100    8.22 %     5,636      239      4.24%
                                     ----     -------- --------     ----   -------- --------    ----    --------  -------      ----
     Total interest earning assets   7.54 %   $195,752 $ 14,575     7.45 % $196,335 $ 13,652    6.95 %  $171,752  $10,671      6.21%
                                     ====     ======== ========     ====   ======== ========    ====    ========  =======      ====
Non-interest earning assets:                     3,764                        3,903                        3,380
                                              --------                     --------                     --------
     Total assets                             $199,516                     $200,238                     $175,132
                                              ========                     ========                     ========
Interest-bearing liabilities:
  Demand deposits                    2.86 %   $ 14,249 $    365     2.56 % $ 12,279 $    267    2.17 %  $ 15,872  $   370      2.33%
  Savings deposits and certificates
    of deposit                       5.39 %    128,899    7,077     5.49 %  129,319    6,633    5.13 %   127,772    5,382      4.21%
  Other liabilities                  6.17 %     19,429    1,237     6.37 %   20,473    1,324    6.47 %     3,278      165      5.03%
                                     ----     -------- --------     ----   -------- --------    ----    --------  -------      ----
     Total interest-
       bearing liabilities           5.27 %   $162,577 $  8,679     5.34 % $162,071 $  8,224    5.07 %  $146,922  $ 5,917      4.03%
                                     ====     ======== ========     ====   ======== ========    ====    ========  =======      ====
Non-interest bearing liabilities                 3,015                        2,371                        2,062
     Total liabilities                        $165,592                     $164,442                     $148,984
                                              ========                     ========                     ========
Stockholder's equity                            33,924                       35,796                       26,148
     Total liabilities and                    --------                     --------                     --------
       stockholders' equity                   $199,516                     $200,238                     $175,132
                                              ========                     ========                     ========
Net interest income                                    $  5,896                     $  5,428                      $ 4,754
                                                       ========                     ========                      =======
Interest rate spread                 2.27 %                         2.11 %                      1.88 %                         2.88%
                                     ====                           ====                                                       ====
Net yield on interest-earning assets                                3.01 %                      2.76 %                         2.77%
                                                                    ====                        ====                           ====
Ratio of interest-earning assets
    to interest-bearing liabilities                               120.41 %                    121.14 %                       116.90%
                                                                  ======                      ======                         ======

The following Rate/Volume Analysis table presents, for the periods indicated, information regarding changes in interest income and interest expense (in thousands) of the Company. For each category of interest-earning assets and interest-bearing liabilities, information is provided on the changes attributable to (i) changes in volume (changes in average daily balances of the portfolio multiplied by the prior year rate), (ii) changes in rate (changes in rate multiplied by prior year volume), and (iii) changes in rate/volume (changes in rate multiplied by the change in average volume).

                                                                        Years Ended March 31,
                                       ---------------------------------------------------------------------------------------
                                                     1996 vs. 1995                                1995 vs. 1994
                                       ------------------------------------------   ------------------------------------------
                                               Increase (Decrease) Due to                  Increase (Decrease) Due to
                                       ------------------------------------------   ------------------------------------------
                                                               Rate/                                         Rate/
                                         Volume      Rate      Volume      Net        Volume      Rate      Volume       Net
                                         ------      ----      ------      ---        ------      ----      ------       ---
                                                                           (In Thousands)

Interest income:
 Loans receivable                       $ 2,291    $   252    $    85    $ 2,628    $ 1,324    $    96    $    22    $ 1,442
 Mortgage-backed securities              (1,000)       263        (65)      (802)        24        641         11        676
 Investment securities                     (832)       (73)        24       (881)       635        264        103      1,002
 Other interest-earning assets              (11)       (13)         2        (22)      (187)       224       (176)      (139)
                                        -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-earning assets        $   448    $   429    $    46    $   923    $ 1,796    $ 1,225    $   (40)   $ 2,981
                                        =======    =======    =======    =======    =======    =======    =======    =======

Interest expense:
 Demand deposits                        $    43    $    48    $     7    $    98    $   (84)   $   (25)   $     6    $  (103)
 Savings deposits and
   certificates of deposits                 (22)       466          -        444         65      1,176         10      1,251
 Other liabilities                          (68)        (2)       (17)       (87)       865         47        247      1,159
                                        -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities   $   (47)   $   512    $   (10)   $   455    $   846    $ 1,198    $   263    $ 2,307
                                        =======    =======    =======    =======    =======    =======    =======    =======
Net change in interest income           $   495    $   (83)   $    56    $   468    $   950    $    27    $  (303)   $   674
                                        =======    =======    =======    =======    =======    =======    =======    =======


Total interest income increased $922,628, or 6.76%, to $14,574,868 for the year ended September 30, 1996, from $13,652,240 for the year ended September 30, 1995. This increase is primarily the result of an increase in loans receivable during the year ended September 30, 1996, this is reflected in the Bank's rate/volume analysis as the increase in interest income resulting from the volume of loans receivable was $2,291,000. Income resulting from the increase in loan volume was partially offset by decreases in the volume of mortgage-backed and investment securities during the year.

Interest expense for the year ended September 30, 1996 increased $454,579, or 5.53%, to $8,678,368 from $8,223,789 at September 30, 1995. This increase is primarily due to an increase in market interest rates paid on deposits and the relatively rapid repricing of the deposit base. The Bank's rate/volume analysis reflects approximately $512,000 of the increase in interest expense resulting from interest rate changes. Although this results in an increase in interest expense, there was a $47,000 reduction in interest expense resulting from a decrease in the volume of interest-bearing liabilities, including $68,000 due to a reduction in the average balance outstanding of FHLB borrowings.

As a result of the above, net interest income increased $468,049, or 8.62%, from $5,428,451 for the year ended September 30, 1995 to $5,896,500 for the year ended September 30, 1996. The net interest spread of the Bank increased from 1.88% for the year ended September 30, 1995 to 2.11% for the year ended September 30, 1996. The increase in net interest income is also attributable to a shift in the composition of interest-earning assets from generally lower yielding mortgage-backed and investment securities to loans, resulting in an increase in net interest income attributable to volume of $495,000.

Interest costs on liabilities increase or decrease faster than interest yields on assets, as shorter term liabilities reprice or adjust for changes in interest rates quicker than longer maturity assets. The change in interest rate spreadfor the year ended September 30, 1996 in comparison to the year ended September 30, 1995 relates to the continued overall increase in interest rates. As rates have continued to rise during the last three years, the slower repricing interest-earning assets have began to catch up with the more rapidly increasing interest rates on liabilities; therefore, increasing the interest rate spread during the year ended September 30, 1996.

Interest income increased $2,981,644, or 27.94%, to $13,652,240 for the year ended September 30, 1995, from $10,670,596 for the year ended September 30, 1994. This increase resulted from the average yield on interest-earning assets increasing to 6.95% for the year ended September 30, 1995 compared to 6.21% for the year ended September 30, 1994. This increase was the result of the maturity of lower yielding investments and the prepayment of loans and mortgage-backed securities and the reinvesting of those funds into higher yielding investments and loans. The higher yield is primarily due to an increase in market interest rates for all types of interest-earning assets. The rate/volume analysis reflects this increase, the change in interest income due to interest rates was an increase of $1,225,000. In addition, there was a corresponding increase of $1,796,000 in interest income due to the volume of interest-earning assets. Interest-earning assets increased as discussed previously due to the increase in the Bank's loan portfolio. Market interest rates continued to gradually increase during the fiscal year. As a result, the average yield on interest-earning assets held at September 30, 1995 was 7.12%, up from 6.49% at September 30, 1994.

Interest expense for the year ended September 30, 1995 increased $2,307,336, or 39.00%, to $8,223,789 from $5,916,453 at September 30, 1994. This increase was also due to the increase in interest rates throughout the fiscal year. Approximately $1,198,000 of the increase in interest expense was due to interest rates. In addition, there was an $865,000 increase in interest expense due to the increased volume of other interest-bearing liabilities, mainly advances and other borrowings from the FHLB. The average cost for interest-bearing liabilities increased from 4.03% for the year ended September 30, 1994 to 5.07%for the year ended September 30, 1995.

As a result of the above, net interest income increased $674,308, or 14.18%, from $4,754,143 for the year ended September 30, 1994 to $5,428,451 for the year ended September 30, 1995. The net interest spread of the Bank decreased from 2.18% for the year ended September 30, 1994 to 1.88% for the year ended September 30, 1995. Interest costs on liabilities increase or decrease faster than interest yields on assets, as shorter term liabilities reprice or adjust for changes in interest rates quicker than longer maturity assets. Interest rates during the year started an upward swing, and as the liabilities repriced the net interest spread began to shrink. This increase in interest rates related to overall market increases and although interest-earning assets reprice slower than interest-bearing liabilities a continued decline in interest rate spreads is expected to reverse as interest rates stabilize or begin to decline.

PROVISION FOR LOSSES ON LOANS

The Bank maintains, and the Board of Directors monitors, allowances for possible losses on loans. These allowances are established based upon management's periodic evaluation of known and inherent risks in the loan portfolio, review of significant individual loans and collateral, review of delinquent loans, past loss experience, adverse situations that may affect the borrowers' ability to repay, current and expected market conditions, and other factors management deems important. Determining the appropriate level of reserves involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio and the collateral value of specifically identified problem loans. Additionally, allowance strategies and policies are subject to periodic review and revision in response to current market conditions, actual loss experience and management's expectations.The allowance for loan losses was $740,346 and $643,547 at September 30, 1996 and 1995, respectively. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans increased from $9,124 for the year ended September 30, 1995 to $134,743 for the year ended September 30, 1996. The $125,619 increase in the provision for the year ended September 30, 1996 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including a 57.44% increase in loans other than first mortgage loans. Non-performing loans were $317,000 and $386,000 at September 30, 1996 and 1995, respectively. Historical non-performing loan ratios are presented with the five-year financial summary information. While management maintains its allowance for loan losses at levels which it considers adequate to provide for potential losses, there can be no assurance that additions will not be made to the allowance in future years and that such losses will not exceed the estimated amounts.

The allowance for loan losses was $643,547 and $619,218 at September 30, 1995 and 1994, respectively. The provision for losses on loans was $9,124 for the year ended September 30, 1995 and a credit, or recovery of amounts previously charged against income, of $84,933 for the year ended September 30, 1994. The increase in the allowance for the year ended September 30, 1995 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio and the slight increase in non-performing loans.

PROVISION FOR INVESTMENT LOSSES

The Bank had maintained, and the Board of Directors monitored, an allowance for possible losses on investments, primarily corporate securities, private issue collateralized mortgage obligations and municipal obligations. The allowance was based on management's periodic evaluation of known and inherent risks associated with the investment portfolio. The allowance had been established to absorb potential credit losses associated with the above mentionedinvestment securities. The allowance for investment losses was $0 as of September 30, 1996 and 1995. The provision was a credit of amounts previously charged against income, of $128,106 for the year ended September 30, 1994. The provision for investment losses is the method by which the allowance for losses is adjusted during the period. In effect, management has discontinued its policy for the establishment of allowances for potential losses on investments, primarily due to the fact that no credit losses had to be charged against the allowance and the level of these types of investments is down from previous periods. While management has discontinued the policy for the establishment of allowance for potential credit losses on investments, there can be no assurance that such losses will not occur in future years.

NON-INTEREST INCOME

Non-interest income increased $61,896, or 9.06%, from $683,464 for the year ended September 30, 1995 to $745,360 for the year ended September 30, 1996. This was primarily due to the net gain on the sale of mortgage-backed securities, after they were reclassified from held-to-maturity to available-for- sale in accordance with the FASB Guide to Implementation of Statement 115, discussed earlier. The Bank reclassified $11,355,417 of mortgage-backed securities from held-to-maturity to available-for-sale and subsequently sold all of these securities for a net realized gain of $135,208. Net gains on sales of investment securities and loans decreased from during 1996 in comparison to 1995 due to reduced sales volume of available-for-sale investment securities and lower levels of gain recognized on sales of loans held-for-sale. Service and late charges increased from 1995 to 1996 primarily due to increases in charges on demand accounts.

Non-interest income increased $233,278 or 51.82%, from $450,186 for the year ended September 30, 1994 to $683,464 for the year ended September 30, 1995. The main reason for this increase was due to the net gain on sale of investments of $122,900, primarily corporate equity securities, which is a $216,399 increase from the net loss on the sale of investments of $(93,499) realized during theyear ended September 30, 1994. Additionally, gain on sale of loans declined by 35.72% due to a decline in the volume of loan sales from 1994 to 1995 as a result of a less favorable interest rate environment. Loans originated for sale decreased from $18.4 million during 1994 to $5.9 million for 1995. Service and late charges also increased from 1994 to 1995.

NON-INTEREST EXPENSE

Non-interest expense increased $1,008,266, or 30.41% from $3,315,033 for the year ended September 30, 1995 to $4,323,299 for the year ended September 30, 1996. This increase relates primarily to the one-time SAIF special assessment of $937,073 discussed earlier.

Non-interest expense increased $407,304 or 14.01% from $2,907,729 for the year ended September 30, 1994 to $3,315,033 for the year ended September 30, 1995. Compensation and related expenses increased $333,881 or 21.17% during the year ended September 30, 1995. This increase was primarily the result of additional compensation expense related to the Employees Stock Ownership Plan (the "ESOP") and the Management Stock Bonus Plan (the "MSBP") which were in place throughout the year. Other expenses also increased $111,545 or 21.49% to $630,677 for the year ended September 30, 1995. This increase relates to an increase in professional fees as a result of the conversion and general increases in expense of operations as a result of inflation and increased asset size.

INCOME TAXES

Income tax expense decreased $245,643, or 23.96%, from $1,025,235 for the year ended September 30, 1995 to $779,592 for the year ended September 3, 1996. This decrease in income tax resulted from a decrease in pre-tax income largely attributable to the accrual of the special SAIF assessment. Tax benefit attributable to the SAIF assessment was approximately $335,000.

The Company's income tax expense increased $99,581 from $925,654 for the year ended September 30, 1994 to $1,025,235 for the year ended September 30, 1995. The principal reason for the increase was the increase in pre-tax income.

                                [CORPORATE LOGO]



                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated statements of financial condition of Landmark Bancshares, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 1996 and 1995, and the results of their operations and cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.





                              /s/Regier Carr & Monroe, L.L.P.
                              Regier Carr & Monroe, L.L.P.

October 24, 1996
Wichita, Kansas

                            LANDMARK BANCSHARES, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           SEPTEMBER 30, 1996 AND 1995


ASSETS                                                               1996             1995
                                                              -------------    -------------

Cash and cash equivalents:
      Interest bearing                                        $       3,063    $        --
      Non-interest bearing                                          470,647          462,021
                                                              -------------    -------------
      Total cash and cash equivalents                               473,710          462,021
Time deposits in other financial institutions                       479,949          579,000
Investment securities held-to-maturity (estimated market
      value of $29,113,367 and $34,615,919 at September 30,
      1996 and 1995, respectively)                               29,398,520       34,825,052
Investment securities available-for-sale                          4,137,637        1,692,550
Mortgage-backed securities held-to-maturity (estimated
      market value of $45,526,007 and $68,074,510 at
      September 30, 1996 and 1995, respectively)                 45,877,120       68,206,569
Loans receivable, net                                           128,013,228       98,616,725
Loans held-for-sale                                               1,890,007          316,991
Accrued income receivable                                         1,518,640        1,671,075
Foreclosed real estate, net                                                           66,320
Office properties and equipment, at cost
  less accumulated depreciation                                     949,786        1,005,908
Prepaid expenses and other assets                                   973,383        1,175,524
Deferred income taxes                                                21,710
Income taxes receivable, current                                                      14,127
                                                              -------------    -------------
           Total assets                                       $ 213,733,690    $ 208,631,862
                                                              -------------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
      Deposits                                                $ 143,814,910    $ 144,957,084
      Outstanding checks in excess of bank balance                  143,808        1,050,816
      Borrowings from Federal Home Loan Bank                     33,466,668       25,533,334
      Advances from borrowers for taxes and insurance             1,673,142        1,340,156
      Accrued expenses and other liabilities                      2,193,296          935,531
      Income taxes payable, current                                  52,691
      Deferred income taxes                                                          147,495
                                                              -------------    -------------
           Total liabilities                                    181,344,515      173,964,416
                                                              -------------    -------------
Commitments and contingencies
Stockholders' equity:
      Preferred stock, no par value; 5,000,000 shares
        authorized; no shares outstanding
      Common stock, $0.10 par value; 10,000,000 shares
        authorized; 2,281,312 shares issued and outstanding         228,131          228,131
      Additional paid-in capital                                 21,944,175       21,893,499
      Retained income, substantially restricted                  17,468,325       16,816,492
      Unrealized gain on available-for-sale securities,
        net of deferred taxes                                       253,057           37,454
      Unamortized stock acquired by Employee Stock
        Ownership Plan                                             (994,695)      (1,131,573)
      Unamortized compensation related to Management
        Stock Bonus Plan                                           (482,612)        (675,657)
      Treasury stock, at cost, 428,316 and 195,980
        shares at September 30, 1996 and 1995, respectively      (6,027,206)      (2,500,900)
                                                              -------------    -------------
           Total stockholders' equity                            32,389,175       34,667,446
                                                              -------------    -------------
           Total liabilities and stockholders' equity         $ 213,733,690    $ 208,631,862
                                                              =============    =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                            LANDMARK BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                 1996                  1995                 1994
                                                            -------------         -------------        -------------
Interest income:
  Interest on loans                                         $   9,076,880         $   6,448,797        $   5,007,261
  Interest and dividends on investment securities               1,940,908             2,844,191            1,980,787
  Interest on mortgage-backed securities                        3,557,080             4,359,252            3,682,548
                                                            -------------         -------------        -------------
       Total interest income                                   14,574,868            13,652,240           10,670,596
                                                            -------------         -------------        -------------
Interest expense:
  Deposits                                                      7,441,797             6,899,764            5,751,386
  Borrowed funds                                                1,236,571             1,324,025              165,067
                                                            -------------         -------------        -------------
       Total interest expense                                   8,678,368             8,223,789            5,916,453
                                                            -------------         -------------        -------------
       Net interest income                                      5,896,500             5,428,451            4,754,143
Provision for losses on loans                                     134,743                9,124               (84,933)
Provision for losses on corporate
  securities and municipal obligations                                                                      (128,106)
                                                            -------------         -------------        -------------
  Net interest income after provisions for losses               5,761,757             5,419,327            4,967,182
                                                            -------------         -------------        -------------

Non-interest income:
  Service charges and late charges                                217,317               192,213              120,666
  Net gain (loss) on sale of investments                           27,107               122,900              (93,499)
  Net gain on sale of loans                                        82,208               114,246              177,730
  Net gain on sale of mortgage-backed securities                  135,208                                     15,000
  Service fees on loans sold                                      161,329               173,020              179,537
  Other                                                           122,191                81,085               50,752
                                                            -------------         -------------        -------------
       Total non-interest income                                  745,360               683,464              450,186
                                                            -------------         -------------        -------------
Non-interest expense:
  Compensation and related expenses                             1,893,458             1,911,205            1,577,324
  Occupancy expense                                               169,780               146,162              150,098
  Advertising                                                      63,371                68,876               72,438
  Federal insurance premium                                       389,986               379,086              382,314
  SAIF special assessment                                         937,073
  Loss from real estate operations                                  4,289                 3,425               13,970
  Data processing                                                 187,237               175,602              192,453
  Other expense                                                   678,105               630,677              519,132
                                                            -------------         -------------        -------------
       Total non-interest expense                               4,323,299             3,315,033            2,907,729
                                                            -------------         -------------        -------------
       Income before income taxes                               2,183,818             2,787,758            2,509,639
                                                            -------------         -------------        -------------
Income taxes:
  Currently payable                                             1,085,774               872,163              826,485
  Deferred tax expense (benefit)                                (306,182)               153,072               99,169
                                                            -------------         -------------        -------------
                                                                  779,592             1,025,235              925,654
                                                            -------------         -------------        -------------
       Net income                                           $   1,404,226         $   1,762,523        $   1,583,985
                                                            =============         =============        =============
Income per common share
Primary:
  Earnings per share (for period subsequent to initial
  issuance of common stock on March 28, 1994)               $        0.72         $        0.82        $        0.38
                                                            =============         =============        =============
  Weighted average common and common
    shares outstanding                                          1,937,820             2,141,214            2,305,048
                                                            =============         =============        =============

Fully diluted:
  Earnings per share (for period subsequent to initial
    issuance of common stock on March 28, 1994)             $        0.72                  0.81                 0.38
                                                            =============         =============        =============
  Weighted average common and common
    shares outstanding                                          1,953,774             2,175,546            2,316,046
                                                            =============         =============        =============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                           LANDMARK BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                          Unrealized
                                           Additional                       Gain on
                              Common        Paid-In         Retained      Available-for
                              Stock         Capital          Income     Sale Securities
                              -----         -------          ------     ---------------

Balance,
  September 30, 1993        $      -     $         -      $15,186,659   $          -
Net proceeds on
  common stock issued
  in stock conversion        228,131      21,883,578
Allocation of shares
  by Employees'
   Stock Ownership Plan
Amortization of
  compensation related
  to Management Stock
  Bonus Plan
Net income for the
  year ended
  September 30, 1994                                        1,583,985
Cash dividend paid
 ($0.05 per share)                                           (114,065)
Net change in
  unrealized
  depreciation
  on marketable-
  equity securities
                              -------     ----------       ----------         ------
Balance,
  September 30, 1994          228,131     21,883,578       16,656,579              -
Cumulative effect of
October 1, 1995
  change in accounting
  for certain investment
  securities                                                                  15,569
Allocation of shares
by Employees'
   Stock Ownership Plan                        9,921
Amortization of
compensation  related
  to Management Stock
  Bonus Plan
Net income for the
  year ended
  September 30, 1995                                        1,762,523
Cash dividend paid
  ($0.75 per share)                                        (1,602,610)
Net change in
  unrealized gain on
  available-for-sale
  investment securities                                                       21,885
Purchase of 195,980
  treasury shares
                              -------     ----------       ----------         ------
Balance,
  September 30, 1995          228,131     21,893,499       16,816,492         37,454
Allocation of shares
  by Employees'
  Stock Ownership Plan                        50,676
Amortization of
  compensation related
  to Management Stock
  Bonus Plan
Net income for the year
   ended September 30, 1996                                 1,404,226
Cash dividend paid
  ($0.40 per share)                                          (752,393)
Net change in
  unrealized gain on
  available-for-sale
  investment securities                                                      215,603
Purchase of 232,336
  treasury shares
                            --------     -----------      -----------   ------------
Balance,
  September 30, 1996        $228,131     $21,944,175      $17,468,325   $    253,057
                            ========     ===========      ===========   ============

                                Unrealized     Unamortized
                             Depreciation on     Common       Unamortized
                                Marketable        Stock      Compensation                   Total
                                  Equity       Acquired by    Related to   Treasury      Stockholders'
                                 Securities        ESOP          MSB         Stock          Equity
                                 ----------        ----        -------     --------      -----------

Balance,
  September 30, 1993            $  (42,302)    $         -  $         -    $             $15,144,357
Net proceeds on
  common stock issued
  in stock conversion                           (1,368,780)    (965,224)                  19,777,705
Allocation of shares
  by Employees'
   Stock Ownership Plan                             75,239                                    75,239
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                                                     96,522                       96,522
Net income for the
  year ended
  September 30, 1994                                                                       1,583,985
Cash dividend paid
 ($0.05 per share)                                                                          (114,065)
Net change in
  unrealized
  depreciation
  on marketable-
  equity securities                42,302                                                     42,302
                               -----------      ----------     --------     ----------    ----------
Balance,
  September 30, 1994                      -     (1,293,541)    (868,702)             -    36,606,045
Cumulative effect of
October 1, 1995
  change in accounting
  for certain investment
  securities                                                                                  15,569
Allocation of shares
by Employees'
   Stock Ownership Plan                            161,968
Amortization of
compensation  related
  to Management Stock
  Bonus Plan                                                    193,045                      193,045
Net income for the
  year ended
  September 30, 1995                                                                       1,762,523
Cash dividend paid
  ($0.75 per share)                                                                       (1,602,610)
Net change in
  unrealized gain on
  available-for-sale
  investment securities                                                                       21,885
Purchase of 195,980
  treasury shares                                                           (2,500,900)   (2,500,900)
                               -----------      ----------      --------    ----------    ----------
Balance,
  September 30, 1995                     -      (1,131,573)    (675,657)    (2,500,900)   34,667,446
Allocation of shares
  by Employees'
  Stock Ownership Plan                             136,878                                   187,554
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                                                    193,045                      193,045
Net income for the year
   ended September 30, 1996                                                                1,404,226
Cash dividend paid
  ($0.40 per share)                                                                         (752,393)
Net change in
  unrealized gain on
  available-for-sale
  investment securities                                                                      215,603
Purchase of 232,336
  treasury shares                                                           (3,526,306)   (3,526,306)
                               -----------      ----------      --------    ----------    ----------
Balance,
  September 30, 1996            $        -     $  (994,695) $  (482,612)  $ (6,027,206)  $32,389,175
                                =========      ===========  ===========   ============   ===========


The Notes to Consolidated Financial Statements are an integral part of these statements.

                            LANDMARK BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                                   1996           1995             1994
                                                                               ------------    ------------    ------------

CASH FLOWS FROM OPERATING
ACTIVITIES
   Net income                                                                  $  1,404,226    $  1,762,523    $  1,583,985
   Adjustments to reconcile net
   income to net cash
       provided by operating
       activities:
          Depreciation                                                              116,278         109,413         120,986
          Loss (gain) on sale of investment                                         (27,107)       (122,900)         93,499
            securities available-for-sale
          Decrease (increase) in accrued interest
          receivable                                                                152,435        (325,534)       (290,516)
          Increase (decrease) in outstanding checks
            in excess of bank balance                                             1,050,816        (907,008)           --
          Increase (decrease) in accrued and deferred
            income taxes                                                           (239,364)        168,159         (82,261)
          Increase (decrease) in accounts payable
            and accrued expenses                                                  1,257,765         395,949        (194,146)
          Amortization of premiums and discounts
            on investments and loans                                               (171,438)       (261,601)        (88,619)
          Provision for losses on loans and investments                             134,743           9,124        (213,039)
          Proceeds from sale of mortgage-backed
            securities held-for-sale                                                  --              --          1,015,000
          Sale of loans held-for-sale                                             9,679,305       6,294,625      27,312,466
          Gain on sale of mortgage-backed securities
           available-for-sale                                                      (135,208)          --            (15,000)
          Gain on sale of loans held-for-sale                                       (82,208)       (114,246)       (177,730)
          Origination of loans held-for-sale                                     (9,643,647)     (5,886,469)    (18,395,219)
          Purchase of loans held-for-sale                                        (2,803,645)       (701,310)           --
          Amortization related to MSBP and ESOP                                     329,923         355,013         171,761
          Other non-cash items, net                                                 293,135         (34,981)        (61,145)
                                                                               ------------    ------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         1,460,520       3,399,891       7,976,377
                                                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Loan originations and principal payments
     on loans held-for-investment                                               (14,007,163)    (13,940,760)     (4,369,147)
   Loans purchased for investment                                               (16,398,206)    (13,959,464)    (10,086,155)
   Principal repayments on mortgage-backed securities                            12,396,168       8,046,547      28,280,853
   Proceeds from sale of mortgage-backed securities
     available-for-sale                                                          11,490,625           --               --
   Acquisition of mortgage-backed securities
     held-to-maturity                                                            (1,482,865)     (5,875,830)    (30,148,425)
   Acquisition of investment securities held-to-maturity                        (16,295,500)     (6,451,406)    (28,866,068)
   Acquisition of investment securities available-for-sale                       (2,373,880)       (748,625)           --
   Proceeds from sale of investment securities
     available-for-sale                                                             308,479         733,382            --
   Proceeds from maturities or calls of investment
     securities held-to-maturity                                                 21,862,135      11,830,000      11,593,000
   Proceeds from sale of marketable
     equity securities                                                                 --             --            654,458
   Net decrease in time deposits                                                     99,051         285,000         955,000
   Proceeds from sale of foreclosed real estate                                     130,923         125,554         205,179
   Acquisition of fixed assets                                                      (60,156)       (188,533)        (24,569)
   Other investing activity, net                                                     36,111             181        (147,729)
                                                                               ------------    ------------    ------------

NET CASH USED IN INVESTING ACTIVITIES                                            (4,294,278)    (20,143,954)    (31,953,603)
                                                                               ------------    ------------    ------------

The Notes to Consolidated Financial Statements are an integral part of these statements.

                            LANDMARK BANCSHARES, INC.

              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                          1996            1995           1994
                                                                     ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                $ (1,142,174)   $  8,098,871    $(10,569,540)
  Net increase (decrease) in escrow accounts                              332,986         196,850         (68,615)
  Proceeds from FHLB advances and other borrowings                     53,600,000      62,500,000      50,030,000
  Repayment of FHLB advances and other borrowings                     (45,666,666)    (50,546,666)    (36,450,000)
  Purchase of treasury stock                                           (3,526,306)     (2,500,900)
  Proceeds from stock issuance, net of conversion
    costs and stock acquired by ESOP                                         --              --        20,742,929
  Purchase of company stock for MSBP                                         --              --          (965,224)
  Dividends paid                                                         (752,393)     (1,602,610)       (114,065)
                                                                     ------------    ------------    ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                               2,845,447      16,145,545      22,605,485
                                                                     ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       11,689        (598,518)     (1,371,741)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            462,021       1,060,539       2,432,280
                                                                     ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                             $    473,710    $    462,021    $  1,060,539
                                                                     ============    ============    ============

SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for:
    Interest on deposits, advances and other
      borrowings                                                     $  8,519,955    $  7,718,438    $  5,924,494

    Income taxes                                                        1,018,956         857,076       1,007,915

  Transfers from loans to foreclosed real estate                           27,411          42,658         214,629

  Loans to finance sale of foreclosed real estate                          25,954            --            75,450

  Transfer of held-to-maturity mortgage-backed
    securities to available-for-sale                                   11,355,417            --              --



The Notes to Consolidated Financial Statements are an integral part of these statements.

                            LANDMARK BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SEPTEMBER 30, 1996, 1995 AND 1994


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS:
    Landmark Bancshares, Inc. (the Company) is a Kansas corporation and is the parent company of its wholly-owned subsidiary, Landmark Federal Savings Bank (the Bank). At the present time, the Company does not conduct any active business.

    Landmark Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one- to four- family residences, and, to a lesser extent, consumer and commercial loans. The Bank conducts its business from its main office in Dodge City and also has four branch offices located in Barton, Finney and Rush Counties, Kansas. In addition, the Bank invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed rate and adjustable rate mortgage loans, as well as consumer loans, including auto, home equity and savings account loans.

    PRINCIPLES OF CONSOLIDATION:
    The accompanying consolidated financial statements include the accounts of Landmark Bancshares, Inc. and its wholly-owned subsidiary, Landmark Federal Savings Bank. Significant intercompany transactions and balances have been eliminated.

    USE OF ESTIMATES:
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of assets acquired by foreclosure, management obtains independent appraisals for significant properties.

    Management believes that the allowances for losses on loans and valuations of assets acquired by foreclosure are adequate and appropriate. While management uses available information to recognize losses on loans and assets acquired by foreclosure, future loss may be accruable based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and valuations of assets acquired by foreclosure. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

    CASH AND CASH EQUIVALENTS:
    Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original maturities when purchased of three months or less. All time deposits in other depository institutions are treated as non-cash equivalents.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES:
    Regulations require the Bank to maintain liquidity for maturities of deposits and other short-term borrowings in cash, U.S. Government and other approved securities.

    In May, 1993, the Financial Accounting Standards Board issued SFAS Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard establishes three categories of investments, including mortgage-backed securities; held-to-maturity, trading, and available-for-sale. Under SFAS No. 115, held-to-maturity securities are reported at amortized cost. Trading securities are reported at fair value, with unrealized changes in value reported in the Company's income statement as part of its earnings. Available-for-sale securities are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects are reported as a separate component of equity. The Company adopted SFAS No. 115 with an effective adoption date of October 1, 1994.

    Prior to the adoption of SFAS No. 115, bonds, notes and debentures were carried at cost, adjusted for premiums and discounts that were recognized in interest income using the interest method over the period to maturity. Mortgage-backed and related securities held for investment were stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. The Company had the positive intent and ability to hold such assets to maturity. Equity securities that were non-marketable were carried at cost. All other equity securities were carried at the lower of cost or estimated market value in the aggregate. In the event the carrying amount was reduced below market, a valuation account was established by a charge to equity representing the net unrealized loss.

    In accordance with the provisions of the Financial Accounting Standards Board A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Guide), the management of the Company in December of 1995 transferred $11,355,417 of mortgage-backed securities from held-to-maturity classification to available-for-sale classification. These securities were sold subsequent to the transfer. The transfer was a one-time transaction as provided for in the Guide in an effort to restructure and enhance the yield and rate sensitivity of the Company's portfolio of held-to-maturity securities.

    Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

    Gains and losses on the sale of investment and mortgage-backed securities are determined using the specific-identification method. All sales are made without recourse.

    LOANS RECEIVABLE:
    Loans receivable that management has intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances, net of undisbursed loan proceeds, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, the current level of non-performing assets and current economic conditions.

    Premiums and discounts on purchased residential real estate loans are amortized to income using the interest method over the estimated remaining period to maturity.

    Loan origination fees and certain direct costs are capitalized and recognized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    LOANS HELD-FOR-SALE:
    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

    FORECLOSED REAL ESTATE:
    Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in gain or loss on foreclosed real estate. The historical average holding period for such property is approximately one year.

    EXCESS SERVICING FEES RECEIVABLE:
    Additional funds for lending are provided by selling participating interests in real estate loans. When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing fees receivable" is amortized over the estimated life using the interest method. The excess servicing fees receivable is included in prepaid expenses and other assets on the consolidated statements of financial condition.

    The excess servicing fees receivable and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues, taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. The Bank evaluates the carrying value of the excess servicing receivables by estimating the future net servicing income of the excess servicing receivable based on management's best estimate of remaining loan lives.

    FINANCIAL INSTRUMENTS:
    All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

    Off-balance sheet instruments: In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

    OFFICE PROPERTIES AND EQUIPMENT:
    Office properties and equipment are stated at cost less accumulated deprecation. Depreciation is computed on a straight-line basis or accelerated methods over the estimated useful lives of five to fifty years for buildings and improvements and three to twenty years for furniture, fixtures, equipment and automobiles.

    INCOME TAXES:
    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    IMPACT OF NEW ACCOUNTING STANDARDS:
    In April, 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.
    Statement No. 121 establishes standards for recognizing and measuring the impairment of long-lived assets, certain identifiable intangibles, and goodwill, when an entity is unable to recover the carrying amount of those assets. This statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 would not have a material effect on the Company's financial statements.

    In May, 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. This Statement amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 is to be applied prospectively effective October 1, 1996, and is not expected to have a material effect on the Company's financial statements. This Statement was superseded by SFAS No. 125 which was issued in June 1996, SFAS No. 125 is discussed below.

    In October, 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes a fair-value-based method of accounting for stock compensation plans with employees and others. It applies to all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The objective of the measurement process is to estimate the fair value of options or other equity instruments based on the stock price at the grant date, to which employees will become entitled when they have rendered the requisite service and satisfy all other conditions necessary to earn the right to benefit from the options or other equity instruments. Although encouraged to do so, entities are not required to adopt the recognition and measurement aspects of SFAS No. 123, and may continue to account for stock-based compensation plans in accordance with APB Opinion
    25. However, entities that continue to apply Opinion 25 must comply with the disclosure requirements of SFAS No. 123. Whichever method is used must be applied for all stock-based employee compensation arrangements. Once the recognition and measurement provisions of SFAS No. 123 are adopted, that election may not be reversed. SFAS No. 123 will be effective for the fiscal year beginning October 1, 1996. SFAS No. 123 will effect the Company's stock options granted after October 1, 1996. These options will be recognized and measured in accordance with the fair-value-based method of accounting, this Statement is not expected to have a material effect on the Company's financial statements

    In June, 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement established revised standards for recognition, measurement, and disclosure of transfers and servicing of financial assets and extinguishment of debt. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. As issued, Statement No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. An exposure draft of a proposed SFAS was issued in November 1996 titled "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" , an amendment of FASB Statement No. 125. This proposed statement would defer the effective date of SFAS No. 125 for one year.
    This exposure draft was issued after the Board was made aware of the volume and variety of certain transactions and the related changes to information systems and accounting processes that are necessary to comply with the requirements of SFAS No. 125. Earlier application of the Statement is not allowed. The Statement's impact on the Bank is not determinable since it will be based on future transfers of financial assets.

    EARNINGS PER SHARE:
    Primary earnings per common and common equivalent share and fully diluted earnings per common and common equivalent share are computed using the weighted average number of shares outstanding adjusted for unallocated ESOP shares and for incremental shares related to outstanding options to purchase common stock.

    Earnings per share of common stock for 1994 was computed by dividing net income subsequent to conversion by the weighted average number of common and common equivalent shares outstanding subsequent to conversion on March 28, 1994.

    FINANCIAL STATEMENT PRESENTATION:
    Certain items in prior year financial statements have been reclassified to conform to the 1996 presentation.

2.  INVESTMENT SECURITIES

    Effective October 1, 1994, the Company adopted the Financial Accounting Standards Board Statement SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement is not retroactively applied. In conjunction with the adoption of SFAS No. 115, investment securities as of October 1, 1994 were designated as held-to-maturity or available-for-sale. The cumulative effect of classifying securities previously accounted for at the lower of cost or market in the aggregate as available-for-sale was to reflect an unrealized gain, net of tax effect, as a component of retained income of $15,569 as of October 1, 1994.

    The amortized cost and estimated market values of investment securities at September 30 are summarized as follows:

                                                             September 30, 1996
                                           ---------------------------------------------------
                                                            Gross       Gross       Estimated
                                             Amortized    Unrealized  Unrealized     Market
                                                Cost        Gains       Losses       Value
                                            -----------    --------   --------    ------------


  Held-to-maturity:
    Government Agency Securities            $27,168,520    $ 53,398   $363,467    $ 26,858,451
    Municipal Obligations                     2,230,000      30,291      5,375       2,254,916
                                            -----------    --------   --------    ------------
                                            $29,398,520    $ 83,689   $368,842    $ 29,113,367
                                            ===========    ========   ========    ============

  Available-for-sale:
    Common Stock                            $ 1,982,407    $420,600   $  6,770    $  2,396,237
    Stock in Federal Home Loan
      Bank, at cost                           1,731,400                              1,731,400
    Other, at cost                               10,000                                 10,000
                                            -----------    --------   --------    ------------
                                            $ 3,723,807    $420,600   $  6,770    $  4,137,637
                                            ===========    ========   ========    ============

                                                             September 30, 1995
                                           ---------------------------------------------------
                                                            Gross       Gross       Estimated
                                             Amortized    Unrealized  Unrealized     Market
                                                Cost        Gains       Losses       Value
                                            -----------    --------   --------    ------------
  Held-to-maturity:
    United States Treasury Securities       $ 2,887,463    $      -   $ 24,692    $ 2,862,771

    Corporate Securities                        250,000       2,578    379,938        252,578
    Government Agency Securities             29,157,953     137,427      5,712     28,915,442
    Municipal Obligations                     2,529,636      61,204                 2,585,128
                                            -----------    --------   --------    -----------
                                            $34,825,052    $201,209   $410,342    $34,615,919
                                            ===========    ========   ========    ===========

  Available-for-sale:
    Common Stock                            $   145,000    $ 61,250   $      -    $   206,250
    Stock in Federal Home Loan
      Bank, at cost                           1,476,300                             1,476,300
    Other, at cost                               10,000                                10,000
                                            -----------    --------   --------    -----------
                                            $ 1,631,300    $ 61,250   $      -    $ 1,692,550
                                            ===========    ========   ========    ===========

    Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
    Federal Farm Credit, Fannie Mae, Freddie Mac, Sallie Mae, Federal Home Loan Bank, Resolution Trust Corporation, and the Tennessee Valley Authority.

    Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. For disclosure purposes such stock, which is carried at cost, is assumed to have a market value which is equal to cost.

    The amortized cost and estimated market value of debt securities, all of which are classified as held-to-maturity, at September 30, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have been excluded from the maturity table below because they do not have contractual maturities associated with debt securities.

                                                                 Amortized             Estimated
                                                                    Cost              Market Value
                                                              ----------------      ----------------
Held-to-maturity:
  Due in one year or less                                     $      2,100,000      $      2,104,531
  Due after one year through five years                              5,999,613             5,952,725
  Due after five years through ten years                            18,198,907            18,094,923
  Due after ten years                                                3,100,000             2,961,188
                                                              ----------------      ----------------
     Total held-to-maturity                                   $     29,398,520      $     29,113,367
                                                              ================      ================


    Gross realized gains and (losses) on sales of investment securities during the years ended September 30 are as follows:

                                          1996       1995         1994
                                       ---------   ---------    --------
    Available-for-sale securities:
       Realized gains                  $  27,107   $ 122,900    $   --
       Realized losses                     --          --        (93,499)
                                        --------    --------     -------
                                       $  27,107   $ 122,900    $(93,499)
                                       =========   =========    ========



    Proceeds from sales of available-for-sale or marketable equity securities were $308,479, $733,382 and $654,458 for the years ended September 30, 1996, 1995 and 1994, respectively. During the year ended September 30, 1994, sales consisted of mutual funds. During the year ended September 30, 1996 and 1995, sales consisted of common stock of unrelated financial corporations.

    There were no proceeds from sales of debt securities for the years ended September 30, 1996, 1995 and 1994.

    Investment securities with a carrying amount of $0 and $500,000 as of September 30, 1996 and 1995, respectively, were pledged as collateral for public funds as discussed in Note 9.

3.  MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities, all of which were classified as held-to-maturity at September 30, 1996 and 1995, consist of the following:

                                             September 30, 1996
                           -----------------------------------------------------
                                                          Gross         Gross
                              Amortized    Unrealized   Unrealized      Market
                                Cost         Gains        Losses        Value
                           -----------   -----------   -----------   -----------

GNMA - fixed rate          $   552,879   $    11,524   $      --     $   564,403
FNMA - ARMs                 15,516,459       147,235       137,645    15,526,049
FHLMC - ARMs                 6,257,007        77,661        12,704     6,321,964
FHLMC - fixed rate             401,275        10,550         2,561       409,264
FNMA - fixed rate              812,750        66,092          --         878,842
Collateralized mortgage
  obligations-government
  agency issue              16,681,922        14,183       402,707    16,293,398

Collateralized mortgage
  obligations-private
  issues                     5,654,828         4,899       127,640     5,532,087
                           -----------   -----------   -----------   -----------
                           $45,877,120   $   332,144   $   683,257   $45,526,007
                           ===========   ===========   ===========   ===========


                                           September 30, 1995
                           -----------------------------------------------------
                                                         Gross         Gross
                             Amortized    Unrealized   Unrealized      Market
                               Cost         Gains        Losses        Value
                           -----------   -----------   -----------   -----------

GNMA - ARMs                $11,989,312   $      --     $    43,189   $11,946,123

FNMA - ARMs                 19,889,225        23,127          --      19,912,352

FHLMC - ARMs                 7,024,892        18,722          --       7,043,614
GNMA - fixed rate              771,308        24,587          --         795,895
FNMA - fixed rate              954,025          --           1,067       952,958
FHLMC - fixed rate             540,546        10,807          --         551,353
Collateralized mortgage
  obligations-government
  agency issue              19,616,992          --         111,781    19,505,211

Collateralized mortgage
  obligations-private
  issues                     7,420,269          --          53,265     7,367,004
                           -----------   -----------   -----------   -----------
                           $68,206,569   $    77,243   $   209,302   $68,074,510
                           ===========   ===========   ===========   ===========



    Collateralized mortgage obligations consist of floating rate and fixed rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

    Proceeds from sales of mortgage-backed securities available-for-sale or held-for-sale were $11,490,625, $0 and $1,015,000 for years ended September 30, 1996, 1995 and 1994, respectively. Sales for the year ended September 30, 1996 consisted of mortgage-backed securities that were transferred from held-to-maturity to available-for-sale in December, 1995. These securities were transferred in accordance with the one-time transaction allowed under the FASB Implementation Guide, see Note 1 for further discussion. These securities were subsequently sold.

    Gross realized gains and (losses) on sales of mortgage-backed securities during the years ended September 30 are as follows:

                                     1996        1995         1994
                                  ---------    --------    ---------
Realized gain                     $ 144,885    $    --     $  15,000
Realized losses                      (9,677)        --          --
                                  ---------    -------     ---------
                                  $ 135,208    $    --     $  15,000
                                  =========    =======     =========


    Mortgage-backed securities with a carrying amount of $7,001,787 and $2,173,413 at September 30, 1996 and 1995, respectively, were pledged as collateral for public funds as discussed in Note 9.


4.  LOANS RECEIVABLE

    Loans receivable at September 30 are summarized as follows:

                                                                           September 30,
                                                              -----------------------------------------
                                                                         1996                   1995
                                                              ------------------     ------------------
First mortgage loans:
  Secured by one to four family residences                    $       99,579,583     $       79,162,144
  Secured by other properties                                          3,726,333              4,040,156
  Construction loans                                                   1,129,915                202,177
  Other                                                                1,852,243              1,781,074
                                                              ------------------     ------------------
                                                                     106,288,074             85,185,551
  Less:  Unamortized premium on loan purchase                             46,617                 69,170
            Unearned discounts and loan fees                            (304,237)              (362,021)
            Undisbursed loan proceeds                                          -                (45,648)
            Allowance for loan losses                                   (531,749)              (530,956)
                                                              ------------------     ------------------
  Total first mortgage loans                                         105,498,705             84,316,096
                                                              ------------------     ------------------

Consumer and other loans:
  Automobile                                                           9,783,677              5,985,574
  Commercial                                                           3,600,888              1,752,796
  Loans on deposits                                                      554,550                604,555
  Home equity and second mortgage                                      8,139,668              5,784,158
  Mobile homes                                                            27,791                  7,051
  Other                                                                  616,546                279,086
                                                              ------------------     ------------------
                                                                      22,723,120             14,413,220
                                                              ------------------     ------------------
  Less:  Allowance for loan losses                                      (208,597)              (112,591)
                                                              ------------------     ------------------
  Total consumer and other loans                                      22,514,523             14,300,629
                                                              ------------------     ------------------
                                                               $     128,013,228     $       98,616,725
                                                               =================     ==================

    The following is analysis of the change in the allowance for loss on loans:

                                     1996         1995         1994
                                  ---------    ---------    ---------

Balance, beginning                $ 643,547    $ 619,218    $ 715,810
Provision charged to operations     134,743        9,124      (84,933)
Loans charged off                   (38,631)      (2,200)     (22,657)
Recoveries                              687       17,405       10,998
                                  ---------    ---------    ---------
Balance, ending                   $ 740,346    $ 643,547    $ 619,218
                                  =========    =========    =========

    Impairment of loans having recorded investments of $0 at September 30, 1996 and $243,587 at September 30, 1995 , has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during the years ended September 30, 1996 and 1995 was $60,897 and $269,555, respectively. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. There are no specific loss provisions associated with impaired loans as of September 30, 1996 and 1995. Interest income on impaired loans of $0 and $15,049 was recognized for cash payments received for the year ended September 30, 1996 and 1995, respectively.

    It is Bank policy not to modify interest rates below the then current market rate on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

    See Note 17 for disclosure of loans to related parties.


5.  LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                    1996                  1995                  1994
                              ----------------      ----------------      ----------------
FHLMC                         $     52,343,707      $     54,326,611      $     57,964,741
Other investors                      1,396,481             1,721,703             2,012,952
                              ----------------      ----------------      ----------------

                              $     53,740,188      $     56,048,314      $     59,977,693
                              ================      ================      ================


    The following is an analysis of the changes in excess servicing fees retained asset balances for the years ending September 30, 1994, 1995 and 1996:
                                                           Retained
                                                           --------

Balance, October 1, 1993                                   $ 13,604
Amortization                                                 (7,775)

Balance, September 30, 1994                                   5,829
Amortization                                                 (3,627)

Balance, September 30, 1995                                   2,202
Amortization                                                 (2,202)
                                                           --------

Balance, September 30, 1996                                $      -
                                                           ========

6.  ACCRUED INCOME RECEIVABLE

    Accrued interest receivable at September 30 is summarized as follows:

                                                     1996                 1995
                                              -------------         ------------

Mortgage-backed securities                    $     290,900         $    422,503
Loans receivable                                    762,588              552,178
Investments                                         465,152              696,394
                                              -------------         ------------
                                              $   1,518,640         $  1,671,075
                                              =============         ============



7.  FORECLOSED REAL ESTATE

    Real estate owned or in judgment and other repossessed assets consist of the following:

                                                                       September
                                                                   1996                1995
                                                                 -------             -------

Real estate acquired by foreclosure                              $     -             $     -
Real estate loans in judgment
  and subject to redemption                                            -              66,320
Loans accounted for as in-substance foreclosures
                                                                 -------             -------

                                                                 $     -             $66,320
                                                                 =======             =======

    There was no activity in the allowance for loss account for the years ended September 30, 1996, 1995 and 1994.


8.  OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                                  September 30,
                                                             1996                 1995
                                                          ----------          ------------

Land                                                      $  298,366          $    298,366
Office building and improvements                           1,272,632             1,250,516
Furniture, fixtures and equipment                            835,874               799,816
Automobiles                                                    9,642                 9,642
                                                          ----------          ------------
                                                           2,416,514             2,358,340
Less accumulated depreciation                              1,466,728             1,352,432
                                                          ----------          ------------
                                                          $  949,786          $  1,005,908
                                                          ==========          ============

Depreciation expense ($120,986 for 1994)                  $  116,278          $    109,413
                                                          ==========          ============

9.  DEPOSITS

    Deposits at September 30 are summarized as follows:

                                   1996          1995
                               ------------   ------------
                                  Amount         Amount
                               ------------   ------------

Demand  accounts:
   Interest bearing            $ 15,273,551   $  9,789,501
   Non-interest bearing           3,233,958      2,564,548
                               ------------   ------------
       Total demand accounts     18,507,509     12,354,049
Savings deposits                  5,797,182      6,680,784
Certificates of deposit         119,510,219    125,922,251
                               ------------   ------------
                               $143,814,910   $144,957,084
                               ============   ============


    The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 as of September 30, 1996 and 1995 was approximately $7,032,053 and $9,014,468, respectively. Demand and NOW accounts as of September 30, 1996 included public funds of $2,533,407. Public funds were collateralized by investment securities and mortgage-backed securities as discussed in Notes 2 and 3.

    At September 30, 1996, scheduled maturities of certificates of deposit are as follows:

      Year Ending September 30,
      -------------------------
                1997                       $       94,575,804
                1998                               17,856,209
                1999                                3,827,400
                2000                                2,537,974
                2001                                  712,832
                                           ------------------
                                           $      119,510,219
                                           ==================



10. ADVANCES AND OTHER BORROWINGS FROM FEDERAL HOME LOAN BANK

    Advances and other borrowings from the Federal Home Loan Bank at September 30 are summarized as follows:
                                                  1996                  1995
                                           ---------------       ---------------

Advances                                  $    14,466,668      $      9,733,334
Line of credit                                 19,000,000            15,800,000
                                          ---------------       ---------------
                                          $    33,466,668       $    25,533,334
                                          ===============       ===============

    Advances and other borrowings from the Federal Home Loan Bank at September 30 consist of the following:

                       1996                          1995
  Fiscal    ----------------------------   ---------------------------
   Year                       Weighted                      Weighted
 Maturity       Amount      Average Rate       Amount     Average Rate
 --------       ------      ------------       ------     ------------

  1996      $      --           --%        $16,800,000        6.60%
  1997       28,166,668       6.06           2,333,334        6.93
  1998        5,000,000       6.74           2,000,000        7.19

  1999          300,000       7.18             400,000        7.18
  2000                -          -           4,000,000        7.71
            -----------       ----         -----------        ----
            $33,466,668       6.17%        $25,533,334        6.86%
            ===========       ====         ===========        ====



    At September 30,1996 the Company had $19,000,000 outstanding under a $24,000,000 line of credit with the Federal Home Loan Bank. All amounts outstanding under the line of credit are payable on February 5, 1997 and bear interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time, the rate as of September 30, 1996 was 6.03%. At September 30, 1995 the Company had $15,800,000 outstanding under a $17,000,000 line of credit, due February 6, 1996.

    The advances and line of credit are collateralized as of September 30, 1996 and 1995 by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying first mortgage loans, certain mortgage-related securities and other investment securities.


11. INCOME TAXES

    The company and subsidiary file consolidated federal income tax returns. The company's effec-tive income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                     September 30,
                                       -----------------------------------------
                                        1996             1995             1994
                                       -----            -----             -----
Statutory federal income tax           34.0 %           34.0 %            34.0 %
Increase (reductions) resulting from:
   Kansas Privilege Tax                 4.3              5.8               4.3
   Other                               (2.6)            (3.0)             (1.4)
                                       ----             ----              ----
                                       35.7 %           36.8 %            36.9 %
                                       ====             ====              ====

    Deferred taxes are included in the accompanying Statements of Financial Condition at September 30, 1996 and 1995 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws. The net deferred tax asset (liability) at September 30, 1996 and 1995 were comprised of the following:

                                                         1996         1995
                                                      ---------    ---------
Deferred tax assets:
   Deferred loan fees and costs                       $  53,143    $  69,188
   Allowance for loan losses                            282,590      245,642
   FDIC special assessment                              357,681
   Deferred compensation and accrued salaries           105,913       69,301
   Capital loss carryover
                                                         12,976       23,323
                                                      ---------    ---------
                                                        812,303      407,454
                                                      ---------    ---------
 Deferred tax liabilities:
   Accumulated depreciation
                                                         (6,063)     (10,207)
   Special bad debt deduction                          (347,550)    (283,561)
   FHLB stock dividends                                (276,207)    (237,385)
   Unrealized gain on available-for-sale securities    (160,773)     (23,796)
                                                      ---------    ---------
                                                       (790,593)    (554,949)
                                                      ---------    ---------
                                                      $  21,710    $(147,495)
                                                      =========    =========


    No valuation allowance was recorded against deferred tax assets at September 30, 1996 or 1995.

    The Bank is allowed a special bad debt deduction based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage-of-taxable income method in 1996, 1995, and 1994. Effective with the tax year beginning October 1, 1996, the Bank will no longer be able to use the percentage of taxable income method and will begin to recapture tax bad debt reserves of approximately $910,000 over a six year period. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank has recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The Bank, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $1,907,000 related to approximately $5,610,000 of cumulative special bad debt deductions prior to December 31, 1987.

12. REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

    As of September 30, 1996, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                              To Be Well
                                                                          Capitalized Under
                                                       For Capital        Prompt Corrective
                                      Actual        Adequacy Purposes:    Action Provisions:
                                Amount     Ratio     Amount    Ratio       Amount       Ratio
                                ------     -----     ------    -----       ------       -----

As of September 30, 1996:
Tangible Capital               $28,112     13.3%    $ 3,167   $  1.5%        N/A
(to Assets)
Total (Risk-Based)
Capital
   (to Risk Weighted Assets)    28,852     31.1%      7,433      8.0%      9,292        10.0%

Core (Tier I)
Capital
   (to Risk Weighted Assets)    28,112     30.3%        N/A                5,575         6.0%

Core (Tier I)
Capital - leverage
   (to Assets)                  28,112     13.3%      6,335      3.0%     10,558         5.0%


As of September 30, 1995:
Tangible Capital (to Assets)    26,400     12.7%      3,116      1.5%        N/A

Total (Risk-Based)
Capital
   (to Risk Weighted Assets)    27,044     35.8%      6,048      8.0%      7,561        10.0%

Core (Tier I)
Capital
   (to Risk Weighted Assets)    26,400     34.9%        N/A                4,536         6.0%

Core (Tier I)
Capital - leveraged
   (to Assets)                  26,400     12.7%      6,233      3.0%     10,388         5.0%


    The following is a reconciliation of net worth to regulatory capital as reported in the September 30, 1996 and 1995 reports to the Office of Thrift
    Supervision:

                                                               September 30,
                                                     ----------------------------------
                                                       1996                 1995
                                                     -------------        -------------

Bank net worth per report
  to Office of Thrift Supervision                    $  28,112,000        $  26,401,000
Rounding                                                        45                (576)
                                                     -------------        -------------
Net worth as reported in accompanying
  financial statements (Bank only)                      28,112,045           26,400,424
Adjustments to arrive at Core (Tier I)
  and Tangible Capital                                           -                    -
                                                     -------------        -------------
Core (Tier I) and Tangible Capital                      28,112,045           26,400,424
Adjustments to arrive at Total Capital:
           Allowable portion of general
                allowance for loan losses                  740,000              644,000
                                                     -------------        -------------
Total Capital                                        $  28,852,045        $  27,044,424
                                                     =============        =============
Risk weight assets                                   $  92,918,000        $  75,606,000
                                                     =============        =============


    Effective October 1, 1996 the Bank declared a dividend payable to the Company as of October 4, 1996 in the amount of $2,500,000.


13. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.


14. EMPLOYEE BENEFIT PLANS

    EMPLOYEE RETIREMENT PLAN:
    The Bank has adopted a 401(k) defined contribution savings plan. Substantially all employees are covered under the contributory plan. Pension costs attributable to the years ended September 30, 1996, 1995 and 1994 were $26,218, $24,296 and $23,261, respectively, including all current service costs.

    DEFERRED COMPENSATION AGREEMENTS:
    The Bank has entered into deferred compensation agreements with certain key employees which provide for cash payments to be made after their retirement. The liabilities under the agreements have been recorded at the present values of accrued benefits using a 7% interest rate. The balance of estimated accrued benefits was $128,306 and $76,397 at September 30, 1996 and 1995, respectively.

    In connection with the deferred compensation agreements, the Bank has purchased life insurance policies on covered employees in which the Bank is the beneficiary to assist in funding benefits. At September 30, 1996 and 1995, the cash surrender values on the policies were $379,857 and $339,945, respectively.

    EMPLOYEE STOCK OWNERSHIP PLAN:
    Upon conversion from mutual to stock form, the Bank established an employee stock ownership plan (ESOP). The original acquisition of 136,878 shares of Company stock by the plan was funded by a loan from the Company to the ESOP, in the amount of $1,368,780. The loan, together with interest, is to be repaid over a ten year period through annual contributions by the Bank.

    The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP shares in accordance with Statement of Position No. 93-6.
    Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the statement of financial condition. As of September 30, l996, the balance of indebtedness from the ESOP to the Company was $994,695, which is shown as a deduction from stockholders' equity on the consolidated balance sheet. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $133,817 and $69,187 for the years ended September 30, 1996 and 1995, respectively. As of September 30, 1996, of the 134,469 shares acquired by the ESOP, 35,000 shares were allocated and 99,469 shares were unallocated. The 99,469 unallocated shares had an estimated market value of $1,628,800 at September 30, 1996.

    MANAGEMENT STOCK BONUS PLAN:
    In connection with the stock conversion, the Bank adopted three Management Stock Bonus Plans (collectively the MSBP), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. All employees of the Bank are eligible to receive benefits under the MSBP. Benefits may be granted at the sole discretion of a committee appointed by the Board of Directors. The MSBP is managed by trustees who are non-employee directors and who have the responsibility to invest all funds contributed by the Bank to the trusts created for the MSBP.

    The MSBP has purchased 91,252 shares of the Company's stock for $965,224. These shares were granted in the form of restricted stock payable over a five-year period at the rate of one-fifth of such shares per year following the date of grant of the award. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant to the employee, will be recognized pro rata over the five years during which the shares are payable. A recipient of such restricted stock will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. If a holder of such restricted stock terminates employment for reasons other than death, disability or retirement, the employee forfeits all rights to the allocated shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Bank, all restrictions expire and all shares allocated become unrestricted. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.


15. FINANCIAL INSTRUMENTS

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commitments to sell loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    At September 30, 1996 and 1995, the Bank had outstanding commitments to fund real estate loans of $2,054,583 and $1,110,268, respectively. Of the commitments outstanding at September 30, 1996, $898,573 were for fixed rate loans at rates of 7.625% to 9.50%. Commitments for adjustable rate loans amounted to $1,156,010 with initial rates of 6.50% to 8.75% at September 30, 1996. Of the commitments outstanding at September 30, 1995, $924,268 were for fixed rate loans at rates of 7.25% to 8.75%. Commitments for adjustable rate loans outstanding at September 30, 1995 amounted to $186,000 with initial rates of 7.625% to 9.125%.

    Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held is primarily residential real estate, but may include autos, accounts receivable, inventory, property, plant and equipment.

    The Bank had outstanding commitments from mortgage banking concerns to purchase $234,792 and $100,137 of loans yet to be originated at September 30, 1996 and 1995, respectively. The Bank has outstanding commitments to originate or has applications pending approval at approximately equivalent interest rates.

    The Bank had no commitments to purchase mortgage-backed securities or investments at September 30, 1996 and 1995.

    At September 30, 1996 and 1995, loans with a carrying value of $1,890,007 and $316,991, respectively, have been classified by management as held for sale. The carrying value of these loans is at the lower of cost or market value as of September 30, 1996 and 1995.


16. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

    The Bank grants mortgage, consumer and business loans primarily to customers within the state. Although the bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the agribusiness and energy sectors of the economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

    As of September 30, 1996, the Bank had a net investment of $129,903,235 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

    In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.


17. RELATED PARTY TRANSACTIONS

    Directors and primary officers of the company were customers of, and had transactions with, the Bank in the ordinary course of business during the two years ended September 30, 1996 and 1995, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

    The following analysis is of loans made to principal officers and directors which individually exceeded $60,000 in aggregate during the year ended September 30, 1996:

           Balance, September 30, 1995           $    1,182,566
           New loans                                  1,526,419
           Repayments                                   568,481
                                                  --------------
           Balance September 30, 1996             $   2,140,504
                                                  ==============

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash:
    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

    Time deposits in financial institutions:
    The fair value of fixed maturity certificate of deposits are estimated using the rates currently offered for deposits of similar remaining maturities.

    Investment securities and mortgage-backed securities:
    For marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Loans receivable:
    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposit liabilities:
    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities.

    Advances and other borrowings from Federal Home Loan Bank:
    The fair value of advances from the Federal Home Loan Bank are estimated using the rates offered for similar borrowings.

    Commitments to extend credit:
    The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

    The estimated fair values of the Bank's financial instruments are as follows:

                                                 September 30, 1996    September 30, 1995
                                                 ------------------    ------------------
                                                 Carrying     Fair      Carrying     Fair
                                                  Amount      Value      Amount      Value
                                                  ------      -----      ------      -----
                                                                (In Thousands)

Financial assets:
   Cash and cash equivalents:
       Interest bearing ......................   $      3   $      3   $     --   $     --
       Non-interest bearing ..................        471        471        462        462
   Time deposits in other
     financial institutions ..................        480        480        579        579
   Investment securities held-to-maturity ....     29,399     29,113     34,825     34,616
   Investment securitiesavailable-for-sale ...      4,138      4,138      1,693      1,693
   Mortgage-backed securities held-to-maturity     45,877     45,526     68,207     68,075

   Loans receivable ..........................    128,013    126,244     98,617     99,325
   Loans held-for-sale .......................      1,890      1,890        317        317

Financial liabilities:
   Deposits ..................................    143,815    143,548    144,957    144,970

   Advances and other borrowings from
       the Federal Home Loan Bank ............     33,467     33,377     25,533     25,698


                                                     Par       Fair        Par      Fair
                                                    Value      Value      Value     Value
                                                    -----      -----      -----     -----
   Unrecognized Financial instruments:
       Commitments to extend credit              $  2,055   $  2,040   $  1,110   $  1,121



19. STOCK CONVERSION / RESTRICTIONS ON RETAINED EARNINGS

    On August 24, 1993, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank with the concurrent formation of Landmark Bancshares, Inc. to act as a holding company of the Bank (the "Conversion").

    At the date of conversion, March 28, 1994, the Company completed the sale of 2,281,312 shares of common stock, $0.10 par value, through concurrent subscription and community offerings at $10.00 per share. Included in the total shares outstanding are 91,252 shares which were purchased by the Bank's MSBP at an average price of $10.58 per share and 136,878 shares which were purchased by the Bank's ESOP at $10.00 per share. Net proceeds from the conversion, after recognizing conversion expenses and underwriting costs of $701,411, were $22,111,709. From the net proceeds, the company used $11,055,855 to purchase all of the capital stock of the Bank, $965,224 to fund the purchase of 91,252 shares of the company stock by the MSBP (Note 14) and $1,368,780 to fund the purchase of 136,878 shares of the company stock by the ESOP (Note 14).

    The Bank may not declare or pay a cash dividend to the Company if the effect would cause the net worth of the Bank to be reduced below either the amount required for the "liquidation account" or the net worth requirement imposed by the OTS. If all capital requirements continue to be met, the Bank may not declare or pay a cash dividend in an amount in excess of the Bank's net earnings for the fiscal year in which the dividend is declared plus one-half of the surplus over the capital requirements, without prior approval of the OTS.

    Office of Thrift Supervision regulations require that upon conversion from mutual to stock form of ownership, a liquidation account be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event) each savings account holder who continues to maintain their savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at $15,489,000. This account may be proportionately reduced for any subsequent reduction in the eligible holder's savings accounts.


20. STOCK OPTION PLAN

    In connection with the stock conversion, the Bank's Board of Directors adopted the 1994 Stock Option Plan (the Option Plan). Pursuant to the Option Plan, 228,131 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan.

    The Option Plan will be administered by a committee of at least three non-employee directors designated by the Board of Directors (the Option Committee). The Option Committee will select the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

    As of the date of conversion, the Option Committee granted 228,131 shares of common stock, at an exercise price of $10 per share, contingent upon stockholder approval of the Option Plan which was ratified June 22, 1994. All such options are exercisable immediately following stockholder ratification. As of September 30, 1996, no options have been exercised and all options granted remain outstanding.

21. PARENT COMPANY FINANCIAL INFORMATION

    Condensed financial statements of Landmark Bancshares, Inc. (Parent Company) are shown below. The Parent Company has no significant operating activities.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                        AS OF SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                 1996       1995
                                                              --------    --------
ASSETS
   Cash and cash equivalents                                  $    666    $    551
   Time deposits in other financial institutions                    95        --
   Investment securities available-for-sale                      2,396         206
   Investment in subsidiary                                     12,217      10,506
   Loans receivable                                              1,236       7,106
   Other assets                                                     54         477
                                                              --------    --------
       Total assets                                           $ 16,664    $ 18,846
                                                              ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities                                                $    169    $     74
   Stockholders' equity:
       Common stock                                                228         228
       Additional paid-in capital                               21,944      21,893
       Retained income                                           1,574         922
       Net unrealized gain on available-for-sale securities        253          37
       Unamortized amounts related to ESOP and MSBP             (1,477)     (1,807)
                                                              --------    --------
                                                                22,522      21,273
       Treasury stock, at cost                                  (6,027)     (2,501)
                                                              --------    --------
       Total stockholders' equity                               16,495      18,772
                                                              --------    --------
       Total liabilities and stockholders' equity             $ 16,664    $ 18,846
                                                              ========    ========



               CONDENSED STATEMENTS OF OPERATIONS
        FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

Equity earnings of subsidiary                                $  1,331     $  1,587
Interest and dividend income                                      221          343
Net gain on sale of investments                                    27          123
Other                                                               3            3

    Total income                                                1,582        2,056
                                                             --------       ------
Operating expenses                                                129          190
                                                             --------       ------
    Income before income taxes                                  1,453        1,866
Income tax expense                                                 49          103
                                                             --------       ------
    Net income                                               $  1,404       $1,763
                                                             ========       ======

                       CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (IN THOUSANDS)

                                                          1996       1995
                                                        -------    -------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                           $ 1,404    $ 1,763
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in net income of subsidiary                (1,331)    (1,587)
       Gain on sale of investments                          (27)      (123)
       Decrease in other assets                             449         32
       Increase in other liabilities                         71         28
       Other                                               (137)       (24)
                                                        -------    -------
       Net cash provided by operating activities            429         89
                                                        -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in subsidiary                                --         1140
   Acquisition of investment securities
     available-for-sale, including deposits              (2,214)      (748)
   Proceeds from sale of investment securities
     available-for-sale                                     308        733
   Decrease in loans to subsidiary and ESOP, net          5,837      3,463
   Other loans, net                                          33       (275)
                                                        -------    -------
       Net cash provided by investing activities          3,964      4,313
                                                        -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Purchase of treasury stock                            (3,526)    (2,501)
   Cash dividends paid                                     (752)    (1,603)
                                                        -------    -------
       Net cash used by financing activities             (4,278)    (4,104)
                                                        -------    -------
       Increase in cash and cash equivalents                115        298
       Cash and cash equivalents at beginning of year       551        253
                                                        -------    -------
       Cash and cash equivalents at end of year         $   666    $   551
                                                        =======    =======



22. RECENT DEVELOPMENTS

    Deposits of the Bank are insured by the SAIF as administered by the FDIC. As a member of the SAIF, the Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund (BIF), which primarily insures commercial bank deposits. Effective September 30, 1995, the FDIC lowered the insurance premium of BIF insured deposits to range of between 0.04% and 0.31% of deposits, with the result that most commercial banks would pay the lower rate of 0.04%. Effective January 1, 1996, the annual insurance premium for most BIF members was lowered to $2,000. These reductions in insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

    Effective September 30, 1996, federal law was revised to mandate a one-time special assessment of SAIF members such as the Bank of approximately .657% of deposits held on March 31, 1995. The Bank recorded a $937,073 pre-tax expense for this assessment at September 30, 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members are expected to be reduced to approximately .064% of deposits on an annual basis through the end of 1999. During this same period, BIF members are expected to be assessed approximately .013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that theses continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. Assuming this reduction, beginning January 1, 1997, the rate of deposit insurance assessed the Bank will decline by approximately 70%.

Corporate Information
---------------------


Landmark Bancshares, Inc.                         Form 10-K
                                                  A copy of the Company's annual report on Form 10-K
Central and Spruce                                for fiscal year ended September 30, 1996, including
Dodge City, Kansas 67801                          financial statements schedules, as filed with the
(316) 227-8111                                    Securities and Exchange Commission, will be finished
                                                  without charge to stockholders, as of the record date
Board of Directors                                upon written request to:  Corporate Secretary,
                                                  Landmark Bancshares, Inc., Central and Spruce,
C. Duane Ross                                     Dodge City, Kansas 67801.
Chairman of the Board
President, High Plains Publishers, Inc.
                                                  Annual Meeting
Larry Schugart                                    The annual meeting of Landmark Bancshares, Inc.
President and Executive Officer                   will be held on January 15, 1997 at 1:30 p.m. at the
                                                  offices of the Company, located at Central and
David H. Snapp                                    Spruce, Dodge City, Kansas 67801
Partner, Waite, Snapp & Doll, Attorneys at Law

Richard Ball                                      Independent Accountants
CPA/Shareholder, Adams, Brown,                    Regier Carr & Monroe, L.L.P.
  Beran & Ball, Chtd.                             300 West Douglas, Suite 100
                                                  Wichita, Kansas 67202
Jim W. Lewis
Owner, Auto Dealerships
                                                  Special Counsel
Executive Officers                                Malizia, Spidi, Sloane and Fisch, P.C.
                                                  1301 K. Street, N.W., Suite 700 East
Larry Schugart                                    Washington, D.C. 20005
President and Chief Executive Officer

James F. Strovas                                  Stock Transfer Agent
Treasurer and Chief Financial Officer             American Securities Transfer & Trust, Inc.
                                                  1825 Lawrence Street, Suite 444
Gary L. Watkins                                   Denver, Colorado 80201
Secretary and Chief Operating Officer

                                      -18-