Form 10KSB40, Exhibit 13
period 1997-09-30
LANDMARK BANCSHARES INC
filed 1997-12-29
CIK 915800

Landmark Bancshares, Inc.


--------------------------------------------------------------------------------

CONTENTS
--------------------------------------------------------------------------------



Message to our Stockholders ...........................................    1


Corporate Profile and Stock Price Information .........................    3


Five-Year Financial Summary ...........................................    4


Management's Discussion and Analysis ..................................    6


Report of Independent Accountants .....................................   F-1


Consolidated Financial Statements .....................................   F-2


Notes to Consolidated Financial Statements ............................   F-7


Corporate Information .................................................   19

MESSAGE TO OUR STOCKHOLDERS:

I am pleased to present to you our fourth annual report with great appreciation for the confidence and support that you, our stockholders, have shown through the investment you have made in Landmark Bancshares, Inc. (the "Company").

Landmark Federal Savings Bank, (the "Bank") is a community oriented financial institution, serving Southwest and Central Kansas with a complete menu of deposit and loan products. The Bank specializes in one- to four- family residential mortgage loans and consumer lending, increasing loans receivable over $29.7 million the past year, a 23.2% increase. We are committed to maintaining our current operating strategy in meeting the savings and housing needs of the people we serve.

In July, the Bank established a commercial loan department with the hiring of two seasoned loan specialists who are well known in the Dodge City and Ford County area. We believe that this department will become an excellent profit center for the Bank in the future.


We continue to be pleased with the quality of assets of the Company, as losses experienced during the past year were negligible. Non-performing loans were 0.27% of net loans, and 0.19% of total assets at fiscal year end, far lower than the industry average. Our directors, officers and staff are determined to maintain high quality assets.

Net income for the fiscal year ending September 30, 1997 was $2,514,437 or $1.37 per share, fully diluted, compared to $1,404,226 or $0.72 per share for the year ended September 30, 1996. Without the one-time SAIF assessment, earnings per share would have been $1.02 at fiscal year end 1996.

Since the initial public offering on March 28, 1994, at $10 per share, the common stock reached a high of $27.63 per share and a low of $9.75 per share, closing on September 30, 1997, at $25.25 per share, a 152.5% increase during the 42-month period. In addition, based on earnings and capital, the Board of Directors has declared regular quarterly dividends since June 1994.

In April 1997, our board of directors authorized the Company to repurchase up to 15% of the Company's outstanding shares. The current repurchase program of stock continues, and as of September 30, 1997, total stock repurchased since the initial offering totaled 592,671 shares, or 25.97% of the original 2,281,312 shares issued.

Fiscal year 1998 poses a challenging year for our management and staff as we will be opening a new branch office in Dodge City with four drive-thru service lanes, in addition to a drive-up ATM. Since this will be our first automated teller machine, ATM cards and debit cards will be distributed to our customer base in early calendar year 1998. Plans are already underway to add ATMs in our Great Bend and Garden City locations. Furthermore, a decision was recently made to open a loan origination office in the Kansas City area. One of our most experienced loan officers will manage this office which will open in January 1998. We have maintained a presence in Kansas City for the past ten years through purchasing loans and servicing loans from several correspondents, and look forward to increasing our business in thriving Johnson County.

We are proud of our results over the past years as a public company, and believe our ability to take advantage of market opportunities has contributed to our success. Realistically, we know that the favorable interest rate environment will not last indefinitely and that competition and other pressures will mount. We are ever mindful of our responsibilities to our stockholders and fully intend to be good stewards of your investment.

All of us at Landmark Federal Savings Bank recognize that to be successful in the marketplace as we approach the new millennium, we must differentiate ourselves with high quality, value added products and quick response to ever changing market conditions. By achieving this, and by focusing on profitable long-term growth, we expect to continue to add to shareholder value.

Again, we thank our stockholders for their confidence and our employees for their efforts over the past year.

                                       Respectfully submitted,


                                       /s/Larry Schugart
                                       Larry Schugart
                                       President and Chief Executive Officer

================================================================================


Corporate Profile and Related Information

Landmark Bancshares, Inc. (the "Company") is the parent company for Landmark Federal Savings Bank (the "Bank"). The Company was formed as a Kansas corporation in November 1993 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership (the "Conversion"). The Company acquired all of the capital stock that the Bank issued upon its conversion. On March 28, 1994, the Bank completed its conversion in connection with a $22.8 million initial public offering. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers but utilizes the support staff and facilities of the Bank from time to time.

Landmark Federal Savings Bank is a federally chartered stock savings bank headquartered in Dodge City, Kansas. The Bank was founded in 1920 with a charter from Kansas under the name of "Dodge City Savings and Loan Association" which later became a federal association under the name of "First Federal Savings and Loan of Dodge City." First Federal Savings and Loan of Dodge City became known as "Landmark Federal Savings Association" in 1983 when it changed its name at the time it merged with Peoples Savings and Loan of Sterling, Kansas. The Bank's deposits have been federally insured since 1943 and are currently insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank conducts its business from its main office in Dodge City, Kansas and four branch offices located in Barton, Finney and Rush Counties in Kansas.

Stock Price Information

There were 1,688,641 shares (net of treasury stock) of common stock of Landmark Bancshares, Inc. outstanding on September 30, 1997, held by approximately 270 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name through various brokerage firms). Since its issuance in March 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for Landmark Bancshares, Inc. is listed in the Nasdaq National Market section published in The Wall Street Journal and other leading newspapers under the trading symbol of "LARK". The following table reflects stock price information based on sales as published by the Nasdaq National Market statistical report for each quarter for fiscal years 1997 and 1996.

                                       Year Ended September 30,
                          -----------------------------------------------------

                                         1997                        1996
                          -------------------------  --------------------------

                            HIGH           LOW          HIGH           LOW
                          -----------  ------------  ------------  ------------

         First Quarter     18 3/4          16           14 3/4        13 1/2
         Second Quarter    20              18           15 1/4        13 1/2
         Third Quarter     20 1/8          18 3/4       16            14 1/2
         Fourth Quarter    27 5/8          20 1/4       16 1/2        15 1/4

The following table sets forth, for each quarter the dividends paid or payable on the common stock for the indicated fiscal years ending September 30. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay.

                                         Year Ended September 30,
                                ---------------------------------------------

        Dividends per share               1997                1996
        -------------------           -------------       -------------

         First Quarter                   $ 0.10              $ 0.10
         Second Quarter                    0.10                0.10
         Third Quarter                     0.10                0.10
         Fourth Quarter                    0.10                0.10

On October 15, 1997 the Board of Directors declared a quarterly dividend of $0.10 per share to shareholders of record on November 3, 1997.

================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Financial Condition Data (Dollars in Thousands)

============================================================================================================================
At September 30,                                     1997            1996            1995            1994            1993
----------------------------------------------------------------------------------------------------------------------------

Total assets                                      $ 227,850       $ 213,734       $ 208,632       $ 188,727       $ 164,694
Loans receivable, net (1)                           158,163         129,903          98,934          71,253          62,620
Investments held-to-maturity                         18,838          29,399          34,825          39,922          24,579
Investments available-for-sale                        7,123           4,138           1,693           1,743               -
Mortgaged-backed securities
   held-to-maturity                                  36,690          45,877          68,207          70,470          69,986
Cash and cash equivalents                             2,741             474             462           1,061           2,432
Deposits                                            144,735         143,815         144,957         136,858         147,428
FHLB borrowings                                      46,200          33,467          25,533          13,580               -
Stockholders' equity                                 32,245          32,389          34,667          36,606          15,144


Summary of Operations (Dollars in Thousands)

----------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                             1997            1996            1995            1994            1993
----------------------------------------------------------------------------------------------------------------------------
Interest income                               $      16,695   $      14,575   $    $ 13,652  $       10,671   $      10,964
Interest expense                                      9,768           8,678           8,224           5,917           6,424
                                              --------------  --------------  -------------- --------------- ---------------
  Net interest income                                 6,927           5,897           5,428           4,754           4,540
Provision for loan losses                               308             135               9             (85)            184
Provision for losses on corporate
  securities and municipal obligations                    -               -               -            (128)             42
                                              --------------  --------------  -------------- --------------- ---------------
  Net interest income after provision
   for losses on loans and investments                6,619           5,762           5,419           4,967           4,314
Non-interest income                                   1,026             745             684             450             896
Non-interest expense (2)                              3,581           4,323           3,315           2,907           2,651
                                              --------------  --------------  -------------- --------------- ---------------
Income before income taxes and
  cumulative effect of change
  in accounting principle                             4,064           2,184           2,788           2,510           2,559
Provision for income taxes                            1,550             780           1,025             926             944
                                              --------------  --------------  -------------- --------------- ---------------
Income before cumulative effect of
  change in accounting principle                      2,514           1,404           1,763           1,584           1,615
Cumulative effect of October 31, 1992
  change in accounting for income taxes                   -               -               -               -             117
                                              --------------  --------------  -------------- --------------- ---------------
Net income                                    $     $ 2,514   $       1,404   $       1,763  $        1,584  $        1,732
                                              ==============  ==============  ============== =============== ===============
Primary earnings per share (3)                $        1.40   $        0.72   $        0.82  $         0.38  $            -
                                              ==============  ==============  ============== =============== ===============
Fully diluted earnings per share (3)          $        1.37   $        0.72   $        0.81  $         0.38  $            -
                                              ==============  ==============  ============== =============== ===============
Dividends per share (3)                       $        0.40   $        0.40   $        0.75  $         0.05  $            -
                                              ==============  ==============  ============== =============== ===============
Book value per common share
   outstanding at September 30                $       19.10   $       17.48   $       16.62  $        16.05  $            -
                                              ==============  ==============  ============== =============== ===============

(*) Data presented prior to March 28, 1994, the date of conversion, is for Landmark Federal Savings Bank only.
(1) Includes loans held for sale totaling $490, $1,890, $317, $611 and $6,547 at September 30, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes one-time SAIF special assessment of $973 for the year ended September 30, 1996.
(3) For periods following conversion from mutual to stock on March 28, 1994 (1994 - March 28 through September 30).

================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data (*)

==================================================================================================================================
At or For the Year Ended September 30,                       1997           1996            1995           1994            1993
----------------------------------------------------------------------------------------------------------------------------------

Return on average assets                                      1.1%           0.7%            0.8%           0.9%            1.0%
Return on average equity                                     7.79           4.14            4.92           6.06           12.14
Average equity to average assets                            14.44          17.00           17.88          14.93            8.89
Equity to assets at period end                              14.15          15.15           16.62          19.40            9.20
Net interest spread                                          2.41           2.11            1.88           2.18            2.51
Net yield on average interest-earning assets                 3.16           3.01            2.76           2.77            2.89
Non-performing assets to total assets                        0.30           0.15            0.22           0.22            0.36
Non-performing loans to net loans                            0.27           0.24            0.39           0.29            0.38
Allowance for loan losses to total loans                     0.61           0.57            0.65           0.87            1.14
Dividend payout                                             26.95          53.58           90.93          13.02               -
Number of:
  Loans outstanding                                         6,210          5,439           4,561          3,859           3,624
  Deposit accounts                                         12,888         13,443          13,731         12,582          13,074
  Full service offices                                          5              5               5              5               5


                               [GRAPHICS OMITTED]

Net Income                                    Non-Performing Assets/Total Assets



Total Assets                                  Loans Receivable

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


General

The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase and refinancing of residential properties located in central and southwestern Kansas. In addition, the Bank also offers and purchases loans through correspondent lending relationships in Kansas and in other states. The Bank also makes commercial, automobile, second mortgage, equity and deposit loans. The Bank's market has historically provided an excess of savings deposits over loan demand. Accordingly, in addition to originating loans in its market the Bank also purchases mortgage-backed securities and investment securities.

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

The Company's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, making loans and providing customers with a high level of customer service. As part of the Bank's emphasis on external growth, the Bank intends to expand its operations within its market areas. During fiscal 1998, the Bank will be opening a branch office in Dodge City and also plans to open a loan origination office in the Kansas City area. As part of the Bank's strategy for internal growth, during fiscal 1997 the bank established a commercial loan department and plans to focus on increasing their commercial market.


Financial Condition

Consolidated total assets increased 6.60% from $213,733,690 at September 30, 1996 to $227,850,154 at September 30, 1997. The principal factor contributing to the growth in assets was the increase in the loans receivable portfolio during the year, which more than offset a decrease in investment and mortgage-backed securities.

Net loans receivable held for investment increased $29,659,375 or 23.17%, from $128,013,228 at September 30, 1996 to $157,672,603 at September 30, 1997. This
growth in the loan portfolio is attributed to increased lending throughout the year and the purchase of $30,958,686 in mortgage loan packages during fiscal year 1997. The Bank has increased its investment in purchased loans in order to enhance yield on investable funds during periods when such amounts exceeded loan demand in the Bank's primary lending area. This continued increase in the Bank's loan portfolio has resulted in a 152.58% increase in total loans during the last five years. The Bank experienced the majority of this growth during the year in first mortgage loans secured by one- to four- family residences which increased $22,435,835, or 22.53% and in automobile loans which increased $3,526,266, or 36.04%.

The Bank had impaired loans of $371,769 and $127,131 at September 30, 1997 or 1996, respectively. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans which are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as part of the monitoring and evaluation of non-performing loans, classifies loans and repossessed assets in accordance with regulatory provisions as loss, doubtful or substandard. Total assets classified as of September 30, 1997 and 1996, amounted to $1,328,000 and $1,101,000, respectively. Those loans classified which are not recognized as impaired include loans which are currently past due 90 days or more or have a past history of delinquency. The level of classified loans has continued to remain consistently low primarily as a result of improving economic conditions and real estate values. At September 30, 1997 the Bank's ratio of total non-performing assets to total assets was 0.30%, far lower than the industry average. The Bank will continue with its aggressive collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. Management is unaware of any trends which it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Investment securities held-to-maturity decreased $10,560,578 from $29,398,520 at September 30, 1996 to $18,837,942 at September 30, 1997. This decrease was directly related to the increase in the loan portfolio discussed above, as securities matured or were called, excess funds were used to originate and purchase loans. Investment securities available-for-sale at September 30, 1997 experienced an increase of $2,985,148 from $4,137,637 at September 30, 1996 to $7,122,785 at September 30, 1997 as a result of continued purchases of equity securities by the Company.

Mortgage-backed securities decreased $9,187,569 or 20.03%, from $45,877,120 at September 30, 1996 to $36,689,551 at September 30, 1997. The Company did not have any mortgage-backed securities available-for-sale at September 30, 1997 or 1996. Mortgage-backed securities also decreased due to excess funds from repayments on mortgage-backed securities being used to fund the increase in loans receivable.

At September 30, 1997, the Company had net unrealized gains on both investment and mortgage-backed securities held-to-maturity, not reflected on the consolidated financial statements, of $69,443 and $244,224, respectively. This was a favorable improvement from the Company's net unrealized losses on both investment and mortgage-backed securities held-to-maturity, not reflected on the consolidated financial statements, of $285,153 and $351,113, respectively at September 30, 1996. The overall decline in fair market value below the amortized cost of these securities held-to-maturity at September 30, 1996 was deemed to be due to temporary changes in the interest rate environment, and as noted the Company has experienced a more favorable interest rate environment during the year ended September 30, 1997.

The balance in foreclosed assets ("REO") at September 30, 1997 and 1996 was $251,950 and $0, respectively. The September 30, 1997 balance in REO consisted of four single-family residences. This REO balance continues to be substantially lower than that experienced by the Bank in prior years.

Deposits increased slightly from $143,814,910 at September 30, 1996 to $144,734,739 at September 30, 1997. This resulted in a 0.64% increase. The modest increase was attributable to normal changes in outstanding deposits. The Bank continues to offer rates competitive with other financial institutions in the area. The average cost on demand deposits increased 66 basis points from 2.56% at fiscal year 1996 to 3.22% for fiscal year 1997. This increase resulted from a steady increase in rates offered on NOW accounts throughout the year. The average cost on savings and certificates of deposit decreased 17 basis points from 5.49% at fiscal year 1996 to 5.32% for fiscal year 1997. The decrease in the cost of savings and certificates of deposit is the result of a decrease in the volume of both savings and certificate of deposit accounts in addition to a decline in rates. The rate/volume analysis table reflects a decrease of $313,000 due to the changes in volume of savings and certificate of deposit accounts.

Of the $117,214,858 in certificates of deposit held by the Bank at September 30, 1997, $84,320,014 of these deposits will mature during the year ended September 30, 1998. The majority of the Bank's time deposits consist of regular deposits from consumers within the Bank's surrounding community rather than institutional or brokered deposit accounts. As a result, most of these accounts of local customers are expected to be renewed.

The Bank has continued to utilize advances from the Federal Home Loan Bank ("FHLB") as a source of funds. Fixed term advances from the FHLB totaled $36,200,000 and $14,466,668 at September 30, 1997 and 1996, respectively. The
Bank also has a line of credit with the FHLB. The Bank had an outstanding balance of $10,000,000 and $19,000,000 at September 30, 1997 and 1996,
respectively. This resulted in a $12,733,332 or 38.05% increase in advances and other borrowings from the FHLB from September 30, 1996 to September 30, 1997. The funds provided by these borrowings were used primarily to fund lending activity throughout the year. The weighted average cost of these borrowings from the FHLB was 6.16% as of September 30, 1997. Of the advances and other borrowings outstanding at September 30, 1997, $28,000,000 mature during the year ended September 30, 1998.

Stockholders' equity decreased $143,845, from $32,389,175 at September 30, 1996 to $32,245,330 at September 30, 1997. The Company was granted approval from the OTS to purchase up to 15% of the Company's outstanding shares. At September 30, 1997 the Company has repurchased 592,671 shares of its common stock to significantly enhance stockholder value. The book value per common share outstanding at September 30, 1997 was $19.10, up from $17.48 at September 30, 1996 and $16.62 at September 30, 1995. As noted in the Stock Price Information section of this report the Company has also been consistently paying quarterly dividends to stockholders. In relation to this increase in stockholder value, the Company's stock price has also increased from $16.375 at September 30, 1996 to $25.25 at September 30, 1997, an increase of $8.875 or 54.20%.


Implementation of New Accounting Pronouncements

During fiscal year 1997, the Company adopted the provisions of two accounting pronouncements: Statement No. 123 entitled "Accounting for Stock-Based Compensation" and Statement No. 125 entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishements of Liabilities." See Note 1 to the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Company.


Liquidity and Capital Resources

Liquidity is measured by a financial institutions ability to raise funds through deposits, borrowed funds, capital or the sale of highly marketable assets such as available-for-sale securities. Additional sources of liquidity, including cash flows from both repayment of loans and maturity of investment securities, are also included in determining whether liquidity is satisfactory.

During the years ended September 30, 1997 and 1996, cash and cash equivalents have increased by $2,267,342 and $11,689, respectively. During the year ended September 30, 1995 cash and cash equivalents decreased by $598,518.

As reflected in the Consolidated Statement of Cash Flows, net cash flows provided by operating activities for fiscal year 1997, 1996 and 1995 totaled $9,687,358, $1,460,520 and $3,399,891, respectively. Amounts fluctuate from period to period primarily as a result of the purchase and origination of loans held-for-sale and the subsequent sale of such loans. The sale of loans held-for-sale was $12,956,185, $9,679,305 and $6,294,625 for fiscal years 1997,
1996 and 1995, respectively. This is offset by the origination and purchase of loans held-for-sale of $6,309,686, $10,344,957 and $5,886,469 for fiscal years 1997, 1996 and 1995, respectively.

Net cash flows used by investing activities totaled $17,172,688, $4,294,278 and $20,143,954 for fiscal year 1997, 1996 and 1995, respectively. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities, (ii) the purchase and origination of loans, mortgage-backed securities and investment securities and (iii) proceeds from maturities and sales of investment securities. Loans originated and purchased for investment, net of principal payments on loans, were $35,303,920, $30,405,369 and $27,900,224 for fiscal years 1997, 1996 and 1995, respectively.

Net cash flows provided by financing activities totaled $9,752,672, $2,845,447 and $16,145,545, respectively, for fiscal years 1997, 1996 and 1995. Advances from the FHLB have been the primary source to balance the Company's funding needs during each of the fiscal years presented. As of September 30, 1997, the Bank had an existing line of credit with the FHLB of $30,000,000 against which the Bank had an outstanding balance of $10,00,000 that could serve as an additional source of liquidity. Offsetting the cash provided by borrowings has been the continued repurchase of treasury stock amounting to $3,222,729, $3,526,306 and $2,500,900 for years ending September 30, 1997, 1996 and 1995, respectively. The repurchase of treasury stock during this three year period has resulted in enhanced stockholder value.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At September 30, 1997, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for institutions such as the Bank. The capital standards require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 1997 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 12 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at September 30, 1997.

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


Asset/Liability Management

The Bank has established an Asset/Liability Management Committee ("ALCO") for the purpose of monitoring and managing interest rate risk. The Bank is subject to the risk of interest rate fluctuations to the extent that there is a difference, or mismatch, between the amount of the Bank's interest-earning assets and interest-bearing liabilities which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Bank's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Bank's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a specified period exceeds the amount of interest rate sensitive liabilities maturing or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income. The Bank utilizes internally generated gap reports and externally prepared interest rate sensitivity of the net portfolio value reports to monitor and manage its interest rate risk.

The Company has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The mismatch in duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets; therefore, decreasing net interest income. To mitigate this risk, the Bank has placed a greater emphasis on shorter-term higher yielding assets that reprice more frequently in reaction to interest rate movements. In addition, the Bank has continued to include in total assets a concentration of adjustable-rate assets to benefit the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.

Quarterly, the OTS prepares a report on the interest rate sensitivity of the net portfolio value ("NPV") from information provided by Bank. The OTS adopted a rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Implementation of the rule has been delayed until the OTS has tested the process under which institutions may appeal such capital deductions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. The NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as the result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution.

The following tables present the Bank's NPV as well as other data as of September 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.

 Change in Interest
 Rates in Basis
 Points (Rate Shock)                      Net Portfolio Value                      NPV as % of Present Value of Assets
---------------------   -----------------------------------------------------      -----------------------------------------

                           $ Amount           $ Change          % Change                NPV Ratio                Change
                        --------------    -----------------    --------------      --------------------    -----------------

                                           (Dollars in Thousands)

     +400 bp                 $ 15,702            $ (16,629)          (51)  %              7.57%                 (658)   bp
     +300 bp                 $ 20,244              (12,087)          (37)  %              9.50%                 (464)   bp
     +200 bp (1)             $ 24,700               (7,632)          (24)  %             11.29%                 (285)   bp
     +100 bp                 $ 28,847               (3,484)          (11)  %             12.88%                 (126)   bp
        0 bp                 $ 32,332                                                    14.14%
     -100 bp                 $ 34,699                2,367             7   %             14.95%                   80    bp
     -200 bp                 $ 35,704                3,372            10   %             15.23%                  109    bp
     -300 bp                 $ 37,001                4,670            14   %             15.62%                  148    bp
     -400 bp                 $ 38,574                6,242            19   %             16.09%                  195    bp

    (1) Denotes rate shock used to compute interest rate risk capital component.

                                                                                        September 30, 1997
                                                                                        ------------------
Risk  Measures (200 Basis Point Rate Shock):

       Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets                               14.14%
       Exposure Measure:  Post-Shock NPV Ratio                                                 11.29%
       Sensitivity Measure:  Change in NPV Ratio                                             (285) bp

Calculation of Capital Component:

       Change in NPV as % of Present Value of Assets                                          (3.34)%

Utilizing the data above, the Bank, at September 30, 1997, would have been considered by the OTS to have been subject to "above normal" interest rate risk and a deduction from risk-based capital would have been required.

Set forth below is a breakout, by basis points of the Banks NPV as of September 30, 1997 by assets, liabilities, and off balance sheet items.

                                                                        No
Net Portfolio Value    -400 bp   -300 bp    -200 bp     -100 bp       Change        +100 bp      +200 bp      +300 bp      +400 bp
------------------- ------------ --------- ----------- ---------- ------------- ------------ ------------ ------------- ------------

Assets                $ 239,676  $ 236,877 $  234,364  $ 232,157   $   228,619  $   223,995  $   218,721  $    213,156      207,519
-Liabilities            201,446    200,126    198,830    197,556       196,306      195,085      193,879       192,696      191,531
+Off Balance Sheet          344        250        170         98            19          (63)        (142)         (216)        (286)
                    ------------ --------- ----------- ---------- ------------- ------------ ------------ ------------- ------------
Net Portfolio Value   $  38,574  $  37,001 $   35,704  $  34,699  $     32,332  $    28,847  $    24,700  $     20,244  $    15,702
                    ============ ========= =========== ========== ============= ============ ============ ============= ============

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates.


Year 2000 Issue

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies.

The most significant data processing applications of the Bank that could be affected by this problem are provided by a third party service bureau. The Bank is currently in the process of evaluating its situation as it relates to the year 2000 issue and the Bank's service center, but currently management is uncertain of the effect the year 2000 issue will have on the Bank's computer system. If there is a problem with the service center relating to the year 2000 issue the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.


Results of Operations

Net income increased $1,110,211 or 79.06% from $1,404,226 for the year ended September 30, 1996 to $2,514,437 for the year ended September 30, 1997. As discussed in the following paragraphs the net income for the year ended
September 30, 1996 included a special one-time SAIF assessment of $937,073 which, net of tax effect, resulted in decreasing fiscal year 1996 net income by approximately $600,000. Exclusive of the effect of the assessment on 1996, net income for fiscal 1997 increased over 1996 by approximately $530,000. This increase is primarily attributable to an increase in net interest income.

Net income decreased $358,279 or 20.33%, from $1,762,523 for the year ended September 30, 1995 to $1,404,226 for the year ended September 30, 1996. This decrease relates primarily to the special one-time SAIF assessment of $937,073.

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

Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 6.4 basis points of deposits on an annual basis and are expected to remain at that rate through the end of 1999, down from the previous level of 23 basis points, a reduction in the rate of deposit insurance assessed the Bank of approximately 70%. Through 1999 BIF members are expected to be assessed at approximately 1.3 basis points on deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.

The  operating  results  of the  Company  depend  to a great  degree  on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's net income is also affected by the level of its provision for losses on loans, non-interest income and non-interest expense.

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

                                                                      For Year Ended September 30,
                          At       -------------------------------------------------------------------------------------------------
                      September 30,
                         1997                       1997                           1996                             1995
                      -------------- ------------------------------- ---------------------------------------------------------------
                                     Average                Average      Average            Average      Average            Average
                      Yield/Cost     Balance     Interest Yield/Cost     Balance  Interest  Yield/Cost  Balance Interest  Yield/Cost
                      -------------- --------   ---------  ---------  -------------------- ---------- ----------- -------- ---------
                      (Dollars in Thousands)
Interest-earning
assets:
  Loans receivable         8.18%   $ 145,395     $ 11,833     8.14%     $ 110,084 $ 9,077      8.25%    $ 81,236  $ 6,449     7.94%
  Mortgage-backed
    securities             6.46%      41,747        2,707     6.48%        54,647   3,557      6.51%      70,947    4,359     6.14%
  Investment
    securities             6.02%      30,956        2,079     6.72%        29,936   1,863      6.22%      42,936    2,744     6.39%
  Other interest-
    earning assets         5.37%       1,252           76     6.07%         1,085      78      7.19%       1,216      100     8.22%
                       ----------- ---------- ------------ --------   ----------- -------- ---------- ----------- --------  -------
     Total interest-
       earning assets      7.62%   $ 219,350     $ 16,695     7.61%     $ 195,752 $14,575      7.45%    $196,335  $13,652     6.95%
                       =========== ========== ============ ========   =========== ======== ========== =========== ========  =======
Non-interest
  earning assets:                      4,310                                3,764                          3,903
                                  ----------                         -----------                      ----------
     Total assets                  $ 223,660                            $ 199,516                      $ 200,238
                                   ==========                         ===========                      ==========
Interest-bearing
liabilities:
  Demand deposits          3.17%    $ 21,536        $ 693     3.22%      $ 14,249   $ 365      2.56%    $ 12,279    $ 267     2.17%
  Savings deposits
    and certificates
    of deposit             5.36%     123,206        6,556     5.32%       128,899   7,077      5.49%     129,319    6,633     5.13%
  Other liabilities        6.16%      42,951        2,520     5.87%        19,429   1,237      6.37%      20,473    1,324     6.47%
                       ----------- ---------- ------------ --------   ----------- -------- ---------- ----------- --------  -------
     Total interest-
       bearing
       liabilities         5.30%   $ 187,693      $ 9,769     5.20%     $ 162,577 $ 8,679      5.34%   $ 162,071  $ 8,224     5.07%
                       =========== ========== ============ ========   =========== ======== ========== =========== ========  =======
Non-interest
  bearing liabilities                  3,696                                3,015                          2,371
                                   ----------                         -----------                      ----------
     Total liabilities             $ 191,389                            $ 165,592                      $ 164,442
                                   ==========                         ===========                      ==========
Stockholder's equity                  32,271                               33,924                         35,796
                                   ----------                         -----------                      ----------
     Total liabilities
       and stockholders'
       equity                      $ 223,660                            $ 199,516                      $ 200,238
                                   ==========                         ===========                      ==========
Net interest income                               $ 6,926                         $ 5,896                         $ 5,428
                                              ============                       =========                        ========
Interest rate spread       2.32%                              2.41%                            2.11%                          1.88%
                       ===========                         ========                        ============                     =======
Net yield on
  interest-earning
  assets                                                      3.16%                            3.01%                          2.76%
                                                           ========                        ============                     =======
Ratio of
  interest-earning
  assets to
  interest-
  bearing liabilities                                       116.87%                          120.41%                        121.14%
                                                           ========                        ============                     =======

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

                                                                    Years Ended September 30,
                                        ----------------------------------------------------------------------------------------
                                                   1997 vs. 1996                                1996 vs. 1995
                                        ------------------------------------------ ---------------------------------------------
                                             Increase (Decrease) Due to                  Increase (Decrease) Due to
                                        ------------------------------------------ ---------------------------------------------
                                                               Rate/                                         Rate/
                                          Volume      Rate     Volume        Net      Volume      Rate       Volume       Net
                                        ---------- ---------  --------  ---------- ----------- ----------  ---------  ----------
                                                                               (In Thousands)
Interest income:
   Loans receivable                       $ 2,913    $  (121)   $   (36)   $ 2,756    $ 2,291    $   252    $    85    $ 2,628
   Mortgage-backed securities                (840)       (16)         6       (850)    (1,000)       263        (65)      (802)
   Investment securities                       63        150          3        216       (832)       (73)        24       (881)
   Other interest-earning assets               13        (11)        (4)        (2)       (11)       (13)         2        (22)
                                          -------    -------    -------    -------    -------    -------    -------    -------

     Total interest-earning assets        $ 2,149    $     2    $   (31)   $ 2,120    $   448    $   429    $    46    $   923
                                          =======    =======    =======    =======    =======    =======    =======    =======

Interest expense:
   Demand deposits                        $   187    $    94    $    47    $   328    $    43    $    48    $     7    $    98
   Savings deposits and
     certificates of deposits                (313)      (219)        11       (521)       (22)       466       --          444
   Other liabilities                        1,498        (97)      (118)     1,283        (68)        (2)       (17)       (87)
                                          -------    -------    -------    -------    -------    -------    -------    -------

     Total interest-bearing liabilities   $ 1,372   $  (222)   $   (60)   $ 1,090    $   (47)   $   512    $   (10)   $   455
                                          =======    =======    =======    =======    =======    =======    =======    =======

Net change in interest income             $   777    $   224    $    29    $ 1,030    $   495    $   (83)   $    56    $   468
                                          =======    =======    =======    =======    =======    =======    =======    =======

Interest income was $16,694,848 for the year ended September 30, 1997 compared to $14,574,868 for the year ended September 30, 1996, an increase of $2,119,980 or 14.55%. This increase resulted from the average yield on interest-earning assets increasing to 7.61% for the year ended September 30, 1997 compared to 7.45% for the year ended September 30, 1996. This increase was the result of the increase in the loan portfolio, the rate/volume analysis reflects this increase. The change in interest income due to the volume of loans receivable was an increase of $2,913,000 during fiscal year 1997 from fiscal year 1996. Income resulting from the increase in loan volume was partially offset by decreases in the volume of mortgage-backed securities.

Interest expense for the year ended September 30, 1997 increased $1,089,924, or 12.56%, to $9,768,292 from $8,678,368 at September 30, 1996. This increase was due to the increase in borrowed funds throughout the fiscal year. Approximately $1,498,000 of the increase in interest expense was due to an increase in the volume of other liabilities, which consists of advances and other borrowing from the FHLB. The average cost for interest-bearing liabilities decreased slightly from 5.34% for the year ended September 30, 1996 to 5.20% for the year ended September 30, 1997.

As a result of the above, net interest income increased $1,030,056, or 17.47%, from $5,896,500 for the year ended September 30, 1996 to $6,926,556 for the year ended September 30, 1997. The net interest spread of the Bank increased from 2.11% for the year ended September 30, 1996 to 2.41% for the year ended
September 30, 1997, an increase of 30 basis points. Interest costs on liabilities increase or decrease faster than interest yields on assets, as shorter term liabilities reprice or adjust for changes in interest rates quicker than longer maturity assets. This increase in interest spread related to the significant increase in origination and purchases of mortgage loans at yields in excess of yields on maturing investments and mortgage-backed securities.

Total interest income increased $922,628, or 6.76%, to $14,574,868 for the year ended September 30, 1996, from $13,652,240 for the year ended September 30, 1995. As discussed above for fiscal year 1997, this increase is also primarily the result of an increase in loans receivable during the year ended September 30, 1996, this is reflected in the Bank's rate/volume analysis as the increase in interest income resulting from the volume of loans receivable was $2,291,000.

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

As a result of the above, net interest income increased $468,049, or 8.62%, from $5,428,451 for the year ended September 30, 1995 to $5,896,500 for the year ended September 30, 1996. The increase in net interest income is attributable to a shift in the composition of interest-earning assets from generally lower yielding mortgage-backed and investment securities to loans, resulting in an increase in net interest income attributable to volume of $495,000. The net interest spread of the Bank increased from 1.88% for the year ended September 30, 1995 to 2.11% for the year ended September 30, 1996, an increase of 23 basis points. The change in interest rate spread for the year ended September 30, 1996 in comparison to the year ended September 30, 1995 relates to the continued overall increase in interest rates. As rates have continued to rise, the slower repricing interest-earning assets have began to catch up with the more rapidly increasing interest rates on liabilities; therefore, increasing the interest rate spread during the year ended September 30, 1996.


Provision for Losses on Loans

The Bank maintains, and the Board of Directors monitors, allowances for possible losses on loans. These allowances are established based upon management's periodic evaluation of known and inherent risks in the loan portfolio, review of significant individual loans and collateral, review of delinquent loans, past loss experience, adverse situations that may affect the borrowers' ability to repay, current and expected market conditions, and other factors management deems important. Determining the appropriate level of reserves involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio and the collateral value of specifically identified problem loans. Additionally, allowance strategies and policies are subject to periodic review and revision in response to current market conditions, actual loss experience and management's expectations.

The allowance for loan losses was $968,623 and $740,346 at September 30, 1997 and 1996, respectively. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans was $307,979 for the year ended September 30, 1997 and $134,743 for the year ended September 30, 1996. The increase in the allowance for the year ended September 30, 1997 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending, and the slight increase in non-performing loans. Historical non-performing loan ratios are presented with the five-year financial summary information. While management maintains its allowance for loan losses at levels which it considers adequate to provide for potential losses, there can be no assurance that additions will not be made to the allowance in future years and that such losses will not exceed the estimated amounts.

The allowance for loan losses was $643,547 at September 30, 1995. The provision for losses on loans increased from $9,124 for the year ended September 30, 1995 to $134,743 for the year ended September 30, 1996. The $125,619 increase in the provision for the year ended September 30, 1996 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including a 57.44% increase in loans other than first mortgage loans during the year. Non-performing loans were $317,000 and $386,000 at September 30, 1996 and 1995, respectively.


Non-Interest Income

Non-interest income increased $280,661 or 37.65%, from $745,360 for the year ended September 30, 1996 to $1,026,021 for the year ended September 30, 1997. The main reason for this increase was due to the net gain on sale of investments of $220,154, consisting of sales of corporate equity securities, which was a
$193,047 increase from the net gain on the sale of investments of $27,107 realized during the year ended September 30, 1996. Additionally, gain on sale of loans increased by 188.63% due to an increase in the volume of loan sales from fiscal year 1997 to fiscal year 1996. Sale of loans held-for-sale were $12,956,185 for the year ended September 30, 1997 compared to $9,679,305 for the year ended September 30, 1996.

Non-interest income increased $61,896, or 9.06%, from $683,464 for the year ended September 30, 1995 to $745,360 for the year ended September 30, 1996. This was primarily due to the net gain on the sale of mortgage-backed securities, after they were reclassified from held-to-maturity to available-for-sale in accordance with the FASB Guide to Implementation of Statement 115.

On November 15, 1995, the FASB adopted a special report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". The guide included, along with other implementation guidance, a transition provision that allowed for a reassessment of the appropriateness of the classifications of all securities and allowed a one-time reclassification of securities which will not call into question the intent of an enterprise to hold other debt securities to maturity in the future. Those reclassifications were to be made after the adoption date of November 15, 1995. In accordance with the guide, management reclassified $11,355,417 of mortgage-backed securities from held-to-maturity to available-for-sale and subsequently sold all of these securities for a net realized gain of $135,208.

Net gains on sales of investment securities and loans decreased during fiscal year 1996 in comparison to 1995 due to reduced sales volume of available-for-sale investment securities and lower levels of gain recognized on sales of loans held-for-sale. Service and late charges increased from 1995 to 1996 primarily due to increases in charges on demand accounts.

Non-Interest Expense

Non-interest expense decreased $743,222 or 17.19% from $4,323,299 for the year ended September 30, 1996 to $3,580,077 for the year ended September 30, 1997. This decrease related primarily to the one time SAIF special assessment of $937,073 recorded during fiscal 1996. If this special assessment were excluded, total non-interest expense would have increased $193,851 or 5.72% from fiscal 1996 to 1997. Compensation and related expenses increased $349,144 or 18.44% during the year ended September 30, 1997. This increase was the result of overall increases in compensation, an increase in the Employees Stock Ownership Plan (the "ESOP") expense as a result of higher market values for allocated shares and additional compensation expense relating to the issuance of stock options, which were recorded in accordance with SFAS 123 Accounting for Stock Based Compensation, see Note 15 of the financial statements for further discussion. The increase in compensation was offset by a $191,250 or 49.04% decrease in federal insurance premium expense from $389,986 during fiscal year 1996 to $198,736 during fiscal year 1997. The decrease in regulatory insurance and assessments was substantially due to the revised rate structure on insured deposits adopted by the FDIC after the recapitalization of the SAIF. The Bank's annual deposit insurance rate in effect prior to this recapitalization was 0.23% of insured deposits, declining to 0.18% of insured deposits for the quarter ended December 31, 1996, and reduced to 0.064% of insured deposits effective January 1, 1997.

Non-interest expense increased $1,008,266, or 30.41% from $3,315,033 for the year ended September 30, 1995 to $4,323,299 for the year ended September 30, 1996. This increase relates primarily to the one-time SAIF special assessment of $937,073 discussed earlier.


Income Taxes

The Company's income tax expense increased $770,492 or 98.83%, from $779,592 for the year ended September 30, 1996 to $1,550,084 for the year ended September 30, 1997. The principal reason for the increase was the increase in pre-tax income.

Income tax expense decreased $245,643, or 23.96%, from $1,025,235 for the year ended September 30, 1995 to $779,592 for the year ended September 30, 1996. This decrease in income tax resulted from a decrease in pre-tax income largely attributable to the accrual of the special SAIF assessment. Tax benefit attributable to the SAIF assessment was approximately $355,000.

                                                                      MEMBERS OF
                                                       THE AMERICAN INSTITUTE OF
                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                      THE DIVISION FOR CPA FIRMS

Regier Carr & Monroe,L.L.P.
--------------------------------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated statements of financial condition of Landmark Bancshares, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.





                                         /s/Regier Carr & Monroe,L.L.P.
                                         Regier Carr & Monroe, L.L.P.

October 29, 1997
Wichita, Kansas

            300 WEST DOUGLAS SUITE 100 - WICHITA, KANSAS 67202-2994
                         316 264-2335 - FAX 316 264-1489
                            WICHATA - TUCON - TULSA
                                     F - 1

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Financial Condition
                           September 30, 1997 and 1996

ASSETS                                                                       1997                     1996
                                                                     ----------------------   ---------------------
Cash and due from banks:
       Non-interest bearing                                          $             678,173    $            470,647
       Interest bearing                                                          2,062,879                   3,063
                                                                     ----------------------   ---------------------
       Total cash and due from banks                                             2,741,052                 473,710
Time deposits in other financial institutions                                      110,580                 479,949
Investment securities held-to-maturity (estimated market
       value of $18,907,385 and $29,113,367 at September 30,
       1997 and 1996, respectively)                                             18,837,942              29,398,520
Investment securities available-for-sale                                         7,122,785               4,137,637
Mortgage-backed securities held-to-maturity (estimated
       market value of $36,933,775 and $45,526,007 at
       September 30, 1997 and 1996, respectively)                               36,689,551              45,877,120
Loans receivable, net                                                          157,672,603             128,013,228
Loans held-for-sale                                                                490,234               1,890,007
Accrued income receivable                                                        1,446,605               1,518,640
Foreclosed real estate, net                                                        251,950
Office properties and equipment, at cost
  less accumulated depreciation                                                  1,188,250                 949,786
Prepaid expenses and other assets                                                1,233,038                 973,383
Deferred income taxes                                                                                       21,710
Income taxes receivable, current                                                    65,564
                                                                     ----------------------   ---------------------
            Total assets                                             $         227,850,154    $        213,733,690
                                                                     ======================   =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
       Deposits                                                      $         144,734,739    $        143,814,910
       Outstanding checks in excess of bank balance                                                        143,808
       Borrowings from Federal Home Loan Bank                                   46,200,000              33,466,668
       Advances from borrowers for taxes and insurance                           1,673,057               1,673,142
       Accrued expenses and other liabilities                                    2,304,593               2,193,296
       Income taxes payable, current                                                                        52,691
       Deferred income taxes                                                       692,435
                                                                     ----------------------   ---------------------
            Total liabilities                                                  195,604,824             181,344,515
                                                                     ----------------------   ---------------------
Commitments and contingencies

Stockholders' equity:
       Preferred stock, no par value; 5,000,000 shares
         authorized; no shares outstanding
       Common stock, $0.10 par value; 10,000,000 shares
         authorized; 2,281,312 shares issued and outstanding                       228,131                 228,131
       Additional paid-in capital                                               22,173,827              21,944,175
       Retained income, substantially restricted                                19,305,087              17,468,325
       Unrealized gain on available-for-sale securities,
         net of deferred taxes                                                     922,384                 253,057
       Unamortized stock acquired by Employee Stock
         Ownership Plan                                                           (844,597)               (994,695)
       Unamortized compensation related to Management
         Stock Bonus Plan                                                         (289,567)               (482,612)
       Treasury stock, at cost, 592,671 and 428,316 shares at
         September 30, 1997 and 1996, respectively                              (9,249,935)             (6,027,206)
                                                                     ----------------------   ---------------------
            Total stockholders' equity                                          32,245,330              32,389,175
                                                                     ----------------------   ---------------------
            Total liabilities and stockholders' equity               $         227,850,154    $        213,733,690
                                                                     ======================   =====================

The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Operations
              For the Years Ended September 30, 1997, 1996 and 1995

                                                                 1997                  1996                 1995
                                                          -------------------    ------------------   ------------------
Interest income:
    Interest on loans                                     $       11,832,611     $       9,076,880    $       6,448,797
    Interest and dividends on investment securities                2,154,856             1,940,908            2,844,191
    Interest on mortgage-backed securities                         2,707,381             3,557,080            4,359,252
                                                          -------------------    ------------------   ------------------
         Total interest income                                    16,694,848            14,574,868           13,652,240
                                                          -------------------    ------------------   ------------------
Interest expense:
    Deposits                                                       7,248,750             7,441,797            6,899,764
    Borrowed funds                                                 2,519,542             1,236,571            1,324,025
                                                          -------------------    ------------------   ------------------
         Total interest expense                                    9,768,292             8,678,368            8,223,789
                                                          -------------------    ------------------   ------------------
         Net interest income                                       6,926,556             5,896,500            5,428,451

Provision for losses on loans                                        307,979               134,743                9,124
                                                          -------------------    ------------------   ------------------
    Net interest income after provision for losses                 6,618,577             5,761,757            5,419,327
                                                          -------------------    ------------------   ------------------
Non-interest income:
    Service charges and late charges                                 270,622               217,317              192,213
    Net gain on sale of investments                                  220,154                27,107              122,900
    Net gain on sale of loans                                        237,281                82,208              114,246
    Net gain on sale of mortgage-backed securities                                         135,208
    Service fees on loans sold                                       161,304               161,329              173,020
    Other                                                            136,660               122,191               81,085
                                                          -------------------    ------------------   ------------------
         Total non-interest income                                 1,026,021               745,360              683,464
                                                          -------------------    ------------------   ------------------
Non-interest expense:
    Compensation and related expenses                              2,242,602             1,893,458            1,911,205
    Occupancy expense                                                173,452               169,780              146,162
    Advertising                                                       67,101                63,371               68,876
    Federal insurance premium                                        198,736               389,986              379,086
    SAIF special assessment                                                                937,073
    Loss from real estate operations                                   6,000                 4,289                3,425
    Data processing                                                  181,321               187,237              175,602
    Other expense                                                    710,865               678,105              630,677
                                                          -------------------    ------------------   ------------------
         Total non-interest expense                                3,580,077             4,323,299            3,315,033
                                                          -------------------    ------------------   ------------------
         Income before income taxes                                4,064,521             2,183,818            2,787,758
                                                          -------------------    ------------------   ------------------
Income taxes:
    Currently payable                                              1,261,177             1,085,774              872,163
    Deferred tax expense (benefit)                                   288,907              (306,182)             153,072
                                                          -------------------    ------------------   ------------------
                                                                   1,550,084               779,592            1,025,235
                                                          -------------------    ------------------   ------------------
         Net income                                       $        2,514,437     $       1,404,226    $       1,762,523
                                                          ===================    ==================   ==================
Income per common share
Primary:
    Earnings per share                                    $             1.40     $             0.72   $            0.82
                                                          ===================    ==================   ==================
    Weighted average common and common
      shares outstanding                                           1,800,585             1,937,820            2,141,214
                                                          ===================    ==================   ==================
Fully diluted:
    Earnings per share                                    $             1.37     $             0.72   $            0.81
                                                          ===================    ==================   ==================

    Weighted average common and common
      shares outstanding                                           1,832,882             1,953,774            2,175,546
                                                          ===================    ==================   ==================

The Notes to Consolidated Financial Statements are an integral part of these statements.

                           Landmark Bancshares, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended September 30, 1997, 1996 and 1995

                                                                            Unamortized
                                                             Unrealized       Common       Unamortized
                                   Additional                  Gain on         Stock      Compensation                      Total
                         Common      Paid-In     Retained   Available-for-  Acquired by    Related to     Treasury   Stockholders'
                         Stock       Capital      Income    Sale Securities    ESOP           MSBP         Stock        Equity
                        --------- ------------  -----------  ------------- -------------  ------------- ------------ --------------
Balance,
  September 30, 1994    $ 228,131  $21,883,578  $16,656,579   $          -  $ (1,293,541)  $   (868,702) $         -  $  36,606,045
Cumulative effect of
  October 1, 1994
  change in
  accounting for
  certain investment
  securities                                                        15,569                                                   15,569
Allocation of
   shares by
   Employees' Stock
   Ownership Plan                        9,921                                   161,968                                    171,889
Amortization of
  compensation
  related to
  Management
  Stock Bonus Plan                                                                              193,045                     193,045
Net income for the
  year ended
  September 30, 1995                              1,762,523                                                               1,762,523
Cash dividend paid
  ($0.75 per share)                              (1,602,610)                                                             (1,602,610)
Net change in
  unrealized  gain
  on available-
  for-sale
  investment securities                                            21,885                                                   21,885
Purchase of 195,980
  treasury shares                                                                                        (2,500,900)    (2,500,900)
                        --------- ------------  -----------  ------------- -------------  ------------- ------------ --------------
Balance,
  September 30, 1995     228,131   21,893,499   16,816,492         37,454    (1,131,573)      (675,657)  (2,500,900)    34,667,446
Allocation of shares
  by Employees' Stock
  Ownership Plan                       50,676                                   136,878                                    187,554
Amortization of
  compensation
  related to
  Management
  Stock Bonus Plan                                                                             193,045                     193,045
Net income
  for the year
  ended
  September 30, 1996                             1,404,226                                                               1,404,226
Cash dividend paid
  ($0.40 per share)                               (752,393)                                                               (752,393)
Net change in
  unrealized gain
  available-for-sale
  investment securities                                           215,603                                                  215,603
Purchase of 232,336
  treasury shares                                                                                        (3,526,306)    (3,526,306)
                        --------- ------------  -----------  ------------- -------------  ------------- ------------ --------------
Balance,
  September 30, 1996     228,131   21,944,175   17,468,325        253,057      (994,695)      (482,612)  (6,027,206)    32,389,175
Allocation of shares
  by Employees' Stock
  Ownership Plan                      121,277                                   150,098                                    271,375
Amortization of
  compensation
  related to
  Management
  Stock Bonus Plan                     56,928                                                  193,045                     249,973
Compensation
  related to
  stock options
  granted                              51,447                                                                               51,447
Net income for
  the year ended
  September 30, 1997                             2,514,437                                                               2,514,437
Cash dividend paid
  ($0.40 per share)                               (677,675)                                                               (677,675)
Net change in
  unrealized gain on
  available-for-sale
  investment
  securities                                                      669,327                                                  669,327
Purchase of 164,355
   treasury shares                                                                                       (3,222,729)    (3,222,729)
                       --------- ------------  -----------  -------------  ------------  ------------- ------------ --------------
Balance,
  September 30, 1997    $228,131  $22,173,827  $19,305,087   $    922,384  $   (844,597)  $   (289,567) $(9,249,935) $  32,245,330
                        ======== ============  ===========  =============  ============  ============= ============ ==============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                           Landmark Bancshares, Inc.

                      Consolidated Statements of Cash Flows
              For the Years Ended September 30, 1997, 1996 and 1995

                                                                        1997                1996               1995
                                                                  -----------------   -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                        $ 2,514,437         $ 1,404,226        $ 1,762,523
     Adjustments to reconcile net income to net cash
        provided by operating activities:
            Depreciation                                                   113,881             116,278            109,413
            Gain on sale of investment securities
              available-for-sale                                          (220,154)            (27,107)          (122,900)
            Decrease (increase) in accrued interest receivable              72,035             152,435           (325,534)
            Increase (decrease) in outstanding checks
              in excess of bank balance                                   (143,808)           (907,008)         1,050,816
            Increase (decrease) in accrued and deferred
              income taxes                                                 170,652            (239,364)           168,159
            Increase in accounts payable and
              accrued expenses                                             111,297           1,257,765            395,949
            Amortization of premiums and discounts
              on investments and loans                                     (54,424)           (171,438)          (261,601)
            Amortization of mortgage servicing rights                       15,329               2,202              3,627
            Provision for losses on loans                                  307,979             134,743              9,124
            Sale of loans held-for-sale                                 12,956,185           9,679,305          6,294,625
            Gain on sale of mortgage-backed securities
             available-for-sale                                                               (135,208)
            Gain on sale of loans held-for-sale                           (237,281)            (82,208)          (114,246)
            Origination of loans held-for-sale                          (5,896,736)         (9,643,647)        (5,886,469)
            Purchase of loans held-for-sale                               (412,950)           (701,310)
            Amortization related to MSBP and ESOP                          343,143             329,923            355,013
            Other non-cash items, net                                       47,773             290,933            (38,608)
                                                                  -----------------   -----------------  -----------------
Net cash provided by operating activities                                9,687,358           1,460,520          3,399,891
                                                                  -----------------   -----------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal payments
       on loans held-for-investment                                     (4,345,234)        (14,007,163)       (13,940,760)
     Loans purchased for investment                                    (30,958,686)        (16,398,206)       (13,959,464)
     Principal repayments on mortgage-backed securities                  9,134,312          12,396,168          8,046,547
     Proceeds from sale of mortgage-backed securities
       available-for-sale                                                                   11,490,625
     Acquisition of mortgage-backed securities
       held-to-maturity                                                                     (1,482,865)        (5,875,830)
     Acquisition of investment securities held-to-maturity              (4,300,000)        (16,295,500)        (6,451,406)
     Acquisition of investment securities available-for-sale            (2,413,418)         (2,373,880)          (748,625)
     Proceeds from sale of investment securities
       available-for-sale                                                  742,989             308,479            733,382
     Proceeds from maturities or calls of investment
       securities held-to-maturity                                      14,890,000          21,862,135         11,830,000
     Net decrease in time deposits                                         369,369              99,051            285,000
     Proceeds from sale of foreclosed real estate                          110,614             130,923            125,554
     Acquisition of fixed assets                                          (352,345)            (60,156)          (188,533)
     Other investing activity, net                                         (50,289)             36,111                181
                                                                  -----------------   -----------------  -----------------
Net cash used in investing activities                                  (17,172,688)         (4,294,278)       (20,143,954)
                                                                  -----------------   -----------------  -----------------

The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

              For the Years Ended September 30, 1997, 1996 and 1995

                                                                        1997               1996               1995
                                                                  ------------------  ----------------  ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                            $         919,829   $    (1,142,174)  $       8,098,871
   Net increase (decrease) in escrow accounts                                   (85)          332,986             196,850
   Proceeds from FHLB advances and other borrowings                     126,600,000        53,600,000          62,500,000
   Repayment of FHLB advances and other borrowings                     (113,866,668)      (45,666,666)        (50,546,666)
   Purchase of treasury stock                                            (3,222,729)       (3,526,306)         (2,500,900)
   Dividends paid                                                          (677,675)         (752,393)         (1,602,610)
                                                                  ------------------  ----------------  ------------------

Net cash provided by financing activities                                 9,752,672         2,845,447          16,145,545
                                                                  ------------------  ----------------  ------------------

Net increase (decrease) in cash and cash equivalents                      2,267,342            11,689            (598,518)

Cash and cash equivalents at beginning of year                              473,710           462,021           1,060,539
                                                                  ------------------  ----------------  ------------------
Cash and cash equivalents at end of year                                $ 2,741,052         $ 473,710           $ 462,021
                                                                  ==================  ================  ==================

SUPPLEMENTAL DISCLOSURES
   Cash paid during the year for:
      Interest on deposits, advances and other
        borrowings                                                      $ 9,895,246       $ 8,519,955         $ 7,718,438

      Income taxes                                                          954,195         1,018,956             857,076

   Transfers from loans to foreclosed real estate                           489,475            27,411              42,658

   Loans to facilitate the sale of foreclosed real estate                   122,000            25,954                   -

   Transfer of held-to-maturity mortgage-backed
     securities to available-for-sale                                             -        11,355,417                   -

   Transfer of loans held for investment to held-for-sale                 5,155,392                 -                   -



The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

                   Notes to Consolidated Financial Statements
                        September 30, 1997, 1996 and 1995


1.      Summary of Significant Accounting Policies

        Nature of operations:
        Landmark Bancshares, Inc. (the Company) is a Kansas corporation and is the parent company of its wholly-owned subsidiary, Landmark Federal Savings Bank (the Bank). At the present time, the Company does not conduct any active business other than the Bank.

        Landmark Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one- to four- family residences and, to a lesser extent, consumer and commercial loans. The Bank conducts its business from its main office in Dodge City and also has four branch offices located in Barton, Finney and Rush Counties, Kansas. In addition, the Bank invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed rate and adjustable rate mortgage loans, as well as consumer and other loans, including auto, commercial, home equity and savings account loans.

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

        Management  believes  that  the  allowances  for  losses  on  loans  and valuations of assets acquired by foreclosure are adequate and appropriate. While management uses available information to recognize losses on loans and assets acquired by foreclosure, future loss may be accruable based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuations of assets acquired by foreclosure. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

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

        Loan servicing:

        In June 1996, the Financial Accounting Standard Board issued SFAS Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996 to defer certain provisions of Statement 125. The provisions of SFAS No. 125 for servicing of financial assets have been applied effective January 1, 1997.

        The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on homogenous interest rate and the life of the loan (15, 20 and 30 years) at the date of sale. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

        When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchases, gains or loses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing receivable" or "deferred servicing receivable" is amortized over the estimated life using a method approximating the interest method.

        Quoted market prices are not available for the excess servicing receivables. Thus, the excess servicing receivables and the amortization thereon are periodically evaluated in relation to estimated future servicing revenues, taking into consideration changes in interest rates, current prepayment rates, and expected future cash flows. The Bank evaluates the carrying value of the excess servicing receivable by estimating the future servicing income of the excess servicing receivable based on management's best estimate of remaining loan lives and discounted at the original discount rate. The excess servicing fees receivable is included in prepaid expenses and other assets on the consolidated statements of financial condition. At the date of implementation of SFAS 125, the Bank did not have any excess servicing fees receivable.

        Prior the implementation of SFAS 125, excess servicing fees receivable was amortized over the estimated life using the interest method. The excess servicing fees receivable and the amortization thereon was periodically evaluated in relation to estimated future net servicing revenues, taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. The Bank evaluated the carrying value of the excess servicing receivables by estimating the future net servicing income of the excess servicing receivable based on management's best estimate of remaining loan lives.

        Financial instruments:
        All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended September 30, 1997, 1996 and 1995.

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

        Stock-based compensation:
        In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes a fair-value-based method of accounting for stock compensation plans with employees and others. It applies to all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The Company has adopted the recognition and measurement provisions of SFAS No. 123 effective for the fiscal year beginning October 1, 1996. SFAS No. 123 effects the Company's stock options granted after October 1, 1996. These options are recognized and measured in accordance with the fair-value-based method of accounting.

        Impact of new accounting standards:
        In February 1997, the FASB issued SFAS No. 128, Earnings per Share. This Statement changes the manner in which earning per share (EPS) amounts are calculated and presented. SFAS 128 greatly simplifies the computations and conforms the determination and presentation of EPS data with the standards of many other countries and with international accounting standards. Under the new rules two EPS amounts are required: (1) basic EPS; and (2) diluted EPS. Basic EPS is simply the per share allocation of income available to common stockholders based only on the weighted average number of common shares actually outstanding during the period. Diluted EPS represents the per share allocation of income attributable to common stockholders based on the weighted average number of common shares actually outstanding plus all dilutive potential common shares outstanding during the period. Statement 128 is effective for fiscal years ending after December 15, 1997. Earlier application is not permitted. Upon adoption of SFAS 128, EPS data for all prior periods in income statements, earnings summaries, and selected financial data are required to be restated. SFAS No. 128 is not expected to have a material effect on the Company's financial statements.

        In  February  1997,  the  FASB  issued  SFAS  No.  129,   Disclosure  of
        Information about Capital Structure. This Statement basically consolidates disclosure requirements found in other previously existing accounting literature regarding capital structure. This statement is effective for fiscal years ending after December 15, 1997, and since it contains no changes in the disclosure requirements, such adoption will not have a material effect on the Company's current capital structure disclosures.

        In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 provisions are only of a disclosure nature and will not have a material effect on the Company's financial statements.

        FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997. SFAS 131 establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS No. 131 provisions are only of a disclosure nature and would not have a material effect on the Company's financial statements.

        Earnings per share:
        Primary  earnings  per  common  and  common  equivalent  share and fully diluted earnings per common and common equivalent share are computed using the weighted average number of shares outstanding adjusted for unallocated ESOP shares and for incremental shares related to outstanding options to purchase common stock.

        Financial statement presentation:
        Certain items in prior year financial statements have been reclassified to conform to the 1997 presentation.


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

        The amortized cost and estimated market values of investment securities at September 30 are summarized as follows:

                                                                    September 30, 1997
                                           ------------------------------------------------------------------------
                                                                   Gross            Gross           Estimated
                                               Amortized        Unrealized       Unrealized           Market
                                                 Cost              Gains           Losses             Value
                                           ------------------ ---------------- ---------------- -------------------
   Held-to-maturity:
      Government Agency Securities         $      17,297,942  $        85,039  $        42,512  $       17,340,469
      Municipal Obligations                        1,540,000           28,908            1,992           1,566,916
                                           ------------------ ---------------- ---------------- -------------------
                                           $      18,837,942  $       113,947  $        44,504  $       18,907,385
                                           ================== ================ ================ ===================
   Available-for-sale:
      Common Stock                         $       2,578,390  $     1,508,395  $             -  $        4,086,785
      Stock in Federal Home Loan
        Bank, at cost                              2,976,000                                             2,976,000
      Corporate Bonds                                 50,000                                                50,000
      Other, at cost                                  10,000                                                10,000
                                           ------------------ ---------------- ---------------- -------------------
                                           $       5,614,390  $     1,508,395  $             -  $        7,122,785
                                           ================== ================ ================ ===================

                                                                   Gross            Gross           Estimated
                                               Amortized        Unrealized       Unrealized           Market
                                                 Cost              Gains           Losses             Value
                                           ------------------ ---------------- ---------------- -------------------
   Held-to-maturity:
      Government Agency Securities         $      27,168,520  $        53,398  $       363,467  $       26,858,451
      Municipal Obligations                        2,230,000           30,291            5,375           2,254,916
                                           ------------------ ---------------- ---------------- -------------------

                                           $      29,398,520  $        83,689  $       368,842  $       29,113,367
                                           ================== ================ ================ ===================
   Available-for-sale:
      Common Stock                         $       1,982,407  $       420,600  $         6,770  $        2,396,237
      Stock in Federal Home Loan
        Bank, at cost                              1,731,400                                             1,731,400
      Other, at cost                                  10,000                                                10,000
                                           ------------------ ---------------- ---------------- -------------------
                                           $       3,723,807  $       420,600  $         6,770  $        4,137,637
                                           ================== ================ ================ ===================

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

        The amortized cost and estimated market value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have been excluded from the maturity table below because they do not have contractual maturities associated with debt securities.

                                                   Held-to-Maturity                      Available-for-Sale
                                         -------------------------------------  -------------------------------------
                                            Amortized           Estimated          Amortized           Estimated
                                               Cost            Market Value           Cost            Market Value
                                         -----------------  ------------------  -----------------   -----------------
Due in one year or less                  $      $ 250,000   $         251,539   $              -    $              -
Due after one year through five years           4,340,000           4,346,799
Due after five years through ten years         10,747,942          10,828,687             50,000              50,000
Due after ten years                             3,500,000           3,480,360
                                         -----------------  ------------------  -----------------   -----------------

                                         $     18,837,942   $      18,907,385   $         50,000    $         50,000
                                         =================  ==================  =================   =================

        Gross realized gains and (losses) on sales of investment securities during the years ended September 30 are as follows:

                                                   1997               1996                1995
                                              ----------------   ----------------    ---------------
Available-for-sale securities:
     Realized gains                           $       220,154    $        27,107     $      122,900
     Realized losses                                        -                  -                  -
                                              ----------------   ----------------    ---------------
                                              $       220,154    $        27,107     $      122,900
                                              ================   ================    ===============

        Proceeds from sales of available-for-sale securities were $742,989, $308,479 and $733,382 for the years ended September 30, 1997, 1996 and 1995, respectively. During the years ended September 30, 1997, 1996 and 1995, sales consisted of common stock of unrelated financial corporations.

        There were no proceeds from sales of debt securities for the years ended September 30, 1997, 1996 and 1995.

        Investment securities with a carrying amount of $2,000,000 and $0 as of September 30, 1997 and 1996, respectively, were pledged as collateral for public funds as discussed in Note 9.

3.      Mortgage-Backed Securities

        Mortgage-backed   securities,   all  of   which   were   classified   as
held-to-maturity at September 30, 1997 and 1996, consist of the following:

                                                             September 30, 1997
                                 ---------------------------------------------------------------------------
                                                          Gross             Gross              Estimated
                                    Amortized          Unrealized         Unrealized            Market
                                       Cost               Gains             Losses               Value
                                 -----------------  -----------------  -----------------   -----------------
GNMA - fixed rate                $        373,311           $ 13,200   $              -    $        386,511
FNMA - ARMs                            13,157,644            190,254             25,145          13,322,753
FHLMC - ARMs                            4,768,042            114,215              2,003           4,880,254
FHLMC - fixed rate                        245,443              6,035                740             250,738
FNMA - fixed rate                         589,777             24,017                                613,794
Collateralized mortgage
  obligations-government
  agency issue                         13,310,277             38,128             70,443          13,277,962
Collateralized mortgage
  obligations-private issues            4,245,057              6,425             49,719           4,201,763
                                 -----------------  -----------------  -----------------   -----------------
                                 $     36,689,551   $        392,274   $        148,050    $     36,933,775
                                 =================  =================  =================   =================

                                                             September 30, 1996
                                 ---------------------------------------------------------------------------
                                                          Gross             Gross              Estimated
                                    Amortized          Unrealized         Unrealized            Market
                                       Cost               Gains             Losses               Value
                                 -----------------  -----------------  -----------------   -----------------
GNMA - fixed rate                $        552,879   $         11,524   $              -    $        564,403
FNMA - ARMs                            15,516,459            147,235            137,645          15,526,049
FHLMC - ARMs                            6,257,007             77,661             12,704           6,321,964
FHLMC - fixed rate                        401,275             10,550              2,561             409,264
FNMA - fixed rate                         812,750             66,092                                878,842
Collateralized mortgage
  obligations-government
  agency issue                         16,681,922             14,183            402,707          16,293,398
Collateralized mortgage
  obligations-private issues            5,654,828              4,899            127,640           5,532,087
                                 -----------------  -----------------  -----------------   -----------------
                                 $     45,877,120   $        332,144   $        683,257    $     45,526,007
                                 =================  =================  =================   =================

        Collateralized mortgage obligations consist of floating rate and fixed rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

        Proceeds from sales of mortgage-backed securities available-for-sale were $0, $11,490,625 and $0 for years ended September 30, 1997, 1996 and 1995, respectively. Sales for the year ended September 30, 1996 consisted of mortgage-backed securities that were transferred from held-to-maturity to available-for-sale in December 1995. These securities were transferred in accordance with the one-time transaction allowed under the FASB Implementation Guide, see Note 1 for further discussion.

        Gross realized gains and (losses) on sales of mortgage-backed securities during the years ended September 30 are as follows:

                                                     1997               1996                1995
                                                ----------------   ----------------    ---------------
Realized gains                                  $             -    $       144,885     $            -
Realized losses                                                             (9,677)
                                                ----------------   ----------------    ---------------
                                                $             -    $       135,208     $            -
                                                ================   ================    ===============

        Mortgage-backed securities with a carrying amount of $9,067,094 and $7,001,787 at September 30, 1997 and 1996, respectively, were pledged as collateral for public funds as discussed in Note 9.

4.      Loans Receivable

        Loans receivable at September 30, are summarized as follows:

                                                                                   September 30,
                                                              -------------------------------------------------------
                                                                        1997                         1996
                                                              -------------------------    --------------------------
First mortgage loans:
  Secured by one to four family residences                    $            122,015,418     $              99,579,583
  Secured by other properties                                                3,452,789                     3,726,333
  Construction loans                                                         1,936,517                     1,129,915
  Other                                                                      2,666,395                     1,852,243
                                                              -------------------------    --------------------------
                                                                           130,071,119                   106,288,074

  Less:  Unamortized premium on loans purchased                                 29,460                        46,617
            Unearned discounts and loan fees                                  (348,405)                     (304,237)
            Undisbursed loan proceeds                                           (1,724)
            Allowance for loan losses                                         (615,049)                     (531,749)
                                                              -------------------------    --------------------------
  Total first mortgage loans                                               129,135,401                   105,498,705
                                                              -------------------------    --------------------------
Consumer and other loans:
  Automobile                                                                13,309,943                     9,783,677
  Commercial                                                                 4,049,950                     3,600,888
  Loans on deposits                                                            573,654                       554,550
  Home equity and second mortgage                                            9,986,176                     8,139,668
  Mobile homes                                                                  46,900                        27,791
  Other                                                                        924,153                       616,546
                                                              -------------------------    --------------------------
                                                                            28,890,776                    22,723,120
  Less:  Allowance for loan losses                                            (353,574)                     (208,597)
                                                              -------------------------    --------------------------
  Total consumer and other loans                                            28,537,202                    22,514,523
                                                              -------------------------    --------------------------

                                                              $            157,672,603     $             128,013,228
                                                              =========================    ==========================

        The following is an analysis of the change in the allowance for loss on loans:

                                                 1997                 1996                 1995
                                           -----------------    -----------------    -----------------
Balance, beginning                         $        740,346     $        643,547            $ 619,218
Provision charged to operations                     307,979              134,743                9,124
Loans charged off                                   (92,243)             (38,631)              (2,200)
Recoveries                                           12,541                  687               17,405
                                           -----------------    -----------------    -----------------
Balance, ending                            $        968,623     $        740,346            $ 643,547
                                           =================    =================    =================

        Impairment of loans having recorded investments of $371,769 at September 30, 1997 and $127,131 at September 30, 1996 have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
        118. The average recorded investment in impaired loans during the years ended September 30, 1997 and 1996 was $249,450 and $185,359, respectively. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. There are no specific loss provisions associated with impaired loans as of September 30, 1997 and 1996. Interest income on impaired loans of $25,662 and $8,460 was recognized for cash payments received for the year ended September 30, 1997 and 1996, respectively.

        It is Bank policy not to modify interest rates below the then current market rate on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

        See Note 18 for disclosure of loans to related parties.

5.      Loan Servicing

        Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                     1997                  1996                  1995
                              -------------------   -------------------   -------------------
FHLMC                         $       54,658,716    $       52,343,707    $       54,326,611
Other investors                        1,108,734             1,396,481             1,721,703
                              -------------------   -------------------   -------------------

                              $       55,767,450    $       53,740,188    $       56,048,314
                              ===================   ===================   ===================

        Custodial escrow balances maintained in connection with the foregoing loan servicing and included in demand deposits, were approximately $150,840 and $118,871 at September 30, 1997 and 1996.

        The following is an analysis of the changes in mortgage servicing rights during the year ended September 30, 1997:


Balance, September 30, 1996                         $              -
Additions                                                    111,528
Amortization                                                 (15,329)
                                                    -----------------

Balance, September 30, 1997                         $         96,199
                                                    =================

        There were no mortgage servicing rights capitalized or amortized during the year ended September 30, 1996. No valuation allowance was recorded against mortgage servicing rights at September 30, 1997 and 1996. For the years ended September 30, 1996 and 1995 amortization of excess servicing fees retained were $2,202 and $3,627, respectively.

6.      Accrued Income Receivable

        Accrued interest receivable at September 30 is summarized as follows:

                                             1997                 1996
                                       -----------------    -----------------
Mortgage-backed securities             $        233,811     $        290,900
Loans receivable                                957,036              762,588
Investments                                     255,758              465,152
                                       -----------------    -----------------
                                       $      1,446,605     $      1,518,640
                                       =================    =================

7.      Foreclosed Real Estate

        Real estate owned or in judgment and other repossessed assets consist of the following:

                                                      September
                                        --------------------------------------
                                              1997                 1996
                                        -----------------    -----------------
Real estate acquired by foreclosure     $        232,851     $              -
Real estate loans in judgment
  and subject to redemption                       19,099
                                        -----------------    -----------------
                                        $        251,950     $              -
                                        =================    =================

        There was no activity in the allowance for loss account for the years ended September 30, 1997, 1996 and 1995.

8.      Office Properties and Equipment

        Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                     September 30,
                                          -------------------------------------

                                               1997                1996
                                          ----------------   ------------------
Land                                      $       298,366    $         298,366
Office building and improvements                1,503,037            1,272,632
Furniture, fixtures and equipment                 927,977              835,874
Automobiles                                         9,642                9,642
                                          ----------------   ------------------
                                                2,739,022            2,416,514
Less accumulated depreciation                   1,550,772            1,466,728
                                          ----------------   ------------------
                                          $     1,188,250    $         949,786
                                          ================   ==================
Depreciation expense ($109,413 for 1995)  $       113,881    $         116,278
                                          ================   ==================

        The Bank is in the process of constructing a branch office in Dodge City, $234,430 of office building and improvements and $34,590 of furniture, fixtures and equipment relate to the new branch office. Outstanding commitments to fund construction and equipment related to the new branch amounted to $453,000 as of September 30, 1997.

9.      Deposits

        Deposits at September 30 are summarized as follows:

Demand  accounts:
     Interest-bearing                $      18,549,636      $      15,273,551
     Non-interest bearing                    3,254,991              3,233,958
                                     ------------------     ------------------
         Total demand accounts              21,804,627             18,507,509
Savings deposits                             5,715,254              5,797,182
Certificates of deposit                    117,214,858            119,510,219
                                     ------------------     ------------------
                                     $     144,734,739      $     143,814,910
                                     ==================     ==================

        The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 as of September 30, 1997 and 1996 was approximately $11,174,463 and $7,032,053, respectively. Demand and NOW accounts as of September 30, 1997 included public funds of $4,243,893. Public funds were collateralized by investment securities and mortgage-backed securities as discussed in Notes 2 and 3.

        At September 30, 1997, scheduled maturities of certificates of deposit are as follows:

      Year Ending September 30,
---------------------------------------

                 1998                      $        84,320,014
                 1999                               23,686,475
                 2000                                7,461,166
                 2001                                1,387,225
                 2002                                  356,596
              Thereafter                                 3,382
                                           --------------------

                                           $       117,214,858
                                           ====================

10.     Advances and other Borrowings from Federal Home Loan Bank

        Advances and other borrowings from the Federal Home Loan Bank at September 30 are summarized as follows:

                                               1997                 1996
                                         ----------------    ----------------

Advances                                 $    36,200,000     $    14,466,668
Line of credit                                10,000,000          19,000,000
                                         ----------------    ----------------

                                         $    46,200,000     $    33,466,668
                                         ================    ================

10.     Advances and other Borrowings from Federal Home Loan Bank (Continued)

        Advances and other borrowings from the Federal Home Loan Bank at September 30 consist of the following:

                                     1997                                   1996
   Fical          ----------------------------------------  ---------------------------------------
    Year                                   Weighted                                Weighted
  Maturity             Amount            Average Rate            Amount           Average Rate
-------------    --------------------  ------------------  -------------------  ------------------

    1997         $                 -                  -  % $       28,166,668                 6.06%
    1998                  28,000,000                 6.30           5,000,000                 6.74
    1999                  14,200,000                 5.91             300,000                 7.18
    2000                   4,000,000                 6.09
                 --------------------  ------------------  -------------------  ------------------
                 $        46,200,000                 6.16% $       33,466,668                 6.17%
                 ====================  =================== ===================  =====================

        At September 30, 1997 the Company had $10,000,000 outstanding under a $30,000,000 line of credit with the Federal Home Loan Bank. All amounts outstanding under the line of credit are payable on February 5, 1998 and bear interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time, the rate as of September 30, 1997 was 6.65%. At September 30, 1996 the Company had $19,000,000 outstanding under a $24,000,000 line of credit, due February 5, 1997.

        The advances and line of credit are collateralized as of September 30, 1997 and 1996 by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying first mortgage loans, certain mortgage-related securities and other investment securities.


11.     Income Taxes

        The Company and subsidiary file consolidated federal income tax returns. The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                           1997       1996       1995
                                        ---------  ---------   ---------

Statuatory federal income tax              34.0%      34.0%      34.0%
Increase (reductions) resulting from:
     Kansas Privilege Tax                   3.9        4.3        5.8
     Other                                  0.2       (2.6)      (3.0)

                                        ---------  ---------   ---------

                                           38.1%      35.7       36.8%
                                        =========  =========   =========

        Deferred taxes are included in the accompanying Statements of Financial Condition at September 30, 1997 and 1996 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws.

        The net deferred tax asset (liability) at September 30, 1997 and 1996 were comprised of the following:

                                                                  1997                1996
                                                            -----------------   ------------------
Deferred tax assets:
     Deferred loan fees and costs                           $         37,087    $          53,143
     Allowance for loan losses                                       369,723              282,590
     FDIC special assessment                                                              357,681
     Deferred compensation and accrued salaries                      126,777              105,913
     Capital loss carryover                                                                12,976
                                                            -----------------   ------------------
                                                                     533,587              812,303
                                                            -----------------   ------------------
Deferred tax liabilities:
     Accumulated depreciation                                         (4,545)              (6,063)
     Special bad debt deduction                                     (298,034)            (347,550)
     FHLB stock dividends                                           (337,432)            (276,207)
     Unrealized gain on available-for-sale securities               (586,011)            (160,773)
                                                            -----------------   ------------------
                                                                  (1,226,022)            (790,593)
                                                            -----------------   ------------------
                                                            $       (692,435)   $          21,710
                                                            =================   ==================

        No valuation allowance was recorded against deferred tax assets at September 30, 1997 or 1996.

        Prior to the year ended September 30, 1997, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage of taxable income method in 1996 and 1995.

        Effective with the tax year beginning October 1, 1996, the Bank is no longer able to use the percentage of taxable income method and began to recapture tax bad debt reserves of $936,968 over a six year period. The Bank recaptured $156,161 in tax bad debt reserves during the year ended September 30, 1997. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank had recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The Bank, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $1,900,000 related to approximately $5,585,000 of cumulative special bad debt deductions prior to December 31, 1987.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 1997, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                      For Capital          Prompt Corrective
                                               Actual              Adequacy Purposes:     Action Provisions:
                                     ------------------------  ---------------------  ----------------------
                                         Amount      Ratio       Amount      Ratio      Amount       Ratio
                                     -------------  ---------  ------------  -------  ------------  --------
As of September 30, 1997:
Tangible Capital (to Assets)         $     26,895      12.0%    $ 3,349        1.5%    $      N/A
Total (Risk-Based) Capital
    (to Risk Weighted Assets)              27,864      25.8%      8,627        8.0%        10,784      10.0%
Core (Tier I) Capital
    (to Risk Weighted Assets)              26,895      24.9%        N/A                     6,470       6.0%
Core (Tier I) Capital - leverage
    (to Assets)                            26,895      12.0%      6,698        3.0%        11,168       5.0%

As of September 30, 1996:
Tangible Capital (to Assets)               28,112      13.3%      3,167        1.5%           N/A
Total (Risk-Based) Capital
    (to Risk Weighted Assets)              28,852      31.1%      7,433        8.0%         9,292      10.0%
Core (Tier I) Capital
    (to Risk Weighted Assets)              28,112      30.3%        N/A                     5,575       6.0%
Core (Tier I) Capital - leveraged
    (to Assets)                            28,112      13.3%      6,335        3.0%        10,558       5.0%


        The following is a reconciliation of net worth to regulatory capital as reported in the September 30, 1997 and 1996 reports to the Offic of Thrift Supervision:

                                                                September 30,
                                                   ---------------------------------------
                                                         1997                  1996
                                                   ------------------    -----------------
Bank net worth per report
  to Office of Thrift Supervision                  $      26,991,000     $     28,112,000
Rounding                                                        (126)                  45
                                                   ------------------    -----------------
Net worth as reported in accompanying
  financial statements (bank only)                        26,990,874           28,112,045
Adjustments to arrive at Core (Tier I)
  and Tangible Capital:
Disallowed servicing assets                                  (96,000)                   -
                                                   ------------------    -----------------
Core (Tier I) and Tangible Capital                        26,894,874           28,112,045
Adjustments to arrive at Total Capital:
           Allowable portion of general
                allowance for loan losses                    969,000              740,000
                                                   ------------------    -----------------
Total Risk-Based Capital                           $      27,863,874     $     28,852,045
                                                   ==================    =================
Risk weight assets                                 $     107,838,000     $     92,918,000
                                                   ==================    =================


13.     Contingencies

        The Company is at times a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

14.     Employee Benefit Plans

        Employee Retirement Plan:
        The Bank  has  adopted  a  401(k)  defined  contribution  savings  plan.
        Substantially all employees are covered under the contributory plan. Pension costs attributable to the years ended September 30, 1997, 1996 and 1995 were $27,274, $26,218 and $24,296, respectively, including all current service costs.

        Deferred Compensation Agreements:
        The Bank has entered into deferred compensation agreements with certain key employees which provide for cash payments to be made after their retirement. The liabilities under the agreements have been recorded at the present values of accrued benefits using a 7% interest rate. The balance of estimated accrued benefits was $165,636 and $128,306 at September 30, 1997 and 1996, respectively. In connection with the deferred compensation agreements, the Bank has purchased life insurance policies on covered employees in which the Bank is the beneficiary to assist in funding benefits. At September 30, 1997 and 1996, the cash surrender values on the policies were $501,638 and $379,857, respectively.

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

        The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP shares in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of Financial Condition. As of September 30, l997, the balance of indebtedness from the ESOP to the Company was $844,597, which is shown as a deduction from stockholders' equity on the consolidated balance sheet. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share
        (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $257,375 and $179,080 for the years ended September 30, 1997 and 1996, respectively. As of September 30, 1997, of the 134,469 shares acquired by the ESOP, 50,009 shares were allocated and 84,460 shares were unallocated. The 84,460 unallocated shares had an estimated market value of $2,132,615 at September 30, 1997.

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


15.     Stock Option Plan

        In connection with the stock conversion, the Bank's Board of Directors adopted the 1994 Stock Option Plan (the Option Plan). Pursuant to the Option Plan, 228,131 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The Option Plan provides for the granting of incentive and non-incentive stock options with a duration of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. Stock to be offered under the Plan may be authorized but unissued common stock or previously issued shares which have been reacquired by the Company and held as Treasury shares.

        The Option Plan is administered by a committee of at least three non-employee directors designated by the Board of Directors (the Option Committee). The Option Committee will select the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

        As of the date of  conversion,  the  Option  Committee  granted  228,131 shares of common stock, at an exercise price of $10 per share, contingent upon stockholder approval of the Option Plan which was ratified June 22, 1994. An additional 18,479 shares of common stock, at an exercise price of $16.50 per share, were awarded on November 20, 1996. All such options are exercisable immediately following stockholder ratification. As of September 30, 1997, no options have been exercised and all options granted remain outstanding.

        The Company accounts for the fair value of its grants issued under the plan subsequent to October 1, 1996 in accordance with FASB Statement
        123. The compensation cost that has been charged against income for the plan was $51,447 for the year ended September 30, 1997.

        In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended September 30, 1997: dividend yield of 2.42 percent, expected volatility of 26.83 percent, risk-free interest rate of 5.5 percent and expected life of two years. Common stock options granted during the year ended September 30, 1997 had an exercise price of $16.50 per share and an estimated fair value of $2.78 per share.

        Certain information for the years ended September 30, 1997 and 1996 relative to stock options are comprised of the following:

                                                                          September 30,
                                                     -----------------------------------------------------
                                                                   1997                         1996
                                                     ------------------------------------   --------------
                                                                         Weighted-Average
Fixed Options                                            Shares          Exercise Price         Shares
-------------                                        --------------     -----------------   --------------
Outstanding at beginning of year                           228,131      $           10.00         228,131
   Granted                                                  18,479                  16.50
   Canceled
   Exercised
                                                     --------------     -----------------   --------------
Outstanding at end of year                                 246,610      $           10.59         228,131
                                                     ==============     =================   ==============
Exercisable at end of year                                 246,610                                228,131
                                                     ==============                         ==============
Number of shares available for future grant:
   Beginning of year                                             0                                      0
                                                     ==============                         ==============
   End of year                                                   0                                      0
                                                     ==============                         ==============


16.     Financial Instruments

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

        At September 30, 1997 and 1996, the Bank had outstanding commitments to fund real estate loans of $1,906,694 and $2,054,583, respectively. Of the commitments outstanding at September 30, 1997, $1,761,435 were for fixed rate loans with rates of 7.25% to 12.0%. There was one commitment to fund an adjustable rate loan of $145,259 with an initial rate of 7.875%. Of the commitments outstanding at September 30, 1996, $898,573 were for fixed rate loans at rates of 7.625% to 9.50%. Commitments for adjustable rate loans amounted to $1,156,010 with initial rates of 6.50% to 8.75% at September 30, 1996.

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

        The Bank had outstanding commitments from mortgage banking concerns to purchase $0 and $234,792 of loans yet to be originated at September 30, 1997 and 1996, respectively. The Bank has outstanding commitments to originate or has applications pending approval at approximately equivalent interest rates.

        The Bank had no commitments to purchase mortgage-backed securities or investments at September 30, 1997 and 1996.

        At September 30, 1997 and 1996, loans with a carrying value of $490,234 and $1,890,007, respectively, have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of September 30, 1997 and 1996.

17.     Significant Concentrations of Credit Risk

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

        As of September 30, 1997 the Bank had a net investment of $158,162,837 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

        In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

18.     Related Party Transactions

        Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the two years ended September 30, 1997 and 1996, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

        The following analysis is of loans made to principal officers, directors and principal holders of equity securities which individually exceeded $60,000 in aggregate during the year ended September 30, 1997:

                  Balance, September 30, 1996       $     2,062,180

                  New loans                               2,345,597
                  Repayments                              1,261,881

                                                    =================
                  Balance, September 30, 1997       $     3,145,896
                                                    =================

19.     Disclosures about Fair Value of Financial Instruments

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

19.     Disclosures about Fair Value of Financial Instruments (Continued)

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

        The estimated fair values of the Bank's financial instruments are as follows:

                                                               September 30, 1997      September 30, 1996
                                                       ---------------------------------------------------------------------
                                                        Carrying         Fair         Carrying         Fair
                                                         Amount         Value          Amount          Value
                                                       ------------  -------------   ------------   ------------
                                                                            (In Thousands)
Cash and cash equivalents:
     Interest-bearing                                  $     2,063   $      2,063    $         3    $         3
     Non-interest bearing                                      678            678            471            471
Time deposits in other financial institutions                  111            111            480            480
Investment securities held-to-maturity                      18,838         18,907         29,399         29,113
Investment securities available-for-sale                     7,123          7,123          4,138          4,138
Mortgage-backed securities held-to-maturity                 36,690         36,934         45,877         45,526
Loans receivable                                           157,673        157,985        128,013        126,244
Loans held-for-sale                                            490            499          1,890          1,890

Financial liabilities:
Deposits                                                   144,735        144,342        143,815        143,548
Advances and other borrowings from
     the Federal Home Loan Bank                             46,200         46,058         33,467         33,377

                                                           Par           Fair            Par            Fair
                                                          Value          Value          Value          Value
                                                       ------------  -------------   ------------   ------------
Unrecognized financial instruments:
     Commitments to extend credit                      $     1,907   $      1,938    $     2,055    $     2,040


20.     Stock Conversion / Restrictions on Retained Earnings

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

                   Condensed Statements of Financial Condition
                        As of September 30, 1997 and 1996
                                 (In Thousands)

                                                                                       1997                 1996
                                                                                 -----------------    -----------------
ASSETS
     Cash and cash equivalents                                                   $            524     $            666
     Time deposits in other financial institutions                                            111                   95
     Investment securities available-for-sale                                               4,137                2,396
     Investment in subsidiary                                                              11,039               12,217
     Loans receivable                                                                         996                1,236
     Other assets                                                                              76                   54
                                                                                 -----------------    -----------------
        Total assets                                                             $       $ 16,883     $         16,664
                                                                                 =================    =================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                                                 $            589     $            169
                                                                                 -----------------    -----------------
     Stockholders' equity:
        Common stock                                                                          228                  228
        Additional paid-in capital                                                         22,117               21,944
        Retained income                                                                     3,410                1,574
        Net unrealized gain on available-for-sale securities                                  923                  253
        Unamortized amounts related to ESOP and MSBP                                       (1,134)              (1,477)
                                                                                 -----------------    -----------------
                                                                                           25,544               22,522
        Treasury stock, at cost                                                            (9,250)              (6,027)
                                                                                 -----------------    -----------------
        Total stockholders' equity                                                         16,294               16,495
                                                                                 -----------------    -----------------
        Total liabilities and stockholders' equity                               $         16,883     $         16,664
                                                                                 =================    =================

                       Condensed Statements of Operations
              For the Years Ended September 30, 1997, 1996 and 1995

                                                                  1997                 1996                 1995
                                                            ------------------   -----------------    -----------------
     Equity earnings of subsidiary                          $           2,393    $          1,331     $          1,587
     Interest and dividend income                                         176                 221                  343
     Net gain on sale of investments                                      220                  27                  123
     Other                                                                  1                   3                    3
                                                            ------------------   -----------------    -----------------
        Total income                                                    2,790               1,582                2,056
                                                            ------------------   -----------------    -----------------
     Operating expenses                                                   218                 129                  190
                                                            ------------------   -----------------    -----------------
        Income before income taxes                                      2,572               1,453                1,866
     Income tax expense                                                    58                  49                  103
                                                            ------------------   -----------------    -----------------
        Net income                                          $           2,514    $          1,404     $          1,763
                                                            ==================   =================    =================

                       Condensed Statements of Cash Flows
              For the Years Ended September 30, 1997, 1996 and 1995
                                 (In Thousands)

                                                                        1997               1996              1995
                                                                  -----------------    --------------    --------------
Cash Flows from Operating Activities
     Net income                                                   $          2,514     $       1,404     $       1,763
     Adjustments to reconcile net income to net cash
       provided by operating activities:
        Equity in net income of subsidiary                                  (2,393)           (1,331)           (1,587)
        Gain on sale of investments                                           (220)              (27)             (123)
        (Increase) decrease in other assets                                    (47)              449                32
        Increase in other liabilities                                           19                71                28
        Other                                                                   87              (137)              (24)
                                                                  -----------------    --------------    --------------
        Net cash provided (used) by operating activities                       (40)              429                89
                                                                  -----------------    --------------    --------------
Cash Flows from Investing Activities
     Dividends from subsidiary                                               4,000                               1,140
     Acquisition of investment securities available-for-sale,
       including deposits                                                   (1,190)           (2,214)             (748)
     Proceeds from sale of investment securities
       available-for-sale                                                      749               308               733
     Decrease in loans to subsidiary and ESOP, net                             150             5,837             3,463
     Other loans, net                                                           90                33              (275)
                                                                  -----------------    --------------    --------------
        Net cash provided by investing activities                            3,799             3,964             4,313
                                                                  -----------------    --------------    --------------
Cash Flows from Financing Activities
     Purchase of treasury stock                                             (3,223)           (3,526)           (2,501)
     Cash dividends paid                                                      (678)             (752)           (1,603)
                                                                  -----------------    --------------    --------------
        Net cash used by financing activities                               (3,901)           (4,278)           (4,104)
                                                                  -----------------    --------------    --------------

        Increase (decrease) in cash and cash equivalents                      (142)              115               298

        Cash and cash equivalents at beginning of year                         666               551               253
                                                                  -----------------    --------------    --------------
        Cash and cash equivalents at end of year                  $            524     $         666     $         551
                                                                  =================    ==============    ==============

22.     Subsequent Event

        On October 15, 1997, the Board of Directors declared a $0.10 per share quarterly dividend payable to stockholders of record as of November 3, 1997.

23.     Deposit Insurance

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

        Effective September 30, 1996, federal law was revised to mandate a one-time special assessment of SAIF members such as the Bank of approximately 0.657% of deposits held on March 31, 1995. The Bank reflected a $937,073 pre-tax expense for this assessment for the year ended September 30, 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 0.064% of deposits on an annual basis and are expected to remain at that rate through the end of 1999. During this same period, BIF members are expected to be assessed approximately 0.013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and SAIF and BIF may be merged. It is expected that theses continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. Based on this reduction, beginning January 1, 1997, the rate of deposit insurance assessed the Bank declined by approximately 70%.

Corporate Information
---------------------


Landmark Bancshares, Inc.                        Form 10-KSB

                                                 A copy of the Companys annual report on Form 10-KSB
Central and Spruce                               for fiscal year ended  September  30, 1997,  including  Dodge
City,  Kansas  67801                             financial  statements  schedules,  as filed with the (316)
227-8111                                         Securities and Exchange Commission, will be finished
                                                 without charge to stockholders, as of the record date
Board of Directors                               upon written request to:  Corporate Secretary,
                                                 Landmark Bancshares, Inc., Central and Spruce,
C. Duane Ross                                    Dodge City, Kansas  67801.
Chairman of the Board
President, High Plains Publishers, Inc.
                                                 Annual Meeting
Larry Schugart                                   The annual meeting of Landmark Bancshares, Inc.
President and Executive Officer                  will be held on January 21, 1997 at 1:30 p.m. at
                                                 the Dodge City Country Club, North Avenue C,
David H. Snapp                                   Dodge City, Kansas  67801.
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
                                                 1301 K Street, N.W., Suite 700 East
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

                                      -19-