Form 10KSB40, Exhibit 13
period 1998-09-30
LANDMARK BANCSHARES INC
filed 1998-12-28
CIK 915800

EXHIBIT 13

                           Landmark Bancshares, Inc.

--------------------------------------------------------------------------------
CONTENTS
--------------------------------------------------------------------------------



Message to our Stockholders ...........................................1


Corporate Profile and Stock Price Information .........................3


Five-Year Financial Summary ...........................................4


Management's Discussion and Analysis ..................................6


Report of Independent Accountants ...................................F-1


Consolidated Financial Statements ...................................F-2


Notes to Consolidated Financial Statements ..........................F-7


Corporate Information ................................................20

MESSAGE TO OUR STOCKHOLDERS:

I am pleased to report to you fiscal year 1998 progress, accomplishments, and the financial condition of Landmark Bancshares, Inc. in this, our fifth, annual report since becoming a public company in March 1994.

As we approach the new millenium, we continue to become more bank-like in the way we operate our wholly-owned subsidiary, Landmark Federal Savings Bank, and the services we offer our customers. Over the past twelve months, our commercial loan department has become fully operational and a new full service branch facility with three drive through lanes and a drive up ATM has been opened. Furthermore, 24 hour ATMs were installed at our Great Bend and Garden City offices in the spring, and we have begun to offer CheckCards to our customer base.

The core business during fiscal year 1998 continued to focus on mortgage lending. Loans receivable and loans held for sale increased $16.57 million or 10.48%, to $174.73 million at September 30, 1998 from $158.16 million at September 30, 1997. This increase is a result of a larger number of residential mortgage loans, attributable to our new Kansas City origination office, our mortgage broker program, rural development loans, and the efforts of our lending personnel to dominate the markets in which we offer our products. As we move forward, we will continue to provide home financing to our communities, focusing on prudent underwriting standards that will result in a high quality mortgage loan portfolio with moderate risk. To a lesser extent but no less important, was the growth in consumer loans, new auto leasing loans, and small business lending.

Our core business in fiscal 1998 included significant growth in deposits attributable to aggressive bidding for municipal funds and excellent service provided by our customer service representatives to our savers. Deposit liabilities increased $10.05 million to $154.79 million at September 30, 1998, from $144.74 million at September 30, 1997.

Net earnings for the year was $2.36 million or $1.56 basic earnings per share, compared to $1.52 basic earnings per share in fiscal 1997.

Total assets decreased slightly to $225.37 million from $227.85 million for the year prior, due mainly to reducing investment securities held-to-maturity and mortgage backed securities, which was partially offset by the increased loan receivables. It has been the strategy of the Board of Directors and Management to grow the loan portfolio, which has a higher yield to the Bank than investment and mortgage-backed securities.

The Board of Directors and the management have established a formal process for the implementation of a plan to evaluate and correct the problems that the year 2000, commonly known as Y2K, could cause the Company's critical automated systems. A committee known as

Vision 2000, made up of officers and supervisory personnel of the Bank, have met regularly over the past year to address such matters. Management is continuing to work closely with its main data processor, as well as other vendors, service providers, and regulators to accomplish its goal of a smooth transition to the year 2000.

The Board of Directors continued their policy of paying quarterly cash dividends, and in fact, increased the dividend from $0.10 per share in May to $0.15 per share in August. A special $0.10 dividend was declared at the regular January 1998 board meeting.

Stock repurchases are another element of our shareholder value enhancement strategy. Due to the recent downturn in bank and thrift stocks, the Corporation was able to buy back 212,429 shares of stock within a thirty-day period ending September 30, 1998. At fiscal year end a total of 953,378 shares or 41% of the original shares issued had been repurchased.

On behalf of the Board of Directors, I wish to thank our stockholders, customers and dedicated staff for your continued support of Landmark Bancshares, Inc.

Personal Regards,

/s/Larry Schugart
-------------------------------------
Larry Schugart
President and
Chief Executive Officer

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

Landmark Federal Savings Bank is a federally chartered stock savings bank headquartered in Dodge City, Kansas. The Bank was founded in 1920 with a charter from Kansas under the name of "Dodge City Savings and Loan Association" which later became a federal association under the name of "First Federal Savings and Loan of Dodge City." First Federal Savings and Loan of Dodge City became known as "Landmark Federal Savings Association" in 1983 when it changed its name at the time it merged with Peoples Savings and Loan of Sterling, Kansas. The Bank's deposits have been federally insured since 1943 and are currently insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank conducts its business from its main office in Dodge City, Kansas and five branch offices located in Barton, Finney, Ford and Rush Counties in Kansas. The Bank also has a loan origination office located in Overland Park, Kansas.

Stock Market Information

There were 1,327,934 shares (net of treasury stock) of common stock of Landmark Bancshares, Inc. outstanding on September 30, 1998, held by approximately 263 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name through various brokerage firms). Since its issuance in March 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for Landmark Bancshares, Inc. is listed in the Nasdaq National Market section published in The Wall Street Journal and other leading newspapers under the trading symbol of "LARK". The following table reflects stock price information based on sales as published by the Nasdaq National Market statistical report for each quarter for fiscal years 1998 and 1997.

                                                Year Ended September 30,
                              -------------------------------------------------------------
                                          1998                                 1997
                              -----------------------------  ------------------------------

                                  HIGH            LOW            HIGH             LOW
                              -------------- --------------  --------------  --------------
First Quarter                        26 1/2         23             18 3/4           16
Second Quarter                       26             22             20               18
Third Quarter                        29 1/4         24 3/4         20 1/8           18 3/4
Fourth Quarter                       26 4/5         20 1/4         27 5/8           20 1/4


The following table sets forth, for each quarter the dividends paid or payable on the common stock for the indicated fiscal years ending September 30. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay.

                                         Year Ended September 30,
                           -----------------------------------------------
Dividends per share                    1998                    1997
                           ----------------------   ----------------------
First Quarter                     $0.10                       $0.10
Second Quarter                     0.20                        0.10
Third Quarter                      0.15                        0.10
Fourth Quarter                     0.15                        0.10

On October 21, 1998 the Board of Directors declared a quarterly dividend of $0.15 per share to shareholders of record on November 2, 1998.

================================================================================
FIVE-YEAR FINANCIAL SUMMARY
Selected Financial Condition Data (Dollars in Thousands)
==============================================================================================================================
At September 30,                                 1998             1997              1996             1995              1994
------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $225,368         $227,850          $213,734         $208,632          $188,727
Loans receivable, net (1)                       174,733          158,163           129,903           98,934            71,253
Investments held-to-maturity                     11,575           18,838            29,399           34,825            39,922
Investments available-for-sale                    9,221            7,123             4,138            1,693             1,743
Mortgaged-backed securities
   held-to-maturity                              21,724           36,690            45,877           68,207            70,470
Cash and cash equivalents                         2,844            2,741               474              462             1,061
Deposits                                        154,793          144,735           143,815          144,957           136,858
FHLB borrowings                                  41,700           46,200            33,467           25,533            13,580
Stockholders' equity                             25,024           32,245            32,389           34,667            36,606

Summary of Operations (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                           1998             1997              1996             1995              1994
------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $17,207          $16,695           $14,575          $13,652           $10,671
Interest expense                                 10,216            9,768             8,678            8,224             5,917
                                            ----------------------------------------------------------------------------------

  Net interest income                             6,991            6,927             5,897            5,428             4,754
Provision for loan losses                           265              308               135                9               (85)
Provision for losses on corporate
  securities and municipal obligations                0                0                 0                0              (128)
                                            ----------------------------------------------------------------------------------

  Net interest income after provision
   for losses on loans and investments            6,726            6,619             5,762            5,419             4,967
Non-interest income                               1,226            1,026               745              684               450
Non-interest expense (2)                          4,134            3,581             4,323            3,315             2,907
                                            ----------------------------------------------------------------------------------

Income before income taxes                        3,818            4,064             2,184            2,788             2,510
Provision for income taxes                        1,454            1,550               780            1,025               926
                                            ----------------------------------------------------------------------------------

Net income                                       $2,364           $2,514            $1,404           $1,763            $1,584
                                            ==================================================================================

Basic earnings per share (3)                      $1.56            $1.52             $0.78            $0.87             $0.42
                                            ==================================================================================
Diluted earnings per share (3)                    $1.42            $1.42             $0.74            $0.85             $0.42
                                            ==================================================================================
Dividends per share (3)                           $0.60            $0.40             $0.40            $0.75             $0.05
                                            ==================================================================================
Book value per common share
   outstanding at September 30                   $18.84           $19.10            $17.48           $16.62            $16.05
                                            ==================================================================================

(1) Includes loans held for sale totaling $2,409, $490, $1,890, $317 and $611 at September 30, 1998, 1997, 1996, 1995 and 1994, respectively.
(2) Includes one-time SAIF special assessment of $973 for the year ended September 30, 1996.
(3) For periods following conversion from mutual to stock on March 28, 1994 (1994 - March 28 through September 30).

================================================================================
FIVE-YEAR FINANCIAL SUMMARY
Selected Ratios and Other Data
=====================================================================================================================
At or For the Year Ended September 30,                  1998        1997          1996         1995          1994
---------------------------------------------------------------------------------------------------------------------
Return on average assets                                1.03  %     1.12  %       0.70  %      0.88  %       0.90  %
Return on average equity                                7.52        7.79          4.14         4.92          6.06
Average equity to average assets                       13.71       14.44         17.00        17.88         14.93
Equity to assets at period end                         11.10       14.15         15.15        16.62         19.40
Net interest spread                                     2.41        2.41          2.11         1.88          2.18
Net yield on average interest-earning assets            3.12        3.16          3.01         2.76          2.77
Non-performing assets to total assets                   0.34        0.30          0.15         0.22          0.22
Non-performing loans to net loans                       0.39        0.27          0.24         0.39          0.29
Allowance for loan losses to total loans                0.65        0.61          0.57         0.65          0.87
Dividend payout                                        39.31       26.95         53.58        90.93         13.02
Number of:
  Loans outstanding                                    6,741       6,210         5,439        4,561         3,859
  Deposit accounts                                    12,878      12,888        13,443       13,731        12,582
  Full service offices                                     6           5             5            5             5



                            [FOUR GRAPHICS OMITTED]

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

The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest income and interest expense. The Bank's net interest income is a function of its interest rate spread, which is determined by the difference between rates of interest earned on interest-earning assets, and rates of interest paid on interest-bearing liabilities. The Bank's earnings are also affected by its provision for losses on loans, as well as the amount of non-interest income and non-interest expense, such as compensation and related expenses, occupancy expense, data processing costs and income taxes.

The Company's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, making loans and providing customers with a high level of customer service. As part of the Bank's emphasis on external growth, the Bank has expanded its operations within its market areas. During fiscal 1998, the Bank opened a branch office in Dodge City and a loan origination office in the Kansas City area. As part of the Bank's strategy for internal growth, during fiscal 1997 the Bank established a commercial loan department and has been active in increasing its commercial lending market.

This management's discussion and analysis of financial condition and results of operations contains or incorporates by reference forward-looking statements that involve inherent risks and uncertainties. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, economic conditions, adequacy of allowance for loan losses, the costs or difficulties associated with the resolution of Year 2000 issues on computer systems greater than anticipated, technology changes and competition in the geographic and business areas in which the Company conducts its operations. These statements are based on management's current expectations. Actual results in future periods may differ from those currently expected because of changes in the factors referred to above and various risks and uncertainties.

Financial Condition

Consolidated total assets decreased 1.09% from $227,850,154 at September 30, 1997 to $225,368,013 at September 30, 1998. This slight decrease is the result of the continued maturity of investment and mortgage-backed securities held to maturity. The proceeds from these maturities in addition to the increase in deposits were used to increase the loan portfolio and purchase treasury stock.

Loans receivable:
Net loans receivable held-for-investment increased $14,651,651 or 9.29%, from $157,672,603 at September 30, 1997 to $172,324,254 at September 30, 1998. This
growth in the loan portfolio is attributed to increased lending throughout the year resulting from the first full year with a commercial loan department and the addition of a loan origination branch in the Kansas City area. The commercial loan department was started during the fourth quarter of fiscal year 1997. Commercial loans, including commercial real estate, have increased $6,799,246 from $6,716,345 at September 30, 1997 to $13,515,591 at September 30,
1998. The bank opened a loan origination office in Overland Park, Kansas during the first quarter of fiscal 1998. At September 30, 1998 the Kansas City office had a loan portfolio balance of $6,692,213. The increase also resulted from the purchase of $17,885,608 in mortgage loan packages during fiscal year 1998. The Bank continues to increase its investment in purchased loans in order to enhance yield on investable funds during periods when such amounts exceeded loan demand in the Bank's primary lending area. Loans held-for-sale also increased $1,918,455, or 391.33%, from $490,234 at September 30, 1997 to $2,408,689 at
September 30, 1998. This continued increase in the Bank's loan portfolio has resulted in a 145.23% increase in total loans during the last five years.

The Bank had impaired loans of $505,547 and $371,769 at September 30, 1998 and 1997, respectively. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans that are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as part of the monitoring and evaluation of non-performing loans, classifies loans and repossessed assets in accordance with regulatory provisions s loss, doubtful or substandard. Total assets classified as of September 30, 1998 and 1997, amounted to $1,171,000 and $1,328,000, respectively. Those loans classified that are not recognized as impaired include loans which are currently past due 90 days or more or have a past history of delinquency. The level of classified loans has continued to remain consistently low primarily as a result of improving economic conditions and real estate values. At September 30, 1998 the Bank's ratio of total non-performing assets to total assets was 0.34%, far lower than the industry average. The Bank will continue with its aggressive collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. Management is unaware of any trends which it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Investment securities:
Investment securities held-to-maturity decreased $7,262,509 from $18,837,942 at September 30, 1997 to $11,575,433 at September 30, 1998. This decrease was directly related to the increase in the loan portfolio discussed above, as securities matured or were called, excess funds were used to originate and purchase loans. Excess funds were also used to purchase the Company's treasury stock. Investment securities available-for-sale at September 30, 1998 experienced an increase of $2,098,125 from $7,122,785 at September 30, 1997 to $9,220,910 at September 30, 1998 as a result of continued purchases of equity securities by the Company.

Mortgage-backed securities:
Mortgage-backed securities decreased $14,965,796 or 40.79%, from $36,689,551 at September 30, 1997 to $21,723,755 at September 30, 1998. The Company did not have any mortgage-backed securities available-for-sale at September 30, 1998 or 1997. Mortgage-backed securities also decreased due to funds from repayments on mortgage-backed securities being used to fund the increase in loans receivable and repurchase treasury stock. The Company did not acquire any mortgage-backed securities during the years ended September 30, 1998 or 1997. The yield on mortgage-backed securities at September 30, 1998 was 6.77% compared to a yield on investment securities of 5.33%.

Foreclosed assets:
The balance in foreclosed assets at September 30, 1998 and 1997 was $70,939 and $251,950, respectively. The September 30, 1998 balance in foreclosed assets consisted of one single-family residence and three repossessed automobiles. This foreclosed asset balance continues to be substantially lower than that experienced by the Bank in prior years.

Deposits:
Deposits increased $10,058,177, or 6.95%, from $144,734,739 at September 30, 1997 to $154,792,916 at September 30, 1998. This increase relates primarily to the increase in jumbo certificates of deposit of $10,507,180 from $11,174,463 at September 30, 1997 to $21,681,643 at September 30, 1998. The increase in jumbo certificates of deposit relates to the Bank's focus during the year on obtaining municipal funds. The Bank continues to offer rates competitive with other financial institutions in the area. The average cost on demand deposits decreased 12 basis points from 3.22% for fiscal year 1997 to 3.10% for fiscal year 1998. This was offset by an increase in the average cost on savings and certificates of deposit of 11 basis points from 5.32% for fiscal year 1997 to 5.43% for fiscal year 1998. The increase in the cost of savings and certificates of deposit is the result of an increase in the volume of both savings and certificate of deposit accounts in addition to an increase in rates. The rate/volume analysis table reflects an increase of $218,000 due to the changes in volume and an increase of $137,000 due to changes in the rate of savings and certificate of deposit accounts.

Of the $127,485,196 in certificates of deposit held by the Bank at September 30, 1998, $88,891,755 of these deposits will mature during the year ended September 30, 1999. The majority of the Bank's time deposits consist of regular deposits from customers and institutional investors from the Bank's surrounding community rather than brokered deposit accounts. As a result, most of these local accounts are expected to be renewed.

Advances and other borrowings from Federal Home Loan Bank:
The Bank has continued to utilize advances from the Federal Home Loan Bank ("FHLB") as a source of funds. Fixed term advances from the FHLB totaled $33,700,000 and $36,200,000 at September 30, 1998 and 1997, respectively. The
Bank also has a line of credit with the FHLB. The Bank had an outstanding balance of $8,000,000 and $10,000,000 at September 30, 1998 and 1997,
respectively. The funds provided by these borrowings were used primarily to fund lending activity throughout the year. The weighted average cost of these borrowings from the FHLB was 5.60% and 6.16% as of September 30, 1998 and 1997, respectively. Of the advances and other borrowings outstanding at September 30, 1998, $26,700,000 mature during the year ended September 30, 1999.

Stockholders' equity:
Stockholders' equity decreased $7,221,563, or 22.40%, from $32,245,330 at September 30, 1997 to $25,023,767 at September 30, 1998. As of September 30, 1998 the Company has repurchased 953,378 shares of its common stock to enhance stockholder value. Total stock repurchases for the year ended September 30, 1998 amounted to $8,654,310. As noted in the Stock Price Information section of this report the Company has also been consistently paying quarterly dividends to stockholders.

Implementation of New Accounting Pronouncements

During fiscal year 1998, the Company adopted the provisions of two accounting pronouncements: Statement No. 128 entitled "Earnings Per Share" and Statement No. 129 entitled "Disclosure of Information about Capital Structure." See Note 1 to the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Company.

Liquidity and Capital Resources

Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital or the sale of highly marketable assets such as available-for-sale securities. Additional sources of liquidity, including cash flows from both repayment of loans and maturity of investment securities, are also included in determining whether liquidity is satisfactory.

During the years ended September 30, 1998, 1997 and 1996, cash and cash equivalents have increased by $103,326, $2,267,342 and $11,689, respectively.

As reflected in the Consolidated Statement of Cash Flows, net cash flows provided by operating activities for fiscal year 1998, 1997 and 1996 totaled $3,272,735, $9,687,358 and $1,460,520, respectively. Amounts fluctuate from period to period primarily as a result of the purchase and origination of loans held-for-sale and the subsequent sale of such loans. The sale of loans held-for-sale was $22,831,874, $12,956,185 and $9,679,305 for fiscal years 1998,
1997 and 1996, respectively. This is offset by the origination and purchase of loans held-for-sale of $21,483,818, $6,309,686 and $10,344,957 for fiscal years 1998, 1997 and 1996, respectively.

Net cash flows provided by investing activities totaled $624,854 for fiscal year 1998. Net cash flows used by investing activities totaled $17,172,688 and $4,294,278 for fiscal year 1997 and 1996, respectively. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities, (ii) the purchase and origination of loans, mortgage-backed securities and investment securities and (iii) proceeds from maturities and sales of investment securities. Loans originated and purchased for investment, net of principal payments on loans, were $17,928,700, $35,303,920 and $30,405,369 for fiscal years 1998, 1997 and 1996, respectively.

Net cash flows used by financing activities totaled $3,794,263 for fiscal year 1998. Net cash flows provided by financing activities totaled $9,752,672 and $2,845,447, respectively, for fiscal years 1997 and 1996. Advances from the FHLB have been the primary source to balance the Company's funding needs during each of the fiscal years presented. As of September 30, 1998, the Bank had an existing line of credit with the FHLB of $30,000,000 against which the Bank had an outstanding balance of $8,000,000 that could serve as an additional source of liquidity. For fiscal 1998 the Company had net repayments of FHLB borrowings of $4,500,000, compared to net proceeds of $12,733,332 and $7,933,334 for the fiscal years 1997 and 1996, respectively. The Company's repurchase of treasury stock amounted to $8,654,310, $3,222,729 and $3,526,306 for years ending September 30, 1998, 1997 and 1996, respectively. The repurchase of treasury stock during this three year period has helped to enhance stockholder value.

The Company's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Company's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Company is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions, the liquidation account and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a proforma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier I Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At September 30, 1998, the Bank qualified as a Tier I Association. Should the Bank's regulatory capital fall below certain levels, applicable law would require approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends. Future dividend distributions by the Bank in excess of Bank earnings could result in recapture of tax bad debt deductions resulting in income tax on the amounts recaptured. See Notes 11, 13 and 21 of Notes to Consolidated Financial Statements for additional information on capital levels and compliance, tax bad debt reserves and the liquidation account.

Cash dividends paid by the parent company to its common stock shareholders totaled $929,243, $677,675 and $752,393 during the fiscal years 1998, 1997 and
1996, respectively. The payment of dividends on the common stock is subject to the direction of the Board of Directors of the Company and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. It is the intention of the Bank to continue to pay dividends to the parent company, subject to regulatory, income tax and liquidation account considerations, to cover cash dividends on common stock when and as declared by the parent company.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts. At September 30, 1998, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for institutions such as the Bank. The capital standards require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 1998 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 13 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at September 30, 1998.

As discussed in Note 22 of the financial statements, the Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund (SAIF). After the one-time special assessment, the Bank's annual deposit insurance rate declined to 0.064% of insured deposits effective January 1, 1997 from the 0.23% rate prior to this recapitalization. Until December 31, 1999, SAIF-insured institutions will likely continue to pay the 0.064% assessment to the FDIC to help fund interest payments on bonds issued by an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, Bank Insurance Fund (BIF) members likely will be assessed at the rate of 0.013% to fund interest payments on these bonds. After December 31, 1999, both BIF and SAIF members will likely be assessed at the same rate for such interest payments. The Deposit Insurance Funds Act of 1996 provides that the BIF and the SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date. The legislation directed the Department of Treasury to make recommendations to Congress for the establishment of a single charter for banks and thrifts.

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

The following tables present the Bank's NPV as well as other data as of September 30, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

 Change in Interest
  Rates in Basis
 Points (Rate Shock)        Net Portfolio Value         NPV as % of Present Value of Assets
--------------------  --------------------------------  ------------------------------------

                       $ Amount   $ Change   % Change      NPV Ratio        Change
                      ----------  ---------- ---------  -------------  ---------------------

  (Dollars in Thousands)

     +400 bp              $8,158    ($10,826)    (57) %     3.91   %         (448)    bp
     +300 bp             $11,650      (7,334)    (39) %     5.44   %         (294)    bp
     +200 bp (1)         $14,839      (4,145)    (22) %     6.78   %         (160)    bp
     +100 bp             $17,375      (1,609)     (8) %     7.79   %          (59)    bp
            0 bp         $18,984                            8.39   %
     -100 bp             $19,830         846       4  %     8.66   %           27     bp
     -200 bp             $20,761       1,777       9  %     8.96   %           57     bp
     -300 bp             $21,957       2,973      16  %     9.35   %           97     bp
     -400 bp             $23,288       4,305      23  %     9.78   %          140     bp

    (1) Denotes rate shock used to compute interest rate risk capital component.


                                                             September 30, 1998
                                                             ------------------
Risk Measures (20 Basis Point Rate Shock):

     Pre-Shock NPV Ratio: NPV as % of Present Value of Assets        8.39%
     Exposure Measure: Post-Shock NPV Ratio                          6.78%
     Sensitivity Measure: Change in NPV Ratio                        1.60%



Utilizing the data above, the Bank, at September 30, 1998, would not have been considered by the OTS to have been subject to "above normal" interest rate risk. Accordingly, no deduction from risk-based capital would have been required.

Set forth below is a breakout, by basis points of the Bank's NPV as of September 30, 1998 by assets, liabilities, and off balance sheet items.

                                                                           No
 Net Portfolio Value  -400 bp      -300 bp      -200 bp      -100 bp     Change    +100 bp   +200 bp   +300 bp   +400 bp
-----------------------------------------------------------------------------------------------------------------------------

Assets                 $238,084    $234,806     $231,740     $229,014    $226,400  $223,043  $218,794  $213,959  $208,891
-Liabilities            214,474     212,603      210,804      209,075     207,400   205,795   204,235   202,726   201,269
+Off Balance Sheet         (322)       (246)        (175)        (109)        (16)      127       280       417       536
                     -----------------------------------------------------------------------------------------------------
Net Portfolio Value     $23,288     $21,957      $20,761      $19,830     $18,984   $17,375   $14,839   $11,650    $8,158
                     =====================================================================================================

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

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield of earning assets would tend to reduce net interest income.

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income. However, changes in only certain rates, such as shorter term interest rate declines without longer term interest rate declines, could reduce or reverse the expected benefit from decreasing interest rates.

Year 2000 Issue

The year 2000 poses an important business issue regarding how existing application software programs and operating systems can accommodate this date value. Many computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900. Like most financial service providers, the Company may be significantly affected by the Year 2000 issue due to the nature of financial information. The Company has been evaluating both information technology (computer systems and software) and non-information technology (i.e. vault timers, elevators, electronic door lock and heating, ventilation and air condition controls) both within and outside the Company's direct control and with which the Company electronically or operationally interfaces. If computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations that rely on the date field information, such as interest, payment or due dates and other operating functions, may generate results that could be significantly misstated, and the Company could experience a temporary inability to process transactions and engage in normal business activities.

The Company has also initiated formal communications with both information technology and non-information technology vendors to determine the extent to which the Company's interface systems may be vulnerable to those third parties' failure to remediate their own Year 2000 issues. We have examined all of our non-information technology systems and have either received certifications of Year 2000 compliance for systems controlled by third party providers or determined that the systems should not be impacted by the Year 2000. We expect to further test the systems we control and receive third party certification, where appropriate, that they will continue to function. We do not expect any material costs to address our non-information technology systems and have not had any material costs to date. We have determined that the information technology systems we use have substantially more year 2000 risk than the non-information technology systems we use. The Bank has evaluated their information technology systems risk in three areas: (1) internal computers and software, (2) computers of others used by our borrowers, (3) external data processing servicers.

Internal computers and software
The Company will replace or upgrade most of its internal computer systems and programs in order to provide cost-effective and efficient delivery of services to its customers, information to management, and to provide additional capacity for processing information and transactions due to increased activity. Computer system upgrades are projected to be completed during the second quarter of fiscal 1999. The total cost of the Year 2000 project is estimated to approximate $400,000 which will be funded through cash flows from operations. The Company will spend approximately $250,000 during the first and second quarters of fiscal 1999 to upgrade computer systems, which will be capitalized. At September 30, 1998, none of the estimated $250,000 has been capitalized. The Bank expensed approximately $10,000 relating to Year 2000 compliance during the year ended September 30, 1998. In addition, the Company will expect to expense approximately $75,000 during fiscal 1999. This results in estimated known costs to the Bank of $325,000. The Bank estimates a potential of an additional $75,000 in unidentified costs at the present time. Final testing of internal conversion to compliant systems is scheduled to be completed by the end of the first quarter of calendar 1999.

Computers of others used by our borrowers
The Bank has evaluated most of its borrowers and does not believe that the Year 2000 issue should, on an aggregate basis, impact their ability to make payments to the Bank. The Bank feels that most of its residential borrowers are not dependent on their home computers for income and that none of its commercial borrowers are so large that a Year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Bank. As a result, the Bank has not contacted residential borrowers concerning this issue and does not consider this issue in its residential loan underwriting process. The Bank has contacted all commercial borrowers and considered this issue during commercial loan underwriting. The Bank does not expect any material costs to address this risk area.

External data processing servicer
This risk is primarily focused on one third-party service bureau that provides virtually all of the Bank's data processing. The Bank's data processing servicer has completed their Year 2000 testing and was determined to be in compliance. The third-party servicer also has a contingency plan developed to provide operating alternatives in the event of systems or communication failures. This contingency plan has a procedure in which a disaster recovery unit will be sent to the Bank immediately to correct any Year 2000 complications. Although appearing to be compliant, if the service bureau fails to be Year 2000 compliant the Bank would likely experience significant delays, mistakes or failures. These delays, mistakes or failures could have a significant impact on the Bank's financial condition and results of operations.

Contingency plan
Senior management has developed and presented to the Board of Directors a contingency plan to provide operating alternatives for continuation of services to the Bank's customers in the event of systems or communication failures at the beginning of the Year 2000. Management believes that the Bank will be able to continue to operate in the Year 2000 even if some systems fail. The Bank will have available a back-up generator for use in the event of a power failure. At the end of December 1999, the Bank will receive from its data processing servicer a CD-ROM backup of all customer and general ledger accounts. The Bank will also have a stand alone computer with internal software to extract the information from the CD-ROM and print hard copy reports as necessary. This software has been certified as Year 2000 compliant by the provider and has been tested at other customer locations of the service provider. As noted above, the disaster recovery unit provided by the Bank's service center will also be available. Due to the size of the Bank, it feels that it would be able to operate with all transactions processed internally until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff, which would increase cost of operations. If this procedure were to continue for any extended period of time, or if we ultimately had to change data service providers, the cost could be material.

Average Balances, Interest and Average Yields and Rates


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

                                                                          For Year Ended September 30,
                                        At        -------------------------------------------------------------------------------
                                    September 30,
                                       1998               1998                       1997                      1996
                                    ---------- -------------------------  ------------------------- -----------------------------
                                                                 Average                    Average                      Average
                                      Yield/                      Yield/                    Yield/                        Yield/
                                       Cost    Balance   Interest  Cost   Balance  Interest  Cost   Balance   Interest    Cost
                                    ---------  --------  -------- ------  -------- -------- ------  --------  --------   --------
                              (Dollars in Thousands)
Interest-earning assets:
  Loans receivable                     8.14 %  $167,490  $13,741  8.20 %  $145,395  $11,833  8.14 %  $110,084  $ 9,077    8.25  %
  Mortgage-backed securities           6.77 %    29,724    1,927  6.48 %    41,747    2,707  6.48 %    54,647    3,557    6.51  %
  Investment securities                5.33 %    23,366    1,374  5.88 %    30,956    2,079  6.72 %    29,936    1,863    6.22  %
  Other interest-earning assets        5.72 %     3,169      165  5.21 %     1,252       76  6.07 %     1,085       78    7.19  %
                                    ---------  --------  -------  ------  --------  -------  ------  --------  -------    -------

     Total interest-earning assets     7.71 %  $223,749  $17,207  7.69 %  $219,350  $16,695  7.61 %  $195,752  $14,575    7.45  %
                                    =========  ========  =======  ======  ========  =======  ======  ========  =======    =======

Non-interest earning assets:                      5,580                      4,310                      3,764
                                               --------                   --------                   --------

     Total assets                              $229,329                   $223,660                   $199,516
                                               ========                   ========                   ========

Interest-bearing liabilities:
  Demand deposits                      2.79 %  $ 21,586  $   669  3.10 %  $ 21,536  $   693  3.22 %  $ 14,249  $   365    2.56  %
  Savings deposits and certificates
    of deposit                         5.45 %   127,290    6,917  5.43 %   123,206    6,556  5.32 %   128,899    7,077    5.49  %
  Other liabilities                    5.60 %    44,763    2,631  5.88 %    42,951    2,520  5.87 %    19,429    1,237    6.37  %
                                    ---------  --------  -------  ------  --------  -------  ------  --------  -------   -------
     Total interest-bearing
      liabilities                      5.20 %  $193,639  $10,217  5.28 %  $187,693  $ 9,769  5.20 %  $162,577  $ 8,679    5.34  %
                                    =========  ========  =======  ======  ========  =======  ======  ========  =======   =======
Non-interest bearing liabilities                  4,242                      3,696                      3,015
                                               --------                   --------                   --------
     Total liabilities                         $197,881                   $191,389                   $165,592
                                               ========                   ========                   ========

Stockholder's equity                             31,448                     32,271                     33,924
                                               ---------                  --------                   --------
     Total liabilities and
      stockholders' equity                     $229,329                   $223,660                   $199,516
                                               =========                  ========                   ========
Net interest income                                      $ 6,990                    $ 6,926                    $ 5,896
                                                         =======                    =======                    =======

Interest rate spread                   2.51 %                     2.41 %                     2.41 %                      2.11  %
                                    =========                     ======                     ======                      =======

Net yield on interest-earning assets                              3.12 %                     3.16 %                      3.01  %
                                                                  ======                     ======                      =======
Ratio of interest-earning assets
    to interest-bearing liabilities                             115.55 %                   116.87 %                    120.41  %
                                                                ========                   ========                    =========



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



                                                                    Years Ended September 30,
                                        -----------------------------------------------------------------------------------
                                                      1998 vs. 1997                           1997 vs. 1996
                                        ---------------------------------------   -----------------------------------------
                                              Increase (Decrease) Due to                Increase (Decrease) Due to
                                        ---------------------------------------   -----------------------------------------
                                                              Rate/                                      Rate/
                                         Volume      Rate     Volume      Net      Volume      Rate      Volume      Net
                                        --------   --------   ------   --------   --------   --------   --------   --------
                                                                            (In Thousands)
Interest income:
 Loans receivable                       $ 1,799    $    88    $  21    $ 1,908    $ 2,913    ($  121)   ($   36)   $ 2,756
 Mortgage-backed securities                (779)         0       (1)      (780)      (840)       (16)         6       (850)
 Investment securities                     (510)      (260)      65       (705)        63        150          3        216
 Other interest-earnings assets             117        (10)     (18)        89         13        (11)        (4)        (2)
                                        --------   --------   ------   --------   --------   --------   --------   --------
   Total interest-earning assets        $   627    ($  182)   $  67    $   512    $ 2,149    $     2    ($   31)   $ 2,120
                                        ========   ========   ======   ========   ========   ========   ========   ========
Interest expense:
 Demand deposits                        $     2    ($   26)   $   0    ($   24)   $   187    $    94    $    47    $   328
 Savings deposits and
  certificates of deposits                  218        137        6        361       (313)      (219)        11       (521)
 Other liabilities                          107          4        0        111      1,498        (97)      (118)     1,283
                                        --------   --------   ------   --------   --------   --------   --------   --------
   Total interest-bearing liabilities   $   327    $   115    $   6    $   448    $ 1,372    ($  222)   ($   60)   $ 1,090
                                        ========   ========   ======   ========   ========   ========   ========   ========
Change in net interest income           $   300    ($  297)   $  61    $    64    $   777    $   224    $    29    $ 1,030
                                        ========   ========   ======   ========   ========   ========   ========   ========

Results of Operations

General:
Net income decreased slightly, from $2,514,437 for the year ended September 30, 1997 to $2,363,798 for the year ended September 30, 1998. The decrease in net income relates primarily to an increase in costs of the core business of the subsidiary Bank as a result of establishing a commercial loan department and the additional expense of providing retail services in the existing branches, the new Dodge City branch and the Overland Park loan origination office. These increased expenses are expected and intended to lead to increased volume in the customer base, resulting in increased loan and general market share.

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

Net interest income:
The  operating  results  of the  Company  depend  to a great  degree  on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's net income is also affected by the level of its provision for losses on loans, non-interest income and non-interest expense.

Total interest income increased $512,592, or 3.07%, to $17,207,440 for the year ended September 30, 1998, from $16,694,848 for the year ended September 30, 1997. This increase resulted from the average yield on interest-earning assets increasing to 7.69% for the year ended September 30, 1998 compared to 7.61% for the year ended September 30, 1997. This increase was the result of the increase in the loan portfolio, the rate/volume analysis reflects this increase. The change in interest income due to the volume of loans receivable was an increase of $1,799,000 during fiscal year 1998 from fiscal year 1997. Income resulting from the increase in loan volume was partially offset by decreases in the volume of investment and mortgage-backed securities.

Interest expense for the year ended September 30, 1998 increased $448,271, or 4.59%, to $10,216,563 from $9,768,292 at September 30, 1997. This increase is primarily due to an increase in volume of certificates of deposit and market interest rates paid on those deposits. The Bank's rate/volume analysis reflects approximately $327,0000 of the increase in interest expense resulting from changes in volume.

As a result of the above, net interest income had a slight increase of $64,321, from $6,926,556 for the year ended September 30, 1997 to $6,990,877 for the year ended September 30, 1998. The increase in net interest income is attributable to a shift in the composition of interest-earning assets from generally lower yielding mortgage-backed and investment securities to loans, resulting in an increase in net interest income attributable to volume of $300,000. The net interest spread of the Bank was consistent during the years ended September 30, 1998 and 1997, with an interest rate spread of 2.41% for both years. The risks related to interest rate movement are managed and continuously reviewed by management.

Interest income was $16,694,848 for the year ended September 30, 1997 compared to $14,574,868 for the year ended September 30, 1996, an increase of $2,119,980 or 14.55%. As discussed above, this increase is also primarily the result of an increase in loans receivable during the year ended September 30, 1997, this is reflected in the Bank's rate/volume analysis as the increase in interest income resulting from the volume of loans receivable was $2,913,000.

Interest expense for the year ended September 30, 1997 increased $1,089,924, or 12.56%, to $9,768,292 from $8,678,368 at September 30, 1996. This increase was due to the increase in borrowed funds throughout the fiscal year. Approximately $1,498,000 of the increase in interest expense was due to an increase in the volume of other liabilities, which consists of advances and other borrowings from the FHLB. The average cost for interest-bearing liabilities decreased slightly from 5.34% for the year ended September 30, 1996 to 5.20% for the year ended September 30, 1997.

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

Provision for losses on loans:
The Bank maintains, and the Board of Directors monitors, allowances for possible losses on loans. These allowances are established based upon management's periodic evaluation of known and inherent risks in the loan portfolio, review of significant individual loans and collateral, review of delinquent loans, past loss experience, adverse situations that may affect the borrowers' ability to repay, current and expected market conditions, and other factors management deems important. Determining the appropriate level of reserves involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio and the collateral value of specifically identified problem loans. Additionally, allowance strategies and policies are subject to periodic review and revision in response to current market conditions, actual loss experience and management's expectations.

The allowance for loan losses was $1,136,753 and $968,623 at September 30, 1998 and 1997, respectively. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans was $265,000 for the year ended September 30, 1998 and $307,979 for the year ended September 30, 1997. The increase in the allowance for the year ended September 30, 1998 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending, and the increase in non-performing loans. Historical non-performing loan ratios are presented with the five-year financial summary information. While management maintains its allowance for loan losses at levels which it considers adequate to provide for potential losses, there can be no assurance that additions will not be made to the allowance in future years and that such losses will not exceed the estimated amounts.

The allowance for loan losses was $740,346 at September 30, 1996. The provision for losses on loans increased from $134,743 for the year ended September 30, 1996 to $307,979 for the year ended September 30, 1997. The $173,236 increase in the provision for the year ended September 30, 1997 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, as discussed above.

Non-interest income:
Non-interest income increased $199,937, or 19.49%, from $1,026,021 for the year ended September 30, 1997 to $1,225,958 for the year ended September 30, 1998. This was primarily due to the net gain on the sale of loans of $472,908 for fiscal year 1998 compared to $237,281 for fiscal 1997, a $235,627 increase, or 99.3%.

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

Non-interest expense:
Non-interest expense increased $554,361, or 15.48% from $3,580,077 for the year ended September 30, 1997 to $4,134,438 for the year ended September 30, 1998. The Bank has experienced an overall increase in non-interest expense as a result of the addition of a commercial loan department, the loan origination office in Overland Park, and the new Dodge City branch. These increases relate primarily to increases in compensation as a result of new positions. Compensation and related expenses increased $252,108, or 11.24%, from $2,242,602 for fiscal 1997 to $2,494,710 for fiscal 1998. This increase in compensation is also the result of increase in the Employees Stock Ownership Plan (the "ESOP") expense as a result of higher market values for allocated shares and additional compensation expense relating to the issuance of stock options, see Note 16 of the financial statements for further discussion.

Non-interest expense decreased $743,222 or 17.19% from $4,323,299 for the year ended September 30, 1996 to $3,580,077 for the year ended September 30, 1997. This decrease related primarily to the special one-time SAIF assessment of $937,073 recorded during fiscal 1996. If this special assessment were excluded, total non-interest expense would have increased $193,851 or 5.72% from fiscal 1996 to 1997. Compensation and related expenses increased $349,144 or 18.44% during the year ended September 30, 1997, relating to overall increases in compensation and ESOP expense as discussed above. The increase in compensation was offset by a $191,250 or 49.04% decrease in federal insurance premium expense from $389,986 during fiscal year 1996 to $198,736 during fiscal year 1997. The decrease in regulatory insurance and assessments was substantially due to the revised rate structure on insured deposits adopted by the FDIC after the recapitalization of the SAIF. The Bank's annual deposit insurance rate in effect prior to this recapitalization was 0.23% of insured deposits, declining to 0.18% of insured deposits for the quarter ended December 31, 1996, and reduced to 0.064% of insured deposits effective January 1, 1997.

Income taxes:
Income tax expense decreased $96,485, or 6.22%, from $1,550,084 for the year ended September 30, 1997 to $1,453,599 for the year ended September 30, 1998. This decrease in income tax resulted primarily from a decrease in pre-tax income and deferred tax attributable to changes in state income tax rates that for the Bank become effective as of October 1, 1998.

The Company's income tax expense increased $770,492 or 98.83%, from $779,592 for the year ended September 30, 1996 to $1,550,084 for the year ended September 30, 1997. The principal reason for the increase was the increase in pre-tax income.

[LOGO]                                                                 MEMBER OF
                                                       THE AMERICAN INSTITUTE OF
                                                    CERTIFIED PUBLIC ACCOUNTANTS
[LOGO]    Regier Carr & Monroe, L.L.P.                 THE DIVISION OF CPA FIRMS
--------------------------------------------------------------------------------




                          Independent Auditor's Report




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated statements of financial condition of Landmark Bancshares, Inc. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.



                                   /s/Regier Carr & Monroe, L.L.P.

                                   Regier Carr & Monroe, L.L.P.


October 29, 1998
Wichita, Kansas


300 WEST DOUGLAS, SUITE 100  o  WICHITA, KANSAS 67202-2994 o 316 264-2335 o FAX 316 264-1489
                                   WICHITA o TUCSON o TULSA

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Financial Condition
                           September 30, 1998 and 1997

ASSETS                                                                1998             1997
                                                                  -------------    -------------
Cash and due from banks:
         Non-interest bearing                                     $     832,559    $     678,173
         Interest bearing                                             2,011,819        2,062,879
                                                                  -------------    -------------
         Total cash and due from banks                                2,844,378        2,741,052
Time deposits in other financial institutions                           249,867          110,580
Investment securities held-to-maturity (estimated market
         value of $11,681,144 and $18,907,385 at September 30,
         1998 and 1997, respectively)                                11,575,433       18,837,942
Investment securities available-for-sale                              9,220,910        7,122,785
Mortgage-backed securities held-to-maturity (estimated
         market value of $22,006,970 and $36,933,775 at
         September 30, 1998 and 1997, respectively)                  21,723,755       36,689,551
Loans receivable, net                                               172,324,254      157,672,603
Loans held-for-sale                                                   2,408,689          490,234
Accrued income receivable                                             1,443,847        1,446,605
Foreclosed real estate, net                                              70,939          251,950
Office properties and equipment, net                                  1,729,282        1,188,250
Prepaid expenses and other assets                                     1,749,177        1,233,038
Income taxes receivable, current                                         27,482           65,564
                                                                  -------------    -------------
              Total assets                                        $ 225,368,013    $ 227,850,154
                                                                  =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
         Deposits                                                 $ 154,792,916    $ 144,734,739
         Borrowings from Federal Home Loan Bank                      41,700,000       46,200,000
         Advances from borrowers for taxes and insurance              1,904,170        1,673,057
         Accrued expenses and other liabilities                       1,737,080        2,304,593
         Deferred income taxes                                          210,080          692,435
                                                                  -------------    -------------
              Total liabilities                                     200,344,246      195,604,824
                                                                  -------------    -------------
Commitments and contingencies
Stockholders' equity:
         Preferred stock, no par value; 5,000,000 shares
           authorized; no shares outstanding
         Common stock, $0.10 par value; 10,000,000 shares
           authorized; 2,281,312 shares issued and outstanding          228,131          228,131
         Additional paid-in capital                                  22,466,144       22,173,827
         Retained income, substantially restricted                   20,739,642       19,305,087
         Unrealized gain on available-for-sale securities,
           net of deferred taxes                                        283,336          922,384
         Unamortized stock acquired by Employee Stock
           Ownership Plan                                              (692,719)        (844,597)
         Unamortized compensation related to Management
           Stock Bonus Plan                                             (96,522)        (289,567)
         Treasury stock, at cost, 953,378 and 592,671 shares at
           September 30, 1998 and 1997, respectively                (17,904,245)      (9,249,935)
                                                                  -------------    -------------

              Total stockholders' equity                             25,023,767       32,245,330
                                                                  -------------    -------------

              Total liabilities and stockholders' equity          $ 225,368,013    $ 227,850,154
                                                                  =============    =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Operations
              For the Years Ended September 30, 1998, 1997 and 1996

                                                          1998            1997           1996
                                                      ------------    ------------   ------------
Interest income:
    Interest on loans                                 $ 13,741,660    $ 11,832,611   $  9,076,880
    Interest and dividends on investment securities      1,538,935       2,154,856      1,940,908
    Interest on mortgage-backed securities               1,926,845       2,707,381      3,557,080
                                                      ------------    ------------   ------------
         Total interest income                          17,207,440      16,694,848     14,574,868
                                                      ------------    ------------   ------------
Interest expense:
    Deposits                                             7,585,688       7,248,750      7,441,797
    Borrowed funds                                       2,630,875       2,519,542      1,236,571
                                                      ------------    ------------   ------------
         Total interest expense                         10,216,563       9,768,292      8,678,368
                                                      ------------    ------------   ------------
         Net interest income                             6,990,877       6,926,556      5,896,500

Provision for losses on loans                              265,000         307,979        134,743
                                                      ------------    ------------   ------------
    Net interest income after provision for losses       6,725,877       6,618,577      5,761,757
                                                      ------------    ------------   ------------
Non-interest income:
    Service charges and late charges                       339,478         270,622        217,317
    Net gain on sale of investments                        202,299         220,154         27,107
    Net gain on sale of loans                              472,908         237,281         82,208
    Net gain on sale of mortgage-backed securities                                        135,208
    Service fees on loans sold                             157,032         161,304        161,329
    Other                                                   54,241         136,660        122,191
                                                      ------------    ------------   ------------
         Total non-interest income                       1,225,958       1,026,021        745,360
                                                      ------------    ------------   ------------
Non-interest expense:
    Compensation and related expenses                    2,494,710       2,242,602      1,893,458
    Occupancy expense                                      243,633         173,452        169,780
    Federal insurance premium                              156,064         198,736        389,986
    SAIF special assessment                                                               937,073
    Data processing                                        207,733         181,321        187,237
    Other expense                                        1,032,298         783,966        745,765
                                                      ------------    ------------   ------------
         Total non-interest expense                      4,134,438       3,580,077      4,323,299
                                                      ------------    ------------   ------------
         Income before income taxes                      3,817,397       4,064,521      2,183,818
                                                      ------------    ------------   ------------
Income taxes:
    Currently payable                                    1,529,953       1,261,177      1,085,774
    Deferred tax expense (benefit)                         (76,354)        288,907       (306,182)
                                                      ------------    ------------   ------------
                                                         1,453,599       1,550,084        779,592
                                                      ------------    ------------   ------------
         Net income                                   $  2,363,798    $  2,514,437   $  1,404,226
                                                      ============    ============   ============
Income per common share
Basic:
    Earnings per share                                $       1.56    $       1.52   $       0.78
                                                      ============    ============   ============
    Weighted average common and common
      shares outstanding                                 1,518,482       1,652,339      1,810,182
                                                      ============    ============   ============
Diluted:
    Earnings per share                                $       1.42    $       1.42   $       0.74
                                                      ============    ============   ============
    Weighted average common and common
      shares outstanding                                 1,664,950       1,774,121      1,892,443
                                                      ============    ============   ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                           Landmark Bancshares, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended September 30, 1998, 1997 and 1996

                                                               Unrealized   Unamortized
                                                                Gain on        Common    Unamortized
                                     Additional                Available-      Stock     ompensation                    Total
                          Common       Paid-In     Retained     for-Sale    Acquired by   Related to      Treasury   Stockholders'
                           Stock       Capital      Income     Securities     ESOP           MSBP          Stock        Equity
                         ---------- ------------ ------------ -----------  ------------- ------------  ------------- -------------
Balance,
  September 30, 1995      $228,131  $21,893,499  $16,816,492     $37,454    ($1,131,573)   ($675,657)   ($2,500,900)  $34,667,446
Allocation of shares
  by Employees' Stock
  Ownership Plan                         50,676                                 136,878                                   187,554
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                                                                                 193,045                      193,045
Net income for the
  year ended
  September 30, 1996                               1,404,226                                                            1,404,226
Cash dividend paid
  ($0.40 per share)                                 (752,393)                                                            (752,393)
Net change in unrealized
  gain on available-for-
  sale investment
  securities                                                     215,603                                                  215,603
Purchase of 232,336
  treasury shares                                                                                        (3,526,306)   (3,526,306)
                         ---------- ------------ ------------ -----------  ------------- ------------  ------------- -------------
Balance,
  September 30, 1996       228,131   21,944,175   17,468,325     253,057       (994,695)    (482,612)    (6,027,206)   32,389,175
Allocation of shares by
  Employees' Stock
  Ownership Plan                        121,277                                 150,098                                   271,375
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                             56,928                                              193,045                      249,973
Compensation related to
  stock options granted                  51,447                                                                            51,447
Net income for the year
  ended September 30,
  1997                                             2,514,437                                                            2,514,437
Cash dividend paid
  ($0.40 per share)                                 (677,675)                                                            (677,675)
Net change in unrealized
  gain on available-for-
  sale investment
  securities                                                     669,327                                                  669,327
Purchase of 164,355
  treasury shares                                                                                        (3,222,729)   (3,222,729)
                         ---------- ------------ ------------ -----------  ------------- ------------  ------------- -------------
Balance,
  September 30, 1997       228,131   22,173,827   19,305,087     922,384       (844,597)    (289,567)    (9,249,935)   32,245,330
Allocation of shares by
  Employees' Stock
  Ownership Plan                        175,691                                 151,878                                   327,569
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                            108,968                                              193,045                      302,013
Compensation related to
  stock options granted                   7,658                                                                             7,658
Net income for the year
  ended September 30,
  1998                                             2,363,798                                                            2,363,798
Cash dividend paid
  ($0.60 per share)                                 (929,243)                                                            (929,243)
Net change in unrealized
  gain on available-for-
  sale investment
  securities                                                    (639,048)                                                (639,048)
Purchase of 360,707
  treasury shares                                                                                        (8,654,310)   (8,654,310)
                         ---------- ------------ ------------ -----------  ------------- ------------  ------------- -------------
Balance,
  September 30, 1998      $228,131  $22,466,144  $20,739,642    $283,336      ($692,719)    ($96,522)  ($17,904,245)  $25,023,767
                         ========== ============ ============ ===========  ============= ============  ============= =============

The Notes to  Consolidated  Financial  Statements  are an integral part of these
statements.                           F - 4

                            Landmark Bancshares, Inc.
                      Consolidated Statements of Cash Flows
             For the Years Ended September 30, 1998, 1997, and 1996

                                                                    1998            1997            1996
                                                               ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                $  2,363,798    $  2,514,437    $  1,404,226
     Adjustments to reconcile net income to net cash
         provided by operating activities:
            Depreciation                                            157,885         113,881         116,278
            Gain on sale of investment securities
              available-for-sale                                   (202,299)       (220,154)        (27,107)
            Decrease in accrued interest receivable                   2,758          72,035         152,435
            Decrease in outstanding checks in excess
              of bank balance                                                      (143,808)       (907,008)
            Increase (decrease) in income taxes                     (38,272)        170,652        (239,364)
            Increase (decrease) in accounts payable and
               accrued expenses                                    (567,513)        111,297       1,257,765
            Amortization of premiums and discounts
              on investments and loans                              (85,099)        (54,424)       (171,438)
            Amortization of mortgage servicing rights                50,692          15,329           2,202
            Provision for losses on loans                           265,000         307,979         134,743
            Sale of loans held-for-sale                          22,831,874      12,956,185       9,679,305
            Gain on sale of mortgage-backed securities
             available-for-sale                                                                    (135,208)
            Gain on sale of loans held-for-sale                    (472,908)       (237,281)        (82,208)
            Origination of loans held-for-sale                  (20,450,773)     (5,896,736)     (9,643,647)
            Purchase of loans held-for-sale                      (1,033,045)       (412,950)       (701,310)
            Amortization related to MSBP and ESOP                   344,923         343,143         329,923
            Other non-cash items, net                               105,714          47,773         290,933
                                                               ------------    ------------    ------------
Net cash provided by operating activities                         3,272,735       9,687,358       1,460,520
                                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Repayment of loans, net of originations                     (1,076,137)     (4,345,234)    (14,007,163)
     Loans purchased for investment                             (16,852,563)    (30,958,686)    (16,398,206)
     Principal repayments on mortgage-backed securities          14,943,744       9,134,312      12,396,168
     Proceeds from sale of mortgage-backed securities
       available-for-sale                                                                        11,490,625
     Acquisition of mortgage-backed securities
       held-to-maturity                                                                          (1,482,865)
     Acquisition of investment securities held-to-maturity      (10,885,469)     (4,300,000)    (16,295,500)
     Acquisition of investment securities available-for-sale     (3,588,429)     (2,413,418)     (2,373,880)
     Acquisition of equity investment                              (250,000)
     Proceeds from sale of investment securities
       available-for-sale                                           647,553         742,989         308,479
     Proceeds from maturities or calls of investment
       securities held-to-maturity                               18,150,000      14,890,000      21,862,135
     Net (increase) decrease in time deposits                      (139,287)        369,369          99,051
     Proceeds from sale of foreclosed assets                        488,420         110,614         130,923
     Acquisition of fixed assets                                   (698,917)       (352,345)        (60,156)
     Other investing activity, net                                 (114,061)        (50,289)         36,111
                                                               ------------    ------------    ------------
Net cash provided by (used in) investing activities                 624,854     (17,172,688)     (4,294,278)
                                                               ------------    ------------    ------------


The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

              For the Years Ended September 30, 1998, 1997 and 1996



                                                                   1998             1997             1996
                                                             -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                      $  10,058,177    $     919,829    ($  1,142,174)
    Net increase (decrease) in escrow accounts                     231,113              (85)         332,986
    Proceeds from FHLB advances and other borrowings            31,700,000      126,600,000       53,600,000
    Repayment of FHLB advances and other borrowings            (36,200,000)    (113,866,668)     (45,666,666)
    Purchase of treasury stock                                  (8,654,310)      (3,222,729)      (3,526,306)
    Dividends paid                                                (929,243)        (677,675)        (752,393)
                                                             -------------    -------------    -------------

Net cash provided by (used in) financing activities             (3,794,263)       9,752,672        2,845,447
                                                             -------------    -------------    -------------
Net increase in cash and cash equivalents                          103,326        2,267,342           11,689

Cash and cash equivalents at beginning of year                   2,741,052          473,710          462,021
                                                             -------------    -------------    -------------

Cash and cash equivalents at end of year                     $   2,844,378    $   2,741,052    $     473,710
                                                             =============    =============    =============


SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
     Interest on deposits, advances and other
       borrowings                                            $   9,899,846    $   9,895,246    $   8,519,955

     Income taxes                                                1,382,903          954,195        1,018,956

    Transfers from loans to foreclosed real estate                 377,107          489,475           27,411

    Loans to facilitate the sale of foreclosed assets              325,814          122,000           25,954

    Transfer of held-to-maturity mortgage-backed
      securities to available-for-sale                                   -                -       11,355,417

    Transfer of loans held for investment to held-for-sale       2,827,880        5,155,392                -




The Notes to Consolidated Financial Statements are an integral part of these statements.

                            Landmark Bancshares, Inc.

                   Notes to Consolidated Financial Statements
                        September 30, 1998, 1997 and 1996


1.      Summary of Significant Accounting Policies

        Nature of operations:
        Landmark Bancshares, Inc. (the Company) is a Kansas corporation and is the parent company of its wholly-owned subsidiary, Landmark Federal Savings Bank (the Bank). At the present time, the Company does not conduct any active business other than the Bank.

        Landmark Federal Savings Bank is primarily engaged in attracting deposits from the general public and using those deposits, together with other funds, to originate real estate loans on one- to four- family residences, commercial and consumer loans. The Bank conducts its business from its main office in Dodge City and also has five branch offices located in Dodge City, Garden City, Great Bend, Hoisington and LaCrosse, Kansas. The Bank also has a loan origination office in the Kansas City area. In addition, the Bank invests in mortgage-backed securities and investment securities. The Bank offers its customers fixed rate and adjustable rate mortgage loans, as well as other loans, including commercial, auto, home equity and savings account loans.

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

        Investments, including mortgage-backed securities, are classified as either held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are securities for which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are securities held principally for resale and are reported at fair value, with unrealized changes in value reported in the bank's income statement as part of earnings. Available-for-sale securities are securities not classified as trading nor as held-to-maturity securities and are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects are reported as a separate component of equity.

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

        Foreclosed assets:
        Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in gain or loss on foreclosed real estate. The historical average holding period for such property is approximately six months.

        Mortgage servicing rights:

        In June 1996, the Financial Accounting Standard Board issued FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996 to defer certain provisions of Statement 125. The provisions of FASB No. 125 for servicing of financial assets have been applied effective January 1, 1997.

        The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on loan type, investor type, interest rate and the life of the loan (15, 20 and 30 years) at the date of sale. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

        Rights to future interest income from serviced loans that exceed contractually specified servicing fees are classified as interest-only strips and accounted for as debt securities that are available-for-sale. The Company held no such assets at September 30, 1998 and 1997.

        Prior the implementation of SFAS 125, excess servicing fees receivable were amortized over the estimated life using the interest method. The excess servicing fees receivable and the amortization thereon was periodically evaluated in relation to estimated future net servicing revenues, taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. The Bank evaluated the carrying value of the excess servicing receivables by estimating the future net servicing income of the excess servicing receivable based on management's best estimate of remaining loan lives.

        Financial instruments:
        All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended September 30, 1998, 1997 and 1996.

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

        Impact of new accounting standards:
        In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 provisions are only of a disclosure nature and at present the only significant item having an impact on the Company's financial statements is the inclusion of unrealized gain or loss, net of tax, on available-for-sale securities as a component of comprehensive income. Management of the Company will adopt the provisions of this statement effective October 1, 1998.

        FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997. SFAS 131 establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS No. 131 provisions are only of a disclosure nature and the Company currently does not have any components that would be considered separate operating segments.

        In February 1998, FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, 88 and 106 were issued. The Statement is effective for fiscal years beginning after December 15, 1997 earlier application is encouraged. SFAS No. 132 will not have a material effect on the Company's financial statements. Management of the Company will adopt the provisions of this statement effective October 1, 1998.

        In June 1998, FASB issued SFAS No. 133 entitled Accounting for Derivative Instruments and Hedging Activities. This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk.

        SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with initial application as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 1999. Retroactive application to financial statements of prior periods is prohibited. Management of the Company has not determined the quarter in which to adopt the provisions of this statement and does not believe that such adoption will have a material effect on the Company's financial position, liquidity or results of operations.

        Earnings per share:
        The Company adopted the provisions of SFAS No. 128, entitled Earnings Per Share effective December 15, 1997, and accordingly, restated all prior period earnings per share to conform with SFAS No. 128. This statement requires dual presentation with equal prominence of basic and diluted earnings per share (EPS) for income from continuing operations and for net income on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. See Note 12 for additional information.

        Financial statement presentation:
        Certain items in prior year financial statements have been reclassified to conform to the 1998 presentation.

2.      Investment Securities

        The amortized cost and estimated market values of investment securities at September 30 are summarized as follows:

                                                  September 30, 1998
                                -----------------------------------------------------
                                                 Gross        Gross        Estimated
                                 Amortized     Unrealized   Unrealized       Market
                                   Cost          Gains        Losses          Value
                                -----------   -----------   -----------   -----------
Held-to-maturity:
 Government Agency Securities   $10,000,433   $    57,975   $         -   $10,058,408
 Municipal Obligations            1,575,000        47,736                   1,622,736
                                -----------   -----------   -----------   -----------
                                $11,575,433   $   105,711   $         -   $11,681,144
                                ===========   ===========   ===========   ===========

Available-for-sale:
 Common Stock                   $ 5,337,064   $ 1,056,107   $   592,761   $ 5,800,410
 Stock in Federal Home Loan
   Bank, at cost                  3,210,500                                 3,210,500
 Corporate Bonds                    200,000                                   200,000
 Other                               10,000                                    10,000
                                -----------   -----------   -----------   -----------
                                $ 8,757,564   $ 1,056,107   $   592,761   $ 9,220,910
                                ===========   ===========   ===========   ===========


                                                   September 30, 1997
                                -----------------------------------------------------
                                                 Gross        Gross       Estimated
                                 Amortized     Unrealized   Unrealized      Market
                                    Cost         Gains        Losses        Value
                                -----------   -----------   -----------   -----------
Held-to-maturity:
 Government Agency Securities   $17,297,942   $    85,039   $    42,512   $17,340,469
 Municipal Obligations            1,540,000        28,908         1,992     1,566,916
                                -----------   -----------   -----------   -----------
                                $18,837,942   $   113,947   $    44,504   $18,907,385
                                ===========   ===========   ===========   ===========

Available-for-sale:
 Common Stock                   $ 2,578,390   $ 1,508,395   $         -   $ 4,086,785
 Stock in Federal Home Loan
   Bank, at cost                  2,976,000                                   2,976,000
 Corporate Bonds                     50,000                                      50,000
 Other                               10,000                                      10,000
                                -----------   -----------   -----------   -----------
                                $ 5,614,390   $ 1,508,395   $         -   $ 7,122,785
                                ===========   ===========   ===========   ===========

        Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
        Federal Farm Credit, Fannie Mae, Freddie Mac, Sallie Mae, Federal Home Loan Bank, Resolution Trust Corporation, and the Tennessee Valley Authority.

        Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. For disclosure purposes such stock, which is carried at cost, is assumed to have a market value that is equal to cost.

        The amortized cost and estimated market value of debt securities by contractual maturity as of September 30, 1998 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have been excluded from the maturity table below because they do not have contractual maturities associated with debt securities.


                                                      September 30, 1998
                                         ------------------------------------------------------
                                             Held-to-Maturity           Available-for-Sale
                                         -------------------------   --------------------------

                                          Amortized    Estimated      Amortized     Estimated
                                             Cost     Market Value      Cost       Market Value
                                         -----------   -----------   -----------   -----------
Due in one year or less                  $ 2,000,000   $ 2,000,104   $         -   $         -
Due after one year through five years      1,740,000     1,761,903
Due after five years through ten years     7,835,433     7,919,137       150,000       150,000
Due after ten years                                                       50,000        50,000
                                         -----------   -----------   -----------   -----------
                                         $11,575,433   $11,681,144   $   200,000   $   200,000
                                         ===========   ===========   ===========   ===========

        Gross realized gains and (losses) on sales of investment securities during the years ended September 30 are as follows:

                                         1998       1997       1996
                                        --------   --------   --------
       Available-for-sale securities:
            Realized gains              $202,299   $220,154   $ 27,107
            Realized losses                    -          -          -
                                        --------   --------   --------
                                        $202,299   $220,154   $ 27,107
                                        ========   ========   ========

        Proceeds from sales of available-for-sale securities were $647,553, $742,989 and $308,479 for the years ended September 30, 1998, 1997 and 1996, respectively. During the years ended September 30, 1998, 1997 and 1996, sales consisted of common stock of unrelated financial corporations.

        Investment   securities   with  a  carrying  amount  of  $9,200,000  and
        $2,000,000 as of September 30, 1998 and 1997, respectively, were pledged as collateral for public funds as discussed in Note 9.

3.      Mortgage-Backed Securities

        Mortgage-backed  securities,  all of which were classified as   held-to-
        maturity  at September 30, 1998 and 1997, consist of the following:

                                           September 30, 1998
                               -----------------------------------------------------
                                                Gross        Gross        Estimated
                                Amortized     Unrealized   Unrealized       Market
                                  Cost          Gains        Losses         Value
                               -----------   -----------   -----------   -----------

GNMA - fixed rate              $   229,898   $     6,711   $         -   $   236,609
FNMA - ARMs                      8,841,621       134,117         4,066     8,971,672
FHLMC - ARMs                     2,814,514        44,772           845     2,858,441
FHLMC - fixed rate                 128,174         2,905                     131,079
FNMA - fixed rate                  448,123        28,827                     476,950
Collateralized mortgage
  obligations-government
  agency issue                   7,058,687        67,667         2,432     7,123,922
Collateralized mortgage
  obligations-private issues     2,202,738         7,108         1,549     2,208,297
                               -----------   -----------   -----------   -----------
                               $21,723,755   $   292,107   $     8,892   $22,006,970
                               ===========   ===========   ===========   ===========

                                                   September 30, 1997
                               -----------------------------------------------------
                                                Gross        Gross       Estimated
                                Amortized     Unrealized   Unrealized      Market
                                  Cost          Gains        Losses        Value
                               -----------   -----------   -----------   -----------
GNMA - fixed rate              $   373,311   $    13,200   $         0   $   386,511
FNMA - ARMs                     13,157,644       190,254        25,145    13,322,753
FHLMC - ARMs                     4,768,042       114,215         2,003     4,880,254
FHLMC - fixed rate                 245,443         6,035           740       250,738
FNMA - fixed rate                  589,777        24,017                     613,794
Collateralized mortgage
  obligations-government
  agency issue                  13,310,277        38,128        70,443    13,277,962
Collateralized mortgage
  obligations-private issues     4,245,057         6,425        49,719     4,201,763
                               -----------   -----------   -----------   -----------
                              $36,689,551   $   392,274   $   148,050   $36,933,775
                               ===========   ===========   ===========   ===========

        Collateralized mortgage obligations consist of floating rate and fixed rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

        Proceeds from sales of mortgage-backed securities available-for-sale were $0, $0, and $11,490,625 for years ended September 30, 1998, 1997 and 1996, respectively. Sales for the year ended September 30, 1996 consisted of mortgage-backed securities that were transferred from held-to-maturity to available-for-sale in December 1995. These securities were transferred in accordance with the one-time transaction allowed under the FASB Implementation Guide, see Note 1 for further discussion.

        Gross realized gains and (losses) on sales of mortgage-backed securities during the years ended September 30 are as follows:

                               1998        1997       1996
                             --------    --------   --------

           Realized gains    $      -    $      -   $144,885
           Realized losses                            (9,677)
                             --------    --------   --------

                             $      -    $      -   $135,208
                             ========    ========   ========




        Mortgage-backed securities with a carrying amount of $17,352,579 and $9,067,094 at September 30, 1998 and 1997, respectively, were pledged as collateral for public funds as discussed in Note 9.

4.      Loans Receivable

        Loans receivable at September 30, are summarized as follows:

                                                                September 30,
                                                        ------------------------------
                                                            1998             1997
                                                        -------------    -------------
Real estate loans:
       Residential                                      $ 129,688,030    $ 125,470,688
       Construction                                         1,386,224        1,936,517
       Commercial                                           4,936,897        2,666,395
       Second mortgage                                     10,071,744        9,986,176
Commercial business                                         8,578,694        4,049,950
Consumer                                                   19,049,741       14,850,445

Gross loans                                               173,711,330      158,960,171
                                                       -------------    -------------

Less:  Net deferred loan fees, premiums and discounts        (250,323)        (318,945)
          Allowance for loan losses                        (1,136,753)        (968,623)
                                                        -------------    -------------
Total loans, net                                        $ 172,324,254    $ 157,672,603
                                                        =============    =============


        The following is an analysis of the change in the allowance for loss on loans:

                                      1998           1997           1996
                                  -----------    -----------    -----------

Balance, beginning                $   968,623    $   740,346    $   643,547
Provision charged to operations       265,000        307,979        134,743
Loans charged off                    (107,070)       (92,243)       (38,631)
Recoveries                             10,200         12,541            687
                                  -----------    -----------    -----------
Balance, ending                   $ 1,136,753    $   968,623    $   740,346
                                  ===========    ===========    ===========


        Impairment of loans having recorded investments of $505,547 at September 30, 1998 and $371,769 at September 30, 1997 have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
        118. The average recorded investment in impaired loans during the years ended September 30, 1998 and 1997 was $438,658 and $249,450, respectively. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. There are no specific loss provisions associated with impaired loans as of September 30, 1998 and 1997. Interest income on impaired loans of $31,803, $25,662 and $8,460 was recognized for cash payments received for the year ended September 30, 1998, 1997 and 1996, respectively.

        It is Bank policy not to modify interest rates below the then current market rate on loans associated with troubled debt restructuring. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

        See Note 19 for disclosure of loans to related parties.

5.      Mortgage Servicing Rights

        Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                 1998          1997          1996
                             -----------   -----------   -----------

           FHLMC             $58,336,823   $54,658,716   $52,343,707
           Other investors     1,809,812     1,108,734     1,396,481
                             -----------   -----------   -----------

                             $60,146,635   $55,767,450   $53,740,188
                             ===========   ===========   ===========

        Custodial escrow balances maintained in connection with the foregoing loan servicing and included in demand deposits, were approximately $176,432 and $150,840 at September 30, 1998 and 1997.

        The following is an analysis of the changes in mortgage servicing rights during the year ended September 30, 1998 and 1997:


                                     1998         1997
                                  ---------    ---------

             Balance, beginning   $  96,199    $       -
             Additions              180,311      111,528
             Amortization           (50,675)     (15,329)
                                  ---------    ---------

             Balance, ending      $ 225,835    $  96,199
                                  =========    =========

        There were no mortgage servicing rights capitalized or amortized during the year ended September 30, 1996. No valuation allowance was recorded against mortgage servicing rights at September 30, 1998 and 1997. For the year ended September 30, 1996 amortization of excess servicing fees retained was $2,202.

6.      Accrued Income Receivable

        Accrued interest receivable at September 30 is summarized as follows:


             .                                1998         1997
                                          ----------   ----------

             Mortgage-backed securities   $  138,525   $  233,811
             Loans receivable              1,054,602      957,036
             Investments                     250,720      255,758
                                          ----------   ----------

                                          $1,443,847   $1,446,605
                                          ==========   ==========

7.      Foreclosed Assets

        Real estate owned or in judgment and other repossessed assets consist of the following:


                                                       September
                                                   -------------------

                                                     1998       1997
                                                   --------   --------

             Real estate acquired by foreclosure $ - $232,851 Real estate loans in judgment
               and subject to redemption             56,589     19,099
             Other foreclosed assets                 14,350
                                                   --------   --------
                                                   $ 70,939   $251,950
                                                   ========   ========

        There was no activity in the allowance for loss account for the years ended September 30, 1998, 1997 and 1996.

8.      Office Properties and Equipment

        Office properties and equipment are stated at cost less accumulated depreciation as follows:


                                                         September 30,
                                                   -----------------------

                                                      1998         1997
                                                   ----------   ----------

        Land                                       $  298,366   $  298,366
        Office building and improvements            1,934,541    1,503,037
        Furniture, fixtures and equipment           1,163,365      927,977
        Automobiles                                    11,544        9,642
                                                   ----------   ----------
                                                    3,407,816    2,739,022
        Less accumulated depreciation               1,678,534    1,550,772
                                                   ----------   ----------
                                                   $1,729,282   $1,188,250
                                                   ==========   ==========
        Depreciation expense ($116,278 for 1996)   $  157,885   $  113,881
                                                   ==========   ==========



9.     Deposits




        Deposits at September 30 are summarized as follows:

                                            1998           1997
                                         ------------   ------------

        Demand  accounts:
             Interest-bearing            $ 17,131,980   $ 18,549,636
             Non-interest bearing           3,655,520      3,254,991
                                          ------------   ------------

                 Total demand accounts     20,787,500     21,804,627
        Savings deposits                    6,520,220      5,715,254
        Certificates of deposit           127,485,196    117,214,858
                                         ------------   ------------
                                         $154,792,916   $144,734,739
                                         ============   ============

        The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 as of September 30, 1998 and 1997 was approximately $21,681,643 and $11,174,463, respectively. Deposit accounts as of September 30, 1998 included public funds of $13,902,580. Public funds were collateralized by investment securities and mortgage-backed securities as discussed in Notes 2 and 3.

        At September 30, 1998, scheduled maturities of certificates of deposit are as follows:

                      Year Ending September 30,
          ---------------------------------------------------

                              1999                $ 88,891,755
                              2000                  30,914,111
                              2001                   4,537,539
                              2002                   1,449,876
                              2003                   1,691,915
                                       ------------------------

                                                  $127,485,196
                                       ========================

10.     Advances and other Borrowings from Federal Home Loan Bank

        Advances and other borrowings from the Federal Home Loan Bank at September 30 are summarized as follows:


                                     1998          1997
                                 -----------   -----------

                Advances         $33,700,000   $36,200,000
                Line of credit     8,000,000    10,000,000
                                 -----------   -----------

                                 $41,700,000   $46,200,000
                                 ===========   ===========




        Advances and other borrowings from the Federal Home Loan Bank at September 30 consist of the following:

                                  1998                        1997
    Fiscal         ------------------------------------------------------------
     Year                              Weighted                    Weighted
   Maturity              Amount       Average Rate    Amount        Average Rate
----------------   ----------------  ------------  ------------  --------------

           1998        $         -             %   $28,000,000          6.30 %
           1999         26,700,000        5.78      14,200,000          5.91
           2000          4,000,000        5.99       4,000,000          6.09
           2001
           2002
           2003          6,000,000        5.05
  Thereafter             5,000,000        4.99

                   ----------------  ------------  ------------  --------------

                       $41,700,000        5.60 %   $46,200,000          6.16 %
                   ================  ============  ============  ==============

        At September 30, 1998 the Company had $8,000,000 outstanding under a $30,000,000 line of credit with the Federal Home Loan Bank. All amounts outstanding under the line of credit are payable on February 5, 1999 and bear interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time, the rate as of September 30, 1998 was 6.03%. At September 30, 1997 the Company had $10,000,000 outstanding under a $30,000,000 line of credit, due February 5, 1998.

        The advances and line of credit are collateralized as of September 30, 1998 and 1997 by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying first mortgage loans, certain mortgage-related securities and other investment securities.

11.     Income Taxes

        The Company and subsidiary file consolidated federal income tax returns. The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:





                                                      1998     1997     1996
                                                      ----   ------   ------

Statuatory federal income tax                         34.0 %   34.0 %   34.0 %
Increase (reductions) resulting from:
     Kansas Privilege Tax                              3.6      3.9      4.3
     Other                                             0.5      0.2     (2.6)
                                                     -----   ------   ------
                                                      38.1 %   38.1 %   35.7 %
                                                     =====   ======   ======

        Deferred taxes are included in the accompanying Statements of Financial Condition at September 30, 1998 and 1997 for the estimated future tax effects of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws.

        The net deferred tax asset (liability) at September 30, 1998 and 1997 were comprised of the following:

                                                              1998           1997
                                                          -----------    -----------
Deferred tax asset:
       Deferred loan fees and costs                       $    24,091    $    37,087
       Allowance for loan losses                              418,780        369,723
       Deferred compensation and accrued salaries             139,101        126,777
       Equity investment in partnership                        32,797
       Accrued expenses                                        11,052
                                                          -----------    -----------
                                                              625,821        533,587
                                                          -----------    -----------

Deferred tax liabilities:
       Accumulated depreciation                                (1,566)        (4,545)
       Special bad debt deduction                            (230,120)      (298,034)
       FHLB stock dividends                                  (412,064)      (337,432)
       Investment basis                                       (12,141)
       Unrealized gain on available-for-sale securities      (180,010)      (586,011)
                                                          -----------    -----------
                                                             (835,901)    (1,226,022)
                                                          -----------    -----------
                                                          ($  210,080)   ($  692,435)
                                                          ===========    ===========


        No valuation allowance was recorded against deferred tax assets at September 30, 1998 or 1997.

        Prior to the year ended September 30, 1997, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. The Bank used the percentage of taxable income method in 1996.

        Effective with the tax year beginning October 1, 1996, the Bank was no longer able to use the percentage of taxable income method and began to recapture tax bad debt reserves of $936,968 over a six year period. The reserves to be recaptured consist of bad debt deductions after December 31, 1987. If the amounts deducted prior to December 31, 1987 are used for purposes other than for loan losses, such as in a distribution in liquidation or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate. The Bank had recorded a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deductions after December 31, 1987. The Bank, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $1,900,000 related to approximately $5,585,000 of cumulative special bad debt deductions prior to December 31, 1987.

12.     Earnings Per Share

        The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for income:

                                                   Income           Shares      Per Share
                                                  Numerator)     (Denominator)   Amount
                                                  -----------    -------------   -------
Year ended September 30, 1998:
Basic EPS
     Income available to common stockholders      $2,363,798        1,518,482     $1.56
                                                                                 =======
Effect of dilutive securities
     MSBP shares                                                        6,366
     Stock options                                                    140,102
                                                  -----------    -------------
                                                  $2,363,798        1,664,950     $1.42
                                                  ===========    =============   =======

Year ended September 30, 1997:
Basic EPS
     Income available to common stockholders      $2,514,437        1,652,339     $1.52
                                                                                 =======
Effect of dilutive securities
     MSBP shares                                                        9,967
     Stock options                                                    111,815
                                                  -----------    -------------
                                                  $2,514,437        1,774,121     $1.42
                                                  ===========    =============   =======

Year ended September 30, 1996:
Basic EPS
     Income available to common stockholders      $1,404,226        1,810,182     $0.78
                                                                                 =======
Effect of dilutive securities
     MSBP shares                                                        9,402
     Stock options                                                     72,860
                                                  -----------    -------------
                                                  $1,404,226        1,892,444     $0.74
                                                  ===========    =============   =======

        As discussed in Note 1, the Company adopted SFAS No. 128, Earnings Per Share, effective for the year ended September 30, 1998. The Statement requires restatement of all prior-period earnings per share data presented. The following is the EPS data as originally presented:

                                              1997            1996
                                            ---------   -------------

Primary:
       Earnings per share                   $    1.40   $        0.72
                                            =========   =============

       Weighted average common and common
          shares outstanding                1,800,585       1,937,820
                                            =========   =============

Fully diluted:
       Earnings per share                   $    1.37   $        0.72
                                            =========   =============

       Weighted average common and common
          shares outstanding                1,832,882       1,953,774
                                            =========   =============

13.     Regulatory Matters

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

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 1998, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:


                                                                                 To Be Well
                                                                              Capitalized Under
                                                          For Capital         Prompt Corrective
                                         Actual         Adequacy Purposes:    Action Provisions:
                                  -------------------   ------------------    -------------------
                                    Amount     Ratio       Amount  Ratio       Amount      Ratio
                                  ---------   -------     -------  ------     --------    -------
As of September 30, 1998:
Total (Risk-Based) Capital
     (to Risk Weighted Assets)     $17,725     14.4%     $ 9,825     8.0%     $12,282      10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)      16,589     13.5%         N/A                7,369       6.0%
Core (Tier I) Capital - leverage
     (to Assets)                    16,589      7.4%       8,917     4.0%      11,158       5.0%

As of September 30, 1997:
Tangible Capital (to Assets)       $26,895     12.0%     $ 3,349     1.5%     $   N/A
Total (Risk-Based) Capital
     (to Risk Weighted Assets)      27,864     25.8%       8,627     8.0%      10,784      10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)      26,895     24.9%         N/A                6,470       6.0%
Core (Tier I) Capital - leverage
     (to Assets)                    26,895     12.0%       6,698     3.0%      11,168       5.0%

        The following is a reconciliation of net worth to regulatory capital as reported in the September 30, 1998 and 1997 reports to the Office of Thrift Supervision:

                                                       September 30,
                                              ------------------------------
                                                   1998             1997
                                              -------------    -------------

Bank net worth per report to OTS              $  16,815,000    $  26,991,000
Rounding                                                (74)            (126)
                                              -------------    -------------
Net worth as reported in accompanying
     financial statements (bank only)            16,814,926       26,990,874
Adjustments to arrive at Core (Tier I)
     and Tangible Capital:
Disallowed servicing assets                        (226,000)         (96,000)
                                              -------------    -------------

Core (Tier I) and Tangible Capital               16,588,926       26,894,874
Adjustments to arrive at Total Capital:
     Allowable portion of general allowance
          allowance for loan losses               1,136,000          969,000
                                              -------------    -------------

Total Risk-Based Capital                      $  17,724,926    $  27,863,874
                                              =============    =============

Risk weight assets                            $ 122,817,000    $ 107,838,000
                                              =============    =============

14.     Contingencies

        The Company is at times a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

15.     Employee Benefit Plans

        Employee Retirement Plan:
        The Bank  has  adopted  a  401(k)  defined  contribution  savings  plan.
        Substantially all employees are covered under the contributory plan. Pension costs attributable to the years ended September 30, 1998, 1997 and 1996 were $29,847, $27,274 and $26,218, respectively, including all current service costs.

        Deferred Compensation Agreements:
        The Bank has entered into deferred compensation agreements with certain key employees which provide for cash payments to be made after their retirement. The liabilities under the agreements have been recorded at the present values of accrued benefits using a 7% interest rate. The balance of estimated accrued benefits was $205,707 and $165,636 at September 30, 1998 and 1997, respectively. In connection with the deferred compensation agreements, the Bank has purchased life insurance policies on covered employees in which the Bank is the beneficiary to assist in funding benefits. At September 30, 1998 and 1997, the cash surrender values on the policies were $522,791 and $501,638, respectively.

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

        The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP shares in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of Financial Condition. As of September 30, l998, the balance of indebtedness from the ESOP to the Company was $692,719, which is shown as a deduction from stockholders' equity on the consolidated balance sheet. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share
        (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $298,320 and $257,375 for the years ended September 30, 1998 and 1997, respectively. As of September 30, 1998, of the 133,018 shares acquired by the ESOP, 48,558 shares were allocated and 84,460 shares were unallocated. The 84,460 unallocated shares had an estimated market value of $1,858,120 at September 30, 1998.

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

16.     Stock Option Plan

        In connection with the stock conversion, the Bank's Board of Directors adopted the 1994 Stock Option Plan (the Option Plan). Pursuant to the initial Option Plan, 228,131 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Bank from time to time under the Option Plan. The purpose of the option plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. Stock option plans provide for the granting of incentive and non-incentive stock options with a duration of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the option plans. Stock to be offered under the plans may be authorized but unissued common stock or previously issued shares that have been reacquired by the Company and held as treasury shares.

        Option plans are administered by a committee of at least three non-employee directors designated by the Board of Directors (the Option Committee). The Option Committee will select the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

        As of the date of  conversion,  the  Option  Committee  granted  228,131 shares of common stock, at an exercise price of $10 per share, contingent upon stockholder approval of the Option Plan which was ratified June 22, 1994. In addition, options for 18,479 shares of common stock, at an exercise price of $16.50 per share, were awarded on November 20, 1996. Additionally, options for 2,053 shares of common stock, at an exercise price of $23.625 per share, were awarded on January 15, 1998. All such options are exercisable immediately. As of September 30, 1998, no options have been exercised and all options granted remain outstanding. The Company accounts for the fair value of its grants issued under the plans subsequent to October 1, 1996 in accordance with FASB Statement 123. The compensation cost that has been charged against income for the plans was $7,658 and $51,447 for the years ended September 30, 1998 and 1997, respectively.

        In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the year ended September 30, 1998: dividend yield of 2.54 percent, expected volatility of 25.00 percent, risk-free interest rate of 5.5 percent and expected life of two years. Common stock options granted during the year ended September 30, 1998 had an exercise price of $23.625 per share and an estimated fair value of $3.73 per share.

        Certain information for the years ended September 30, 1998 and 1997 relative to stock options are comprised of the following:

                                                                                September 30,
                                                ----------------------------------------------------------------------------
                                                               1998                                     1997
                                                ------------------------------------     -----------------------------------
                                                                  Weighted-Average                            Weighted-Average
Fixed Options                                       Shares         Exercise Price             Shares          Exercise Price
-------------                                   ----------------  ------------------     ------------------   --------------
Outstanding at beginning of year                        246,610           $   10.59                228,131        $   10.00
    Granted                                               2,053               23.63                 18,479            16.50
    Canceled
    Exercised
                                                ----------------  ------------------     ------------------   --------------
Outstanding at end of year                              248,663              $10.70                246,610           $10.59
                                                ================  ==================     ==================   ==============
Exercisable at end of year                              248,663                                    246,610
                                                ================                         ==================
Number of shares available for future grant:
    Beginning of year                                         0                                          0
                                                ================                         ==================
    End of year                                               0                                          0
                                                ================                         ==================



17.     Financial Instruments

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

        At September 30, 1998, the Bank had outstanding commitments to originate loans receivable of $3,110,084. The commitments outstanding at September 30, 1998 consisted of $3,060,084 in real estate loans and a $50,000 commercial business loan. Of the commitments outstanding at September 30, 1998, $1,746,529 were for fixed rate loans with rates of 6.625% to 10.75% and $1,363,555 were for adjustable rate loans with initial rates of 6.125% to 9.00%.

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

        The Bank had no outstanding commitments from mortgage banking concerns to purchase loans yet to be originated at September 30, 1998.

        The Bank had outstanding commitments with mortgage banking concerns to sell loans of $3,554,652 at September 30, 1998, the outstanding commitments expire on November 8, 1998.

        The Bank had no commitments to purchase mortgage-backed securities or investments at September 30, 1998 and 1997.

        At September 30, 1998, loans with a carrying value of $2,408,689 have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of September 30, 1998.

18.     Significant Concentrations of Credit Risk

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

        As of September 30, 1998 the Bank had a net investment of $174,732,943 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

        In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

19.     Related Party Transactions

        Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the two years ended September 30, 1998 and 1997, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

        The following analysis is of loans made to principal officers, directors and principal holders of equity securities that individually exceeded $60,000 in aggregate during the year ended September 30, 1998:


                 Balance, September 30, 1997        $2,999,450

                 New loans                           3,133,987
                 Repayments                          2,950,839
                                                    ----------
                 Balance, September 30, 1998        $3,182,598
                                                    ==========

        The Bank has made several commercial loans to a director that at times have approached the loans to one borrower limitations. The Bank evaluates the loan limitations and sells the loans if they would exceed the loans to one borrower limitation. The Bank sold $1,010,165 of related party loans of this type during the year ended September 30, 1998.

20.     Disclosures about Fair Value of Financial Instruments

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

        Investment securities and mortgage-backed securities:
        For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

20.     Disclosures about Fair Value of Financial Instruments (Continued)

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

        The estimated fair values of the Bank's financial instruments are as follows:

                                                     September 30, 1998      September 30, 1997
                                                    ---------------------  ----------------------
                                                     Carrying      Fair     Carrying    Fair
                                                      Amount       Value     Amount     Value
                                                    -----------  --------  ----------  --------
                                                           (In Thousands)
Financial assets:
     Cash and cash equivalents:
         Interest-bearing ........................   $  2,012   $  2,012   $  2,063   $  2,063
         Non-interest bearing ....................        833        833        678        678
     Time deposits in other financial institutions        250        111        111
     Investment securities held-to-maturity ......     11,575     11,681     18,838     18,907
     Investment securities available-for-sale ....      9,221      9,221      7,123      7,123
     Mortgage-backed securities held-to-maturity .     21,724     22,007     36,690     36,934
     Loans receivable ............................    172,324    176,586    157,673    157,985
     Loans held-for-sale .........................      2,409      2,409        490        499

Financial liabilities:
     Deposits ....................................    154,793    153,531    144,735    144,342
     Advances and other borrowings from
         the Federal Home Loan Bank ..............     41,700     41,682     46,200     46,058

                                                        Par        Fair       Par        Fair
                                                       Value      Value      Value      Value
                                                      -------    -------    -------    -------
     Unrecognized financial instruments:
         Commitments to extend credit                  $3,110     $3,151     $1,907     $1,938
         Commitments to sell loans                      3,555      3,489        900        891


21.     Stock Conversion / Restrictions on Retained Earnings

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

22.     Deposit Insurance

        The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund (SAIF) by imposing a one time special assessment on institutions with SAIF assessable deposits. Such assessment was at the rate of 0.657% and was imposed in order to increase the reserve levels of the SAIF to 1.25% of insured deposits. On September 30, 1996, the Bank recorded a pre-tax expense for this assessment of $937,073. The Bank's annual deposit insurance rate in effect prior to this recapitalization was 0.23% of insured deposits, declining to 0.064% of insured deposits effective January 1, 1997.

23.     Parent Company Financial Information

        Condensed financial statements of Landmark Bancshares, Inc. (Parent Company) are shown below. The Parent Company has no significant operating activities.

                   Condensed Statements of Financial Condition
                        As of September 30, 1998 and 1997
                                 (In Thousands)


                                                                  1998        1997
ASSETS                                                          --------    --------
         Cash and cash equivalents                              $    479    $    524
         Time deposits in other fnancial institutions                250         111
         Invesment securities available-for-sale                   6,000       4,137
         Investment subsidiary                                       920      11,039
         Loans receivable                                            939         996
                                                                --------    --------
         Total assets                                           $ 13,995    $ 16,883
                                                                ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                                $  4,866    $    589
     Stockholders' equity:
         Common stock                                                228         228
         Additional paid-in capital                               22,466      22,117
         Retained income                                           4,845       3,410
         Net unrealized gain on available-for-sale securities        283         923
         Unamortized amounts related to ESOP and MSBP               (789)     (1,134)
                                                                ---------    --------
                                                                  27,033      25,544
         Treasury stock, at cost                                 (17,904)     (9,250)
                                                                ---------   --------
         Total stockholders' equity                                9,129      16,294

         Total liabilities and stockholders' equity             $ 13,995    $ 16,883
                                                                ========    ========


                       Condensed Statements of Operations
              For the Years Ended September 30, 1998, 1997 and 1996

                                           1998       1997      1996
                                        -------    -------   -------
Equity earnings of subsidiary           $ 2,267    $ 2,393   $ 1,331
Interest and dividend income                248        176       221
Net gain on sale of investments             202        220        27
Other                                       (77)         1         3
                                        -------    -------   -------
    Total income                          2,640      2,790     1,582
                                        -------    -------   -------
Operating expenses                          235        218       129
                                        -------    -------   -------
    Income before income taxes            2,405      2,572     1,453

Income tax expense                           41         58        49
                                        -------    -------   -------
    Net income                          $ 2,364    $ 2,514   $ 1,404
                                        =======    =======   =======

                       Condensed Statements of Cash Flows
              For the Years Ended September 30, 1998, 1997 and 1996
                                 (In Thousands)

                                                                  1998       1996       1995
                                                                -------    -------    -------
Cash Flows from Operating Activities
     Net income                                                 $ 2,364    $ 2,514    $ 1,404
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in net income of subsidiary                      (2,267)    (2,393)    (1,331)
         Gain on sale of investments                               (202)      (220)       (27)
         (Increase) decrease in other assets                       (165)       (47)       449
         Increase in other liabilities                              (17)        19         71
         Other                                                      164         87       (137)
                                                                -------    -------    -------

         Net cash provided (used) by operating activities          (123)       (40)       429
                                                                -------    -------    -------

Cash Flows from Investing Activities
     Dividends from subsidiary                                    8,000      4,000
     Acquisition of investment securities available-for-sale,
       including deposits                                        (3,765)    (1,190)    (2,214)
     Proceeds from sale of investment securities
       available-for-sale                                           669        749        308
     Decrease in loans to subsidiary and ESOP, net                  152        150      5,837
     Other loans, net                                               (95)        90         33
                                                                -------    -------    -------

         Net cash provided by investing activities                4,961      3,799      3,964
                                                                -------    -------    -------

Cash Flows from Financing Activities
     Proceeds from subsidiary note payable                        8,200
     Repayment of note payable to subsidiary                     (3,500)
     Purchase of treasury stock                                  (8,654)    (3,223)    (3,526)
     Cash dividends paid                                           (929)      (678)      (752)
                                                                -------    -------    -------

         Net cash used by financing activities                   (4,883)    (3,901)    (4,278)
                                                                -------    -------    -------

         Increase (decrease) in cash and cash equivalents           (45)      (142)       115

         Cash and cash equivalents at beginning of year             524        666        551
                                                                -------    -------    -------

         Cash and cash equivalents at end of year               $   479    $   524    $   666
                                                                =======    =======    =======


                                OFFICE LOCATION

                                CORPORATE OFFICE
                           Landmark Bancshares, Inc.
                               Central and Spruce
                            Dodge City, Kansas 67801
                                 (316) 227-8111

                Board of Directors of Landmark Bancshares, Inc.

        C. Duane Ross                            Larry Schugart
        Chairman of the Board                    President and Executive Officer
        President, High Plains Publishers, Inc.

        David H. Snapp                           Richard Ball
        Partner, Waite, Snapp & Doll,            CPA/Shareholder, Adams, Brown
        Attorneys    at   Law                      Beran & Ball, Chtd.

        Jim W. Lewis
        Owner, Auto Dealerships

                Executive Officers of Landmark Bancshares, Inc.

        Larry Schugart                           Gary L. Watkins
        President and                            Secretary and
        Chief Executive Officer                  Chief Financial Officer

        James F. Strovas
        Treasurer and
        Chief Financial Officer

--------------------------------------------------------------------------------

Corporate Counsel:                               Independent Auditors:
Waite, Snapp & Doll, Attorneys at Law            Regier Carr & Monroe, L.L.P.
Landmark Federal Building                        300 West Douglas
Dodge City, Kansas  67801                        Suite 100
                                                 Wichita, Kansas  67202


Special Counsel:                      Transfer Agent and Registrar:
Malizia, Spidi, Sloane & Fisch, P.C.  American Securities Transfer & Trust, Inc.
One Franklin Square                   1825 Lawrence Street, Suite 444
1301 K Street, N.W., Suite 700 East   Denver, Colorado  80202-1817
Washington, D.C. 20005


The Company's Annual Report for the year ended September 30, 1998 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call: Corporate Secretary, Landmark Bancshares, Inc., Central and Spruce, Dodge City, Kansas 67801. The annual meeting of stockholders will be held on January 20, 1999 at 1:30 p.m. at the Dodge City Country Club, North Avenue C, Dodge City, Kansas 67801.