Form 10-K, Exhibit 13
period 1999-09-30
LANDMARK BANCSHARES INC
filed 1999-12-29
CIK 915800

LANDMARK BANCSHARES, INC.
                           -------------------------


                                      1999
                                      ----

                                  ANNUAL REPORT

                            Landmark Bancshares, Inc.




--------------------------------------------------------------------------------

CONTENTS
--------------------------------------------------------------------------------




Message to our Stockholders ...............................................   1


Corporate Profile and Stock Price Information..............................   2


Five-Year Financial Summary................................................   3


Management's Discussion and Analysis.......................................   5


Report of Independent Accountants.......................................... F-1


Consolidated Financial Statements.......................................... F-2


Notes to Consolidated Financial Statements ................................ F-8


Corporate Information......................................................  17

MESSAGE TO OUR STOCKHOLDERS:

I am pleased to report to you our stockholders, the 6th annual report on Landmark Bancshares, Inc. and its wholly owned subsidiary, Landmark Federal Savings Bank. I will endeavor to give you only some highlights on the past year as all detailed financial information and the management discussion can be found elsewhere in this report.

Our net income was down slightly from $2.364 million to $2.356 million, or less than 1% which we think is tolerable in that substantial funds were used to make stock repurchases in lieu of being available for investing in other earning assets.

Ever mindful of our responsibility to you, our stockholders, our Board of Directors continued to approve the repurchase of our stock when it appeared to be a good business decision to do so. Our Stock repurchase program has been very successful and to date we have repurchased 50% of the original shares issued during our conversion in March 1994. In a review, I am pleased to inform you that a substantial number of shares were purchased below book value, thus were immediately accretive to the Holding Company.

I am proud to report that our return on average equity (ROE) improved from 7.52% to 10.09%. Likewise, our diluted earnings per share (EPS) increased from $1.42 to $1.87, an increase of 31%. Furthermore, the Company declared its 22nd consecutive quarterly dividend in October, 1999, which has risen over the years from a quarterly payment of five cents to fifteen cents per share, or an approximate annual yield of 3.80% based on the closing price per share as of September 30, 1999.

There has been a great deal of concern in the news media regarding the upcoming Year 2000. The Company has had a committee of senior level officers along with other supervisors and employees that have been preparing for Y2K since the fall of 1997. New software and hardware have been purchased and installed and testing of all programs has occurred and is ongoing. We have had three examinations on our Y2K preparation by our regulator, the Office of Thrift Supervision, including our core banking critical systems, and it appears that our programs and contingency plans are on target. It is our opinion that our customers have no need for concern and daily business will continue without interruption.

Looking beyond the financial statistics, Landmark Federal Savings Bank, earned its 35th consecutive quarterly "FIVE STAR" rating from Bauer Financial, a bank rating company from Coral Gables, Florida. Also, Veribanc, Inc., from Wakefield, Massachusetts, another financial rating service, continues to give our Bank its highest rating "GREEN 3 STARS" designated superior strength and safety.

Although we are proud of our accomplishments, we have experienced a decrease in our stock price over the past year. This has been very disappointing, however it is our opinion that our stock price has been driven by the weakness of the entire financial services sector. Our Board of Directors and the entire staff are dedicated in continuing to manage for positive operating results. By so doing, when the financial sector again gains favor with investors, we do believe our stockholders will be rewarded.

On behalf of the Board of Directors, management and staff, I want to thank you for the support you have shown by investing in Landmark Bancshares, Inc.

Respectfully submitted,


/s/ Larry Schugart
-----------------------
Larry Schugart
President and
Chief Executive Officer

================================================================================
Corporate Profile and Related Information

Landmark Bancshares, Inc. (the "Company") is the parent company for Landmark Federal Savings Bank (the "Bank"). The Company was formed as a Kansas corporation in November 1993 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership (the "Conversion"). The Company acquired all of the capital stock that the Bank issued upon its conversion. On March 28, 1994, the Bank completed its conversion in connection with a $22.8 million initial public offering. The Company is a unitary savings and loan holding company. Changes to federal law that occurred after the end of the fiscal year significantly restrict the ability of the Company to affiliate in any way with non-financial companies. However, these changes do not impact the current business of the Company and the Company generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers but utilizes the support staff and facilities of the Bank from time to time.

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

Stock Market Information

There were 1,131,564 shares (net of treasury stock) of common stock of Landmark Bancshares, Inc. outstanding on September 30, 1999, held by approximately 301 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name through various brokerage firms). Since its issuance in March 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for Landmark Bancshares, Inc. is listed in the Nasdaq National Market section published in The Wall Street Journal and other leading newspapers under the trading symbol of "LARK". The following table reflects stock price information based on sales as published by the Nasdaq National Market statistical report for each quarter for fiscal years 1999 and 1998.

                                          Year Ended September 30,
                             ---------------------------------------------------
                                      1999                       1998
                             ----------------------   --------------------------
                                 HIGH      LOW           HIGH           LOW
                               --------   ------      ------------  ------------

          First Quarter           24      19 1/2        26 1/2            23
          Second Quarter          24      20 1/8        26                22
          Third Quarter           21      17 3/4        29 1/4            24 3/4
          Fourth Quarter          19      15            26 4/5            20 1/4

The following table sets forth, for each quarter the dividends declared on the common stock for the indicated fiscal years ending September 30. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay.

                                     Year Ended September 30,
                                ----------------------------------
         Dividends per share         1999                1998
         -------------------     -------------       -------------
          First Quarter            $ 0.15              $ 0.10
          Second Quarter             0.25                0.20
          Third Quarter              0.15                0.15
          Fourth Quarter             0.15                0.15

On October 27, 1999 the Board of Directors declared a quarterly dividend of $0.15 per share to shareholders of record on November 10, 1999.

=============================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY**

Selected Financial Condition Data (Dollars in Thousands)
=============================================================================================================================
At September 30,                                      1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------

Total assets                                        $244,116        $225,368        $227,850        $213,734        $208,632
Loans receivable, net (1)                            177,840         174,733         158,163         129,903          98,934
Investments held-to-maturity                          28,850          11,575          18,838          29,399          34,825
Investments available-for-sale                        12,022           9,221           7,123           4,138           1,693
Mortgaged-backed securities
   held-to-maturity                                   13,489          21,724          36,690          45,877          68,207
Cash and cash equivalents                              5,976           2,844           2,741             474             462
Deposits                                             158,936         154,793         144,735         143,815         144,957
FHLB borrowings                                       58,000          41,700          46,200          33,467          25,533
Stockholders' equity                                  22,404          25,024          32,245          32,389          34,667

Summary of Operations (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                               1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------

Interest income                                      $17,059         $17,207         $16,695         $14,575         $13,652
Interest expense                                      10,029          10,216           9,768           8,678           8,224
                                              --------------- --------------- --------------- --------------- ---------------

  Net interest income                                  7,030           6,991           6,927           5,897           5,428
Provision for loan losses                                785             265             308             135               9
                                              --------------- --------------- --------------- --------------- ---------------

  Net interest income after provision
   for losses on loans                                 6,245           6,726           6,619           5,762           5,419
Non-interest income                                    1,636           1,226           1,026             745             684
Non-interest expense (2)                               4,191           4,134           3,581           4,323           3,315
                                              --------------- --------------- --------------- --------------- ---------------

Income before income taxes                             3,690           3,818           4,064           2,184           2,788
Provision for income taxes                             1,334           1,454           1,550             780           1,025
                                              --------------- --------------- --------------- --------------- ---------------

Net income                                           $ 2,356         $ 2,364         $ 2,514         $ 1,404         $ 1,763
                                              =============== =============== =============== =============== ===============

Basic earnings per share                              $ 2.06          $ 1.56          $ 1.52          $ 0.78          $ 0.87
                                              =============== =============== =============== =============== ===============
Diluted earnings per share                            $ 1.87          $ 1.42          $ 1.42          $ 0.74          $ 0.85
                                              =============== =============== =============== =============== ===============
Dividends per share                                   $ 0.70          $ 0.60          $ 0.40          $ 0.40          $ 0.75
                                              =============== =============== =============== =============== ===============
Book value per common share
   outstanding at September 30                       $ 19.80         $ 18.84         $ 19.10         $ 17.48         $ 16.62
                                              =============== =============== =============== =============== ===============


** The selected consolidated financial data of the Company should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company, including the related notes.
(1) Includes loans held for sale totaling $604, $2,409, $490, $1,890 and $317 at September 30, 1999, 1998, 1997, 1996 and 1995, respectively.
(2) Includes one-time SAIF special assessment of $973 for the year ended September 30, 1996.

================================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data
================================================================================================================================
At or For the Year Ended September 30,                   1999            1998           1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                  1.01  %         1.03  %        1.12  %         0.70  %        0.88  %
Return on average equity                                 10.09            7.52           7.79            4.14           4.92
Average equity to average assets                         10.02           13.71          14.44           17.00          17.88
Equity to assets at period end                            9.18           11.10          14.15           15.15          16.62
Net interest spread                                       2.64            2.41           2.41            2.11           1.88
Net yield on average interest-earning assets              3.10            3.12           3.16            3.01           2.76
Non-performing assets to total assets                     0.26            0.34           0.30            0.15           0.22
Non-performing loans to net loans                         0.28            0.39           0.27            0.24           0.39
Allowance for loan losses to total loans                  0.74            0.65           0.61            0.57           0.65
Dividend payout                                          34.18           39.31          26.95           53.58          90.93
Number of:
  Loans outstanding                                      6,262           6,741          6,210           5,439          4,561
  Deposit accounts                                      12,461          12,878         12,888          13,443         13,731
  Full service offices                                       6               6              5               5              5



                          [NET INCOME CHART OMITTED]

               [NON-PERFORMING ASSETS/TOTAL ASSETS CHART OMITTED]

                         [TOTAL ASSETS CHART OMITTED]

                       [LOANS RECEIVABLE CHART OMITTED]

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


Financial Condition

Consolidated total assets increased $18,747,971 or 8.32% from $225,368,013 at September 30, 1998 to $244,115,984 at September 30, 1999. The principal factors contributing to the growth in assets was the increase in the investment and loans receivable portfolios during the year.

Cash and due from banks:
Cash and due from banks increased $3,131,352 or 110.09%, from $2,844,378 at September 30, 1998 to $5,975,730 at September 30, 1999. This growth in cash and due from banks results primarily from changes in the cash accounts held with the Federal Home Loan Bank (FHLB). The Bank no longer has demand accounts held with the FHLB, but instead uses internal accounts for demand purposes, recorded as official checks. Official checks are reflected as a liability and are included in accrued expenses and other liabilities. Official checks amounted to $1,228,394 at September 30, 1999, in prior years this amount would have offset the balance of cash and due from banks. Additionally, the growth in cash relates to the increase in investment sales, loan sales, loan repayments and FHLB advances and other borrowings.

Loans receivable:
Net loans receivable held-for-investment increased $4,911,942 or 2.85%, from $172,324,254 at September 30, 1998 to $177,236,196 at September 30, 1999. This
growth in the loan portfolio is attributed primarily to increased residential real estate and commercial lending throughout the year. Residential real estate loans increased $8,320,931 or 6.42%, from $129,688,030 at September 30, 1998 to
$138,008,961 at September 30, 1999. This increase includes the purchase of $14,529,810 in mortgage loan packages during fiscal year 1999. The Bank continues to increase its investment in purchased loans in order to enhance the yield on investable funds during periods when such amounts exceed loan demand in the Bank's primary lending area. Commercial lending increased $4,113,328, from $4,936,897 at September 30, 1998 to $9,050,225 at September 30, 1999. These
increases are offset by decreases in loans held-for-sale and consumer lending. Loans held-for-sale decreased $1,804,294, from $2,408,689 at September 30, 1998 to $604,395 at September 30, 1999. This continued increase in the Bank's loan portfolio has resulted in a 79.76% increase in total loans during the last five years.

The allowance for loan losses was increased $180,923 or 15.92%, from $1,136,753 at September 30, 1998 to $1,317,676 at September 30, 1999. The primary increase in loan loss reserves is based on management's evaluation of the consumer loan portfolio, discussed further in the "Results of Operations" section, and the continued growth of the commercial lending department.

The Bank had impaired loans of $353,790 and $505,547 at September 30, 1999 and 1998, respectively. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans that are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as part of the monitoring and evaluation of non-performing loans, classifies loans and repossessed assets in accordance with regulatory provisions as loss, doubtful or substandard. Total assets classified as of September 30, 1999 and 1998, amounted to $1,338,000 and $1,171,000, respectively. Those loans classified that are not recognized as impaired include loans which are currently past due 90 days or more or have a past history of delinquency. The level of classified loans has continued to remain consistently low primarily as a result of improving economic conditions and real estate values. At September 30, 1999 the Bank's ratio of total non-performing assets to total assets was 0.26%, far lower than the industry average. The Bank will continue with its aggressive collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss. Management is unaware of any trends which it reasonably expects will materially impact future operating results, liquidity, or capital resources.

Investment securities:
Investment securities held-to-maturity increased $17,274,420 or 149.23%, from $11,575,433 at September 30, 1998 to $28,849,853 at September 30, 1999.
Investment securities available-for-sale increased $2,801,620 or 30.38%, from $9,220,910 at September 30, 1998 to $12,022,530 at September 30, 1999. As
additional funds became available through repayments on mortgage-backed securities and the increase in borrowings, both discussed later, these funds were used to purchase investment securities. The Company purchased $26,865,659 in investment securities during fiscal 1999 compared to $14,473,898 during fiscal 1998. The yield on investment securities at September 30, 1999 was 6.29% compared to 5.33% at September 30, 1998.

Mortgage-backed securities:

Mortgage-backed securities decreased $8,234,581 or 37.91%, from $21,723,755 at September 30, 1998 to $13,489,174 at September 30, 1999. The Company did not have any mortgage-backed securities available-for-sale at September 30, 1999 or 1998. Mortgage-backed securities decreased due to funds from repayments on mortgage-backed securities being used to fund the increase in investment securities and loans receivable. The yield on mortgage-backed securities at September 30, 1999 was 5.95% compared to a yield on investment securities of 6.29%.

Foreclosed assets:
The balance of foreclosed assets at September 30, 1999 and 1998 was $146,883 and $70,939, respectively. The September 30, 1999 balance in foreclosed assets consisted of one single-family residence and repossessed automobiles. This foreclosed asset balance continues to be substantially lower than that experienced by the Bank in prior years.

Deposits:
Deposits increased $4,143,376, or 2.68%, from $154,792,916 at September 30, 1998 to $158,936,292 at September 30, 1999. This increase relates primarily to the increase in demand accounts of $4,496,559 from $20,787,500 at September 30, 1998 to $25,284,059 at September 30, 1999. The increase in demand accounts relates to the Bank's continued effort to offer rates competitive with other financial institutions in the area. The average cost on demand deposits decreased 50 basis points from 3.10% for fiscal year 1998 to 2.60% for fiscal year 1999. The average cost on savings and certificates of deposit also decreased 26 basis points from 5.43% for fiscal year 1998 to 5.17% for fiscal year 1999. The decrease in the cost of demand deposits is the result of a decrease of $108,000 due to the changes in the rate, offset slightly by a $42,000 increase due to changes in volume. The decrease in the cost of savings and certificates of deposit is the result of a decrease of $331,000 due to the changes in the rate, offset by a $350,000 increase due to changes in volume.

Of the $126,091,137 in certificates of deposit held by the Bank at September 30, 1999, $103,751,256 of these deposits will mature during the year ended September 30, 2000. The majority of the Bank's time deposits consist of regular deposits from customers and institutional investors from the Bank's surrounding community rather than brokered deposit accounts. As a result, most of these local accounts are expected to be renewed.

Advances and other borrowings from Federal Home Loan Bank:
The Bank has continued to utilize advances from the Federal Home Loan Bank ("FHLB") as a source of funds. Fixed term advances from the FHLB totaled $35,000,000 and $33,700,000 at September 30, 1999 and 1998, respectively. The
Bank also has a line of credit with the FHLB. The Bank had an outstanding balance of $23,000,000 and $8,000,000 at September 30, 1999 and 1998,
respectively. The funds provided by these borrowings were used primarily to fund lending activity throughout the year. The weighted average cost of these borrowings from the FHLB was 5.39% and 5.60% as of September 30, 1999 and 1998, respectively. Of the advances and other borrowings outstanding at September 30, 1999, $37,000,000 mature during the year ended September 30, 2000.

Stockholders' equity:
Stockholders' equity decreased $2,619,620, or 10.47%, from $25,023,767 at September 30, 1998 to $22,404,147 at September 30, 1999. As of September 30, 1999 the Company has repurchased 1,149,748 shares, or 50.40%
 of its outstanding common stock to enhance stockholder value. Total stock repurchases for the year ended September 30, 1999 amounted to $4,239,923. As noted in the Stock Price Information section of this report the Company has also been consistently paying quarterly dividends to stockholders.

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

The following tables present the Bank's NPV as well as other data as of September 30, 1999, as calculated by the OTS, based on information provided to the OTS by the Bank.

        Change in Interest
        Rates in Basis
        Points (Rate Shock)                    Net Portfolio Value                    NPV as % of Present Value of Assets
    -----------------------  ----------------------------------------------------   --------------------------------------
                                $ Amount           $ Change       % Change               NPV Ratio          Change
                             --------------    ----------------  --------------     -------------------    ---------------
                                                (Dollars in Thousands)
            +300 bp               $  8,076         (11,253)          (58)  %                3.58   %         (445)   bp
            +200 bp (1)           $ 12,205          (7,124)          (37)  %                5.28   %         (275)   bp
            +100 bp               $ 16,086          (3,243)          (17)  %                6.81   %         (122)   bp
               0 bp               $ 19,329                                                  8.03   %
            -100 bp               $ 21,478           2,150            11   %                8.80   %           77    bp
            -200 bp               $ 22,913           3,585            19   %                9.28   %          125    bp
            -300 bp               $ 24,427           5,099            26   %                9.77   %          174    bp

    (1) Denotes rate shock used to compute interest rate risk capital component.

                                                                      September 30, 1999
                                                                     ----------------------
Risk  Measures (200 Basis Point Rate Shock):

        Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets                8.03%
        Exposure Measure:  Post-Shock NPV Ratio                                  5.28%
        Sensitivity Measure:  Change in NPV Ratio                                2.75%

Utilizing the data above, the Bank, at September 30, 1999, would have been considered by the OTS to have been subject to "above normal" interest rate risk. Accordingly, a deduction from risk-based capital would have been required. However, even with this deduction, the capital of the Bank would continue to exceed all regulatory requirements.

Set forth below is a breakout, by basis points of the Bank's NPV as of September 30, 1999 by assets, liabilities, and off balance sheet items.

                                                                               No
Net Portfolio Value           -300 bp         -200 bp        -100 bp         Change         +100 bp        +200 bp        +300 bp
------------------------ -------------- ------------------------------ -------------- -------------- -------------- ---------------

Assets                       $ 249,953       $ 246,992      $ 244,156      $ 240,660      $ 236,131      $ 231,016       $ 225,690
-Liabilities                   225,614         224,149        222,733        221,358        220,026        218,738         217,484
+Off Balance Sheet                  88              70             55             27            (19)           (73)           (130)
                         -------------- ------------------------------ -------------- -------------- -------------- ---------------
Net Portfolio Value           $ 24,427        $ 22,913       $ 21,478       $ 19,329       $ 16,086       $ 12,205         $ 8,076
                         ============== ============================== ============== ============== ============== ===============



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

                                            At              For Year Ended September 30,
                                                      --------------------------------------------
                                         September 30,
                                           1999                        1999
                                       -------------- ------------------------------------------
                                                         Average                      Average
                                          Yield/Cost      Balance       Interest     Yield/Cost
                                       -------------- --------------- ------------- ------------
                                                           (Dollars in Thousands)
Interest-earning assets:
  Loans receivable                           8.18 %        $ 176,318       $14,102      8.00 %
  Mortgage-backed securities                 5.95 %           17,555         1,108      6.31 %
  Investment securities                      6.29 %           29,384         1,728      5.88 %
  Other interest-earning assets              4.99 %            3,548           121      3.41 %
                                         ------------ --------------- ------------- ------------
     Total interest-earning assets           7.67 %        $ 226,805       $17,059      7.52 %
                                         ============ =============== ============= ============
Non-interest earning assets:                                   6,231
                                                      ---------------
     Total assets                                          $ 233,036
                                                      ===============

Interest-bearing liabilities:
  Demand deposits                            2.55 %         $ 22,941         $ 597      2.60 %
  Savings deposits and certificates
    of deposit                               4.93 %          133,729         6,918      5.17 %
  Other liabilities                          5.39 %           48,671         2,513      5.16 %
                                         ------------ --------------- ------------- ------------
     Total interest-bearing liabilities      4.78 %        $ 205,341       $10,028      4.88 %
                                         ============ =============== ============= ============
Non-interest bearing liabilities                               4,348
                                                      ---------------
     Total liabilities                                     $ 209,689
                                                      ===============
Stockholder's equity                                          23,347
                                                      ---------------
     Total liabilities and stockholders' equity            $ 233,036
                                                      ===============
Net interest income                                                        $ 7,031
                                                                      =============
Interest rate spread                         2.89 %                                     2.64 %
                                         ============                               ============
Net yield on interest-earning assets                                                    3.10 %
                                                                                    ============
Ratio of interest-earning assets
    to interest-bearing liabilities                                                   110.45 %
                                                                                    ============

                                                                           For Year Ended September 30,
                                               ------------------------------------------------------------------------------------
                                                               1998                                       1997
                                               ------------------------------------------ -----------------------------------------
                                                 Average                       Average       Average                     Average
                                                  Balance       Interest      Yield/Cost      Balance       Interest    Yield/Cost
                                               -------------  -------------  ------------ --------------- ------------ ------------
                                                                               (Dollars in Thousands)
Interest-earning assets:
  Loans receivable                                $ 167,490       $ 13,741      8.20  %        $ 145,395      $11,833      8.14 %
  Mortgage-backed securities                         29,724          1,927      6.48  %           41,747        2,707      6.48 %
  Investment securities                              23,366          1,374      5.88  %           30,956        2,079      6.72 %
  Other interest-earning assets                       3,169            165      5.21  %            1,252           76      6.07 %
                                               -------------  -------------  ------------ --------------- ------------ ------------
     Total interest-earning assets                $ 223,749       $ 17,207      7.69  %        $ 219,350      $16,695      7.61 %
                                               =============  =============  ============ =============== ============ ============
Non-interest earning assets:                          5,580                                        4,310
                                               -------------                              ---------------
     Total assets                                 $ 229,329                                    $ 223,660
                                               =============                              ===============
Interest-bearing liabilities:
  Demand deposits                                  $ 21,586          $ 669      3.10  %         $ 21,536        $ 693      3.22 %
  Savings deposits and certificates
    of deposit                                      127,290          6,917      5.43  %          123,206        6,556      5.32 %
  Other liabilities                                  44,763          2,631      5.88  %           42,951        2,520      5.87 %
                                               -------------  -------------  ------------ --------------- ------------ ------------
     Total interest-bearing liabilities           $ 193,639       $ 10,217      5.28  %        $ 187,693      $ 9,769      5.20 %
                                               =============  =============  ============ =============== ============ ============
Non-interest bearing liabilities                      4,242                                        3,696
                                               -------------                              ---------------
     Total liabilities                            $ 197,881                                    $ 191,389
                                               =============                              ===============
Stockholder's equity                                 31,448                                       32,271
                                               -------------                              ---------------
     Total liabilities and stockholders equity    $ 229,329                                    $ 223,660
                                               =============                              ===============
Net interest income                                                $ 6,990                                    $ 6,926
                                                              =============                               ============
Interest rate spread                                                            2.41  %                                    2.41 %
                                                                             ============                              ============
Net yield on interest-earning assets                                            3.12  %                                    3.16 %
                                                                             ============                              ============
Ratio of interest-earning assets
    to interest-bearing liabilities                                           115.55  %                                  116.87 %
                                                                             ============                              ============

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

                                                                     Years Ended September 30,
                                     ------------------------------------------------------------------------------------------
                                                    1999 vs. 1998                                 1998 vs. 1997
                                     -------------------------------------------- ---------------------------------------------
                                              Increase (Decrease) Due to                   Increase (Decrease) Due to
                                     -------------------------------------------- ---------------------------------------------
                                                             Rate/                                         Rate/
                                       Volume      Rate      Volume      Net        Volume       Rate      Volume       Net
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------
                                                                                 (In Thousands)
Interest income:
   Loans receivable                      $ 723      $ (336)    $ (26)      $ 361      $1,799        $ 88      $ 21      $1,908
   Mortgage-backed securities             (790)        (52)       23        (819)       (779)          -        (1)       (780)
   Investment securities                   354           -         -         354        (510)       (260)       65        (705)
   Other interest-earning assets            19         (58)       (5)        (44)        117         (10)      (18)         89
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------
     Total interest-earning assets       $ 306      $ (446)     $ (8)      $(148)      $ 627      $ (182)     $ 67       $ 512
                                     ==========  ========== ========= =========== =========== =========== =========  ==========
Interest expense:
   Demand deposits                        $ 42      $ (108)     $ (6)      $ (72)        $ 2       $ (26)      $ -       $ (24)
   Savings deposits and
     certificates of deposits              350        (331)      (18)          1         218         137         6         361
   Other liabilities                       230        (322)      (26)       (118)        107           4         -          111
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------
     Total interest-bearing liabilities  $ 622      $ (761)    $ (50)      $(189)      $ 327       $ 115       $ 6       $ 448
                                     ==========  ========== ========= =========== =========== =========== =========  ==========
Change in net interest income           $ (316)      $ 315      $ 42        $ 41       $ 300      $ (297)     $ 61        $ 64
                                     ==========  ========== ========= =========== =========== =========== =========  ==========

Results of Operations

General:
Net income decreased slightly from $2,363,798 for the year ended September 30, 1998 to $2,355,570 for the year ended September 30, 1999, a decrease of $8,228. The decrease in net income relates primarily to an increase in the provision for losses on loans offset by an increase in the gain on sale of investments.

Net income decreased $150,639, or 5.99%, from $2,514,437 for the year ended September 30, 1997 to $2,363,798 for the year ended September 30, 1998. The decrease in net income relates primarily to an increase in costs of the core business of the subsidiary Bank as a result of establishing a commercial loan department and the additional expense of providing retail services in the existing branches, the new Dodge City branch and the Overland Park loan origination office.

Net interest income:
The  operating  results  of the  Company  depend  to a great  degree  on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings.

Interest income was $17,059,052 for the year ended September 30, 1999 compared to $17,207,440 for the year ended September 30, 1998, a decrease of $148,388. This slight decrease was the result a decrease due to the rate of interest-earning assets of $446,000 offset by an increase due to volume of interest-earning assets of $306,000.

Interest expense for the year ended September 30, 1999 decreased 187,968, or 1.84%, to $10,028,595 from $10,216,563 at September 30, 1998. This decrease was due to a decrease in the average cost of interest-bearing liabilities. Although the average balance of interest-bearing liabilities increased from $193,639,000 for fiscal year 1999 to $205,341,000 for fiscal year 1998, the average cost for the periods decreased from 5.28% to 4.88%, respectively. The rate/volume analysis reflects this change, resulting in a decrease in the rate/volume of interest-bearing liabilities of $50,000.

As a result of the above, net interest income increased $39,580, from $6,990,877 for the year ended September 30, 1998 to $7,030,457 for the year ended September 30, 1999. The average net interest spread of the Bank increased from 2.41% for the year ended September 30, 1998 to 2.64% for the year ended September 30, 1999, an increase of 23 basis points. Interest costs on liabilities increase or decrease faster than interest yields on assets, as shorter term liabilities reprice or adjust for changes in interest rates quicker than longer maturity assets. This increase in interest spread related to the significant increase in origination and purchases of mortgage loans at yields in excess of yields on maturing investments and mortgage-backed securities. The risks related to interest rate movement are managed and continuously reviewed by management.

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

The allowance for loan losses was $1,317,676 and $1,136,753 at September 30, 1999 and 1998, respectively. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period. The provision for losses on loans was $785,000 for the year ended September 30, 1999 compared to $265,000 for the year ended September 30, 1998, an increase of $520,000 or 196.23%. The increase in the allowance for the year ended September 30, 1999 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending, and the increase in non-performing loans.

During the year ended September 30, 1999 the Bank experienced a large increase in the loan charge offs, net of recoveries. Loans charged off, net of recoveries, during fiscal 1999 totaled $604,077 compared to $96,870 during fiscal 1998 and $79,702 during fiscal 1997. This increase in charge offs was the result of an increase in impaired consumer loans. As the Bank continued to increase their consumer lending portfolio in recent years, it was determined that several of these loans were considered substandard. During fiscal 1999 the bank became aware that a large number of consumer loans at one branch had not been properly underwritten. Continuing throughout the year the bank realized the degree of the problem and began to adjust the allowance accordingly. The Bank also took additional steps to ensure that proper underwriting guidelines would be followed in the future. Management is now keenly aware of the need to closely monitor the consumer loan underwriting process and has made every effort to identify and address any substandard consumer loans. The Bank continues to rely on the origination of consumer loans and it intends to enforce proper underwriting guidelines prior to loan origination. As noted above, the Bank has increased the allowance for loan losses in response to the identified loans. Although the Bank has experienced an increase in consumer loan losses during fiscal 1999, the Bank continues to experience loan losses well below industry averages. Historical non-performing loan ratios are presented with the five-year financial summary information. While management maintains its allowance for loan losses at levels which it considers adequate to provide for potential losses, there can be no assurance that additions will not be made to the allowance in future years and that such losses will not exceed the estimated amounts.

The allowance for loan losses was $968,623 at September 30, 1997. The provision for losses on loans decreased from $307,979 for the year ended September 30, 1997 to $265,000 for the year ended September 30, 1998. The $42,979 decrease in the provision for the year ended September 30, 1998 was based on management's evaluation of the allowance in relation to the Bank's loan portfolio.

Non-interest income:
Non-interest income increased $410,103 or 33.45%, from $1,225,958 for the year ended September 30, 1998 to $1,636,061 for the year ended September 30, 1999. The primary reason for this increase was due to the net gain on sale of investments of $500,123, consisting of sales of corporate equity securities. The net gain on sale of investments increased $297,824, or 147.22% from $202,299 during fiscal 1998. Additionally, service charges and late charges increased by $58,263, or 17.16%, and other income increased $56,118, or 103.46%, from fiscal 1998 to fiscal 1999.

Non-interest income increased $199,937, or 19.49%, from $1,026,021 for the year ended September 30, 1997 to $1,225,958 for the year ended September 30, 1998. This was primarily due to the net gain on the sale of loans of $472,908 for fiscal year 1998 compared to $237,281 for fiscal 1997, a $235,627 increase, or 99.3%.

Non-interest expense:
Non-interest expense increased $56,957 or 1.38% from $4,134,438 for the year ended September 30, 1998 to $4,191,395 for the year ended September 30, 1999. This slight increase related primarily to increases in normal costs of doing business. The Company also experienced continued increases in equipment expense and depreciation incurred to become Year 2000 compliant.

Non-interest expense increased $554,361, or 15.48% from $3,580,077 for the year ended September 30, 1997 to $4,134,438 for the year ended September 30, 1998. The Bank experienced an overall increase in non-interest expense as a result of the addition of a commercial loan department, the loan origination office in Overland Park, and the new Dodge City branch. These increases related primarily to increases in compensation as a result of new positions. Compensation and related expenses increased $252,108, or 11.24%, from $2,242,602 for fiscal 1997 to $2,494,710 for fiscal 1998. This increase in compensation is also the result of increase in the Employee Stock Ownership Plan (the "ESOP") expense as a result of higher market values for allocated shares and additional compensation expense relating to the issuance of stock options, see Note 14 of the financial statements for further discussion.

Income taxes:
The Company's income tax expense decreased $119,046 or 8.19%, from $1,453,599 for the year ended September 30, 1998 to $1,334,553 for the year ended September 30, 1999. The slight decrease in income tax resulted from a decrease in pre-tax income.

Income tax expense decreased $96,485, or 6.22%, from $1,550,084 for the year ended September 30, 1997 to $1,453,599 for the year ended September 30, 1998. This decrease in income tax resulted primarily from a decrease in deferred tax attributable to changes in state income tax rates that for the Bank become effective as of October 1, 1998 and pre-tax income.

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

During fiscal 1999, cash and cash equivalents increased by $3,131,352, primarily as a result of an increase in net borrowings from FHLB advances and other borrowings, resulting in total funds provided by financing activities of $15,638,016. Advances from the FHLB have been the primary source to balance the Company's funding needs during each of the fiscal years presented. The Company also had net cash provided by operating activities of $5,916,102. The cash provided by financing and operating activities were offset by cash used by investing activities of $18,422,766. Cash and cash equivalents used by investing activities resulted primarily from the purchase of investment securities. Amounts provided or used by investing activities tend to fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities, (ii) the purchase and origination of loans, mortgage-backed securities and investment securities and (iii) proceeds from maturities and sales of investment securities.

During fiscal 1998, cash and cash equivalents increased $103,326. The Company had net cash provided by operating and investing activities of $3,272,735 and $624,854, respectively. This was offset by cash used by financing activities of $3,794,263 which consisted primarily of the net repayment of borrowing from FHLB of $4,500,000 and the purchase of treasury stock of $8,654,310. The repurchase of treasury stock has helped to enhance stockholder value.

The Company's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Company's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Company is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions, the liquidation account and tax considerations. The Bank must give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the dividend would (1) reduce the regulatory capital of the Bank below the amount required for the liquidation account established in connection with the conversion from mutual to stock form or (2) reduce the amount of capital of the Bank below the amounts required in accordance with other OTS regulations. In contrast, the Company has fewer restrictions on dividends. Future dividend distributions by the Bank in excess of Bank earnings could result in recapture of tax bad debt deductions resulting in income tax on the amounts recaptured. See Notes 11, 12 and 20 of Notes to Consolidated Financial Statements for additional information on capital levels and compliance, tax bad debt reserves and the liquidation account.

Cash dividends paid by the parent company to its common stock shareholders totaled $805,072, $929,243, and $677,675 during the fiscal years 1999, 1998 and
1997, respectively. The payment of dividends on the common stock is subject to the direction of the Board of Directors of the Company and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. It is the intention of the Bank to continue to pay dividends to the parent company, subject to regulatory, income tax and liquidation account considerations, to cover cash dividends on common stock when and as declared by the parent company.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts. At September 30, 1999, the Bank met its liquidity requirement and expects to meet this requirement in the future. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

OTS has also set minimum capital requirements for institutions such as the Bank. The capital standards require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 1999 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 12 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at September 30, 1999.

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

Implementation of New Accounting Pronouncements

During fiscal year 1999, the Company adopted the provisions of Statement No. 130 titled "Reporting Comprehensive Income." See Note 1 to the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Company.

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

Internal computers and software
The Company will replace or upgrade most of its internal computer systems and programs in order to provide cost-effective and efficient delivery of services to its customers, information to management, and to provide additional capacity for processing information and transactions due to increased activity. Computer system upgrades were projected to be completed during the second quarter of fiscal 1999. The total cost of the Year 2000 project to date is approximately $283,000, and is substantially complete. These costs were funded through cash flows from operations. Final testing of internal conversion to compliant systems was completed in the third quarter of calendar year 1999.

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

Contingency plan
Senior management has developed and presented to the Board of Directors a contingency plan to provide operating alternatives for continuation of services to the Bank's customers in the event of systems or communication failures at the beginning of the Year 2000. Management believes that the Bank will be able to continue to operate in the Year 2000 even if some systems fail. The Bank will have available a back-up generator for use in the event of a power failure. At the end of December 1999, the Bank will receive from its data processing servicer a CD-ROM backup and paper printouts of all customer and general ledger accounts. The Bank will also have a stand alone computer with internal software to extract the information from the CD-ROM and print hard copy reports as necessary. This software has been certified as Year 2000 compliant by the provider and has been tested at other customer locations of the service provider. As noted above, the disaster recovery unit provided by the Bank's service center will also be available. Due to the size of the Bank, it feels that it would be able to operate with all transactions processed internally until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff, which would increase cost of operations. If this procedure were to continue for any extended period of time, or if we ultimately had to change data service providers, the cost could be material.

                         Report of Independent Auditors




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated statements of financial condition of Landmark Bancshares, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.





                                                /s/ Regier Carr & Monroe, L.L.P.
                                                --------------------------------
                                                Regier Carr & Monroe, L.L.P.

October 28, 1999
Wichita, Kansas

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Financial Condition
                           September 30, 1999 and 1998

                                                                         1999             1998
                                                                   -------------    -------------
ASSETS
Cash and due from banks:
        Non-interest bearing                                       $   1,598,533    $     832,559
        Interest bearing                                               4,377,197        2,011,819
                                                                   -------------    -------------
        Total cash and due from banks                                  5,975,730        2,844,378
Time deposits in other financial institutions                            289,864          249,867
Investment securities held-to-maturity (estimated market
        value of $27,969,640 and $11,681,144 at September 30,
        1999 and 1998, respectively)                                  28,849,853       11,575,433
Investment securities available-for-sale                              12,022,530        9,220,910
Mortgage-backed securities held-to-maturity (estimated
        market value of $13,471,716 and $22,006,970 at
        September 30, 1999 and 1998, respectively)                    13,489,174       21,723,755
Loans receivable, net                                                177,236,196      172,324,254
Loans held-for-sale                                                      604,395        2,408,689
Accrued income receivable                                              1,547,901        1,443,847
Foreclosed assets, net                                                   146,883           70,939
Office properties and equipment, net                                   1,759,770        1,729,282
Prepaid expenses and other assets                                      1,949,751        1,749,177
Income taxes receivable, current                                         154,072           27,482
Deferred income taxes                                                     89,865
                                                                   -------------    -------------
             Total assets                                          $ 244,115,984    $ 225,368,013
                                                                   =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
        Deposits                                                   $ 158,936,292    $ 154,792,916
        Advances and other borrowings from
           Federal Home Loan Bank                                     58,000,000       41,700,000
        Advances from borrowers for taxes and insurance                2,143,805        1,904,170
        Accrued expenses and other liabilities                         2,631,740        1,737,080
        Deferred income taxes                                                             210,080
                                                                   -------------    -------------
             Total liabilities                                       221,711,837      200,344,246
                                                                   -------------    -------------

Commitments and contingencies

Stockholders' equity:
        Preferred stock, no par value; 5,000,000 shares
          authorized; none issued
        Common stock, $0.10 par value; 10,000,000 shares
          authorized; 2,281,312 shares issued and outstanding            228,131          228,131
        Additional paid-in capital                                    22,706,378       22,466,144
        Retained income, substantially restricted                     22,290,140       20,739,642
        Accumulated other comprehensive income (loss)                   (120,493)         283,336
        Unamortized stock acquired by Employee Stock
          Ownership Plan                                                (555,841)        (692,719)
        Unamortized compensation related to Management
          Stock Bonus Plan                                                                (96,522)
        Treasury stock, at cost, 1,149,748 and 953,378 shares at
          September 30, 1999 and 1998, respectively                  (22,144,168)     (17,904,245)
                                                                   -------------    -------------
             Total stockholders' equity                               22,404,147       25,023,767
                                                                   -------------    -------------
             Total liabilities and stockholders' equity            $ 244,115,984    $ 225,368,013
                                                                   =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Operations
              For the Years Ended September 30, 1999, 1998 and 1997

                                                            1999            1998            1997
                                                        ------------    ------------    ------------
Interest and dividend income:
    Loans, including fees                               $ 14,101,667    $ 13,741,660    $ 11,832,611
    Debt securities:
        Taxable                                            1,414,098       1,096,020       1,824,567
        Tax-exempt                                            71,563          72,925         100,211
    Dividends                                                363,280         369,990         230,078
    Mortgage-backed securities                             1,108,444       1,926,845       2,707,381
                                                        ------------    ------------    ------------
         Total interest and dividend income               17,059,052      17,207,440      16,694,848
                                                        ------------    ------------    ------------
Interest expense:
    Deposits                                               7,515,201       7,585,688       7,248,750
    Borrowed funds                                         2,513,394       2,630,875       2,519,542
                                                        ------------    ------------    ------------
         Total interest expense                           10,028,595      10,216,563       9,768,292
                                                        ------------    ------------    ------------
         Net interest income                               7,030,457       6,990,877       6,926,556

Provision for losses on loans                                785,000         265,000         307,979
                                                        ------------    ------------    ------------
    Net interest income, after provision for losses        6,245,457       6,725,877       6,618,577
                                                        ------------    ------------    ------------
Non-interest income:
    Service charges and late charges                         397,741         339,478         270,622
    Net gain on sale of available-for-sale securities        500,123         202,299         220,154
    Net gain on sale of loans                                462,813         472,908         237,281
    Service fees on loans sold                               165,025         157,032         161,304
    Other                                                    110,359          54,241         136,660
                                                        ------------    ------------    ------------

         Total non-interest income                         1,636,061       1,225,958       1,026,021
                                                        ------------    ------------    ------------
Non-interest expenses:
    Compensation and related expenses                      2,500,121       2,494,710       2,242,602
    Occupancy expense                                        252,790         243,633         173,452
    Federal insurance premium                                149,201         156,064         198,736
    Data processing                                          189,011         207,733         181,321
    Other expense                                          1,100,272       1,032,298         783,966
                                                        ------------    ------------    ------------
         Total non-interest expenses                       4,191,395       4,134,438       3,580,077
                                                        ------------    ------------    ------------
         Income before income taxes                        3,690,123       3,817,397       4,064,521
                                                        ------------    ------------    ------------
Income taxes:
    Currently payable                                      1,377,937       1,529,953       1,261,177
    Deferred tax expense (benefit)                           (43,384)        (76,354)        288,907
                                                        ------------    ------------    ------------
                                                           1,334,553       1,453,599       1,550,084
                                                        ------------    ------------    ------------
         Net income                                     $  2,355,570    $  2,363,798    $  2,514,437
                                                        ============    ============    ============

Earnings per share:
    Basic                                               $       2.06    $       1.56    $       1.52
                                                        ============    ============    ============
    Diluted                                             $       1.87    $       1.42    $       1.42
                                                        ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Comprehensive Income
                  Years Ended September 30, 1999, 1998 and 1997

                                                         1999           1998           1997
                                                     -----------    -----------    -----------
Net income                                           $ 2,355,570    $ 2,363,798    $ 2,514,437
                                                     -----------    -----------    -----------
Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on securities:
         Unrealized holding gains (losses) arising
            during period                                (73,748)      (505,531)       814,629

         Less:  reclassification adjustment for
            gains included in net income                (330,081)      (133,517)      (145,302)
                                                     -----------    -----------    -----------
     Total other comprehensive income (loss)            (403,829)      (639,048)       669,327
                                                     -----------    -----------    -----------
Comprehensive income                                 $ 1,951,741    $ 1,724,750    $ 3,183,764
                                                     ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                            Landmark Bancshares, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended September 30, 1999, 1998 and 1997

                                                                                                               Unamortized
                                                                                              Accumulated          Common
                                                           Additional                            Other             Stock
                                             Common          Paid-in           Retained       Comprehensive     Acquired by
                                             Stock           Capital            Income           Inceom             ESOP
                                          -------------  ----------------  -----------------  -------------   -----------------
Balance, September 30, 1996                   $228,131      $ 21,944,175       $ 17,468,325       $253,057          $ (994,695)
Allocation of shares by Employees' Stock
     Ownership Plan                                              121,277                                               150,098
Amortization of compensation related to
     Management Stock Bonus Plan                                  56,928
Compensation related to stock options granted                     51,447
Net income for the year ended September 30, 1997                                  2,514,437
Cash dividend paid ($0.40 per share)                                               (677,675)
Net change in unrealized gain on available-for-sale
     investment securities                                                                         669,327
Purchase of 164,355 treasury shares
                                          -------------  ----------------  -----------------  -------------   -----------------
Balance, September 30, 1997                    228,131        22,173,827         19,305,087        922,384            (844,597)
Allocation of shares by Employees' Stock
     Ownership Plan                                              175,691                                               151,878
Amortization of compensation related to
     Management Stock Bonus Plan                                 108,968
Compensation related to stock options granted                      7,658
Net income for the year ended September 30, 1998                                  2,363,798
Cash dividend paid ($0.60 per share)                                               (929,243)
Net change in unrealized gain on available-for-sale
     investment securities                                                                        (639,048)
Purchase of 360,707 treasury shares
                                          -------------  ----------------  -----------------  -------------   -----------------
Balance, September 30, 1998                    228,131        22,466,144         20,739,642        283,336            (692,719)
Allocation of shares by Employees' Stock
     Ownership Plan                                               98,672                                               136,878
Amortization of compensation related to
     Management Stock Bonus Plan                                 104,809
Compensation related to stock options granted                     36,753
Net income for the year ended September 30, 1999                                  2,355,570
Cash dividend paid ($0.70 per share)                                               (805,072)
Net change in unrealized gain on available-for-sale
     investment securities                                                                        (403,829)
Purchase of 196,370 treasury shares
                                          -------------  ----------------  -----------------  -------------   -----------------
Balance, September 30, 1999                   $228,131      $ 22,706,378       $ 22,290,140      $(120,493)         $ (555,841)
                                          =============  ================  =================  =============   =================



                                                           Unamortized
                                                          Compensation                       Total
                                                           Related to       Treasury     Stockholders'
                                                              MSBP            Stock         Equity
                                                         ----------------------------------------------
Balance, September 30, 1996                                   $ (482,612)   $ (6,027,206)  $32,389,175
Allocation of shares by Employees' Stock
     Ownership Plan                                                                            271,375
Amortization of compensation related to
     Management Stock Bonus Plan                                 193,045                       249,973
Compensation related to stock options granted                                                   51,447
Net income for the year ended September 30, 1997                                             2,514,437
Cash dividend paid ($0.40 per share)                                                          (677,675)
Net change in unrealized gain on available-for-sale
     investment securities                                                                     669,327
Purchase of 164,355 treasury shares                                           (3,222,729)   (3,222,729)
                                                         ----------------------------------------------
Balance, September 30, 1997                                     (289,567)     (9,249,935)   32,245,330
Allocation of shares by Employees' Stock
     Ownership Plan                                                                            327,569
Amortization of compensation related to
     Management Stock Bonus Plan                                 193,045                       302,013
Compensation related to stock options granted                                                    7,658
Net income for the year ended September 30, 1998                                             2,363,798
Cash dividend paid ($0.60 per share)                                                          (929,243)
Net change in unrealized gain on available-for-sale
     investment securities                                                                    (639,048)
Purchase of 360,707 treasury shares                                           (8,654,310)   (8,654,310)
                                                         ----------------------------------------------
Balance, September 30, 1998                                      (96,522)    (17,904,245)   25,023,767
Allocation of shares by Employees' Stock
     Ownership Plan                                                                            235,550
Amortization of compensation related to
     Management Stock Bonus Plan                                  96,522                       201,331
Compensation related to stock options granted                                                   36,753
Net income for the year ended September 30, 1999                                             2,355,570
Cash dividend paid ($0.70 per share)                                                          (805,072)
Net change in unrealized gain on available-for-sale
     investment securities                                                                    (403,829)
Purchase of 196,370 treasury shares                                           (4,239,923)   (4,239,923)
                                                         ----------------------------------------------
Balance, September 30, 1999                              $             -    $(22,144,168)  $22,404,147
                                                         ==============================================


The accompanying notes are an integral part of these consolidated financial statements

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Cash Flows
              For the Years Ended September 30, 1999, 1998 and 1997

                                                                     1999            1998            1997
                                                                 ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                  $  2,355,570    $  2,363,798    $  2,514,437
     Adjustments to reconcile net income to net cash
         provided (used) by operating activities:
            Depreciation                                              208,330         157,885         113,881
            Realized gain on sale of investment securities
              available-for-sale                                     (500,123)       (202,299)       (220,154)
            (Increase) decrease in accrued interest receivable       (104,054)          2,758          72,035
            Decrease in outstanding checks in excess
              of bank balance                                                                        (143,808)
            Increase (decrease) in income taxes                      (169,974)        (38,272)        170,652
            Increase (decrease) in accounts payable and
               accrued expenses                                       894,660        (567,513)        111,297
            Amortization of premiums and discounts
              on investments and loans, net                          (116,723)        (85,099)        (54,424)
            Amortization of mortgage servicing rights                  90,636          50,692          15,329
            Provision for losses on loans                             785,000         265,000         307,979
            Sale of loans held-for-sale                            23,698,249      22,831,874      12,956,185
            Gain on sale of loans held-for-sale                      (462,813)       (472,908)       (237,281)
            Origination of loans held-for-sale                    (20,482,876)    (20,450,773)     (5,896,736)
            Purchase of loans held-for-sale                          (671,690)     (1,033,045)       (412,950)
            Amortization related to MSBP and ESOP                     233,400         344,923         343,143
            Other non-cash items, net                                 158,510         105,714          47,773
                                                                 ------------    ------------    ------------

Net cash provided by operating activities                           5,916,102       3,272,735       9,687,358
                                                                 ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal collections, net               8,318,338      (1,076,137)     (4,345,234)
     Loans purchased for investment                               (14,529,810)    (16,852,563)    (30,958,686)
     Principal repayments on mortgage-backed securities             8,988,926      14,943,744       9,134,312
     Acquisition of mortgage-backed securities
       held-to-maturity                                              (763,809)
     Acquisition of investment securities held-to-maturity        (22,425,730)    (10,885,469)     (4,300,000)
     Acquisition of investment securities available-for-sale       (4,439,929)     (3,588,429)     (2,413,418)
     Acquisition of equity investment                                                (250,000)
     Proceeds from sale of investment securities
       available-for-sale                                           1,478,042         647,553         742,989
     Proceeds from maturities and calls of investment
       securities held-to-maturity                                  5,191,000      18,150,000      14,890,000
     Net (increase) decrease in time deposits                         (39,997)       (139,287)        369,369
     Proceeds from sale of foreclosed assets                          231,838         488,420         110,614
     Acquisition of fixed assets                                     (249,886)       (698,917)       (352,345)
     Other investing activity, net                                   (181,749)       (114,061)        (50,289)
                                                                 ------------    ------------    ------------

Net cash provided (used) by investing activities                  (18,422,766)        624,854     (17,172,688)
                                                                 ------------    ------------    ------------


The accompanying notes are an integral part of these consolidated financial statements.
                                      F-6

                            Landmark Bancshares, Inc.

              For the Years Ended September 30, 1999, 1998 and 1997


                                                                      1999             1998             1997
                                                                 -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES

    Net increase in deposits                                     $   4,143,376    $  10,058,177    $     919,829
    Net increase (decrease) in escrow accounts                         239,635          231,113              (85)
    Proceeds from FHLB advances and other borrowings                91,800,000       31,700,000      126,600,000
    Repayment of FHLB advances and other borrowings                (75,500,000)     (36,200,000)    (113,866,668)
    Purchase of treasury stock                                      (4,239,923)      (8,654,310)      (3,222,729)
    Dividends paid                                                    (805,072)        (929,243)        (677,675)
                                                                 -------------    -------------    -------------
Net cash provided (used) by financing activities                    15,638,016       (3,794,263)       9,752,672
                                                                 -------------    -------------    -------------

Net increase in cash and cash equivalents                            3,131,352          103,326        2,267,342

Cash and cash equivalents at beginning of year                       2,844,378        2,741,052          473,710
                                                                 -------------    -------------    -------------
Cash and cash equivalents at end of year                         $   5,975,730    $   2,844,378    $   2,741,052
                                                                 =============    =============    =============

SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
      Interest on deposits, advances and other
        borrowings                                               $  10,228,772    $   9,899,846    $   9,895,246

      Income taxes                                                   1,399,718        1,382,903          954,195

    Transfers from loans to foreclosed assets                          685,585          377,107          489,475

    Loans to facilitate the sale of foreclosed assets                   15,606          325,814          122,000

    Net transfer of loans held for investment to held-for-sale       1,325,297        2,827,880        5,155,392



The accompanying notes are an integral part of these consolidated financial statements.
                                      F-7

                            Landmark Bancshares, Inc.

                   Notes to Consolidated Financial Statements
                        September 30, 1999, 1998 and 1997

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

        Basis of presentation and consolidation:
        The accompanying consolidated financial statements include the accounts of Landmark Bancshares, Inc. and its wholly-owned subsidiary, Landmark Federal Savings Bank. Significant intercompany transactions and balances have been eliminated in consolidation.

        Use of estimates:
        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

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

        Investments, including mortgage-backed securities, are classified as held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are securities for which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are securities held principally for resale and are reported at fair value, with unrealized changes in value reported in the bank's income statement as part of earnings. Available-for-sale securities are securities not classified as trading nor as held-to-maturity securities and are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects are reported as a separate component of equity.

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

        The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, the current level of non-performing assets and current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered  impaired when,  based on current  information  and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

        The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans held-for-sale:
        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

        Foreclosed assets:
        Assets acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The historical average holding period for such property is approximately six months.

        Mortgage servicing rights:
        Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. In June 1996, the Financial Accounting Standard Board issued FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996 to defer certain provisions of Statement 125. The provisions of FASB No. 125 for servicing of financial assets have been applied effective January 1, 1997.

        Derivative financial instruments:
        All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended September 30, 1999, 1998 and 1997.

        Credit related financial instruments:
        In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

        Office properties and equipment:
        Office properties and equipment are stated at cost less accumulated deprecation. Depreciation is computed on a straight-line basis or accelerated methods over the estimated useful lives of five to fifty years for buildings and improvements and three to twenty years for furniture, fixtures, equipment and automobiles.

        Transfers of financial assets:
        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Income taxes:
        Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        Advertising costs:
        Advertising costs are expensed as incurred and included in other non-interest expense. Advertising expenses totaled $64,152, $74,274 and $67,101 for the years ended September 30, 1999, 1998 and 1997, respectively.

        Stock-based compensation:
        The Company has  adopted  Statement  of  Financial  Accounting  Standard
        (SFAS)  No.  123,   Accounting  for  Stock-Based   Compensation,   which
        establishes a fair-value-based method of accounting for stock compensation plans with employees and others. It applies to all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The Company's stock options are recognized and measured in accordance with the fair-value-based method of accounting.

        Earnings per share:
        Basic  earnings  per  share   represents   income  available  to  common
        stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and MSBP shares, and are determined using the treasury stock method.

        Earnings per common share have been computed based on the following:


                                                                              Years Ended September 30,
                                                        -----------------------------------------------------------------
                                                               1999                    1998                   1997
                                                        --------------------    --------------------    -----------------

Net income                                                      $ 2,355,570             $ 2,363,798           $2,514,437
                                                        ====================    ====================    =================
Average number of common shares
     outstanding                                                  1,142,222               1,518,482            1,652,339
Effect of dilutive stock options                                    119,494                 140,102              111,815
Effect of dilutive MSBP shares                                          748                   6,366                9,967
                                                        --------------------    --------------------    -----------------
Average number of common shares
     outstanding used to calculate diluted
     earnings per common share                                    1,262,464               1,664,950            1,774,121
                                                        ====================    ====================    =================


        Comprehensive income:
        The Company adopted SFAS 130, Reporting Comprehensive Income, as of October 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or stockholders' equity.

        The components of other comprehensive income and related tax effects are as follows:


                                                                                Years Ended September 30,
                                                        --------------------------------------------------------------------
                                                                1999                     1998                    1997
                                                        ---------------------    ----------------------    -----------------
Unrealized holding gains (losses) on
     available-for sale securities                                $ (160,267)               $ (842,750)          $1,314,719
Reclassification adjustment for losses
     (gains) realized in income                                     (500,123)                 (202,299)            (220,154)
                                                        ---------------------    ----------------------    -----------------
Net unrealized gains (losses)                                       (660,390)               (1,045,049)           1,094,565
Tax effect                                                           256,561                   406,001             (425,238)
                                                        ---------------------    ----------------------    -----------------
Net-of-tax amount                                                 $ (403,829)               $ (639,048)           $ 669,327
                                                        =====================    ======================    =================


        Impact of new accounting standards:
        In June 1998, FASB issued SFAS No. 133 entitled Accounting for Derivative Instruments and Hedging Activities. This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk. SFAS No. 137 was issued in June 1999 to modify SFAS 133 regarding recognition in the balance sheet of embedded derivatives that are to be separated from the host contract.

        As issued, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137 also amended SFAS 133 by postponing the mandatory effective date to all fiscal quarters of fiscal years beginning after June 15, 2000, with initial application as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 2000. Retroactive application to financial statements of prior periods is prohibited. Management of the Company has not determined the quarter in which to adopt the provisions of this statement and does not believe that such adoption will have a material effect on the Company's financial position, liquidity or results of operations.

        Financial statement presentation:
        Certain items in prior year financial statements have been reclassified to conform to the 1999 presentation.

2.      Investment Securities

        The amortized cost and estimated market values of investment securities at September 30 are summarized as follows:


                                                                      September 30, 1999
                                           ------------------------------------------------------------------------
                                                                    Gross            Gross           Estimated
                                               Amortized         Unrealized       Unrealized          Market
                                                  Cost              Gains           Losses             Value
                                           ------------------- ---------------- ---------------- ------------------
    Held-to-maturity:
      Government Agency Securities               $ 27,464,853         $      -        $ 887,041       $ 26,577,812
      Municipal Obligations                         1,385,000           16,453            9,625          1,391,828
                                           ------------------- ---------------- ---------------- ------------------
                                                 $ 28,849,853         $ 16,453        $ 896,666       $ 27,969,640
                                           =================== ================ ================ ==================

    Available-for-sale:
      Debt Securities
           Government Agency Securities           $ 4,000,000         $      -        $       -        $ 4,000,000
           Corporate Bonds                            200,000            2,000            9,000            193,000
      Common Stock                                  4,568,574          537,790          727,834          4,378,530
      Stock in FHLB, at cost                        3,441,000                                            3,441,000
      Other                                            10,000                                               10,000
                                           ------------------- ---------------- ---------------- ------------------
                                                 $ 12,219,574        $ 539,790        $ 736,834       $ 12,022,530
                                           =================== ================ ================ ==================



                                                         September 30, 1998
                                     -----------------------------------------------------
                                                       Gross         Gross       Estimated
                                       Amortized     Unrealized    Unrealized      Market
                                         Cost          Gains         Losses         Value
                                     -----------   ------------  ------------- -----------
    Held-to-maturity:
      Government Agency Securities   $10,000,433   $    57,975   $      --     $10,058,408
      Municipal Obligations            1,575,000        47,736                   1,622,736
                                     -----------   -----------   -----------   -----------
                                     $11,575,433   $   105,711   $      --     $11,681,144
                                     ===========   ===========   ===========   ===========
    Available-for-sale:
      Debt Securities
           Corporate Bonds           $   200,000   $      --     $      --     $   200,000
      Common Stock                     5,337,064     1,056,107       592,761     5,800,410
      Stock in FHLB, at cost           3,210,500                                 3,210,500
      Other                               10,000                                    10,000
                                     -----------   -----------   -----------   -----------
                                     $ 8,757,564   $ 1,056,107   $   592,761   $ 9,220,910
                                     ===========   ===========   ===========   ===========

        Government agency securities above include bonds and notes issued by various government agencies. Those agencies include the following:
        Federal Farm Credit, Fannie Mae, Freddie Mac and Federal Home Loan Bank. Federal Home Loan Bank members are required to maintain an investment in stock at an amount equal to a percentage of outstanding home loans. For disclosure purposes such stock, which is carried at cost, is assumed to have a market value that is equal to cost.

        The amortized cost and estimated market value of debt securities by contractual maturity as of September 30, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            September 30, 1999
                                         --------------------------------------------------------
                                               Held-to-Maturity           Available-for-Sale
                                         --------------------------  ----------------------------
                                           Amortized     Estimated     Amortized     Estimated
                                              Cost     Market Value       Cost      Market Value
                                         ------------  ------------  ------------  --------------
Due in one year or less                  $   100,000   $   100,844   $      --     $      --
Due after one year through five years      1,500,000     1,491,141        50,000        52,000
Due after five years through ten years    24,249,853    23,506,718     2,100,000     2,094,000
Due after ten years                        3,000,000     2,870,937     2,050,000     2,047,000
                                         -----------   -----------   -----------   -----------
                                         $28,849,853   $27,969,640   $ 4,200,000   $ 4,193,000
                                         ===========   ===========   ===========   ===========

                                      F-13

        Gross realized gains and (losses) on sales of investment securities and related tax benefit (provision) during the years ended September 30 are as follows:

                                         1999                1998               1997
                                    ----------------    ----------------   ----------------
Available-for-sale securities:
     Realized gains                      $  509,255           $ 202,299          $ 220,154
     Realized losses                         (9,132)                  -                  -
                                    ----------------    ----------------   ----------------
                                         $  500,123           $ 202,299          $ 220,154
                                    ================    ================   ================
Tax benefit (provision)                  $ (194,298)          $ (78,593)         $ (85,530)
                                    ================    ================   ================

        Proceeds from sales of available-for-sale securities were $1,478,042, $647,553 and $742,989 for the years ended September 30, 1999, 1998 and 1997, respectively. During the years ended September 30, 1999, 1998 and 1997, sales consisted of common stock of unrelated financial corporations.

        Investment   securities  with  a  carrying  amount  of  $19,500,000  and
        $9,200,000 as of September 30, 1999 and 1998, respectively, were pledged as collateral for public funds as discussed in Note 9.

3.      Mortgage-Backed Securities

        Mortgage-backed   securities,   all  of   which   were   classified   as
        held-to-maturity at September 30, 1999 and 1998, consist of the following:

                                                             September 30, 1999
                                         ------------------------------------------------------
                                                           Gross         Gross      Estimated
                                         Amortized       Unrealized    Unrealized     Market
                                            Cost           Gains        Losses         Value
                                        ------------   -----------    -----------  ------------
GNMA - fixed rate                       $   103,124   $     1,693      $     --   $   104,817
FNMA - ARMs                               5,901,429        27,530        47,602     5,881,357
FHLMC - ARMs                              1,900,940        19,066         3,134     1,916,872
FHLMC - fixed rate                           79,967         1,165           119        81,013
FNMA - fixed rate                           343,808         7,188                     350,996
Collateralized mortgage obligations -
  government agency issue                 3,862,807        15,579        32,719     3,845,667
Collateralized mortgage
  obligations-private issues              1,297,099         2,109         8,214     1,290,994
                                        -----------   -----------      --------   -----------
                                        $13,489,174   $    74,330      $ 91,788   $13,471,716
                                        ===========   ===========      ========   ===========


                                                              September 30, 1998
                                         ------------------------------------------------------
                                                            Gross          Gross      Estimated
                                           Amortized      Unrealized     Unrealized     Market
                                              Cost          Gains          Losses       Value
                                         --------------   ----------  -------------  ----------
GNMA - fixed rate                         $   229,898   $     6,711   $      --     $   236,609
FNMA - ARMs                                 8,841,621       134,117         4,066     8,971,672
FHLMC - ARMs                                2,814,514        44,772           845     2,858,441
FHLMC - fixed rate                            128,174         2,905                     131,079
FNMA - fixed rate                             448,123        28,827                     476,950
Collateralized mortgage obligations -
  government agency issue                   7,058,687        67,667         2,432     7,123,922
Collateralized mortgage
  obligations-private issues                2,202,738         7,108         1,549     2,208,297
                                          -----------   -----------   -----------   -----------
                                          $21,723,755   $   292,107       $ 8,892   $22,006,970
                                          ===========   ===========   ===========   ===========

        Collateralized mortgage obligations consist of floating rate and fixed rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

        There   were   no   of   mortgage-backed    securities   classified   as
        available-for-sale for years ended September 30, 1999, 1998 or 1997, respectively.

        Mortgage-backed securities with a carrying amount of $6,171,483 and $17,352,579 at September 30, 1999 and 1998, respectively, were pledged as collateral for public funds as discussed in Note 9.

4.      Loans Receivable

        Loans receivable at September 30, are summarized as follows:

                                                                        September 30,
                                                          --------------------------------------
                                                                1999                 1998
                                                          ------------------   -----------------
Real estate loans:
     Residential                                              $ 138,008,961       $ 129,688,030
     Construction                                                 1,847,609           1,386,224
     Commercial                                                   9,050,225           4,936,897
     Second mortgage                                              9,716,029          10,071,744
Commercial business                                               6,531,200           8,578,694
Consumer                                                         13,578,547          19,049,741
                                                          ------------------   -----------------
Gross loans                                                     178,732,571         173,711,330
Less:  Net deferred loan fees, premiums and discounts              (178,699)           (250,323)
          Allowance for loan losses                              (1,317,676)         (1,136,753)
                                                          ------------------   -----------------
Total loans, net                                              $ 177,236,196       $ 172,324,254
                                                          ==================   =================

        The following is an analysis of the change in the allowance for loss on loans:

                                      1999           1998           1997
                                  -----------    -----------    -----------
Balance, beginning                $ 1,136,753    $   968,623    $   740,346
Provision charged to operations       785,000        265,000        307,979
Loans charged off                    (657,712)      (107,070)       (92,243)
Recoveries                             53,635         10,200         12,541
                                  -----------    -----------    -----------
Balance, ending                   $ 1,317,676    $ 1,136,753    $   968,623
                                  ===========    ===========    ===========

        Impairment of loans having recorded investments of $353,790 at September 30, 1999 and $505,547 at September 30, 1998 have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
        118. The average recorded investment in impaired loans during the years ended September 30, 1999, 1998 and 1997 was $429,669, $438,658 and
        $249,450, respectively. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. There are no specific loss provisions associated with impaired loans as of September 30, 1999 and 1998. Interest income on impaired loans of $27,139, $31,803 and $25,662 was recognized for cash payments received for the year ended September 30, 1999, 1998 and 1997, respectively.

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

5.      Mortgage Servicing Rights

        Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                       1999             1998             1997
                                   -----------      -----------      -----------
FHLMC                              $60,153,338      $58,336,823      $54,658,716
Other investors                      1,790,728        1,809,812        1,108,734
                                   -----------      -----------      -----------
                                   $61,944,066      $60,146,635      $55,767,450
                                   ===========      ===========      ===========

        Custodial escrow balances maintained in connection with the foregoing loan servicing and included in demand deposits, were approximately $59,955 and $176,432 at September 30, 1999 and 1998.

        The following is an analysis of the changes in mortgage servicing rights during the year ended September 30, 1999, 1998 and 1997:

                                        1999            1998            1997
                                      ---------       ---------       ---------
Balance, beginning                    $ 225,835       $  96,199       $    --
Additions                               183,344         180,311         111,528
Amortization                            (90,636)        (50,675)        (15,329)
                                      ---------       ---------       ---------
Balance, ending                       $ 318,543       $ 225,835       $  96,199
                                      =========       =========       =========

        The fair value of servicing rights as of September 30, 1999 and 1998 was determined to approximate book value, based on values of FHLMC servicing of comparable stratification, including prepayment speeds. No valuation allowance was recorded against mortgage servicing rights at September 30, 1999 and 1998.

6.      Accrued Income Receivable

        Accrued interest receivable at September 30 is summarized as follows:

                                                       1999               1998
                                                   ----------         ----------
Mortgage-backed securities                         $   83,235         $  138,525
Loans receivable                                    1,030,071          1,054,602
Investments                                           434,595            250,720
                                                   ----------         ----------
                                                   $1,547,901         $1,443,847
                                                   ==========         ==========

7.      Foreclosed Assets

        Real estate owned or in judgment and other repossessed assets consist of the following:

                                                              September 30,
                                                         -----------------------
                                                           1999           1998
                                                         --------       --------

Real estate acquired by foreclosure                      $   --         $   --
Real estate loans in judgment
  and subject to redemption                                70,081         56,589
Other foreclosed assets                                    76,802         14,350
                                                         --------       --------
                                                         $146,883       $ 70,939
                                                         ========       ========

        There was no activity in the allowance for loss account for the years ended September 30, 1999, 1998 and 1997.

        Income (loss) from foreclosed assets, included in other non-interest income, for the years ended September 30 are as follows:

                                                 1999        1998        1997
                                               --------    --------    --------

Net gain on sale of foreclosed assets          $  3,711    $ 24,677    $ 12,021
Operating expenses                              (20,773)    (13,142)     (6,000)
                                               --------    --------    --------
Balance, ending                                $(17,062)   $ 11,535    $  6,021
                                               ========    ========    ========

8.      Office Properties and Equipment

        Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                            September 30,
                                                     ---------------------------
                                                        1999             1998
                                                     ----------       ----------
Land                                                 $  298,366       $  298,366
Office building and improvements                      1,955,675        1,934,541
Furniture, fixtures and equipment                     1,138,044        1,163,365
Automobiles                                              11,544           11,544
                                                     ----------       ----------
                                                      3,403,629        3,407,816
Less accumulated depreciation                         1,643,859        1,678,534
                                                     ----------       ----------
                                                     $1,759,770       $1,729,282
                                                     ==========       ==========

Depreciation expense ($113,881 for 1997)             $  208,330       $  157,885
                                                     ==========       ==========

9.      Deposits

        Deposits at September 30 are summarized as follows:

                                                     1999               1998
                                                 ------------       ------------
Demand  accounts:
     Interest-bearing                            $ 21,323,449       $ 17,131,980
     Non-interest bearing                           3,960,610          3,655,520
                                                 ------------       ------------
         Total demand accounts                     25,284,059         20,787,500
Savings deposits                                    7,561,096          6,520,220
Certificates of deposit                           126,091,137        127,485,196
                                                 ------------       ------------
                                                 $158,936,292       $154,792,916
                                                 ============       ============

        The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 as of September 30, 1999 and 1998 was approximately $26,987,714 and $21,681,643, respectively. Deposit accounts as of September 30, 1999 included public funds of $20,885,226. Public funds were collateralized by investment securities and mortgage-backed securities as discussed in Notes 2 and 3.

        At September 30, 1999, scheduled maturities of certificates of deposit are as follows:

                   Year Ending September 30,
            ----------------------------------------

                             2000                              $103,751,256
                             2001                                15,527,781
                             2002                                 4,253,669
                             2003                                 2,290,313
                             2004                                   256,118
                          Thereafter                                 12,000
                                                       ---------------------
                                                               $126,091,137
                                                       =====================

10.     Advances and other Borrowings from Federal Home Loan Bank

        Advances and other borrowings from the Federal Home Loan Bank at September 30 are summarized as follows:

                                                    1999                  1998
                                               -----------           -----------
Advances                                       $35,000,000           $33,700,000
Line of credit                                  23,000,000             8,000,000
                                               -----------           -----------
                                               $58,000,000           $41,700,000
                                               ===========           ===========

        Advances  and  other  borrowings  from the  Federal  Home Loan Bank   at
        September 30 consist of the following:

                             1999                          1998
   Fiscal        ----------------------------  ----------------------------
    Year                          Weighted                      Weighted
  Maturity           Amount      Average Rate      Amount      Average Rate
--------------   -------------   ------------  -------------   ------------

    1999         $          -             %    $ 26,700,000         5.78 %
    2000           37,000,000        5.76         4,000,000         5.99
    2001
    2002
    2003                                          6,000,000         5.05
    2004            8,000,000        4.93
 Thereafter        13,000,000        4.64         5,000,000         4.99
                 -------------   ------------  -------------   ------------
                 $ 58,000,000        5.39 %    $ 41,700,000         5.60 %
                 =============   ============  =============   ============

        At September 30, 1999 the Company had $23,000,000 outstanding under a $30,000,000 line of credit with the Federal Home Loan Bank. All amounts outstanding under the line of credit are payable on February 4, 1999 and bear interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time. The rate as of September 30, 1999 was 5.90%. At September 30, 1998 the Company had $8,000,000 outstanding under a $30,000,000 line of credit, due February 5, 1999.

        The advances and line of credit are collateralized as of September 30, 1999 and 1998 by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying first mortgage loans, certain mortgage-related securities and other investment securities.

11.     Income Taxes

        The Company and subsidiary file consolidated income tax returns. Allocation of federal and state income taxes between current and deferred portions is as follows:

                                             Years ended September 30,
                                   ---------------------------------------------
                                       1999             1998             1997
                                   -----------      -----------      -----------
Current tax provision:
      Federal                      $ 1,212,852      $ 1,289,824      $ 1,065,231
      State                            165,085          240,129          195,946
                                   -----------      -----------      -----------
                                     1,377,937        1,529,953        1,261,177
                                   -----------      -----------      -----------
Deferred tax provision:
      Federal                          (38,308)         (67,421)         241,071
      State                             (5,076)          (8,933)          47,836
                                   -----------      -----------      -----------
                                       (43,384)         (76,354)         288,907
                                   -----------      -----------      -----------
                                   $ 1,334,553      $ 1,453,599      $ 1,550,084
                                   ===========      ===========      ===========

        Deferred taxes are included The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                  1999        1998        1997
                                               ---------  ----------  ---------

Statuatory federal income tax                    34.0 %     34.0 %      34.0 %
Increase (reductions) resulting from:
     State taxes, net of federal tax benefit      2.9        3.6         3.9
     Other                                        0.7        0.5         0.2
                                               ---------  ----------  ---------
                                                 37.6 %     38.1 %      38.1 %
                                               =========  ==========  =========

         The components of net deferred tax asset (liability) at September 30, 1999 and 1998 are as follows:

                                                            1999         1998
                                                         ---------    ---------
Deferred tax asset:
      Deferred loan fees and costs                       $  15,833    $  24,091
      Allowance for loan losses                            485,433      418,780
      Deferred compensation and accrued salaries           182,874      139,101
      Equity investment in partnership                      11,129       32,797
      Unrealized loss on available-for-sale securities      76,551
      Accrued expenses                                                   11,052
                                                         ---------    ---------
                                                           771,820      625,821
                                                         ---------    ---------
Deferred tax liabilities:
      Accumulated depreciation                                (244)      (1,566)
      Special bad debt deduction                          (172,590)    (230,120)
      FHLB stock dividends                                (496,980)    (412,064)
      Investment basis                                     (12,141)     (12,141)
      Unrealized gain on available-for-sale securities                 (180,010)
                                                         ---------    ---------
                                                          (681,955)    (835,901)
                                                         ---------    ---------
                                                         $  89,865    $(210,080)
                                                         =========    =========

        No valuation allowance was recorded against deferred tax assets at September 30, 1999 or 1998.

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

12.     Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 1999, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                       For Capital           Prompt Corrective
                                                    Actual         Adequacy Purposes:        Action Provisions:
                                            ---------------------  ------------------        ------------------
                                              Amount       Ratio    Amount     Ratio            Amount  Ratio
                                            ---------   ---------  --------   -------         --------- -------
As of September 30, 1999:
Total (Risk-Based) Capital
  (to Risk Weighted Assets)                 $ 19,615       16.1%   $ 9,739      8.0%          $ 12,173   10.0%
Core (Tier I) Capital
  (to Risk Weighted Assets)                   18,297       15.0%       N/A                       7,304    6.0%
Core (Tier I) Capital - leverage
  (to Assets)                                 18,297        7.6%     9,652      4.0%            12,065    5.0%

As of September 30, 1998:
Total (Risk-Based) Capital
  (to Risk Weighted Assets)                 $ 17,725       14.4%   $ 9,825      8.0%          $ 12,282   10.0%
Core (Tier I) Capital
  (to Risk Weighted Assets)                   16,589       13.5%       N/A                       7,369    6.0%
Core (Tier I) Capital - leverage
  (to Assets)                                 16,589        7.4%     8,917      4.0%            11,158    5.0%

        The following is a reconciliation of net worth to regulatory capital as reported in the September 30, 1999 and 1998 reports to the Office of Thrift Supervision:

                                                          September 30,
                                                 -------------------------------
                                                     1999             1998
                                                 -------------    -------------

Bank net worth per report to OTS                 $  18,615,000    $  16,815,000
Rounding                                                   328              (74)
                                                 -------------    -------------
Net worth as reported in accompanying
     financial statements (bank only)               18,615,328       16,814,926
Adjustments to arrive at Core (Tier I)
     and Tangible Capital:
Disallowed servicing assets                           (318,000)        (226,000)
                                                 -------------    -------------

Core (Tier I) and Tangible Capital                  18,297,328       16,588,926
Adjustments to arrive at Total Capital:
     Allowable portion of general allowance
          allowance for loan losses                  1,318,000        1,136,000
                                                 -------------    -------------
Total Risk-Based Capital                         $  19,615,328    $  17,724,926
                                                 =============    =============
Risk weight assets                               $ 121,734,000    $ 122,817,000
                                                 =============    =============

13.     Contingencies

        The Company is at times a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

14.     Employee Benefit Plans

        Employee Retirement Plan:
        The Bank  has  adopted  a  401(k)  defined  contribution  savings  plan.
        Substantially all employees are covered under the contributory plan. Pension costs attributable to the years ended September 30, 1999, 1998 and 1997 were $36,286, $29,847 and $27,274, respectively, including all current service costs.

        Deferred Compensation Agreements:
        The Bank has entered into deferred compensation agreements with certain key employees which provide for cash payments to be made after their retirement. The liabilities under the agreements have been recorded at the present values of accrued benefits using a 7% interest rate. The balance of estimated accrued benefits was $246,285 and $205,707 at September 30, 1999 and 1998, respectively. In connection with the deferred compensation agreements, the Bank has purchased life insurance policies on covered employees in which the Bank is the beneficiary to assist in funding benefits. At September 30, 1999 and 1998, the cash surrender values on the policies were $529,842 and $522,791, respectively.

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

        The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP shares in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of
        Financial Condition. As of September 30, l999, the balance of indebtedness from the ESOP to the Company was $555,841, which is shown as a deduction from stockholders' equity on the consolidated balance sheet. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $191,188, $298,320 and $257,375 for the years ended September 30, 1999, 1998 and 1997, respectively. As of September 30, 1999, of the 133,018 shares acquired by the ESOP, 63,746 shares were allocated and 69,272 shares were unallocated. The 69,272 unallocated shares had an estimated market value of $1,091,034 at September 30, 1999.

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

        As of the date of  conversion,  the  Option  Committee  granted  228,131 shares of common stock, at an exercise price of $10 per share, contingent upon stockholder approval of the Option Plan which was ratified June 22, 1994. In addition, options for 18,479 shares of common stock, at an exercise price of $16.50 per share, were awarded on November 20, 1996; options for 2,053 shares of common stock, at an exercise price of $23.625 per share, were awarded on January 15, 1998; and options for 10,000 shares were awarded on November 18, 1998, at an exercise price of $23.25. All such options are exercisable immediately. As of September 30, 1999, no options have been exercised and all options granted remain outstanding.

        The Company accounts for the fair value of its grants issued under the plans subsequent to October 1, 1996 in accordance with FASB Statement
        123. The compensation cost that has been charged against income for the plans was $36,753, $7,658 and $51,447 for the years ended September 30, 1999, 1998 and 1997, respectively. In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the years ended September 30, 1999 and 1998: dividend yield of 2.54 percent, expected volatility of
        25.00 percent, risk-free interest rate of 5.5 percent and expected life of two years. Common stock options granted during the year ended September 30, 1999 had an exercise price of $23.25 per share and an estimated fair value of $3.73. Common stock options granted during the year ended September 30, 1998 had an exercise price of $23.625 per share and an estimated fair value of $3.73 per share.

        Certain information for the years ended September 30, 1999 and 1998 relative to stock options are comprised of the following:

                                                                          September 30,
                                                ------------------------------------------------------------------
                                                             1999                               1998
                                                -------------------------------     ------------------------------
                                                                  Weighted-Average                     Weighted-Average
Fixed Options                                       Shares        Exercise Price        Shares         Exercise Price
-------------                                   --------------   --------------     --------------    -----------------
Outstanding at beginning of year                      248,663          $ 10.70            246,610         $ 10.59
    Granted                                            10,000            23.13              2,053           23.63
    Canceled
    Exercised
                                                --------------   --------------     --------------    ------------
Outstanding at end of year                            258,663          $ 11.18            248,663         $ 10.70
                                                ==============   ==============     ==============    ============
Exercisable at end of year                            258,663                             248,663
                                                ==============                      ==============
Number of shares available for future grant:
    Beginning of year                                       0                                   0
                                                ==============                      ==============
    End of year                                             0                                   0
                                                ==============                      ==============

 16.    Off-Balance Sheet Activities

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

        At September 30, 1999, the Bank had outstanding commitments to originate loans receivable of $3,292,299. The commitments outstanding at September 30, 1999 consisted of $3,292,299 in real estate loans. Of the commitments outstanding at September 30, 1999, $2,480,948 were for fixed rate loans with rates of 7.375% to 9.00% and $811,351 were for adjustable rate loans with initial rates of 7.875% to 10.75%.

        At September 30, 1999, the Bank had unfunded commitments under lines of credit of $3,620,503. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. The Bank uses the same credit policies in extending lines of credit as it does for on-balance-sheet instruments.

        At September 30, 1999, the Bank had commercial letters of credit of $90,000. Commercial letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

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

        The Bank had no outstanding commitments from mortgage banking concerns to purchase loans yet to be originated at September 30, 1999.

        The Bank had outstanding  commitments  with mortgage banking concerns to
        sell  loans  of  $677,646  at  September  30,  1999,   the   outstanding
        commitments expire on November 30, 1999.

        The Bank had no commitments to purchase mortgage-backed securities or investments at September 30, 1999.

        At September 30, 1999, loans with a carrying value of $604,395 have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of September 30, 1999.

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

        As of September 30, 1999 the Bank had a net investment of $177,840,591 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

        In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

18.     Related Party Transactions

        Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the two years ended September 30, 1999 and 1998, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

        The following analysis is of loans made to principal officers, directors and principal holders of equity securities that individually exceeded $60,000 in aggregate during the year ended September 30, 1999:

Balance, September 30, 1998                                         $ 3,182,598

New loans                                                             1,717,378
Repayments                                                           (2,353,625)
Adjust for balances less than $60,000                                    (1,433)
                                                                    -----------

Balance, September 30, 1999                                         $ 2,544,918
                                                                    ===========

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

19.     Disclosures about Fair Value of Financial Instruments (Continued)

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

        The estimated fair values of the Bank's financial instruments are as follows:

                                                                     September 30, 1999             September 30, 1998
                                                           ------------------------------   ------------------------------
                                                             Carrying          Fair           Carrying           Fair
                                                              Amount           Value           Amount           Value
                                                           --------------  --------------   --------------   -------------
                                                                    (In Thousands)                 (In Thousands)
Financial assets:
     Cash and cash equivalents:
         Interest-bearing                                        $ 4,377         $ 4,377          $ 2,012         $ 2,012
         Non-interest bearing                                      1,598           1,598              833             833
     Time deposits in other financial institutions                   290             290              250             250
     Investment securities held-to-maturity                       28,850          27,970           11,575          11,681
     Investment securities available-for-sale                     12,022          12,022            9,221           9,221
     Mortgage-backed securities held-to-maturity                  13,489          13,472           21,724          22,007
     Loans receivable                                            177,236         177,317          172,324         176,586
     Loans held-for-sale                                             604             604            2,409           2,409

Financial liabilities:
     Deposits                                                    158,936         158,317          154,793         153,531
     Advances and other borrowings from
         the Federal Home Loan Bank                               58,000          57,067           41,700          41,682

                                                                Par             Fair             Par             Fair
                                                               Value           Value            Value            Value
                                                           --------------  --------------   --------------   -------------
     Unrecognized financial instruments:
         Commitments to extend credit                            $ 3,292         $ 3,329          $ 3,110         $ 3,151

         Commitments to sell loans                                   678             690            3,555           3,489

20.     Restrictions on Retained Earnings

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


                                      F-26

21.     Parent Company Financial Information

        Condensed financial  statements of Landmark  Bancshares,  Inc. (Parent
        Company) are shown below. The Parent Company has no significant operating activities.

                   Condensed Statements of Financial Condition
                        As of September 30, 1999 and 1998
                                 (In Thousands)
                                                                  1999        1998
                                                                --------    --------
ASSETS
     Cash and cash equivalents                                  $    778    $    479
     Time deposits in other financial institutions                   290         250
     Investment securities available-for-sale                      4,571       6,000
     Investment in subsidiary                                     18,615      16,815
     Loans receivable                                                556         939
     Other assets                                                    491       5,407
                                                                --------    --------
         Total assets                                           $ 25,301    $ 29,890
                                                                ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
         Borrowings from subsidiary                             $  2,800    $  4,700
         Accrued expenses and other liabilities                       97         166
                                                                --------    --------
              Total liabilities                                    2,897       4,866
                                                                --------    --------
     Stockholders' equity:
         Common stock                                                228         228
         Additional paid-in capital                               22,706      22,466
         Retained income                                          22,290      20,740
         Net unrealized gain on available-for-sale securities       (120)        283
         Unamortized amounts related to ESOP and MSBP               (556)       (789)
                                                                --------    --------
                                                                  44,548      42,928
         Treasury stock, at cost                                 (22,144)    (17,904)
                                                                --------    --------
              Total stockholders' equity                          22,404      25,024
                                                                --------    --------
         Total liabilities and stockholders' equity             $ 25,301    $ 29,890
                                                                ========    ========

                       Condensed Statements of Operations
              For the Years Ended September 30, 1999, 1998 and 1997
                                 (In Thousands)

                                         1999           1998            1997
                                       -------        -------         -------
Equity earnings of subsidiary          $ 2,079        $ 2,267         $ 2,393
Interest and dividend income               224            248             176
Net gain on sale of investments            500            202             220
Other                                        5            (77)              1
                                       -------        -------         -------
    Total income                         2,808          2,640           2,790
                                       -------        -------         -------
Operating expenses                         360            235             218
                                       -------        -------         -------
    Income before income taxes           2,448          2,405           2,572
Income tax expense                          93             41              58
                                       -------        -------         -------
    Net income                         $ 2,355        $ 2,364         $ 2,514
                                       =======        =======         =======

                       Condensed Statements of Cash Flows
              For the Years Ended September 30, 1999 1998 and 1997
                                 (In Thousands)

                                                                        1999                1998              1997
                                                                  -----------------    ---------------   ---------------
Cash Flows from Operating Activities
     Net income                                                            $ 2,355            $ 2,364           $ 2,514
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in net income of subsidiary                                 (2,079)            (2,267)           (2,393)
         Gain on sale of investments                                          (500)              (202)             (220)
         (Increase) decrease in other assets                                    57               (165)              (47)
         Increase (decrease) in other liabilities                               48                (17)               19
         Other                                                                  52                164                87
                                                                  -----------------    ---------------   ---------------
         Net cash used by operating activities                                 (67)              (123)              (40)
                                                                  -----------------    ---------------   ---------------

Cash Flows from Investing Activities
     Dividends from subsidiary                                               5,700              8,000             4,000
     Acquisition of investment securities available-for-sale,
       including deposits                                                     (287)            (3,765)           (1,190)
     Proceeds from sale of investment securities
       available-for-sale                                                    1,516                669               749
     Decrease in loans to subsidiary and ESOP, net                             137                152               150
     Other loans, net                                                          245                (95)               90
                                                                  -----------------    ---------------   ---------------
         Net cash provided by investing activities                           7,311              4,961             3,799
                                                                  -----------------    ---------------   ---------------

Cash Flows from Financing Activities
     Proceeds from subsidiary note payable                                   4,942              8,200
     Repayment of note payable to subsidiary                                (6,842)            (3,500)
     Purchase of treasury stock                                             (4,240)            (8,654)           (3,223)
     Cash dividends paid                                                      (805)              (929)             (678)
                                                                  -----------------    ---------------   ---------------
         Net cash used by financing activities                              (6,945)            (4,883)           (3,901)
                                                                  -----------------    ---------------   ---------------
         Increase (decrease) in cash and cash equivalents                      299                (45)             (142)
         Cash and cash equivalents at beginning of year                        479                524               666
                                                                  -----------------    ---------------   ---------------
         Cash and cash equivalents at end of year                            $ 778              $ 479             $ 524
                                                                  =================    ===============   ===============

                                 OFFICE LOCATION

                                CORPORATE OFFICE
                            Landmark Bancshares, Inc.
                               Central and Spruce
                            Dodge City, Kansas 67801
                                 (316) 227-8111

                 Board of Directors of Landmark Bancshares, Inc.

         C. Duane Ross                                               Larry Schugart
         Chairman of the Board                                       President and Chief Executive Officer
         President, High Plains Publishers, Inc.

         David H. Snapp                                              Richard Ball
         Partner, Waite, Snapp & Doll, Attorneys at Law              CPA/Shareholder, Adams, Brown
                                                                         Beran & Ball, Chtd.

         Jim W. Lewis
         Owner, Auto Dealerships

                 Executive Officers of Landmark Bancshares, Inc.

         Larry Schugart                                              Gary L. Watkins
         President and Chief Executive Officer                       Secretary and Chief Operating Officer

         James F. Strovas
         Treasurer and Chief Financial Officer

------------------------------------------------------------------------------------------------------------------------------------

    Corporate Counsel:                                               Independent Auditors:
    Waite, Snapp & Doll, Attorneys at Law                            Regier Carr & Monroe, L.L.P.
    Military Plaza                                                   300 West Douglas
    Dodge City, Kansas  67801                                        Suite 100
                                                                     Wichita, Kansas  67202

    Special Counsel:                                                 Transfer Agent and Registrar:
    Malizia Spidi & Fisch, PC                                        American Securities Transfer & Trust, Inc.
    One Franklin Square                                              12039 W. Alameda Parkway
    1301 K Street, N.W., Suite 700 East                              Suite Z-2
    Washington, D.C. 20005                                           Lakewood, Colorado  80228




The Company's Annual Report for the year ended September 30, 1999 filed with the Securities and Exchange Commission on Form 10-K is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write or call: Corporate Secretary, Landmark Bancshares, Inc., Central and Spruce, Dodge City, Kansas 67801. The annual meeting of stockholders will be held on January 19, 2000 at 1:30 p.m. at the Dodge City Country Club, North Avenue C, Dodge City, Kansas 67801.