Form 10-K, Exhibit 13
period 2000-09-30
LANDMARK BANCSHARES INC
filed 2000-12-21
CIK 915800

EXHIBIT 13




                           LANDMARK BANCSHARES, INC.



                                      2000

                                 ANNUAL REPORT

                            Landmark Bancshares, Inc.



-------------------------------------------------------------------------------

CONTENTS
-------------------------------------------------------------------------------




Message to our Stockholders ................................................  1


Corporate Profile and Stock Price Information...............................  2


Five-Year Financial Summary.................................................  3


Management's Discussion and Analysis........................................  5


Report of Independent Accountants...........................................F-1


Consolidated Financial Statements...........................................F-2


Notes to Consolidated Financial Statements .................................F-8


Corporate Information....................................................... 16

MESSAGE TO OUR STOCKHOLDERS:

 Management, your Board of Directors and I are proud to issue this 7th annual report for Landmark Bancshares, Inc. and its wholly owned subsidiary, Landmark Federal Savings Bank. This past year could best be characterized as one focused on rising interest rates.

Net interest income for the current year was essentially the same as the prior year despite significant increases in interest rates that translated into higher costs to fund our origination of loans. Management was able to reduce non-interest expenses $135,000 from the prior year. In addition, the provision for loan losses was $518,000 less during 2000 as compared to the prior year, reflecting increased recoveries, fewer charge offs and Management's evaluation of the loan portfolio. Non-interest income decreased $659,000 for the year, as management concluded investment market prices were not reflective of investment values, and therefore, reduced the number of security sales transactions accordingly. Landmark repurchased 60,148 shares of its stock, which reduced potential earnings on the $1,082,534 used to fund the repurchases. Notwithstanding, I am pleased to report our net income increased for the year by $27,795, to $2,383,365.

The continuance of our stock repurchase program has increased the basic earnings per share on your stock from $2.06 last year to $2.19 per share this year and diluted earnings from $1.87 to $2.04 per share. Return on average equity increased from 10.09% to 10.23%. Since 1998 the average return on equity has increased from 7.52% to 10.23%, an increase of 2.71%, which represents an increase in the return of equity of 36% over the two year period. Return on average assets was 0.97%, down 0.04% from last year's 1.01%. Our stock repurchase program continues into the new fiscal year with the announcement in September 2000 of our 10th buyback program.

As discussed in last year's message, the financial sector remained out of favor in the market for much of this year and this was reflected in the price of your stock. I am excited to report that your stock has increased in price from $15.75 at September 30, 1999 to $18.25 at September 30, 2000. This is due to an overall increase in financial sector stock prices and the efforts of Management and the Board of Directors. As always, Management and the Board of Directors are ever mindful of focusing their efforts on enhancing shareholder value.

Landmark Bancshares, Inc. declared its 26th consecutive quarterly dividend in October 2000. Our dividends for the 2000 fiscal year were $0.15 per quarter. This equates to an approximate annual yield of 3.29% based upon the closing price of your stock on September 30, 2000.

Capital requirements and financial soundness are symbolized by Bauer Financial awarding Landmark Federal Savings Bank its 39th consecutive annual "FIVE STAR" rating and Veribanc, Inc. presenting its highest rating, "GREEN 3 STARS" to the Bank. Bauer Financial and Veribanc, Inc. are independent companies that rate financial institutions.

Management and your Board of Directors thank you, our shareholders and customers, for your continued trust. We look forward to the 21st century with clear vision, filled with energy and confidence. With a promise of continued financial strength, security and stability, Landmark Bancshares, Inc. pledges its dedication to seeking new opportunities for sound growth and customer service.

Respectfully submitted,


/s/Larry Schugart

Larry Schugart
President and
Chief Executive Officer

================================================================================
Corporate Profile and Related Information

Landmark Bancshares, Inc. (the "Company") is the parent company for Landmark Federal Savings Bank (the "Bank"). The Company was formed as a Kansas corporation in November 1993 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership (the "Conversion"). The Company acquired all of the capital stock that the Bank issued upon its conversion. On March 28, 1994, the Bank completed its conversion in connection with a $22.8 million initial public offering. The Company is a unitary savings and loan holding company. Changes to federal law that occurred during the 2000 fiscal year prohibit the acquisition of the Company by any non-financial company. This restriction does not impact the current business of the Company and the Company generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any persons other than officers but utilizes the support staff and facilities of the Bank from time to time.

Landmark Federal Savings Bank is a federally chartered stock savings bank headquartered in Dodge City, Kansas. The Bank was founded in 1920 with a charter from the state of Kansas under the name "Dodge City Savings and Loan Association" which later became a federal association under the name "First Federal Savings and Loan of Dodge City." First Federal Savings and Loan of Dodge City became known as "Landmark Federal Savings Association" in 1983 when it changed its name at the time it merged with Peoples Savings and Loan of Sterling, Kansas. The Bank's deposits have been federally insured since 1943 and are currently insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Savings Association Insurance Fund (the "SAIF"). The Bank conducts its business from its main office in Dodge City, Kansas and five branch offices located in Barton, Finney, Ford and Rush Counties in Kansas. The Bank also has a loan origination office located in Overland Park, Kansas.

Stock Market Information

There were 1,107,374 shares (net of treasury stock) of common stock of Landmark Bancshares, Inc. outstanding on September 30, 2000, held by approximately 301 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name through various brokerage firms). Since its issuance in March 1994, the Company's common stock has been traded on the Nasdaq National Market. The daily stock quotation for Landmark Bancshares, Inc. is listed in the Nasdaq National Market section published in The Wall Street Journal and other leading newspapers under the trading symbol "LARK". The following table reflects stock price information based on sales as published by the Nasdaq National Market statistical report for each quarter for fiscal years 2000 and 1999.

                                           Year Ended September 30,
                             ---------------------------------------------------
                                       2000                    1999
                             ---------------------   -----------------------
                                HIGH        LOW         HIGH           LOW
                             -----------  --------   ------------  -------------
          First Quarter        21 1/2      15 1/4        24          19 1/2
          Second Quarter       20          13 1/4        24          20 1/8
          Third Quarter        18          14            21          17 3/4
          Fourth Quarter       19 1/2      15 1/4        19          15

The following table sets forth, for each quarter the dividends declared on the common stock for the indicated fiscal years ended September 30. The Company's ability to pay dividends to shareholders is largely dependent upon the dividends it receives from the Bank. The Bank is subject to regulatory limitations on the amount of cash dividends it may pay.

                                      Year Ended September 30,
                                  ---------------------------------
         Dividends per share          2000                1999
         -------------------      -------------       -------------

          First Quarter              $ 0.15              $ 0.15
          Second Quarter               0.15                0.25
          Third Quarter                0.15                0.15
          Fourth Quarter               0.15                0.15

On October 18, 2000 the Board of Directors declared a quarterly dividend of $0.15 per share to shareholders of record on November 15, 2000.

=============================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY**

Selected Financial Condition Data (Dollars in Thousands)
=============================================================================================================================
At September 30,                                       2000            1999            1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                       $ 250,676       $ 244,116       $ 225,368       $ 227,850       $ 213,734
Loans receivable, net (1)                            191,514         177,840         174,733         158,163         129,903
Investments held-to-maturity                          28,667          28,850          11,575          18,838          29,399
Investments available-for-sale                         9,588          12,022           9,221           7,123           4,138
Mortgaged-backed securities
   held-to-maturity                                   10,112          13,489          21,724          36,690          45,877
Cash and cash equivalents                              5,090           5,976           2,844           2,741             474
Deposits                                             165,325         158,936         154,793         144,735         143,815
FHLB borrowings                                       57,000          58,000          41,700          46,200          33,467
Stockholders' equity                                  23,662          22,404          25,024          32,245          32,389


Summary of Operations (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------
Year Ended September 30,                               2000            1999            1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------

Interest income                                     $ 18,230        $ 17,059        $ 17,207        $ 16,695        $ 14,575
Interest expense                                      11,229          10,029          10,216           9,768           8,678
                                              --------------- --------------- --------------- --------------- ---------------
  Net interest income                                  7,001           7,030           6,991           6,927           5,897
Provision for loan losses                                267             785             265             308             135
                                              --------------- --------------- --------------- --------------- ---------------
  Net interest income after provision
   for losses on loans                                 6,734           6,245           6,726           6,619           5,762
Non-interest income                                      977           1,636           1,226           1,026             745
Non-interest expense (2)                               4,056           4,191           4,134           3,581           4,323
                                              --------------- --------------- --------------- --------------- ---------------
Income before income taxes                             3,655           3,690           3,818           4,064           2,184
Provision for income taxes                             1,272           1,334           1,454           1,550             780
                                              --------------- --------------- --------------- --------------- ---------------
Net income                                           $ 2,383         $ 2,356         $ 2,364         $ 2,514         $ 1,404
                                              =============== =============== =============== =============== ===============
Basic earnings per share                              $ 2.19          $ 2.06          $ 1.56          $ 1.52          $ 0.78
                                              =============== =============== =============== =============== ===============
Diluted earnings per share                            $ 2.04          $ 1.87          $ 1.42          $ 1.42          $ 0.74
                                              =============== =============== =============== =============== ===============
Dividends per share                                   $ 0.60          $ 0.70          $ 0.60          $ 0.40          $ 0.40
                                              =============== =============== =============== =============== ===============
Book value per common share
   outstanding at September 30                       $ 21.37         $ 19.80         $ 18.84         $ 19.10         $ 17.48
                                              =============== =============== =============== =============== ===============

** The selected consolidated financial data of the Company should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company, including the related notes.
(1) Includes loans held for sale totaling $8,854, $604, $2,409, $490 and $1,890 at September 30, 2000, 1999, 1998, 1997, and 1996, respectively.
(2) Includes one-time SAIF special assessment of $973 for the year ended September 30, 1996.


================================================================================================================================
FIVE-YEAR FINANCIAL SUMMARY

Selected Ratios and Other Data
================================================================================================================================
At or For the Year Ended September 30,                2000            1999           1998            1997            1996
--------------------------------------------------------------------------------------------------------------------------------

Return on average assets                                  0.97  %         1.01  %        1.03  %         1.12  %        0.70  %
Return on average equity                                 10.23           10.09           7.52            7.79           4.14
Average equity to average assets                          9.48           10.02          13.71           14.44          17.00
Equity to assets at period end                            9.44            9.18          11.10           14.15          15.15
Net interest spread                                       2.48            2.64           2.41            2.41           2.11
Net yield on average interest-earning assets              2.93            3.10           3.12            3.16           3.01
Non-performing assets to total assets                     0.52            0.26           0.34            0.30           0.15
Non-performing loans to net loans                         0.59            0.28           0.39            0.27           0.24
Allowance for loan losses to total loans                  0.72            0.74           0.65            0.61           0.57
Dividend payout                                          27.31           34.18          39.31           26.95          53.58
Number of:
  Loans outstanding                                      5,996           6,262          6,741           6,210          5,439
  Deposit accounts                                      11,649          12,461         12,878          12,888         13,443
  Full service offices                                       6               6              6               5              5



[OBJECT OMITTED]                        [OBJECT OMITTED]


[OBJECT OMITTED]                        [OBJECT OMITTED]

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations

Landmark Bancshares, Inc.

The following is a discussion of the financial condition and results of operations of the Company and its subsidiary, Landmark Federal Savings Bank, and should be read in conjunction with the accompanying Consolidated Financial Statements.

General

The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase and refinancing of residential properties located in central and southwestern Kansas. In addition, the Bank offers and purchases loans through correspondent lending relationships in Kansas and in other states. The Bank also makes commercial, automobile, second mortgage, equity and deposit loans. The Bank's market has historically provided an excess of savings deposits over loan demand. Accordingly, in addition to originating loans in its market, the Bank also purchases mortgage-backed securities and investment securities.

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

The Company's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, making loans and providing customers with a high level of customer service. As part of the Bank's emphasis on external growth, the Bank has expanded its operations within its market areas. During fiscal 1998, the Bank opened a branch office in Dodge City and a loan origination office in the Kansas City area. As part of the Bank's strategy for internal growth, during fiscal 1997, the Bank established a commercial loan department and has been active in increasing its market share of the commercial lending market.

This management's discussion and analysis of financial condition and results of operations contains, or incorporates by reference, forward-looking statements that involve inherent risks and uncertainties. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, economic conditions, adequacy of allowance for loan losses, technology changes and competition in the geographic and business areas in which the Company conducts its operations. These statements are based on management's current expectations. Actual results in future periods may differ from those currently expected because of changes in the factors referred to above and various risks and uncertainties.

The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Financial Condition

Consolidated total assets increased $6,559,991 or 2.69% from $244,115,984 at September 30, 1999 to $250,675,975 at September 30, 2000. The principal factors contributing to the growth in assets was the increase in loans receivable during the year.

Cash and due from banks:
Cash and due from banks decreased $885,759 or 14.82%, from $5,975,730 at September 30, 1999 to $5,089,971 at September 30, 2000. This slight decrease in cash and due from banks results from normal fluctuations in operating activities.

Loans receivable:
Net loans receivable held-for-investment increased $5,423,451 or 3.06%, from $177,236,196 at September 30, 1999 to $182,659,647 at September 30, 2000. This
growth in the loan portfolio is attributed primarily to increased residential real estate lending throughout the year. Residential real estate loans increased $9,505,897 or 6.89%, from $138,008,961 at September 30, 1999 to $147,514,858 at
September 30, 2000. This increase includes the purchase of $15,431,149 in residential mortgage loans during fiscal year 2000. The Bank increased its investment in purchased loans in order to enhance the yield on investable funds during periods when such amounts exceed loan demand in the Bank's primary lending area.

Loans held-for-sale increased $8,250,098, from $604,395 at September 30, 1999 to $8,854,493 at September 30, 2000. This significant increase in loans held-for sale was a result of management's decision, during the fourth quarter of fiscal 2000, to reevaluate the Bank's interest rate risk position, as discussed in the "Asset/Liability Management" section. Management decided to reclassify certain loans originated and previously classified as held for investment to held-for-sale. During fiscal 2000 the Bank originated $9,787,423 of loans held-for-sale and also transferred $7,221,401 of loans held for investment to held-for- sale.

The allowance for loan losses was increased $59,031, from $1,317,676 at September 30, 1999 to $1,376,707 at September 30, 2000. The continued increase in loan loss reserves is based on management's evaluation of the Bank's loan portfolio, discussed further in the "Results of Operations" section.

The Bank had impaired loans of $505,276 and $353,790 at September 30, 2000 and 1999, respectively. A loan is impaired when, based on management's evaluation of current and historical information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Loans that are classified as impaired are typically collateral dependent; therefore, impairment is measured based upon the fair value of the collateral less estimated costs to sell. Impairment is recognized by creating a valuation allowance with a corresponding charge to provision for loss on loans.

Management, as part of the monitoring and evaluation of non-performing loans, classifies loans and repossessed assets in accordance with regulatory provisions as loss, doubtful or substandard. Total assets classified as of September 30, 2000 and 1999, amounted to $1,870,000 and $1,338,000, respectively. Those loans classified that are not recognized as impaired include loans that are currently past due 90 days or more, or have a past history of delinquency. Classified loans increased $532,000 during fiscal 2000. The increase was largely the result of a small number of delinquent residential loans in the Kansas City market area. Management believes the increase in classified loans is short-term and is aggressively working with borrowers to remedy past due accounts. At September 30, 2000, the Bank's ratio of total non-performing assets to total assets was 0.52%, lower than the industry average. The Bank will continue with its aggressive collection policies to keep non-performing assets to a minimum, but no assurance can be given that negotiations with borrowers will continue to be successful. Classified loans have been considered by management in the evaluation of the adequacy of the allowance for loan loss.

Investment securities:
Investment securities held-to-maturity decreased $182,968 or 0.63%, from $28,849,853 at September 30, 1999 to $28,666,885 at September 30, 2000.
Investment securities available-for-sale decreased $2,434,923 or 20.25%, from $12,022,530 at September 30, 1999 to $9,587,607 at September 30, 2000. Proceeds
of $3,328,452 from the sale of investment securities available for sale were used to reduce borrowings and increase the loan portfolio. The Company purchased $825,000 in investment securities during fiscal 2000 compared to $26,865,659 during fiscal 1999. The yield on investment securities at September 30, 2000 was 6.53% compared to 6.29% at September 30, 1999.

As permitted by the Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on October 1, 2000, the Company transferred all of its held-to-maturity investment and mortgage-backed securities portfolios to available-for-sale and trading portfolios. See Notes 1 and 23 of the Consolidated Financial Statements for further discussion.

Mortgage-backed securities:
Mortgage-backed securities decreased $3,377,156 or 25.04%, from $13,489,174 at September 30, 1999 to $10,112,018 at September 30, 2000. The Company did not have any mortgage-backed securities available-for-sale at September 30, 2000 or 1999. Mortgage-backed securities decreased due to funds from repayments on mortgage-backed securities being used to fund the increase in loans receivable and reduce borrowings. The yield on mortgage-backed securities at September 30, 2000 was 6.79% compared to 5.95% at September 30, 1999.

Foreclosed assets:
The balance of foreclosed assets at September 30, 2000 and 1999 was $170,724 and $146,883, respectively. The September 30, 2000 balance in foreclosed assets consisted of two single-family residences. This foreclosed asset balance continues to be substantially lower than that experienced by the Bank in prior years.

Deposits:
Deposits increased $6,389,148, or 4.02%, from $158,936,292 at September 30, 1999 to $165,325,440 at September 30, 2000. This increase relates primarily to the increase in certificates of deposit accounts of $10,604,087 from $126,091,137 at September 30, 1999 to $136,695,224 at September 30, 2000. The increase in certificates of deposit accounts relates primarily to an increase in public funds. Public funds on deposit totaled $37,411,681 at September 30, 2000 compared to $20,885,226, an increase of $16,526,455 or 79.13%. This growth in deposits is a result of the Bank's continued effort to offer rates competitive with other financial institutions in the area. The cost on savings deposits and certificates of deposit increased 72 basis points from 4.93% at September 30, 1999 to 5.65% at September 30, 2000. The cost on demand deposits decreased 30 basis points from 2.55% at September 30, 1999 to 2.25% at September 30,2000.

Of the $136,695,224 in certificates of deposit held by the Bank at September 30, 2000, $117,992,165 of these deposits will mature during the year ending September 30, 2001. The majority of the Bank's time deposits consist of regular deposits from customers and institutional investors from the Bank's surrounding community rather than brokered deposit accounts. As a result, most of these local accounts are expected to remain with the Bank upon renewal.

Advances and other borrowings from Federal Home Loan Bank:
The Bank has continued to utilize advances from the Federal Home Loan Bank ("FHLB") as a source of funds. Fixed term advances from the FHLB totaled $57,000,000 and $35,000,000 at September 30, 2000 and 1999, respectively. The
Bank also has a line of credit with the FHLB. The Bank had an outstanding balance on the line of credit of $0 and $23,000,000 at September 30, 2000 and 1999, respectively. The funds provided by these borrowings were used primarily to fund lending activity throughout the year. The weighted average cost of these borrowings from the FHLB was 6.31% and 5.39% as of September 30, 2000 and 1999, respectively. Of the advances and other borrowings outstanding at September 30, 2000, $30,000,000 matures during the year ending September 30, 2001.

Stockholders' equity:
Stockholders' equity increased $1,257,857, or 5.61%, from $22,404,147 at September 30, 1999 to $23,662,004 at September 30, 2000. As of September 30, 2000 the Company had repurchased 1,173,938 shares, or 51.46% of its outstanding common stock to enhance stockholder value. Total stock repurchases for the year ended September 30, 2000 amounted to 60,148 shares at a cost of $1,082,534.


Asset/Liability Management

The Bank has established an Asset/Liability Management Committee ("ALCO") for the purpose of monitoring and managing interest rate risk. The Bank is subject to the risk of interest rate fluctuations to the extent that there is a difference, or mismatch, between the amount of the Bank's interest-earning assets and interest-bearing liabilities that mature or reprice within specified time periods. Consequently, when interest rates change, to the extent the Bank's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Bank's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing, or repricing, during a specified period exceeds the amount of interest rate sensitive liabilities maturing, or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate sensitive assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income. The Bank utilizes internally generated gap reports and externally prepared interest rate sensitivity of net portfolio value reports to monitor and manage its interest rate risk.

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

The following tables present the Bank's NPV as well as other data as of September 30, 2000, as calculated by the OTS, based on information provided to the OTS by the Bank.

Change in Interest
Rates in Basis
Points (Rate Shock)               Net Portfolio Value                NPV as % of Present Value of Assets
-------------------  -------------------------------------------    -------------------------------------

                       $ Amount       $ Change         % Change           NPV Ratio          Change
                     ----------- ---------------    --------------  ------------------    ---------------
                        (Dollars in Thousands)

     +300 bp           $  3,994         (17,385)          (81)  %            1.75   %         (686) bp
     +200 bp (1)       $  9,994         (11,384)          (53)  %            4.25   %         (436) bp
     +100 bp           $ 15,880          (5,498)          (26)  %            6.57   %         (205) bp
       0 bp            $ 21,378                                              8.62   %
     -100 bp           $ 25,514           4,135            19   %           10.08   %          146  bp
     -200 bp           $ 27,198           5,820            27   %           10.63   %          201  bp
     -300 bp           $ 28,834           7,456            35   %           11.16   %          254  bp

    (1) Denotes rate shock used to compute interest rate risk capital component.

                                                                     September 30, 2000
                                                                    ----------------------
Risk  Measures (200 Basis Point Rate Shock):

        Pre-Shock NPV Ratio:  NPV as % of Present Value of Assets            8.62%
        Exposure Measure:  Post-Shock NPV Ratio                              4.25%
        Sensitivity Measure:  Change in NPV Ratio                            4.36%

Utilizing the data above, the Bank, at September 30, 2000, would have been considered by the OTS to have been subject to "above normal" interest rate risk. Accordingly, a deduction from risk-based capital would have been required. However, even with this deduction, the capital of the Bank would continue to exceed all regulatory requirements.

Set forth below is a breakout, by basis points of the Bank's NPV as of September 30, 2000 by assets, liabilities, and off balance sheet items.

                                                                      No
Net Portfolio Value         -300 bp      -200 bp       -100 bp      Change       +100 bp       +200 bp     +300 bp
----------------------  ------------ ------------- ------------ ------------- ------------ ------------ ------------
Assets                     $258,470      $255,863     $253,214     $ 248,147     $241,760     $235,009     $228,160
-Liabilities                229,755       228,748      227,751       226,775      225,816      224,872      223,939
+Off Balance Sheet              119            83           51             6          (64)        (143)        (227)
                        ------------ ------------- ------------ ------------- ------------ ------------ ------------
Net Portfolio Value        $ 28,834      $ 27,198     $ 25,514      $ 21,378     $ 15,880      $ 9,994      $ 3,994
                        ============ ============= ============ ============= ============ ============ ============

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates, although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds, without an equivalent increase in the yield of earning assets, would tend to reduce net interest income.

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

The Company has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The mismatch in duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets; therefore, decreasing net interest income. To mitigate this risk, the Bank has placed a greater emphasis on shorter-term higher yielding assets that reprice more frequently in reaction to interest rate movements. In addition, the Bank has continued to include in total assets a concentration of adjustable-rate assets. This will benefit the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.

During the fourth quarter of fiscal year 2000, management evaluated the Company's interest rate risk position and concluded that it was necessary to reduce the current level of interest rate risk. As a result of this evaluation, management implemented a plan to reduce interest rate risk by reclassifying loans previously held for investment to loans held-for-sale. The Bank has reclassified $7,221,401 of loans held for investment to held-for-sale at September 30, 2000. The Bank has historically sold its 30-year fixed rate loans in the secondary market and held its 15-year and 20-year fixed rate mortgage loans to maturity. However, with the implementation of the interest rate risk plan, management plans to sell some loans from the 15-year and 20-year fixed rate portfolios. At September 30, 2000, management was also evaluating the possibility of selling a portion of the Bank's Federal Housing Administration and Veterans Administration ("FHA/VA") loans. Management pursued the sale of loans previously classified as held for investment to improve the Bank's liquidity and reduce borrowings and other liabilities. The completion of the sale of these loans and the resulting application of the proceeds is intended to have a positive affect on the Bank's level of interest rate risk.

Average Balances, Interest and Average Yields and Rates

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                       For Year Ended September 30,
                             At       ------------------------------------------------------------------------------
                         September 30,
                            2000                   2000                            1999                          1998
                        ------------- ------------------------------- ------------------------------ -------------------------------
                                                            Average                        Average                         Average
                             Yield/     Average              Yield/     Average             Yield/     Average              Yield/
                              Cost      Balance  Interest     Cost      Balance  Interest    Cost      Balance  Interest     Cost
                        ------------- ---------- --------- ---------- ---------- -------- ---------- ---------- --------- ----------
                                                                          (Dollars in Thousands)
Interest-earning
assets:
  Loans receivable           8.11 %   $ 184,269  $ 14,783    8.02 %   $ 176,318  $14,102    8.00 %   $ 167,490   $13,741    8.20 %
  Mortgage-backed
    securities               6.79 %      11,752       765    6.51 %      17,555    1,108    6.31 %      29,724     1,927    6.48 %
  Investment
    securities               6.41 %      38,349     2,504    6.53 %      29,384    1,728    5.88 %      23,366     1,374    5.88 %
  Other interest-
    earning assets           5.97 %       4,558       178    3.91 %       3,548      121    3.41 %       3,169       165    5.21 %
                         ------------ ---------- --------- ---------- ---------- -------- ---------- ---------- --------- ----------
     Total interest-
       earning assets        7.75 %   $ 238,928  $ 18,230    7.63 %   $ 226,805  $17,059    7.52 %   $ 223,749   $17,207    7.69 %
                         ============ ========== ========= ========== ========== ======== ========== ========== ========= ==========
Non-interest earning
  assets:                                 6,898                           6,231                          5,580
                                      ----------                      ----------                     ----------
     Total assets                     $ 245,826                       $ 233,036                      $ 229,329
                                      ==========                      ==========                     ==========
Interest-bearing
liabilities:
  Demand deposits            2.25 %    $ 23,608     $ 630    2.67 %    $ 22,941    $ 597    2.60 %    $ 21,586     $ 669    3.10 %
  Savings deposits
    and certificates
    of deposit               5.65 %     130,047     6,710    5.16 %     133,729    6,918    5.17 %     127,290     6,917    5.43 %
  Other liabilities          6.31 %      64,253     3,889    6.05 %      48,671    2,513    5.16 %      44,763     2,631    5.88 %
                         ------------ ---------- --------- ---------- ---------- -------- ---------- ---------- --------- ----------
     Total interest-
       bearing
       liabilities           5.50 %   $ 217,908  $ 11,229    5.15 %   $ 205,341  $10,028    4.88 %   $ 193,639   $10,217    5.28 %
                         ============ ========== ========= ========== ========== ======== ========== ========== ========= ==========
Non-interest bearing
  liabilities                             4,618                           4,348                          4,242
                                      ----------                      ----------                     ----------
     Total liabilities                $ 222,526                       $ 209,689                      $ 197,881
                                      ==========                      ==========                     ==========
Stockholder's equity                     23,300                          23,347                         31,448
                                      ----------                      ----------                     ----------
     Total liabilities
       and
       stockholders'
       equity                         $ 245,826                       $ 233,036                      $ 229,329
                                      ==========                      ==========                     ==========
Net interest income                               $ 7,001                        $ 7,031                         $ 6,990
                                                 =========                       ========                       =========
Interest rate spread         2.25 %                          2.48 %                         2.64 %                          2.41 %
                         ============                      ==========                     ==========                      ==========
Net yield on interest-
  earning assets                                             2.93 %                         3.10 %                          3.12 %
                                                           ==========                     ==========                      ==========
Ratio of interest-
  earning assets
  to interest-
  bearing liabilities                                      109.65 %                       110.45 %                        115.55 %
                                                           ==========                     ==========                      ==========

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

                                                                     Years Ended September 30,
                                     ------------------------------------------------------------------------------------------
                                                    2000 vs. 1999                                 1999 vs. 1998
                                     -------------------------------------------- ---------------------------------------------
                                              Increase (Decrease) Due to                   Increase (Decrease) Due to
                                     -------------------------------------------- ---------------------------------------------
                                                               Rate/                                         Rate/
                                        Volume       Rate      Volume       Net       Volume       Rate      Volume       Net
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------
                                                                                     (In Thousands)
Interest income:
   Loans receivable                      $ 642       $  36      $  3      $  681       $ 723      $ (336)    $ (26)      $ 361
   Mortgage-backed securities             (366)         35       (12)       (343)       (790)        (52)       23        (819)
   Investment securities                   527         191        58         776         354           -         -         354
   Other interest-earning assets            35          18         4          57          19         (58)       (5)        (44)
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------

     Total interest-earning assets       $ 838       $ 280      $ 53      $1,171       $ 306      $ (446)    $  (8)      $(148)
                                     ==========  ========== ========= =========== =========== =========== =========  ==========

Interest expense:
   Demand deposits                       $  17       $  16      $  -      $   33       $  42      $ (108)     $ (6)      $ (72)
   Savings deposits and
     certificates of deposits             (195)        (13)        -        (208)        350        (331)      (18)          1
   Other liabilities                       804         433       139       1,376         230        (322)      (26)       (118)
                                     ----------  ---------- --------- ----------- ----------- ----------- ---------  ----------

     Total interest-bearing liabilities  $ 626       $ 436      $139      $1,201       $ 622      $ (761)    $ (50)      $(189)
                                     ==========  ========== ========= =========== =========== =========== =========  ==========

Change in net interest income            $ 212      $ (156)     $(86)      $ (30)     $ (316)      $ 315      $ 42        $ 41
                                     ==========  ========== ========= =========== =========== =========== =========  ==========

Results of Operations

General:
Net income increased $27,795, or 1.18%, from $2,355,570 for the year ended September 30, 1999 to $2,383,365 for the year ended September 30, 2000. This resulted in diluted earnings per share of $2.04 ($2.19 per basic share) for fiscal year 2000 compared to $1.87 per diluted share ($2.06 per basic share) for fiscal year 1999. This slight increase in net income relates primarily to a reduction in the provision for losses on loans offset by a decrease in other non-interest income.

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

Total interest income increased $1,171,556, or 6.87%, to $18,230,608 for the year ended September 30, 2000, from $17,059,052 for the year ended September 30, 1999. This increase resulted partly from the average yield on interest-earning assets increasing to 7.63% for the year ended September 30, 2000 compared to 7.52% for the year ended September 30, 1999. Additionally, the increase was the result of an increase in the size of the loan and investment portfolios. The change in interest income due to the volume of loans receivable was an increase of $642,000 during fiscal year 2000 from fiscal year 1999. The change in interest income due to the volume of investment securities was an increase of $527,000 during fiscal year 20000 from fiscal year 1999. Income resulting from the increase in loan and investment volume was partially offset by decreases in the volume of mortgage-backed securities.

Interest expense for the year ended September 30, 2000 increased $1,200,765, or 11.97%, to $11,229,360 from $10,028,595 at September 30, 1999. This increase is primarily due to an increase in the volume of borrowed funds. The Bank's rate/volume analysis reflects approximately $626,0000 of the increase in interest expense resulting from changes in volume.

Net interest income decreased $29,209, from $7,030,457 for the year ended September 30, 1999 to $7,001,248 for the year ended September 30, 2000. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.25%, 2.89% and 2.51% at September 30, 2000, 1999 and 1998, respectively. The decrease in net interest income is attributable to the overall increase in interest rates during fiscal 2000. As interest rates increase, the Bank's interest rate sensitive liabilities reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This has resulted from an increase in the Bank's cost of funds that could not be immediately offset by an increase in its yield on earning assets. This has been partially offset by an increase in net interest income attributable to volume of $212,000 resulting from a shift in the composition of interest-earning assets from generally lower yielding mortgage-backed securities to loans and investment securities. The risks related to interest rate movement are managed and continuously reviewed by management.
See "Asset/Liability Management."

Interest income was $17,059,052 for the year ended September 30, 1999 compared to $17,207,440 for the year ended September 30, 1998, a decrease of $148,388. This decrease was the result a decrease due to the rate of interest-earning assets of $446,000 offset by an increase due to volume of interest-earning assets of $306,000.

Interest expense for the year ended September 30, 1999 decreased 187,968, or 1.84%, to $10,028,595 from $10,216,563 at September 30, 1998. This decrease was due to a decrease in the average cost of interest-bearing liabilities. Although the average balance of interest-bearing liabilities increased from $193,639,000 for fiscal year 1998 to $205,341,000 for fiscal year 1999, the average cost for the periods decreased from 5.28% to 4.88%, respectively. The rate/volume analysis reflects this change, resulting in a decrease in the rate/volume of interest-bearing liabilities of $50,000.

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

The allowance for loss on loans was $1,376,707 at September 30, 2000 and $1,317,676 at September 30, 1999. The provision for losses on loans decreased $518,030, or 65.99% from $785,000 for the year ended September 30, 1999 to $266,970 for the year ended September 30, 2000. The provision for losses on loans is the method by which the allowance for losses is adjusted during the period.

During fiscal 1999 the bank became aware that a large number of consumer loans at one branch had not been properly underwritten. Throughout fiscal 1999 the bank realized the degree of the problem and began to adjust the allowance accordingly. The Bank also took additional steps to ensure that proper underwriting guidelines would be followed in the future. Management is now keenly aware of the need to closely monitor the consumer loan underwriting process and has made every effort to identify and address any substandard consumer loans. The Bank continues to rely on the origination of consumer loans and it intends to enforce proper underwriting guidelines prior to loan origination. The Bank increased the allowance for loan losses during fiscal 2000 and 1999 in response to the identified loans.

The Bank had loan chargeoff's, net of recoveries, of $207,939 and $604,077 for fiscal years 2000 and 1999, respectively. Although the Bank has experienced an increase in consumer loan losses during fiscal 2000 and 1999, the Bank continues to experience loan losses below industry averages. Historical non-performing loan ratios are presented with the five-year financial summary information. While management maintains its allowance for loan losses at levels which it considers adequate to provide for potential losses, there can be no assurance that additions will not be made to the allowance in future years and that such losses will not exceed the estimated amounts.

The allowance for loan losses was $1,317,676 and $1,136,753 at September 30, 1999 and 1998, respectively. The provision for losses on loans was $785,000 for the year ended September 30, 1999 compared to $265,000 for the year ended September 30, 1998, an increase of $520,000 or 196.23%. The increase in the allowance for the year ended September 30, 1999 was based on management's evaluation of the allowance in relation to the increase in the Bank's loan portfolio, including increases in non-mortgage lending, and the increase in non-performing loans discussed above.

Non-interest income:
Non-interest income decreased $658,581, or 40.25%, from $1,636,061 for the year ended September 30, 1999 to $977,480 for the year ended September 30, 2000. This was primarily due to the decrease in the net gain on the sale of investments to $50,768 for fiscal year 2000 compared to $500,123 for fiscal 1999, a $449,355 decrease, or 89.85% and the decrease in the net gain on the sale of loans to $180,979 for fiscal year 2000 compared to $462,813 for fiscal 1999, a $281,834 decrease, or 60.90%.

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

Non-interest expense:
Non-interest expense decreased $134,949, or 3.22% from $4,191,395 for the year ended September 30, 1999 to $4,056,446 for the year ended September 30, 2000. The Bank experienced a $161,450 decrease in compensation and related expenses due to vacant employee positions and reduced costs of employee benefit plans.

Non-interest expense increased $56,957 or 1.38% from $4,134,438 for the year ended September 30, 1998 to $4,191,395 for the year ended September 30, 1999. This increase related primarily to increases in normal costs of doing business. The Company also experienced continued increases in equipment expense and depreciation incurred to become Year 2000 compliant.

Income taxes:
Income tax expense decreased $62,606, or 4.69%, from $1,334,553 for the year ended September 30, 1999 to $1,271,947 for the year ended September 30, 2000. This decrease in income tax resulted primarily from a decrease in state income tax expense and the benefit of non-taxable income.

The Company's income tax expense decreased $119,046 or 8.19%, from $1,453,599 for the year ended September 30, 1998 to $1,334,553 for the year ended September 30, 1999. The slight decrease in income tax resulted from a decrease in pre-tax income.

Liquidity and Capital Resources

Liquidity is measured by a financial institution's ability to raise funds through (i) deposits, (ii) principal repayments on loans, mortgage-backed securities and investment securities, (iii) advances from the FHLB, (iv) the sale available-for-sale securities and (v) cash generated from operations.

During fiscal 2000, cash and cash equivalents decreased $885,759. The Company had net cash used by investing activities of $6,754,825 which consisted primarily of loans purchased for investment. This was offset by net cash provided by operating and financing activities of $1,666,682 and $4,202,384, respectively. Cash and cash equivalents provided by operating activities consisted of normal operating activities. Cash and cash equivalents provided by financing activities resulted primarily from the net increase in deposits. Amounts provided or used by investing activities tend to fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities, (ii) the purchase and origination of loans, mortgage-backed securities and investment securities and (iii) proceeds from maturities and sales of investment securities.

During fiscal 1999, cash and cash equivalents increased by $3,131,352, primarily as a result of an increase in net borrowings from FHLB advances and other borrowings, resulting in total funds provided by financing activities of $15,638,016. Advances from the FHLB have been the primary source to balance the Company's funding needs during each of the fiscal years presented. The Company also had net cash provided by operating activities of $5,916,102. The cash provided by financing and operating activities was offset by cash used by investing activities of $18,422,766

The Company's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Company's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Company is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions, the liquidation account and tax considerations. The Bank must give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the dividend would (1) reduce the regulatory capital of the Bank below the amount required for the liquidation account established in connection with the conversion from mutual to stock form or (2) reduce the amount of capital of the Bank below the amounts required in accordance with other OTS regulations. In contrast, the Company has fewer restrictions on dividends. Future dividend distributions by the Bank in excess of Bank earnings could result in recapture of income tax bad debt deductions resulting in income tax on the amounts recaptured. See Notes 11, 12 and 20 of Notes to Consolidated Financial Statements for additional information on capital levels and compliance, tax bad debt reserves and the liquidation account.

Cash dividends paid by the parent company to its common stock shareholders totaled $650,889, $805,072 and $929,243 during the fiscal years 2000, 1999 and
1998, respectively. The payment of dividends on the common stock is subject to the direction of the Board of Directors of the Company and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. It is the intention of the Bank to continue to pay dividends to the parent company, subject to regulatory, income tax and liquidation account considerations, to cover cash dividends on common stock when and as declared by the parent company.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings bank maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts. At September 30, 2000, the Bank met its liquidity requirement and expects to meet this requirement in the future. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives and does not foresee any difficulty in meeting its liquidity requirements.

OTS has also set minimum capital requirements for institutions such as the Bank. The capital standards require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 2000 the Bank exceeded all of the minimum capital requirements as currently required. Please refer to Note 12 of the accompanying Notes to Consolidated Financial Statements for more information regarding the Bank's regulatory capital position at September 30, 2000.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Implementation of New Accounting Pronouncements

The Company will implement two new accounting standards during fiscal year 2001. See Notes 1 and 23 to the Consolidated Financial Statements for a discussion of the new accounting pronouncements and their effect on the Company.

                         Report of Independent Auditors




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated statements of financial condition of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000 and 1999, and the results of their operations and cash flows for each of the three years in the period ended September 30, 2000 in conformity with generally accepted accounting principles.




                                                 /s/Regier Carr & Monroe, L.L.P.
                                                 -------------------------------
                                                 Regier Carr & Monroe, L.L.P.

October 26, 2000
Wichita, Kansas

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Financial Condition
                           September 30, 2000 and 1999

ASSETS                                                                2000            1999
                                                                  ------------    -------------
Cash and due from banks:
    Non-interest bearing                                         $   1,335,431    $   1,598,533
    Interest bearing                                                 3,754,540        4,377,197
                                                                 -------------    -------------
          Total cash and due from banks                              5,089,971        5,975,730
Time deposits in other financial institutions                          281,771          289,864
Investment securities held-to-maturity (estimated market
    value of $27,263,608 and $27,969,640 at September 30,
    2000 and 1999, respectively)                                    28,666,885       28,849,853
Investment securities available-for-sale                             9,587,607       12,022,530
Mortgage-backed securities held-to-maturity (estimated
    market value of $10,035,853 and $13,471,716 at
    September 30, 2000 and 1999, respectively)                      10,112,018       13,489,174
Loans receivable, net                                              182,659,647      177,236,196
Loans held-for-sale                                                  8,854,493          604,395
Accrued income receivable                                            1,641,904        1,547,901
Foreclosed assets, net                                                 170,724          146,883
Office properties and equipment, net                                 1,635,170        1,759,770
Prepaid expenses and other assets                                    1,666,882        1,949,751
Income taxes receivable, current                                        99,217          154,072
Deferred income taxes                                                  209,686           89,865
                                                                 -------------    -------------
          Total assets                                           $ 250,675,975    $ 244,115,984
                                                                 =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                     $ 165,325,440    $ 158,936,292
    Advances and other borrowings from
       Federal Home Loan Bank                                       57,000,000       58,000,000
    Advances from borrowers for taxes and insurance                  2,337,045        2,143,805
    Accrued expenses and other liabilities                           2,351,486        2,631,740
                                                                 -------------    -------------
          Total liabilities                                        227,013,971      221,711,837
                                                                 -------------    -------------

Commitments and contingencies

Stockholders' equity:
    Preferred stock, no par value; 5,000,000 shares
      authorized; none issued
    Common stock, $0.10 par value; 10,000,000 shares
      authorized; 2,281,312 shares issued and outstanding              228,131          228,131
    Additional paid-in capital                                      22,475,208       22,706,378
    Retained income, substantially restricted                       24,022,616       22,290,140
    Accumulated other comprehensive income (loss)                     (110,594)        (120,493)
    Unamortized stock acquired by Employee Stock
      Ownership Plan                                                  (418,963)        (555,841)
    Treasury stock, at cost, 1,173,938 and 1,149,748 shares at
      September 30, 2000 and 1999, respectively                    (22,534,394)     (22,144,168)
                                                                 -------------    -------------
          Total stockholders' equity                                23,662,004       22,404,147
                                                                 -------------    -------------
          Total liabilities and stockholders' equity             $ 250,675,975    $ 244,115,984
                                                                 =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Operations
              For the Years Ended September 30, 2000, 1999 and 1998

                                                                    2000                  1999                  1998
                                                          -------------------    ------------------    ------------------
Interest and dividend income:
    Loans, including fees                                       $ 14,782,605           $14,101,667           $13,741,660
    Debt securities:
        Taxable                                                    2,198,067             1,414,098             1,096,020
        Tax-exempt                                                    62,683                71,563                72,925
    Dividends                                                        422,436               363,280               369,990
    Mortgage-backed securities                                       764,817             1,108,444             1,926,845
                                                          -------------------    ------------------    ------------------
         Total interest and dividend income                       18,230,608            17,059,052            17,207,440
                                                          -------------------    ------------------    ------------------
Interest expense:
    Deposits                                                       7,340,453             7,515,201             7,585,688
    Borrowed funds                                                 3,888,907             2,513,394             2,630,875
                                                          -------------------    ------------------    ------------------
         Total interest expense                                   11,229,360            10,028,595            10,216,563
                                                          -------------------    ------------------    ------------------
         Net interest income                                       7,001,248             7,030,457             6,990,877

Provision for losses on loans                                        266,970               785,000               265,000
                                                          -------------------    ------------------    ------------------
    Net interest income, after provision for losses                6,734,278             6,245,457             6,725,877
                                                          -------------------    ------------------    ------------------
Non-interest income:
    Service charges and late charges                                 455,021               397,741               339,478
    Net gain on sale of available-for-sale securities                 50,768               500,123               202,299
    Net gain on sale of loans                                        180,979               462,813               472,908
    Service fees on loans sold                                       157,891               165,025               157,032
    Other                                                            132,821               110,359                54,241
                                                          -------------------    ------------------    ------------------
         Total non-interest income                                   977,480             1,636,061             1,225,958
                                                          -------------------    ------------------    ------------------
Non-interest expenses:
    Compensation and related expenses                              2,338,671             2,500,121             2,494,710
    Occupancy expense                                                259,201               252,790               243,633
    Federal insurance premium                                        106,075               149,201               156,064
    Data processing                                                  164,622               189,011               207,733
    Other expense                                                  1,187,877             1,100,272             1,032,298
                                                          -------------------    ------------------    ------------------
         Total non-interest expenses                               4,056,446             4,191,395             4,134,438
                                                          -------------------    ------------------    ------------------
         Income before income taxes                                3,655,312             3,690,123             3,817,397
                                                          -------------------    ------------------    ------------------
Income taxes:
    Currently payable                                              1,399,631             1,377,937             1,529,953
    Deferred tax expense (benefit)                                  (127,684)              (43,384)              (76,354)
                                                          -------------------    ------------------    ------------------
                                                                   1,271,947             1,334,553             1,453,599
                                                          -------------------    ------------------    ------------------
         Net income                                              $ 2,383,365           $ 2,355,570           $ 2,363,798
                                                          ===================    ==================    ==================
Earnings per share:
    Basic                                                        $      2.19           $      2.06           $      1.56
                                                          ===================    ==================    ==================
    Diluted                                                      $      2.04           $      1.87           $      1.42
                                                          ===================    ==================    ==================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            Landmark Bancshares, Inc.

                 Consolidated Statements of Comprehensive Income
              For the Years Ended September 30, 2000, 1999 and 1998

                                                                         2000                1999                 1998
                                                               -------------------  ------------------   ------------------
Net income                                                           $  2,383,365        $  2,355,570         $  2,363,798
                                                               -------------------  ------------------   ------------------

Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on securities:
         Unrealized holding gains (losses) arising
            during period                                                  40,944             (73,748)            (505,531)

         Less:  reclassification adjustment for
            gains included in net income                                  (31,045)           (330,081)            (133,517)
                                                               -------------------  ------------------   ------------------
     Total other comprehensive income (loss)                                9,899            (403,829)            (639,048)
                                                               -------------------  ------------------   ------------------
Comprehensive income                                                 $  2,393,264        $  1,951,741         $  1,724,750
                                                               ===================  ==================   ==================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            Landmark Bancshares, Inc.

           Consolidated Statements of Changes in Stockholders' Equity
              For the Years Ended September 30, 2000, 1999 and 1998

                                                                               Unamortized
                                                                Accumulated       Common     Unamortized
                                    Additional                     Other          Stock      ompensation                   Total
                         Common       Paid-in     Retained     Comprehensive   Acquired by   Related to     Treasury   Stockholders'
                         Stock        Capital      Income         Income           ESOP         MSBP         Stock        Equity
                        ---------  ------------- ------------- ------------  --------------  ----------- -------------- ------------
Balance,
  September 30, 1997    $228,131   $ 22,173,827  $ 19,305,087    $ 922,384      $ (844,597)  $ (289,567)  $ (9,249,935) $32,245,330
Allocation of shares
  by Employees' Stock
  Ownership Plan                        175,691                                    151,878                                  327,569
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                            108,968                                                 193,045                     302,013
Compensation related to
  stock options granted                   7,658                                                                               7,658
Net income for the
  year ended
  September 30, 1998                                2,363,798                                                             2,363,798
Cash dividend paid
  ($0.60 per share)                                  (929,243)                                                             (929,243)
Net change in unrealized
  gain on available-
  for-sale investment
  securities                                                      (639,048)                                                (639,048)
Purchase of 360,707
  treasury shares                                                                                           (8,654,310)  (8,654,310)
                        --------   ------------  ------------    ---------      ----------   ----------   ------------  -----------
Balance,
  September 30, 1998     228,131     22,466,144    20,739,642      283,336        (692,719)     (96,522)   (17,904,245)  25,023,767
Allocation of shares
  by Employees' Stock
  Ownership Plan                         98,672                                    136,878                                  235,550
Amortization of
  compensation related
  to Management Stock
  Bonus Plan                            104,809                                                  96,522                     201,331
Compensation related to
  stock options granted                  36,753                                                                              36,753
Net income for the
  year ended
  September 30, 1999                                2,355,570                                                             2,355,570
Cash dividend paid
  ($0.70 per share)                                  (805,072)                                                             (805,072)
Net change in
  unrealized gain
  on available-for-sale
  investment securities                                           (403,829)                                                (403,829)
Purchase of 196,370
  treasury shares                                                                                           (4,239,923)  (4,239,923)
                        --------   ------------  ------------    ---------      ----------   ---------    ------------  -----------
Balance,
  September 30, 1999     228,131     22,706,378    22,290,140     (120,493)       (555,841)          -     (22,144,168)  22,404,147
Allocation of shares by
  Employees' Stock
  Ownership Plan                         59,134                                    136,878                                  196,012
Compensation related to
  stock options granted                  48,585                                                                              48,585
Exercise of stock options,
  35,958 treasury shares               (338,889)                                                               692,308      353,419
Net income for the
  year ended
  September 30, 2000                                2,383,365                                                             2,383,365
Cash dividend paid
  ($0.60 per share)                                  (650,889)                                                             (650,889)
Net change in unrealized
  gain on available-
  for-sale investment
  securities                                                         9,899                                                    9,899
Purchase of 60,148
  treasury shares                                                                                           (1,082,534)  (1,082,534)
                        --------   ------------  ------------    ---------      ----------   ---------     ------------  -----------
Balance,
  September 30, 2000    $228,131   $ 22,475,208  $ 24,022,616    $(110,594)     $ (418,963)  $       -    $(22,534,394) $23,662,004
                        ========   ============  ============    =========      ==========   =========    ============  ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            Landmark Bancshares, Inc.

                      Consolidated Statements of Cash Flows
              For the Years Ended September 30, 2000, 1999 and 1998

                                                                             2000                1999                1998
                                                                   ------------------  ------------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $  2,383,365        $  2,355,570        $ 2,363,798
     Adjustments to reconcile net income to net cash
         provided (used) by operating activities:
            Depreciation                                                     231,345             208,330            157,885
            Realized gain on sale of investment securities
              available-for-sale                                             (50,768)           (500,123)          (202,299)
            (Increase) decrease in accrued interest receivable               (94,003)           (104,054)             2,758
            Decrease in income taxes                                         (72,828)           (169,974)           (38,272)
            Increase (decrease) in accounts payable and
               accrued expenses                                             (280,254)            894,660           (567,513)
            Amortization of premiums and discounts
              on investments and loans, net                                  (60,664)           (116,723)           (85,099)
            Amortization of mortgage servicing rights                         89,036              90,636             50,692
            Provision for losses on loans                                    266,970             785,000            265,000
            Sale of loans held-for-sale                                    8,939,705          23,698,249         22,831,874
            Gain on sale of loans held-for-sale                             (180,979)           (462,813)          (472,908)
            Origination of loans held-for-sale                            (9,787,423)        (20,482,876)       (20,450,773)
            Purchase of loans held-for-sale                                                     (671,690)        (1,033,045)
            Amortization related to MSBP and ESOP                            136,878             233,400            344,923
            Other non-cash items, net                                        146,302             158,510            105,714
                                                                   ------------------  ------------------  -----------------
Net cash provided by operating activities                                  1,666,682           5,916,102          3,272,735
                                                                   ------------------  ------------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal collections, net                      2,267,263           8,318,338         (1,076,137)
     Loans purchased for investment                                      (15,431,149)        (14,529,810)       (16,852,563)
     Principal repayments on mortgage-backed securities                    3,371,577           8,988,926         14,943,744
     Acquisition of mortgage-backed securities
       held-to-maturity                                                                         (763,809)
     Acquisition of investment securities held-to-maturity                                   (22,425,730)       (10,885,469)
     Acquisition of investment securities available-for-sale                (825,000)         (4,439,929)        (3,588,429)
     Acquisition of equity investment                                                                              (250,000)
     Proceeds on disposition of equity investment                            165,525
     Proceeds from sale of investment securities
       available-for-sale                                                  3,328,452           1,478,042            647,553
     Proceeds from maturities and calls of investment
       securities held-to-maturity                                           200,000           5,191,000         18,150,000
     Net (increase) decrease in time deposits                                  8,093             (39,997)          (139,287)
     Proceeds from sale of foreclosed assets                                 281,826             231,838            488,420
     Acquisition of fixed assets                                            (106,745)           (249,886)          (698,917)
     Other investing activity, net                                           (14,667)           (181,749)          (114,061)
                                                                   ------------------  ------------------  -----------------
Net cash provided (used) by investing activities                          (6,754,825)        (18,422,766)           624,854
                                                                   ------------------  ------------------  -----------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            Landmark Bancshares, Inc.

              For the Years Ended September 30, 2000, 1999 and 1998

                                                                              2000                 1999                1998
                                                                   -------------------  -------------------  ------------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Net increase in deposits                                            $   6,389,148        $   4,143,376       $  10,058,177
    Net increase in escrow accounts                                           193,240              239,635             231,113
    Proceeds from FHLB advances and other borrowings                      405,500,000           91,800,000          31,700,000
    Repayment of FHLB advances and other borrowings                      (406,500,000)         (75,500,000)        (36,200,000)
    Purchase of treasury stock                                             (1,082,534)          (4,239,923)         (8,654,310)
    Proceeds from exercise of stock options                                   359,580
    Dividends paid                                                           (650,889)            (805,072)           (929,243)
    Other financing activity, net                                              (6,161)
                                                                   -------------------  -------------------  ------------------
Net cash provided (used) by financing activities                            4,202,384           15,638,016          (3,794,263)
                                                                   -------------------  -------------------  ------------------
Net (decrease) increase in cash and cash equivalents                         (885,759)           3,131,352             103,326

Cash and cash equivalents at beginning of year                              5,975,730            2,844,378           2,741,052
                                                                   -------------------  -------------------  ------------------
Cash and cash equivalents at end of year                                $   5,089,971        $   5,975,730       $   2,844,378
                                                                   ===================  ===================  ==================

SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
      Interest on deposits, advances and other
        borrowings                                                       $ 11,409,059         $ 10,228,772         $ 9,899,846

      Income taxes                                                          1,296,189            1,399,718           1,382,903

    Transfers from loans to foreclosed assets                                 601,429              685,585             377,107

    Loans to facilitate the sale of foreclosed assets                         115,863               15,606             325,814

    Net transfer of loans held for investment to held-for-sale              7,221,401            1,325,297           2,827,880

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            Landmark Bancshares, Inc.

                   Notes to Consolidated Financial Statements
                        September 30, 2000, 1999 and 1998

1.      Summary of Significant Accounting Policies

        Nature of operations:
        Landmark Bancshares, Inc. (the Company) is a Kansas corporation and is the parent company of its wholly-owned subsidiary, Landmark Federal Savings Bank (the Bank). At the present time, the Company does not conduct any active business other than operation of the Bank.

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

        Management  believes  that  the  allowances  for  losses  on  loans  and valuations of assets acquired by foreclosure are adequate and appropriate. While management uses available information to recognize losses on loans and assets acquired by foreclosure, future losses may be accrued based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuations of assets acquired by foreclosure. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

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

        Investments, including mortgage-backed securities, are classified as held-to-maturity, trading or available-for-sale. Held-to-maturity securities are securities for which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are securities held principally for resale and are reported at fair value, with unrealized changes in value reported in the bank's income statement as part of earnings. Available-for-sale securities are securities not classified as trading or as held-to-maturity securities and are also reported at fair value, but any unrealized appreciation or depreciation, net of tax effects, are reported as a separate component of equity.

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

        A loan is considered  impaired when,  based on current  information  and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

        Foreclosed assets:
        Assets acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The historical average holding period for such property is approximately six months.

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

        Derivative financial instruments:
        All derivative financial instruments previously held or issued by the Company were held or issued for purposes other than trading. The Company did not hold or issue any derivative financial instruments during the years ended September 30, 2000, 1999 and 1998.

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

        Advertising costs:
        Advertising costs are expensed as incurred and included in other non-interest expense. Advertising expenses totaled $91,411, $64,152 and $74,274 for the years ended September 30, 2000, 1999 and 1998, respectively.

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

        Earnings per share:
        Basic  earnings  per  share   represents   income  available  to  common
        stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and management stock bonus plan (MSBP) shares, and are determined using the treasury stock method.

        Earnings per common share have been computed based on the following:

                                                              Years Ended September 30,
                                                        -----------------------------------------------------------
                                                              2000                 1999                1998
                                                        -----------------    -----------------   ------------------
Net income                                                    $2,383,365           $2,355,570           $2,363,798
                                                        =================    =================   ==================

Average number of common shares
     outstanding                                               1,086,528            1,142,222            1,518,482
Effect of dilutive stock options                                  81,318              119,494              140,102
Effect of dilutive MSBP shares                                                            748                6,366
                                                        -----------------    -----------------   ------------------
Average number of common shares
     outstanding used to calculate diluted
     earnings per common share                                 1,167,846            1,262,464            1,664,950
                                                        =================    =================   ==================

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

        The components of other comprehensive income and related tax effects are as follows:

                                                              Years Ended September 30,
                                                        -----------------------------------------------------------
                                                              2000                 1999                1998
                                                        -----------------    -----------------   ------------------
Unrealized holding gains (losses) on
     available-for sale securities                              $ 68,528           $ (160,267)         $  (842,750)
Reclassification adjustment for losses
     (gains) realized in income                                  (50,768)            (500,123)            (202,299)
                                                        -----------------    -----------------   ------------------
Net unrealized gains (losses)                                     17,760             (660,390)          (1,045,049)
Tax effect                                                        (7,861)             256,561              406,001
                                                        -----------------    -----------------   ------------------
Net-of-tax amount                                                $ 9,899           $ (403,829)         $  (639,048)
                                                        =================    =================   ==================

        Impact of new accounting standards:
        As discussed at Note 23, the Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as of October 1, 2000.

        In September 2000, FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The new Statement replaces Statement 125, issued in June 1996. This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. SFAS 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. SFAS 140 is not expected to have a material effect on the Company's financial statements.

        Financial statement presentation:
        Certain items in prior year financial statements have been reclassified to conform to the 2000 presentation.

2.      Investment Securities

        The amortized cost and estimated market values of investment securities at September 30 are summarized as follows:

                                                       September 30, 2000
                                    -------------------------------------------------------
                                                      Gross         Gross        Estimated
                                       Amortized    Unrealized    Unrealized      Market
                                         Cost         Gains         Losses        Value
                                      -----------   -----------   -----------   -----------
Held-to-maturity:
  Government Agency Securities        $27,481,885   $         -   $ 1,399,854   $26,082,031
  Municipal Obligations                 1,185,000        12,797        16,220     1,181,577
                                      -----------   -----------   -----------   -----------
                                      $28,666,885   $    12,797   $ 1,416,074   $27,263,608
                                      ===========   ===========   ===========   ===========
Available-for-sale:
  Debt Securities
       Government Agency Securities   $ 2,000,000   $         -   $    47,813   $ 1,952,187
       Corporate Bonds                    200,000             -        18,187       181,813
  Common Stock                          3,756,890       493,186       606,469     3,643,607
  Stock in FHLB, at cost                3,800,000                                 3,800,000
  Other                                    10,000                                    10,000
                                      -----------   -----------   -----------   -----------
                                      $ 9,766,890   $   493,186   $   672,469   $ 9,587,607
                                      ===========   ===========   ===========   ===========

                                                            September 30, 1999
                                           ----------------------------------------------------
                                                           Gross        Gross       Estimated
                                           Amortized     Unrealized   Unrealized      Market
                                              Cost         Gains        Losses        Value
                                          -----------   -----------   -----------   -----------
    Held-to-maturity:
      Government Agency Securities        $27,464,853   $         -   $   887,041   $26,577,812
      Municipal Obligations                 1,385,000        16,453         9,625     1,391,828
                                          -----------   -----------   -----------   -----------
                                          $28,849,853   $    16,453   $   896,666   $27,969,640
                                          ===========   ===========   ===========   ===========
    Available-for-sale:
      Debt Securities
           Government Agency Securities   $ 4,000,000   $         -   $         -   $ 4,000,000
           Corporate Bonds                    200,000         2,000         9,000       193,000
      Common Stock                          4,568,574       537,790       727,834     4,378,530
      Stock in FHLB, at cost                3,441,000                                 3,441,000
      Other                                    10,000                                    10,000
                                          -----------   -----------   -----------   -----------
                                          $12,219,574   $   539,790   $   736,834   $12,022,530
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

        The amortized cost and estimated market value of debt securities by contractual maturity as of September 30, 2000 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         September 30, 2000
                                         ------------------------------------------------------
                                             Held-to-Maturity           Available-for-Sale
                                         --------------------------  --------------------------
                                          Amortized     Estimated     Amortized     Estimated
                                            Cost       Market Value     Cost       Market Value
                                         -----------   ------------  -----------   ------------
Due in one year or less                  $   200,000   $   200,000   $         -   $         -
Due after one year through five years      3,400,000     3,340,016       150,000       141,375
Due after five years through ten years    22,066,885    20,947,655
Due after ten years                        3,000,000     2,775,937     2,050,000     1,992,625
                                         -----------   -----------   -----------   -----------
                                         $28,666,885   $27,263,608   $ 2,200,000   $ 2,134,000
                                         ===========   ===========   ===========   ===========

        Gross realized gains and (losses) on sales of investment securities and related tax benefit (provision) during the years ended September 30 are as follows:

                                    2000         1999         1998
                                 ---------    ---------    ---------
Available-for-sale securities:
     Realized gains              $  92,516    $ 509,255    $ 202,299
     Realized losses               (41,748)      (9,132)           -
                                 ---------    ---------    ---------
                                 $  50,768    $ 500,123    $ 202,299
                                 =========    =========    =========
Tax benefit (provision)          $ (19,723)   $(194,298)   $ (78,593)
                                 =========    =========    =========

        Proceeds from sales of available-for-sale securities were $3,328,452, $1,478,042 and $647,553 for the years ended September 30, 2000, 1999 and 1998, respectively. During the year ended September 30, 2000 sales consisted of common stock of unrelated financial corporations, stock in FHLB and government agency securities. During the years ended September 30, 1999 and 1998, sales consisted of common stock of unrelated financial corporations. Investment securities with a carrying amount of $29,454,380 and $19,500,000 as of September 30, 2000 and 1999, respectively, were pledged as collateral for public funds as discussed in Note 9.

3.      Mortgage-Backed Securities

        Mortgage-backed   securities,   all  of   which   were   classified   as
        held-to-maturity at September 30, 2000 and 1999, consist of the following:

                                                         September 30, 2000
                                        -----------------------------------------------------
                                                        Gross            Gross     Estimated
                                         Amortized    Unrealized       Unrealized   Market
                                            Cost        Gains            Losses      Value
                                        -----------   -----------      --------    ----------

GNMA - fixed rate                       $    43,616   $       224      $      -    $   43,840
FNMA - ARMs                               4,985,758        13,077        54,396     4,944,439
FHLMC - ARMs                              1,461,099        11,859         3,016     1,469,942
FHLMC - fixed rate                           49,505           256           289        49,472
FNMA - fixed rate                           305,495         5,230                     310,725
Collateralized mortgage obligations -
  government agency issue                 2,363,257         7,578        43,183     2,327,652
Collateralized mortgage
  obligations-private issues                903,288                      13,505       889,783
                                        -----------   -----------      --------    ----------
                                        $10,112,018   $    38,224      $114,389   $10,035,853
                                        ===========   ===========      ========   ===========


                                                           September 30, 1999
                                        -----------------------------------------------------
                                                        Gross            Gross     Estimated
                                         Amortized    Unrealized       Unrealized   Market
                                            Cost        Gains            Losses     Value
                                        -----------   -----------      --------   -----------
GNMA - fixed rate                       $   103,124   $     1,693      $      -   $   104,817
FNMA - ARMs                               5,901,429        27,530        47,602     5,881,357
FHLMC - ARMs                              1,900,940        19,066         3,134     1,916,872
FHLMC - fixed rate                           79,967         1,165           119        81,013
FNMA - fixed rate                           343,808         7,188                     350,996
Collateralized mortgage obligations -
  government agency issue                 3,862,807        15,579        32,719     3,845,667
Collateralized mortgage
  obligations-private issues              1,297,099         2,109         8,214     1,290,994
                                        -----------   -----------      --------   -----------
                                        $13,489,174   $    74,330      $ 91,788   $13,471,716
                                        ===========   ===========      ========   ===========

        Collateralized mortgage obligations consist of floating rate and fixed rate notes with varying contractual principal maturities. The Bank has no principal only, interest only, or residual collateralized mortgage obligations.

        There    were    no    mortgage-backed    securities    classified    as
        available-for-sale for years ended September 30, 2000, 1999 or 1998, respectively.

        Mortgage-backed securities with a carrying amount of $8,604,843 and $6,171,483 at September 30, 2000 and 1999, respectively, were pledged as collateral for public funds as discussed in Note 9.

4.      Loans Receivable

        Loans receivable at September 30, are summarized as follows:

                                                                September 30,
                                                        ------------------------------
                                                             2000             1999
                                                        -------------    -------------
Real estate loans:
      Residential                                       $ 147,514,858    $ 138,008,961
      Construction                                            857,486        1,847,609
      Commercial                                            9,331,198        9,050,225
      Second mortgage                                      10,403,434        9,716,029
Commercial business                                         7,033,573        6,531,200
Consumer                                                    9,050,233       13,578,547
                                                        -------------    -------------
Gross loans                                               184,190,782      178,732,571

Less:  Net deferred loan fees, premiums and discounts        (154,428)        (178,699)
          Allowance for loan losses                        (1,376,707)      (1,317,676)
                                                        -------------    -------------
Total loans, net                                        $ 182,659,647    $ 177,236,196
                                                        =============    =============

        The following is an analysis of the change in the allowance for loss on loans:

                                      2000           1999           1998
                                  -----------    -----------    -----------
Balance, beginning                $ 1,317,676    $ 1,136,753    $   968,623
Provision charged to operations       266,970        785,000        265,000
Loans charged off                    (352,390)      (657,712)      (107,070)
Recoveries                            144,451         53,635         10,200
                                  -----------    -----------    -----------
Balance, ending                   $ 1,376,707    $ 1,317,676    $ 1,136,753
                                  ===========    ===========    ===========

        Impairment of loans having recorded investments of $505,276 at September 30, 2000 and $353,790 at September 30, 1999 have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
        118. The average recorded investment in impaired loans during the years ended September 30, 2000, 1999 and 1998 was $429,533, $429,669 and
        $438,658, respectively. Allowances for loss on these loans are included in the above analysis of the overall allowance for loss on loans. There are no specific loss provisions associated with impaired loans as of September 30, 2000 and 1999. Interest income on impaired loans of $25,858, $27,139 and $31,803 was recognized for cash payments received for the year ended September 30, 2000, 1999 and 1998, respectively.

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

5.      Mortgage Servicing Rights

        Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                             2000          1999          1998
                          -----------   -----------   -----------
FHLMC                     $55,384,983   $60,153,338   $58,336,823
Other investors             2,727,416     1,790,728     1,809,812
                          -----------   -----------   -----------
                          $58,112,399   $61,944,066   $60,146,635
                          ===========   ===========   ===========

        Custodial escrow balances maintained in connection with the foregoing loan servicing and included in demand deposits, were approximately $44,540 and $59,955 at September 30, 2000 and 1999.

        The following is an analysis of the changes in mortgage servicing rights during the year ended September 30, 2000, 1999 and 1998:

                                 2000         1999         1998
                              ---------    ---------    ---------

Balance, beginning            $ 318,543    $ 225,835    $  96,199
Additions                        34,015      183,344      180,311
Amortization                    (89,036)     (90,636)     (50,675)
                              ---------    ---------    ---------

Balance, ending               $ 263,522    $ 318,543    $ 225,835
                              =========    =========    =========

        The fair value of servicing rights as of September 30, 2000 and 1999 was determined to approximate book value, based on values of FHLMC servicing of comparable stratification, including prepayment speeds. No valuation allowance was recorded against mortgage servicing rights at September 30, 2000 and 1999.

6.      Accrued Income Receivable

        Accrued interest receivable at September 30 is summarized as follows:

                                2000         1999
                             ----------   ----------

Mortgage-backed securities   $   66,678   $   83,235
Loans receivable              1,121,751    1,030,071
Investments                     453,475      434,595
                             ----------   ----------

                             $1,641,904   $1,547,901
                             ==========   ==========

7.      Foreclosed Assets

        Real estate owned or in judgment and other repossessed assets consist of the following:

                                                    September 30,
                                                 -------------------
                                                   2000       1999
                                                 --------   --------

Real estate acquired by foreclosure              $130,000   $      -
Real estate loans in judgment
  and subject to redemption                        40,724     70,081
Other foreclosed assets                                       76,802
                                                 --------   --------
                                                 $170,724   $146,883
                                                 ========   ========

        There was no activity in the allowance for loss account for the years ended September 30, 2000, 1999 and 1998.

        Income (loss) from foreclosed assets, included in other non-interest income, for the years ended September 30 are as follows:

                                             2000        1999        1998
                                           --------    --------    --------

Net gain on sale of foreclosed assets      $  4,792    $  3,711    $ 24,677
Operating expenses, net of rental income    (38,877)    (20,773)    (13,142)
                                           --------    --------    --------
Balance, ending                            $(34,085)   $(17,062)   $ 11,535
                                           ========    ========    ========

8.      Office Properties and Equipment

        Office properties and equipment are stated at cost less accumulated depreciation as follows:

                                                September 30,
                                           -----------------------
                                              2000         1999
                                           ----------   ----------

Land                                       $  298,366   $  298,366
Office building and improvements            1,958,977    1,955,675
Furniture, fixtures and equipment           1,241,367    1,138,044
Automobiles                                    11,544       11,544
                                           ----------   ----------
                                            3,510,254    3,403,629
Less accumulated depreciation               1,875,084    1,643,859
                                           ----------   ----------
                                           $1,635,170   $1,759,770
                                           ==========   ==========
Depreciation expense ($157,885 for 1998)   $  231,345   $  208,330
                                           ==========   ==========

9.      Deposits

        Deposits at September 30 are summarized as follows:

                                     2000           1999
                                 ------------   ------------
Demand  accounts:
     Interest-bearing            $ 16,132,399   $ 21,323,449
     Non-interest bearing           4,445,472      3,960,610
                                 ------------   ------------

         Total demand accounts     20,577,871     25,284,059
Savings deposits                    8,052,345      7,561,096
Certificates of deposit           136,695,224    126,091,137
                                 ------------   ------------
                                 $165,325,440   $158,936,292
                                 ============   ============

        The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 as of September 30, 2000 and 1999 was approximately $46,933,583 and $26,987,714, respectively. Deposit accounts as of September 30, 2000 included public funds of $37,411,681. Public funds were collateralized by investment securities and mortgage-backed securities as discussed in Notes 2 and 3. Public funds were also guaranteed by letters of credit totaling $5,000,000 issued by the FHLB.

        At September 30, 2000, scheduled maturities of certificates of deposit are as follows:

       Year Ending September 30,
----------------------------------------

                 2000                              $117,992,165
                 2001                                14,209,738
                 2002                                 3,349,042
                 2003                                   776,821
                 2004                                   355,458
              Thereafter                                 12,000
                                           ---------------------
                                                   $136,695,224
                                           =====================

10.     Advances and other Borrowings from Federal Home Loan Bank

        Advances and other borrowings from the Federal Home Loan Bank at September 30 are summarized as follows:

                            2000          1999
                        -----------   -----------
Advances                $57,000,000   $35,000,000
Line of credit                         23,000,000
                        -----------   -----------
                        $57,000,000   $58,000,000
                        ===========   ===========

        Advances and other borrowings from the Federal Home Loan Bank at September 30 consist of the following:

   Fiscal                            2000                                    1999
                 -----------------------------------------  ---------------------------------------
    Year                                       Weighted                                 Weighted
  Maturity                Amount             Average Rate           Amount            Average Rate
--------------   --------------------   ------------------  ------------------   ------------------
    2000                $          -                   %         $ 37,000,000               5.76 %
    2001                  30,000,000              6.62
    2002
    2003
    2004                   8,000,000              6.01              8,000,000               4.93
    2005                  10,000,000              6.10
 Thereafter                9,000,000              5.75             13,000,000               4.64
                 --------------------   ------------------  ------------------   ------------------
                        $ 57,000,000              6.31 %         $ 58,000,000               5.39 %
                 ====================   ==================  ==================   ==================

        At September 30, 2000 the Company had $0 outstanding under a line of credit with the Federal Home Loan Bank. There is no stated limit on the line of credit, the FHLB evaluates the credit limitations based on various criteria. The line of credit matures on February 2, 2001 and bears interest at the line of credit rate established by the Federal Home Loan Bank. This rate is adjusted from time to time. The rate as of September 30, 2000 was 6.90%. At September 30, 1999 the Company had $23,000,000 outstanding under a $30,000,000 line of credit, due February 4, 1999.

        The advances and line of credit are collateralized as of September 30, 2000 and 1999 by a blanket pledge agreement, including all stock in Federal Home Loan Bank, qualifying first mortgage loans, certain mortgage-related securities and other investment securities.

11.     Income Taxes

        The Company and subsidiary file consolidated income tax returns. Allocation of federal and state income taxes between current and deferred portions is as follows:

                                            Years ended September 30,
                                 -----------------------------------------------
                                      2000             1999             1998
                                  -----------      -----------      -----------
Current tax provision:
      Federal                     $ 1,240,908      $ 1,212,852      $ 1,289,824
      State                           158,723          165,085          240,129
                                  -----------      -----------      -----------
                                    1,399,631        1,377,937        1,529,953
                                  -----------      -----------      -----------
Deferred tax provision:
      Federal                        (112,745)         (38,308)         (67,421)
      State                           (14,939)          (5,076)          (8,933)
                                  -----------      -----------      -----------
                                     (127,684)         (43,384)         (76,354)
                                  -----------      -----------      -----------
                                  $ 1,271,947      $ 1,334,553      $ 1,453,599
                                  ===========      ===========      ===========

        The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons:

                                                     2000              1999              1998
                                               ----------------  ----------------  ---------------

Statuatory federal income tax                           34.0 %           34.0 %            34.0 %
Increase (reductions) resulting from:
     State taxes, net of federal tax benefit             2.3              2.9               3.6
     Other                                              (1.5)             0.7               0.5
                                               ----------------  ----------------  ---------------
                                                        34.8 %           37.6 %            38.1 %
                                               ================  ================  ===============

      The components of net deferred tax asset (liability) at September 30, 2000 and 1999 are as follows:

                                                                2000         1999
                                                              ---------    ---------
Deferred tax asset:
      Deferred loan fees and costs                            $  11,382    $  15,833
      Allowance for loan losses                                 507,180      485,433
      Deferred compensation and accrued salaries                192,508      182,874
      Equity investment in partnership                                        11,129
      Unrealized loss on available-for-sale securities           68,690       76,551
      State net operating loss                                    9,101
      Accumulated depreciation                                      690
                                                              ---------    ---------
                                                                789,551      771,820
                                                              ---------    ---------
Deferred tax liabilities:
      Accumulated depreciation                                                  (244)
      Special bad debt deduction                               (115,060)    (172,590)
      FHLB stock dividends                                     (452,664)    (496,980)
      Investment basis                                          (12,141)     (12,141)
                                                              ---------    ---------
                                                               (579,865)    (681,955)
                                                              ---------    ---------
                                                              $ 209,686    $  89,865
                                                              =========    =========

        No valuation allowance was recorded against deferred tax assets at September 30, 2000 or 1999.

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

12.     Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in the regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 2000, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                      For Capital          Prompt Corrective
                                               Actual              Adequacy Purposes:      Action Provisions:
                                     ---------------------------  ---------------------  -----------------------
                                         Amount          Ratio      Amount      Ratio      Amount       Ratio
                                     ----------------   --------  ------------  -------  ------------  ---------
As of September 30, 2000:
Total (Risk-Based) Capital
     (to Risk Weighted Assets)              $ 21,185      17.1%       $ 9,920     8.0%       $12,400      10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)                19,809      16.0%           N/A                  7,440       6.0%
Core (Tier I) Capital - leverage
     (to Assets)                              19,809       8.0%         9,896     4.0%        12,370       5.0%

As of September 30, 1999:
Total (Risk-Based) Capital
     (to Risk Weighted Assets)              $ 19,615      16.1%       $ 9,739     8.0%       $12,173      10.0%
Core (Tier I) Capital
     (to Risk Weighted Assets)                18,297      15.0%           N/A                  7,304       6.0%
Core (Tier I) Capital - leverage
     (to Assets)                              18,297       7.6%         9,652     4.0%        12,065       5.0%

        The following is a reconciliation of net worth to regulatory capital as reported in the September 30, 2000 and 1999 reports to the Office of Thrift Supervision:

                                                       September 30,
                                              ------------------------------
                                                   2000             1999
                                              -------------    -------------

Bank net worth per report to OTS              $  19,835,000    $  18,615,000
Rounding                                                356              328
                                              -------------    -------------
Net worth as reported in accompanying
     financial statements (bank only)            19,835,356       18,615,328
Adjustments to arrive at Core (Tier I)
     and Tangible Capital:
Disallowed servicing assets                         (26,000)        (318,000)
                                              -------------    -------------
Core (Tier I) and Tangible Capital               19,809,356       18,297,328
Adjustments to arrive at Total Capital:
     Allowable portion of general allowance
          for loan losses                         1,376,000        1,318,000
                                              -------------    -------------
Total Risk-Based Capital                      $  21,185,356    $  19,615,328
                                              =============    =============
Risk weight assets                            $ 124,000,000    $ 121,734,000
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

14.     Employee Benefit Plans

        Employee Retirement Plan:
        The Bank  has  adopted  a  401(k)  defined  contribution  savings  plan.
        Substantially all employees are covered under the contributory plan. Pension costs attributable to the years ended September 30, 2000, 1999 and 1998 were $37,556, $36,286 and $29,847, respectively, including all current service costs.

        Deferred Compensation Agreements:
        The Bank has entered into deferred compensation agreements with certain key employees that provide for cash payments to be made after their retirement. The liabilities under the agreements have been recorded at the present values of accrued benefits using a 7% interest rate. The balance of estimated accrued benefits was $235,447 and $246,285 at September 30, 2000 and 1999, respectively. In connection with the deferred compensation agreements, the Bank has purchased life insurance policies on covered employees in which the Bank is the beneficiary to assist in funding benefits. At September 30, 2000 and 1999, the cash surrender values on the policies were $421,759 and $529,842, respectively.

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

        The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral and will be allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP shares in accordance with Statement of Position No. 93-6. Accordingly, the debt of the ESOP is recorded as debt of the Bank and the shares pledged as collateral are reported as unearned ESOP shares in the Statement of
        Financial Condition. As of September 30, 2000, the balance of indebtedness from the ESOP to the Company was $418,963, which is shown as a deduction from stockholders' equity on the consolidated balance sheet. The debt, which is accounted for as a liability of the Bank and a receivable for the Company, has been eliminated in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, dividends on unallocated ESOP shares are recorded as compensation expense. ESOP compensation expense was $154,481, $191,188 and $298,320 for the years ended September 30, 2000, 1999 and 1998, respectively. As of September 30, 2000, of the 120,120 shares acquired by the ESOP, 78,224 shares were allocated and 41,896 shares were unallocated. The 41,896 unallocated shares had an estimated market value of $764,602 at September 30, 2000.

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

        The MSBP has purchased 91,252 shares of the Company's stock for $965,224. These shares were granted in the form of restricted stock payable over a five-year period at the rate of one-fifth of such shares per year following the date of grant of the award. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant to the employee, was recognized pro rata over the five years during which the shares were payable. All awards were fully amortized as of March 1999. A recipient of such restricted stock will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow. If a holder of such restricted stock terminates employment for reasons other than death, disability or retirement, the employee forfeits all rights to the allocated shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Bank, all restrictions expire and all shares allocated become unrestricted. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

15.     Stock Option Plan

        In connection with the stock conversion, the Bank's Board of Directors adopted the 1994 Stock Option Plan (the Option Plan). Pursuant to the initial Option Plan, 228,131 shares of common stock are reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Bank from time to time under the Option Plan. The purpose of the option plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. Stock option plans provide for the granting of incentive and non-incentive stock options with a duration of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the option plans. Stock to be offered under the plans may be authorized but unissued common stock, or previously issued shares that have been reacquired by the Company and held as treasury shares.

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

        As of the date of  conversion,  the  Option  Committee  granted  228,131 shares of common stock, at an exercise price of $10 per share, contingent upon stockholder approval of the Option Plan which was ratified June 22, 1994. In addition, options for 18,479 shares of common stock, at an exercise price of $16.50 per share, were awarded on November 20, 1996; options for 2,053 shares of common stock, at an exercise price of $23.625 per share, were awarded on January 15, 1998; options for 10,000 shares were awarded on November 18, 1998 and options for 2,500 shares were awarded on April 27, 2000, at an exercise price of $15.125. All such options are exercisable immediately. As of September 30, 2000, 42,803 options have been exercised and 2,000 options have expired resulting in 216,360 options outstanding.

        The Company accounts for the fair value of its grants issued under the plans subsequent to October 1, 1996 in accordance with FASB Statement
        123. The compensation cost that has been charged against income for the plans was $0, $36,753 and $7,658 for the years ended September 30, 2000, 1999 and 1998, respectively. In accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the years ended September 30, 2000 and 1999: dividend yield of 2.54 percent, expected volatility of 25.00 percent, risk-free interest rate of 5.5 percent and expected life of two years. Common stock options granted during the year ended September 30, 2000 had an exercise price of $15.125 per share and an estimated fair value of $0. Common stock options granted during the year ended
        September 30, 1999 had an exercise price of $23.25 per share and an estimated fair value of $3.675 per share.

        Certain information for the years ended September 30, 2000 and 1999 relative to stock options is as follows:

                                                                            September 30,
                                                ------------------------------------------------------------------
                                                             2000                               1999
                                                -------------------------------     ------------------------------
                                                                  Weighted-Average                     Weighted-Average
Fixed Options                                       Shares        Exercise Price        Shares         Exercise Price
-------------                                   --------------   --------------     --------------    ------------
Outstanding at beginning of year                      258,663          $ 11.18            248,663         $ 10.70
    Granted                                             2,500            15.13             10,000           23.13
    Canceled                                           (2,000)          (23.25)
    Exercised                                         (42,803)          (11.04)
                                                --------------   --------------     --------------    ------------
Outstanding at end of year                            216,360          $ 11.14            258,663         $ 11.18
                                                ==============   ==============     ==============    ============
Exercisable at end of year                            216,360                             258,663
                                                ==============                      ==============
Number of shares available for future grant:
    Beginning of year                                       0                                   0
                                                ==============                      ==============
    End of year                                             0                                   0
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

        At September 30, 2000, the Bank had outstanding commitments to originate loans receivable of $3,667,019. The commitments outstanding at September 30, 2000 consisted of $3,587,019 in real estate loans. Of the commitments outstanding at September 30, 2000, 1,241,719 were for fixed rate loans with rates of 8.00% to 10.50% and $2,425,300 were for adjustable rate loans with initial rates of 7.125% to 8.50%.

        At September 30, 2000, the Bank had unfunded commitments under lines of credit of $4,612,594. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. The Bank uses the same credit policies in extending lines of credit as it does for on-balance-sheet instruments.

        At September 30, 2000, the Bank had commercial letters of credit of $109,200. Commercial letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

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

        The Bank had no outstanding commitments from mortgage banking concerns to purchase loans yet to be originated at September 30, 2000.

        The Bank had outstanding  commitments  with mortgage banking concerns to
        sell  loans  of  $658,387  at  September  30,  2000,   the   outstanding
        commitments expire on October 27, 2000.

        The Bank had no commitments to purchase mortgage-backed securities or investments at September 30, 2000.

        At September 30, 2000, loans with a carrying value of $8,854,493 have been classified by management as held-for-sale. The carrying value of these loans is at the lower of cost or market value as of September 30, 2000.

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

        As of September 30, 2000 the Bank had a net investment of $191,514,140 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

        In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

18.     Related Party Transactions

        Directors and primary officers of the Company were customers of, and had transactions with, the Bank in the ordinary course of business during the two years ended September 30, 2000 and 1999, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features.

        The following analysis is of loans made to principal officers, directors and principal holders of equity securities that individually exceeded $60,000 in aggregate during the year ended September 30, 2000:

                Balance, September 30, 1999                    $ 2,544,918

                New loans                                        1,294,239
                Repayments                                      (1,019,505)
                                                               -----------
                Balance, September 30, 2000                     $2,819,652
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

        Deposit liabilities:
        The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities.

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

        The estimated fair values of the Bank's financial instruments are as follows:

                                                            September 30, 2000                  September 30, 1999
                                                       ------------------------------   ------------------------------
                                                           Carrying          Fair           Carrying           Fair
                                                            Amount           Value           Amount           Value
                                                       --------------  --------------   --------------   -------------
                                                                (In Thousands)                 (In Thousands)
Financial assets:
     Cash and cash equivalents:
         Interest-bearing                                    $ 3,755         $ 3,755          $ 4,377         $ 4,377
         Non-interest bearing                                  1,335           1,335            1,598           1,598
     Time deposits in other financial institutions               282             282              290             290
     Investment securities held-to-maturity                   28,667          27,264           28,850          27,970
     Investment securities available-for-sale                  9,588           9,588           12,022          12,022
     Mortgage-backed securities held-to-maturity              10,112          10,036           13,489          13,472
     Loans receivable                                        182,660         181,588          177,236         177,317
     Loans held-for-sale                                       8,854           8,912              604             604

Financial liabilities:
     Deposits                                                165,325         164,723          158,936         158,317
     Advances and other borrowings from
         the Federal Home Loan Bank                           57,000          56,879           58,000          57,067

                                                              Par             Fair             Par             Fair
                                                             Value           Value            Value            Value
                                                       --------------  --------------   --------------   -------------
     Unrecognized financial instruments:
         Commitments to extend credit                        $ 3,667         $ 3,672          $ 3,292         $ 3,329

         Commitments to sell loans                               658             664              678             690


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

21.     Quarterly Results of Operations (Unaudited)

        Following is a summary of the unaudited quarterly results of operations for the year ended September 30, 2000:

                                                                       Quarter Ended
                                        -----------------------------------------------------------------------------
                                          December 31           March 31             June 30          September 30
                                        -----------------   -----------------    -----------------  -----------------

Interest income                               $4,479,222          $4,457,181           $4,559,143         $4,735,062
Interest expense                               2,590,072           2,722,718            2,856,578          3,059,992
                                        -----------------   -----------------    -----------------  -----------------
Net interest income                            1,889,150           1,734,463            1,702,565          1,675,070
Provision for losses on loans                    135,000              95,000              135,000            (98,030)
                                        -----------------   -----------------    -----------------  -----------------
Net interest income, after provision
     for losses                                1,754,150           1,639,463            1,567,565          1,773,100
Non-interest income                              226,877             223,930              251,351            275,322
Non-interest expenses                         (1,025,123)         (1,001,996)            (966,849)        (1,062,478)
                                        -----------------   -----------------    -----------------  -----------------
Income before income taxes                       955,904             861,397              852,067            985,944
Provision for income taxes                      (369,300)           (357,000)            (340,600)          (205,047)
                                        -----------------   -----------------    -----------------  -----------------
Net income                                     $ 586,604           $ 504,397            $ 511,467          $ 780,897
                                        =================   =================    =================  =================
Earnings per common share:
     Basic                                        $ 0.55              $ 0.47               $ 0.46             $ 0.71
     Diluted                                        0.50                0.43                 0.44               0.67

Dividends declared per share                      $ 0.15              $ 0.15               $ 0.15             $ 0.15


22.    Parent Company Financial Information

       Condensed financial statements of Landmark Bancshares, Inc. (Parent Company) are shown below. The Parent Company has no significant operating activities.

                   Condensed Statements of Financial Condition
                        As of September 30, 2000 and 1999
                                 (In Thousands)

                                                                  2000        1999
                                                                --------    --------
ASSETS
     Cash and cash equivalents                                  $    192    $    778
     Time deposits in other financial institutions                   282         290
     Investment securities available-for-sale                      3,825       4,571
     Investment in subsidiary                                     19,835      18,615
     Loans receivable                                                419         556
     Other assets                                                    439         491
                                                                --------    --------
         Total assets                                           $ 24,992    $ 25,301
                                                                ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
         Borrowings from subsidiary                             $  1,254    $  2,800
         Accrued expenses and other liabilities                       76          97
                                                                --------    --------
              Total liabilities                                    1,330       2,897
                                                                --------    --------
     Stockholders' equity:
         Common stock                                                228         228
         Additional paid-in capital                               22,475      22,706
         Retained income                                          24,023      22,290
         Net unrealized gain on available-for-sale securities       (111)       (120)
         Unamortized amounts related to ESOP and MSBP               (419)       (556)
                                                                --------    --------
                                                                  46,196      44,548
         Treasury stock, at cost                                 (22,534)    (22,144)
                                                                --------    --------
              Total stockholders' equity                          23,662      22,404
                                                                --------    --------
         Total liabilities and stockholders' equity             $ 24,992    $ 25,301
                                                                ========    ========

                       Condensed Statements of Operations
              For the Years Ended September 30, 2000, 1999 and 1998
                                 (In Thousands)

                                   2000       1999      1998
                                  -------    -------   -------
Equity earnings of subsidiary     $ 2,332    $ 2,079   $ 2,267
Interest and dividend income          236        224       248
Net gain on sale of investments        51        500       202
Other                                  26          5       (77)
                                  -------    -------   -------
    Total income                    2,645      2,808     2,640
                                  -------    -------   -------
Operating expenses                    302        360       235
                                  -------    -------   -------
    Income before income taxes      2,343      2,448     2,405
Income tax expense (benefit)          (40)        93        41
                                  -------    -------   -------
    Net income                    $ 2,383    $ 2,355   $ 2,364
                                  =======    =======   =======

                       Condensed Statements of Cash Flows
              For the Years Ended September 30, 2000, 1999 and 1998
                                 (In Thousands)

                                                                  2000       1999       1998
                                                                -------    -------    -------
Cash Flows from Operating Activities
     Net income                                                 $ 2,383    $ 2,355    $ 2,364
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in net income of subsidiary                      (2,332)    (2,079)    (2,267)
         Gain on sale of investments                                (51)      (500)      (202)
         (Increase) decrease in other assets                       (140)        57       (165)
         Increase (decrease) in other liabilities                   (21)        48        (17)
         Other                                                       21         52        164
                                                                -------    -------    -------
         Net cash used by operating activities                     (140)       (67)      (123)
                                                                -------    -------    -------
Cash Flows from Investing Activities
     Dividends from subsidiary                                    1,300      5,700      8,000
     Acquisition of investment securities available-for-sale,
        including deposits                                                    (287)    (3,765)
     Proceeds from sale of investment securities
        available-for-sale                                          870      1,516        669
     Decrease in loans to subsidiary and ESOP, net                  137        137        152
     Proceeds from sale of equity investment                        166
     Other loans, net                                                          245        (95)
                                                                -------    -------    -------
         Net cash provided by investing activities                2,473      7,311      4,961
                                                                -------    -------    -------
Cash Flows from Financing Activities
     Proceeds from subsidiary note payable                        1,454      4,942      8,200
     Repayment of net payable to subsidiary                      (3,000)    (6,842)    (3,500)
     Purchase of treasury stock                                  (1,083)    (4,240)    (8,654)
     Proceeds from exercise of stock options                        360
     Cash dividends paid                                           (650)      (805)      (929)
                                                                -------    -------    -------
         Net cash used by financing activities                   (2,919)    (6,945)    (4,883)
                                                                -------    -------    -------
         Increase (decrease) in cash and cash equivalents          (586)       299        (45)
         Cash and cash equivalents at beginning of year             778        479        524
                                                                -------    -------    -------
         Cash and cash equivalents at end of year               $   192    $   778    $   479
                                                                =======    =======    =======

23.     Subsequent Event - Accounting for Derivatives and Hedging Activity

        In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk. SFAS No. 137 was issued in June 1999 to modify SFAS No. 133 regarding recognition in the balance sheet of embedded derivatives that are to be separated from the host contract. SFAS No. 138 was issued in June 2000 to amend SFAS No. 133 before its effective date to address a limited number of issues causing implementation difficulties for a large number of entities.

        As issued, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137 also amended SFAS 133 by postponing the mandatory effective date to all fiscal quarters of fiscal years beginning after June 15, 2000, with initial application as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 2000. Retroactive application to financial statements of prior periods is prohibited. Management of the Company will adopt the provisions of this statement beginning October 1, 2000.

        As permitted by SFAS No. 133, on October 1, 2000, the Company transferred all of its securities from the held-to-maturity portfolio to the available-for-sale and trading portfolios as follows:

                                                                   Securities Transferred
                                     -----------------------------------------------------------------------------------
                                                              Available
                                          Trading             for Sale               Total                Total
     Security                         (at fair value)      (at fair value)      (at fair value)      (at book value)
     --------                        ------------------   ------------------   ------------------  ---------------------
     Investment securities                 $ 9,642,188          $17,621,420         $ 27,263,608           $ 28,666,885
     Mortgage-backed-securities                                  10,035,853           10,035,853             10,112,018
                                     ------------------   ------------------   ------------------  ---------------------
                  Total                    $ 9,642,188          $27,657,273         $ 37,299,461           $ 38,778,903
                                     ==================   ==================   ==================  =====================

        As of October 1, 2000, the effect of the transfer of these securities was reported as a cumulative adjustment from a change in accounting principle, net of tax benefits, impacting earnings and other comprehensive income as follows:

                                             Adjustment to
                               Adjustment        Other
                                   to        Comprehensive       Total
                                Earnings        Income        Adjustments
                               ------------  -------------  --------------
Investment securities           $ (339,697)   $(1,063,580)   $ (1,403,277)
Mortgage-backed securities                        (76,165)        (76,165)
                               ------------  -------------  --------------
    Pre-tax loss                  (339,697)    (1,139,745)     (1,479,442)
Income tax benefit                 125,144        419,882         545,026
                               ------------  -------------  --------------
    Net loss                    $ (214,553)   $  (719,863)   $   (934,416)
                               ============  =============  ==============

        The impact to earnings resulted in a loss of $214,553 that was recorded against current operations as of October 1, 2000, as a cumulative adjustment from a change in accounting principle, net of tax benefits. Future changes in fair value for any remaining securities in the trading portfolio will be reflected through current operation. Changes in fair value for any securities in the available-for-sale portfolio will be adjusted through other comprehensive income.

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

         David H. Snapp                                              Richard Ball
         Partner, Waite, Snapp & Doll, Attorneys at Law              CPA/Shareholder, Adams, Brown
                                                                         Beran & Ball, Chtd.

         Jim W. Lewis
         Owner, Auto Dealerships

                 Executive Officers of Landmark Bancshares, Inc.

         Larry Schugart                                              Gary L. Watkins
         President and Chief Executive Officer                       Secretary and Chief Operating Officer

         Stephen H. Sundberg
         Treasurer and Chief Financial Officer

-------------------------------------------------------------------------------------------------------------------

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

    Special Counsel:                                                    Transfer Agent and Registrar:
    Malizia Spidi & Fisch, PC                                           Computer Share Trust Co., Inc.
    1100 New York Avenue, Suite 340 West                                12039 W. Alameda Parkway,
    Washington, D.C. 20005                                              Suite Z-2
                                                                        Lakewood, Colorado  80228

The Company's Annual Report for the year ended September 30, 2000 filed with the Securities and Exchange Commission on Form 10-K is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write or call: Corporate Secretary, Landmark Bancshares, Inc., Central and Spruce, Dodge City, Kansas 67801. The annual meeting of stockholders will be held on January 17, 2001 at 1:30 p.m. at the Dodge City Country Club, North Avenue C, Dodge City, Kansas 67801.

                         [LOGO]
                                    LANDMARK
                                BANCSHARES, INC.
                                ----------------




                         Landmark Federal Savings Bank
                            Central & Spruce Streets
                                 P.O. Box 1437
                           Dodge City, KS 67801-1437
                                 (316) 227-8111



2500 N. 14th Street               16th & Stone              1007 N. Main Street
Dodge City, KS 67801          Great Bend, KS 67530         Garden City, KS 67846
  (316) 225-1745                 (316) 792-2196               (316) 275-2166


                623 N. Main Street                   816 Main
               Hoisington, KS 67544             LaCrosse, KS 67548
                  (316) 653-2783                  (785) 222-3546